Exhibit 1.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in doubt as to any aspect of this Scheme Document or as to the action to be taken, you should consult a licensed securities dealer, or other registered institution in securities, a bank manager, solicitor, professional accountant, or other professional adviser.

If you have sold or transferred all your shares in Hutchison Telecommunications International Limited, you should at once hand this Scheme Document and the accompanying forms of proxy to the purchaser or the transferee or to the licensed securities dealer or registered institution in securities or other agent through whom the sale or transfer was effected for transmission to the purchaser or the transferee.

Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and the New York Stock Exchange, Inc. take no responsibility for the contents of this Scheme Document, make no representation as to its accuracy or completeness, and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Scheme Document.

THE TRANSACTIONS CONTEMPLATED BY THIS SCHEME DOCUMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS SCHEME DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

(Incorporated in Hong Kong with limited liability) (Stock Code: 13)	HUTCHISON TELECOMMUNICATIONS HOLDINGS LIMITED (Incorporated in the British Virgin Islands with limited liability)

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 2332)

PROPOSED PRIVATISATION OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

BY

HUTCHISON TELECOMMUNICATIONS HOLDINGS LIMITED

BY WAY OF A SCHEME OF ARRANGEMENT

(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)

AT THE PRICE OF HK$2.20 PER SCHEME SHARE

(INCLUDING SCHEME SHARES UNDERLYING HTIL ADSs)

AND

CONDITIONAL OFFER TO CANCEL

ALL OUTSTANDING SHARE OPTIONS OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

Financial Adviser to Hutchison Telecommunications Holdings Limited

Goldman Sachs (Asia) L.L.C.

Independent Financial Adviser to the Independent Board Committee of

Hutchison Telecommunications International Limited

Unless the context requires otherwise, capitalised terms used in this Scheme Document are defined under “Definitions” in Appendix VIII to this Scheme Document.

A letter from the HTIL Board is set out in Part IV of this Scheme Document. An Explanatory Memorandum regarding the Scheme is set out in Part VIII of this Scheme Document. A letter from the HTIL Independent Board Committee, containing its advice to the HTIL Independent Shareholders and HTIL Optionholders in relation to the Scheme and the Option Proposal, respectively, is set out in Part V of this Scheme Document. A letter from Somerley, being the independent financial adviser to the HTIL Independent Board Committee, containing its advice to the HTIL Independent Board Committee in relation to the Scheme and the Option Proposal, is set out in Part VI of this Scheme Document.

The actions to be taken by the HTIL Shareholders, the HTIL ADS Holders and the HTIL Optionholders are set out in the section “Actions to be Taken” set out on pages i to vi of this Scheme Document.

Notices convening the Court Meeting and the EGM to be held at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong on 12 May 2010 are set out on pages 337 to 340 of this Scheme Document. Whether or not you are able to attend the Court Meeting and/or the EGM or any adjournment thereof, you are strongly urged to complete and sign the enclosed pink form of proxy in respect of the Court Meeting and the enclosed white form of proxy in respect of the EGM, in accordance with the instructions printed thereon, and to lodge them at the principal place of business of HTIL at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong as soon as possible but in any event not later than the respective times and dates as stated under the section headed “Actions to be Taken” set out on page i to vi of this Scheme Document. The pink form of proxy in respect of the Court Meeting may also be returned by facsimile at number (852) 2128 1771 (marked for the attention of the “Company Secretary”) not later than the time and date stated in the section headed “Actions to be Taken” set out on pages i to vi of this Scheme Document. If the pink form of proxy is not so lodged, it may also be handed to the Chairman of the Court Meeting at the Court Meeting who shall have absolute discretion as to whether or not to accept it.

If you are an HTIL ADS Holder, you are urged to execute and return the HTIL ADS Voting Instruction Card to instruct the HTIL ADS Depositary, in accordance with the terms of the HTIL ADS Deposit Agreement, to vote the HTIL Shares underlying your HTIL ADSs.

This Scheme Document is issued jointly by Hutchison Telecommunications Holdings Limited, Hutchison Whampoa Limited and Hutchison Telecommunications International Limited.

The English language text of this Scheme Document shall prevail over the Chinese language text.

15 March 2010

ACTIONS TO BE TAKEN

A pink form of proxy for use at the Court Meeting and a white form of proxy for use at the EGM are enclosed with copies of this Scheme Document sent to Registered Owners of HTIL Shares and an HTIL ADS Voting Instruction Card is enclosed with copies of this Scheme Document sent to HTIL ADS Holders.

Whether or not you are able to attend the Court Meeting and/or the EGM, if you are an HTIL Independent Shareholder, you are strongly urged to complete and sign the enclosed pink form of proxy in respect of the Court Meeting, and if you are an HTIL Shareholder, you are strongly urged to complete and sign the enclosed white form of proxy in respect of the EGM, in accordance with the instructions printed thereon, and to lodge them at the principal place of business of HTIL at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. In order to be valid, the pink form of proxy for use at the Court Meeting should be lodged not later than 8:00 a.m. on 12 May 2010 or be handed to the Chairman of the Court Meeting at the Court Meeting, and the white form of proxy for use at the EGM should be lodged not later than 11:45 a.m. on 10 May 2010. The pink form of proxy in respect of the Court Meeting may also be returned by facsimile at number (852) 2128 1771 (marked for the attention of the “Company Secretary”) by not later than 8:00 a.m. on 12 May 2010. If the pink form of proxy is not so lodged, it may also be handed to the Chairman of the Court Meeting at the Court Meeting, who shall have absolute discretion as to whether or not to accept it. The completion and return of a form of proxy for the Court Meeting and/or the EGM will not preclude you from attending and voting in person at the relevant meeting. In such event, the returned form of proxy will be deemed to have been revoked.

If you do not appoint a proxy and you do not attend and vote at the Court Meeting and the EGM, you will still be bound by the outcome of the Court Meeting and the EGM. You are therefore strongly urged to attend and vote at the Court Meeting and the EGM in person or by proxy.

For the purpose of determining the entitlements of HTIL Independent Shareholders to attend and vote at the Court Meeting and HTIL Shareholders to attend and vote at the EGM, the registers of members of HTIL will be closed from 7 May 2010 to 12 May 2010 (both days inclusive) and during such period, no transfer of HTIL Shares will be effected. In order to qualify to vote at the Court Meeting and the EGM, all transfers accompanied by the relevant share certificates must be lodged with Computershare Hong Kong Investor Services Limited, the Hong Kong share registrar of HTIL at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong before 4:30 p.m. (Hong Kong time) on 6 May 2010.

An announcement will be made by HTIL in relation to the results of the Court Meeting and the EGM. If all the resolutions are passed at those meetings, further announcements will be made of the results of the hearing of the petition to sanction the Scheme by the Grand Court and, if the Scheme is sanctioned, the Record Date, the Effective Date and the date of withdrawal of the listing of the HTIL Shares on the Stock Exchange.

i

ACTIONS TO BE TAKEN

ACTION TO BE TAKEN BY HOLDERS THROUGH TRUST OR CCASS

HTIL will not recognise any person as holding any HTIL Shares upon any trust. If you are a Beneficial Owner whose HTIL Shares are held upon trust by, and registered in the name of, a Registered Owner (other than HKSCC Nominees Limited), you should contact the Registered Owner and provide him, her or it with instructions or make arrangements with the Registered Owner in relation to the manner in which your HTIL Shares should be voted at the Court Meeting and/or the EGM. Such instructions and/or arrangements should be given or made in advance of the aforementioned latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM in order to provide the Registered Owner with sufficient time to accurately complete his, her or its proxy and to submit it by the deadline stated above. To the extent that any Registered Owner requires instructions from or arrangements to be made with any Beneficial Owner at a particular date or time in advance of the aforementioned latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM, any such Beneficial Owner should comply with the requirements of the Registered Owner.

If you are a Beneficial Owner whose HTIL Shares are deposited in CCASS and registered under the name of HKSCC Nominees Limited, you must, unless you are an Investor Participant, contact your broker, custodian, nominee, or other relevant person who is, or has, in turn, deposited such HTIL Shares with, an Other CCASS Participant regarding voting instructions to be given to such persons if you wish to vote at the Court Meeting and/or at the EGM. You should contact your broker, custodian, nominee or other relevant person in advance of the latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM, in order to provide such broker, custodian, nominee or other relevant person with sufficient time to provide HKSCC with instructions or make arrangements with HKSCC in relation to the manner in which the HTIL Shares of the Beneficial Owner should be voted at the Court Meeting and/or the EGM.

If you are a Beneficial Owner whose HTIL Shares are deposited in CCASS, you may also elect to become an HTIL Shareholder of record, and thereby have the right to attend the Court Meeting (if you are an HTIL Independent Shareholder) and the EGM, and be counted for the purposes of calculating a “majority in number” in respect of the Scheme at the Court Meeting (for an explanation of the “majority in number” requirement, please refer to the answer to “How will the votes at the Court Meeting be counted” in “Part II — Questions and Answers”). You can become an HTIL Shareholder of record by withdrawing your HTIL Shares from CCASS and becoming a Registered Owner of such HTIL Shares. Currently, for withdrawal of one board lot of HTIL Shares from CCASS and registration thereof, you will be required to pay to CCASS a withdrawal fee of HK$3.50 per board lot, a registration fee of HK$2.50 for each share certificate to Computershare Hong Kong Investor Services Limited, stamp duty of HK$5.00 on each transfer instrument and, if your HTIL Shares are held through a financial intermediary, any other relevant fees charged by your financial intermediary. For the purposes of calculating a “majority in number” at the Court Meeting, you will be counted as one HTIL Independent Shareholder if, but only if, you are registered holder of at least some of the HTIL Shares you beneficially own and you attend and vote either in person or by proxy at the Court Meeting. You

ACTIONS TO BE TAKEN

should contact your broker, custodian, nominee or other relevant person in advance of the latest time for lodging an application for withdrawal of the HTIL Shares from CCASS (and transfers of the HTIL Shares into your name) so as to qualify to attend and vote at the Court Meeting and the EGM, in order to provide such broker, custodian, nominee or other relevant person with sufficient time to withdraw the HTIL Shares from CCASS and register them in your name by 4:30 p.m. (Hong Kong time) on 6 May 2010, being the latest time for such transfer lodgement.

ACTION TO BE TAKEN BY HTIL ADS HOLDERS

If you are an HTIL ADS Holder, you cannot vote at the Court Meeting or the EGM directly, but you may use the enclosed HTIL ADS Voting Instruction Card to instruct the HTIL ADS Depositary (as the holder of the HTIL Shares underlying the HTIL ADS(s) through its nominee HKSCC Nominees Limited) how to vote the HTIL Shares underlying your HTIL ADS(s). If you are a registered HTIL ADS Holder, please complete and sign the enclosed HTIL ADS Voting Instruction Card and return it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the HTIL ADS Depositary no later than 10:00 a.m. (New York time) on 4 May 2010, the HTIL ADS Voting Instruction Due Date. If you hold your HTIL ADS(s) through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your HTIL ADS(s) if you wish to vote.

The HTIL ADS Deposit Agreement provides that if the HTIL ADS Depositary timely receives voting instructions from an HTIL ADS Holder which fail to specify the manner in which the HTIL ADS Depositary is to vote the HTIL Shares represented by HTIL ADSs held by such HTIL ADS Holder, such HTIL ADS Holder is deemed to have instructed the HTIL ADS Depositary to vote in favour of the items set forth in the voting instructions.

You may elect to become an HTIL Shareholder of record, and thereby have the right to attend the Court Meeting and the EGM, by cancelling your HTIL ADSs, withdrawing the HTIL Shares underlying such HTIL ADSs and having those HTIL Shares registered in your name. You will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled and may incur other fees, taxes and charges in connection with such cancellation and withdrawal. In order to cancel your HTIL ADSs and withdraw the underlying HTIL Shares, you should contact the HTIL ADS Depositary at Citibank Shareholder Services, 111 Wall Street, New York, NY 10043, United States, or by phone at 1-877-CITI-ADR (toll free) or outside the US at 1-781-575-4555. The HTIL ADS facility will be closed for withdrawals of HTIL Shares from 5:00 p.m. (New York time) on 28 April 2010 to 9:00 a.m. (New York time) on 6 May 2010. The HTIL ADS facility will also be closed for deposits and withdrawals beginning at 5:00 p.m. (New York time) on 17 May 2010, and such closure will be permanent if the Share Proposal becomes unconditional and the Scheme becomes effective.

If you become an HTIL ADS Holder of record after 5:00 p.m. (New York time) on 28 April 2010, you will not be entitled to provide instructions to the HTIL ADS Depositary to vote the HTIL Shares underlying your HTIL ADSs and, since the HTIL ADS facility will be closed for

ACTIONS TO BE TAKEN

withdrawals of HTIL Shares from 5:00 p.m. (New York time) on 28 April 2010 to 9:00 a.m. (New York time) on 6 May 2010, you will not be able to withdraw the HTIL Shares underlying your HTIL ADSs and become an HTIL Shareholder of record in time to have the right to attend the Court Meeting and the EGM.

Upon the Scheme becoming effective, the Scheme Shares underlying the HTIL ADSs will be cancelled along with all other Scheme Shares, and the cash received by the HTIL ADS Depositary (as Registered Owner of the Scheme Shares underlying the HTIL ADSs) upon cancellation of such Scheme Shares will be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and distributed (net of applicable fees, charges and expenses of the HTIL ADS Depositary, governmental charges and any taxes withheld) to the HTIL ADS Holders pro rata to their holdings, in accordance with the HTIL ADS Deposit Agreement. HTIL ADS Holders will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled in connection with the cancellation of their HTIL ADSs and distribution of the proceeds received by the HTIL ADS Depositary, which amount will be deducted from any distribution of proceeds.

You will also be required to pay the fees and expenses charged by your financial intermediary, if any.

ACTION TO BE TAKEN BY HTIL OPTIONHOLDERS

Option Proposal Letters are being sent to HTIL Optionholders separately, together with this Scheme Document. If you are an HTIL Optionholder and you wish to accept the Option Proposal, you must complete and return the duly completed and executed Option Form of Acceptance together with the relevant certificate(s) or other documents evidencing the grant of the Outstanding HTIL Share Options to you and any documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) for the aggregate principal amount of Outstanding HTIL Share Options which you hold, so as to reach the Offeror at c/o HTIL, 20th Floor, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, New Territories, Hong Kong, for the attention of the Board of Directors of the Offeror and marked “HTIL — Option Proposal” by no later than 4:00 p.m. (Hong Kong time) on 24 May 2010 (or such later date and time as may be notified to you by Goldman Sachs or the Offeror). No acknowledgement of receipt of any Option Form of Acceptance or other document evidencing the grant of the Outstanding HTIL Share Options or other documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) will be given. The consideration payable for the Option Proposal is determined based on the Cancellation Price and the exercise price of the Outstanding HTIL Share Options. HTIL Optionholders should be aware that after the Scheme becomes effective, the Outstanding HTIL Share Options will no longer be exercisable, will no longer entitle you to subscribe for HTIL Shares, and will lapse. If you, as an HTIL Optionholder, do not lodge the duly completed and executed Option Form of Acceptance together with the relevant certificate(s) or other documents as mentioned above at or before 4:00 p.m. (Hong Kong time) on 24 May 2010 (or such later date and time as may be notified to you by Goldman Sachs or the Offeror) you will not receive the Option Proposal Price.

ACTIONS TO BE TAKEN

You are urged to read the instructions and other terms and conditions of the Option Proposal in the Option Proposal Letter, a sample of which appears in this Scheme Document on pages 341 to 346.

EXERCISE YOUR RIGHT TO VOTE

IF YOU ARE AN HTIL SHAREHOLDER OR A BENEFICIAL OWNER, HTIL AND THE OFFEROR STRONGLY ENCOURAGE YOU TO EXERCISE YOUR RIGHT TO VOTE OR GIVE INSTRUCTIONS TO THE RELEVANT REGISTERED OWNER TO VOTE IN PERSON OR BY PROXY AT THE COURT MEETING AND AT THE EGM. IF YOU KEEP ANY HTIL SHARES IN A SHARE LENDING PROGRAMME, WE URGE YOU TO RECALL ANY OUTSTANDING HTIL SHARES ON LOAN TO AVOID MARKET PARTICIPANTS USING BORROWED STOCK TO VOTE.

IF YOU ARE A BENEFICIAL OWNER WHOSE HTIL SHARES ARE DEPOSITED IN CCASS, WE STRONGLY ENCOURAGE YOU TO WITHDRAW AT LEAST SOME OF YOUR HTIL SHARES FROM CCASS AND BECOME A REGISTERED HOLDER OF SUCH HTIL SHARES IN TIME IF YOU WISH TO EXERCISE YOUR RIGHT TO VOTE DIRECTLY AT THE COURT MEETING (AND BE COUNTED FOR THE PURPOSE OF THE “MAJORITY IN NUMBER” REQUIREMENT AT THE COURT MEETING) AND THE EGM. IN RESPECT OF ANY OTHER HTIL SHARES OF WHICH YOU ARE THE BENEFICIAL OWNER AND WHICH REMAIN IN CCASS, WE ALSO ENCOURAGE YOU TO PROVIDE HKSCC WITH INSTRUCTIONS OR MAKE ARRANGEMENTS WITH HKSCC IN RELATION TO THE MANNER IN WHICH THOSE HTIL SHARES SHOULD BE VOTED AT THE COURT MEETING AND/OR THE EGM WITHOUT DELAY (AS DETAILED IN THE SECTION “ACTIONS TO BE TAKEN — ACTION TO BE TAKEN BY HOLDERS THROUGH TRUST OR CCASS” ABOVE).

IF YOU ARE A REGISTERED OWNER HOLDING HTIL SHARES ON BEHALF OF BENEFICIAL OWNERS, WE SHOULD BE GRATEFUL IF YOU WOULD INFORM THE RELEVANT BENEFICIAL OWNERS ABOUT THE IMPORTANCE OF EXERCISING THEIR VOTE.

IF YOU ARE AN HTIL ADS HOLDER, YOU CANNOT VOTE AT THE COURT MEETING OR THE EGM DIRECTLY, BUT YOU MAY INSTRUCT THE HTIL ADS DEPOSITARY (AS THE HOLDER OF THE HTIL SHARES UNDERLYING THE HTIL ADSs THROUGH ITS NOMINEE HKSCC NOMINEES LIMITED) TO EXERCISE YOUR RIGHT TO VOTE ACCORDING TO THE TERMS OF THE HTIL ADS DEPOSIT AGREEMENT. PLEASE COMPLETE AND RETURN THE HTIL ADS VOTING INSTRUCTION CARD TO THE HTIL ADS DEPOSITARY IN A TIMELY MANNER. IF YOU HOLD YOUR HTIL ADS(s) THROUGH A FINANCIAL INTERMEDIARY, PLEASE FOLLOW THE INSTRUCTIONS THAT THE FINANCIAL INTERMEDIARY PROVIDES TO YOU.

v

ACTIONS TO BE TAKEN

THE HTIL ADS DEPOSIT AGREEMENT PROVIDES THAT IF THE HTIL ADS DEPOSITARY TIMELY RECEIVES VOTING INSTRUCTIONS FROM AN HTIL ADS HOLDER WHICH FAIL TO SPECIFY THE MANNER IN WHICH THE HTIL ADS DEPOSITARY IS TO VOTE THE SCHEME SHARES REPRESENTED BY HTIL ADS(s) HELD BY SUCH HTIL ADS HOLDER, SUCH HTIL ADS HOLDER IS DEEMED TO HAVE INSTRUCTED THE HTIL ADS DEPOSITARY TO VOTE IN FAVOUR OF THE ITEMS SET FORTH IN THE VOTING INSTRUCTIONS.

IF YOU BECOME AN HTIL ADS HOLDER OF RECORD AFTER THE HTIL ADS VOTING RECORD DATE, YOU WILL NOT BE ENTITLED TO PROVIDE INSTRUCTIONS TO THE HTIL ADS DEPOSITARY TO VOTE THE HTIL SHARES UNDERLYING YOUR HTIL ADSs AND, SINCE THE HTIL ADS FACILITY WILL BE CLOSED FOR WITHDRAWALS OF HTIL SHARES FROM 5:00 P.M. (NEW YORK TIME) ON 28 APRIL 2010 TO 9:00 A.M. (NEW YORK TIME) ON 6 MAY 2010, YOU WILL NOT BE ABLE TO WITHDRAW THE HTIL SHARES UNDERLYING YOUR HTIL ADSs AND BECOME AN HTIL SHAREHOLDER OF RECORD IN TIME TO HAVE THE RIGHT TO ATTEND THE COURT MEETING AND THE EGM.

IF YOU ARE IN ANY DOUBT AS TO THE ACTION TO BE TAKEN, YOU ARE ENCOURAGED TO CONSULT YOUR LICENSED SECURITIES DEALER, BANK MANAGER, SOLICITOR, PROFESSIONAL ACCOUNTANT OR OTHER PROFESSIONAL ADVISER.

IMPORTANT NOTICES

Unless the context requires otherwise, capitalised terms used in this Scheme Document are defined under “Definitions” in Appendix VIII to this Scheme Document.

The distribution of this Scheme Document in jurisdictions other than Hong Kong may be restricted by law, and therefore persons who come into possession of this Scheme Document should inform themselves about and observe such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities laws of such jurisdictions.

The Scheme is subject to the laws of the Cayman Islands.

This Scheme Document does not constitute an offer to sell or issue, or the solicitation of an offer to buy or subscribe, shares in any jurisdiction in which such offer or solicitation is unlawful.

No person has been authorised to give any information or to make any representation not contained in this Scheme Document and, if given or made, such information or representation should not be relied on as having been authorised by HTIL, HWL, the Offeror, Goldman Sachs or any of their respective affiliates. The delivery of this Scheme Document shall not imply that there has been no change in the information set forth herein or in the affairs of HTIL since the Latest Practicable Date or that the information contained herein is correct as of any time after its date or, where applicable, the Latest Practicable Date.

INFORMATION FOR US SCHEME SHAREHOLDERS (INCLUDING HTIL ADS HOLDERS)

The Proposals are being made in relation to securities of HTIL, an exempted company incorporated in the Cayman Islands, the HTIL Shares and HTIL ADSs of which are listed on the Stock Exchange and the NYSE, respectively. While the Share Proposal is subject to Cayman Islands, Hong Kong and US disclosure requirements, US investors should be aware that this Scheme Document has been prepared in accordance with a Hong Kong format and style, which may differ from the US format and style. The financial information relating to HTIL included in this Scheme Document has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, or IFRS. The financial information may not be wholly comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US GAAP. In addition, the settlement procedure with respect to the Share Proposal will comply with the rules of the Takeovers Code and the Companies Law, as amended, which differ from US domestic settlement procedures in certain material respects, particularly with regard to the date of payment of consideration.

The Share Proposal is a “going private transaction” for purposes of Rule 13e-3 under the Exchange Act, which governs going private transactions by certain issuers and affiliates. Therefore, this Scheme Document contains disclosures complying with the requirements of Rule 13e-3 and Schedule 13E-3. HWL, the Offeror and HTIL will jointly file a Schedule 13E-3 with the SEC that incorporates this Scheme Document by reference. The disclosure

IMPORTANT NOTICES

requirements mandated by Rule 13e-3 contain important information. HTIL Shareholders and HTIL ADS Holders are urged to read this Scheme Document and the Schedule 13E-3 carefully before casting any vote at (or providing any voting instructions or proxy in respect of) the Court Meeting or the EGM.

This Scheme Document will be despatched to the Scheme Shareholders and the HTIL Optionholders, subject to applicable legal and regulatory requirements of the relevant jurisdiction in which the Scheme Shareholders and the HTIL Optionholders are located; and the HTIL ADS Depositary will arrange for the despatch of copies of the Scheme Document to HTIL ADS Holders, at no cost to them. From the date of this Scheme Document until the Effective Date or the date on which the Scheme lapses, Scheme Shareholders may request copies of this Scheme Document, at no cost, by writing or telephoning Computershare Hong Kong Investor Services Limited, at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, telephone (852) 2862 8555. HTIL ADS Holders may request copies of this Scheme Document, at no cost, by writing or telephoning the HTIL ADS Depositary at Citibank Shareholder Services, 111 Wall Street, New York, NY 10043, United States, telephone 1-877-CITI-ADR (toll free) or 1-781-575-4555 (from outside the US). In addition, the Scheme Shareholders and HTIL ADS Holders may obtain free copies of the Scheme Document and the Schedule 13E-3 at the website maintained by the SEC (http://www.sec.gov).

You should be aware that HWL is incorporated under the laws of Hong Kong, the Offeror is incorporated under the laws of the British Virgin Islands, and HTIL is incorporated under the laws of the Cayman Islands, and some or all of the officers and directors of HWL, the Offeror and HTIL, respectively, are residents of countries other than the United States. In addition, most or all of the assets of HWL, the Offeror and HTIL are located outside the United States. As a result, it may be difficult for US Scheme Shareholders to effect service of process within the United States upon HWL, the Offeror or HTIL or their respective officers or directors or to enforce against them a judgment of a US court predicated upon the federal or state securities laws of the United States.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This Scheme Document includes certain “forward-looking statements”. These statements are based on the current expectations of the management of the Offeror, HWL and/or HTIL (as the case may be) and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements contained in this Scheme Document include statements about the expected effects on HTIL of the Proposals, the expected timing and scope of the Proposals, and all other statements in this Scheme Document other than historical facts. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates”, “envisages” and words of similar import. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the satisfaction of the conditions to the Proposals, as well as additional factors, such

IMPORTANT NOTICES

as general, social, economic and political conditions in the countries in which the Offeror, the HWL Group and/or the HTIL Group operates or other countries which have an impact on the Offeror, the HWL Group and/or the HTIL Group’s business activities or investments, interest rates, the monetary and interest rate policies of the countries in which the Offeror, the HWL Group and/or the HTIL Group operates, inflation or deflation, foreign exchange rates, the performance of the financial markets in the countries in which the Offeror, the HWL Group and/or the HTIL Group operates and globally, changes in domestic and foreign laws, regulations and taxes, changes in competition and the pricing environments in the countries in which the HTIL Group operates and regional or general changes in asset valuations. Other unknown or unpredictable factors could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. For further discussion of factors that could cause actual results to differ from expectations, you should read HTIL’s filings with and submissions to the SEC, including HTIL’s Annual Report on Form 20-F for the year ended 31 December 2008, as amended by Amendment No. 1 to HTIL’s Annual Report on Form 20-F/A, filed with the SEC on 11 March 2010, and other materials furnished to the SEC under cover of Form 6-K.

All written and oral forward-looking statements attributable to the Offeror, HWL or HTIL or persons acting on behalf of any of them are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included herein are made only as of the date of this Scheme Document.

Solely for the convenience of the reader, this Scheme Document includes illustrative conversions of the consideration to be paid by the Offeror from Hong Kong dollars into US dollars. These conversions should not be construed as representations that the Hong Kong dollar amounts actually represent such US dollar amounts or could be converted into US dollars at the rates indicated or at all. Unless otherwise stated, all such amounts have been converted at the exchange rate of US$1.00:HK$7.7593, being the rate reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicable Date. Any US dollar amounts actually to be paid to HTIL ADS Holders will be determined by the HTIL ADS Depositary in accordance with the provisions of the HTIL ADS Deposit Agreement and as set forth herein.

HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and potential investors are advised to exercise caution when dealing in the HTIL Shares and the HTIL ADSs, and when exercising the Outstanding HTIL Share Options, in reliance on the information set out in this Scheme Document.

FINANCIAL INFORMATION

The Financial Projections constitute a “profit forecast” under Rule 10 of the Takeovers Code of Hong Kong. However, in view of the purpose for which the Financial Projections were prepared, the Financial Projections do not meet the standard for inclusion in the Scheme Document required by Rule 10 of the Takeovers Code relating to profit forecasts. HTIL does not, as a matter of course, publicly disclose budgets or projections of future annual revenues,

IMPORTANT NOTICES

earnings or other financial performance data and the Financial Projections were not prepared with a view to public disclosure. The Financial Projections have been included in this Scheme Document solely by reason of the application of Rule 13e-3 of the Exchange Act to the Share Proposal and the requirements thereunder.

Somerley, in its capacity as financial adviser to HTIL, has prepared a report on the Financial Projections in accordance with the requirements of Rule 10 of the Takeovers Code (see Appendix VII of this Scheme Document). The Somerley Report notes that HTIL has advised Somerley that one of the main purposes of the Financial Projections is to motivate divisional management of HTIL to achieve challenging targets. The Somerley Report further notes that the Financial Projections were prepared using intentionally aggressive assumptions that do not entirely reflect the current business environment, omit the more measured and conservative input normally expected in a profit forecast prepared for a takeover offer and have not been updated from the September 2009 basis upon which they were prepared and, as such, therefore should not be relied on by HTIL Shareholders in assessing the Share Proposal.

HTIL has been advised by its accountants that, owing to the limitations of the Financial Projections noted above, they are unable to complete the required work for them to form an opinion that, so far as the accounting policies and calculation are concerned, the Financial Projections have been properly compiled in accordance with the bases and assumptions prepared by the HTIL Directors under Rule 10.3(b) of the Takeovers Code and they have not issued an opinion on the Financial Projections.

HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and potential investors should not place reliance on such financial information or its accuracy in assessing the merits and demerits of the Proposals and the HTIL Directors do not take responsibility for the accuracy of the Financial Projections or any reliance placed thereon.

The inclusion of the Financial Projections and the Somerley Report in this Scheme Document should not be regarded as an indication that the Financial Projections are predictive of actual future results, and the Financial Projections should not be relied upon as such. HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and potential investors are advised to exercise caution when dealing in the HTIL Shares and the HTIL ADSs, and when exercising the Outstanding HTIL Share Options, in reliance on such financial information or its accuracy.

x

CONTENT

CONTENT

PART I — SUMMARY TERM SHEET

A number of capitalised terms used in this Scheme Document are defined under “Definitions” in Appendix VIII to this Scheme Document.

Hutchison Telecommunications Holdings Limited, an indirect wholly-owned subsidiary of Hutchison Whampoa Limited, proposes to privatise HTIL through a scheme of arrangement under the Companies Law of the Cayman Islands. A meeting of HTIL Shareholders (other than Hutchison Telecommunications Holdings Limited (i.e. the Offeror) and Hutchison Telecommunications Investment Holdings Limited, which is also an indirect wholly-owned subsidiary of Hutchison Whampoa Limited) has been convened at the direction of the Grand Court of the Cayman Islands at which HTIL Shareholders will be asked to consider and vote on the scheme of arrangement. If the scheme of arrangement is approved, an extraordinary general meeting of all HTIL Shareholders will be held immediately following the Court Meeting to consider and vote on certain corporate actions which are necessary to give effect to the terms of the scheme of arrangement.

This summary term sheet highlights selected information contained in this Scheme Document concerning the proposal to be considered by HTIL Shareholders and is intended to be an overview only. You are urged to read this entire Scheme Document carefully, including the appendices. We have included references to direct you to other parts of this Scheme Document which contain a more complete description of the topics contained in this summary. The attention of the US Scheme Shareholders (including HTIL ADS Holders) is directed in particular to “Part VII — US Special Factors”.

•                          Share Proposal: The Share Proposal is a proposal to privatise HTIL by way of the Scheme. Upon the Scheme becoming effective, all of the outstanding Scheme Shares will be cancelled, which will result in a reduction of the issued share capital of HTIL. The issued share capital will then immediately be restored by the issue of new HTIL Shares to the Offeror. The Scheme Shares consist of all outstanding HTIL Shares as at the Record Date other than those held by the Offeror or HTIHL. The Scheme Shares include all HTIL Shares underlying the HTIL ADSs. If the Share Proposal is approved, then upon the Proposals becoming effective, HTIL will become an indirect wholly-owned subsidiary of HWL. See “Part IV — Letter from the HTIL Board — The Scheme” and “Part VIII — Explanatory Memorandum — 2. Summary of the Scheme”.

•                          Payment: Pursuant to the Share Proposal, all Scheme Shares (including all Scheme Shares underlying the HTIL ADSs) will be cancelled in exchange for HK$2.20 in cash for each Scheme Share. Entitlement to payment will be determined with reference to holdings as at the Record Date. Each HTIL ADS represents 15 HTIL Shares and, accordingly, upon the Scheme becoming effective, HTIL ADS Holders will for each HTIL ADS receive the US dollar equivalent of 15 times the Cancellation Price of HK$2.20. This sum will be paid by the HTIL ADS Depositary to HTIL ADS Holders net of applicable fees, charges and expenses of the HTIL ADS Depositary, government charges and any taxes withheld. The Cancellation Price is equivalent to approximately US$4.25 per HTIL ADS at the exchange rate of US$1.00 to

PART I — SUMMARY TERM SHEET

HK$7.7593 reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicable Date. Such exchange rate (and the US dollar amount stated on the basis thereof) is for illustrative purposes only. See “Part VIII — Explanatory Memorandum — 15. Registration and Payment”.

•                          HTIL Shareholder vote at the Court Meeting: The implementation of the Scheme will require, among other things, approval through a vote of the Scheme Shareholders to be taken by way of a poll. In order for the Scheme to be approved, the result of the vote must satisfy all three of the following requirements:

(i)                     the Scheme must be approved by a majority in number of the Scheme Shareholders representing not less than 75% in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting;

(ii)                  the Scheme must be approved by HTIL Independent Shareholders holding at least 75% of the votes attaching to the Scheme Shares held by HTIL Independent Shareholders that are voted either in person or by proxy at the Court Meeting; and

(iii)               the number of votes cast by HTIL Independent Shareholders either in person or by proxy at the Court Meeting against the resolution to approve the Scheme must not be more than 10% of the votes attaching to the total number of Scheme Shares held by all HTIL Independent Shareholders.

For the purpose of this vote, Scheme Shareholders are holders of Scheme Shares as at the Meeting Record Date; and HTIL Independent Shareholders are all HTIL Shareholders as at the Meeting Record Date, other than the Offeror and any other party that is acting in concert with the Offeror. Scheme Shareholders that are not HTIL Independent Shareholders will be required to abstain from voting at the Court Meeting under the Takeovers Code. As at the Latest Practicable Date, the Scheme Shareholders held approximately 39.645% of the issued HTIL Shares and HTIL Independent Shareholders held approximately 32.934% of the issued HTIL Shares.

•                          HTIL Shareholder vote at the EGM: In addition to the vote to approve the Scheme at the Court Meeting, implementation of the Scheme will also require, among other things, the passing of the following resolutions (to be taken by way of a poll) at the EGM of HTIL:

(i)                     a special resolution to approve and give effect to the reduction of the share capital of HTIL, by the affirmative vote of not less than three-fourths of the votes cast by the HTIL Shareholders present and voting (either in person or by proxy) at the EGM; and

PART I — SUMMARY TERM SHEET

(ii)                  an ordinary resolution to restore the issued share capital of HTIL to the amount prior to the cancellation of the Scheme Shares and to apply the reserve created as a result of the cancellation of the Scheme Shares to pay up in full at par such number of new HTIL Shares as is equal to the number of Scheme Shares cancelled as a result of the Scheme, for issuance to the Offeror, by the affirmative vote of a simple majority of the votes cast by the HTIL Shareholders present and voting (either in person or by proxy) at the EGM.

All HTIL Shareholders as at the Meeting Record Date are entitled to vote at the EGM. The Offeror and HTIHL intend to vote in favour of both the special resolution and the ordinary resolution to be proposed at the EGM, but because the Offeror and HTIHL together hold less than three-fourths of the votes attaching to all the HTIL Shares, their voting in favour of the special resolution does not guarantee that the special resolution will be passed.

See the sections headed “Conditions of the Share Proposal and the Scheme” in Part IV — Letter from the HTIL Board and “3. Conditions of the Share Proposal and the Scheme”, “19. Court Meeting and EGM” and “20. Demand for Poll at the EGM” in Part VIII — Explanatory Memorandum for more information.

•                          Court Approval: The Grand Court, in considering whether to sanction the Scheme, may decline to sanction it unless the Grand Court is satisfied not only that the required Court Meeting was properly constituted and that the Share Proposal was approved as required by the Companies Law and by the Takeovers Code, but also that the result of the Court Meeting fairly reflected the view of Scheme Shareholders in general and that an intelligent and honest person acting in respect of their interests in the Scheme Shares might reasonably approve the Scheme. HTIL Shareholders will have the right to appear at the court hearing of the petition to sanction the Scheme and to confirm the capital reduction which is expected to be held on 21 May 2010.

•                          Conditions of the Scheme: The Scheme will become effective and binding on HTIL and all Scheme Shareholders whose names appear in the registers of members of HTIL as at the Record Date if, amongst other conditions, the Scheme is approved at the Court Meeting (as described above), the resolutions to be proposed at the EGM are passed (as described above), the Scheme (with or without modifications) is sanctioned, and the reduction of HTIL’s share capital is confirmed, by the Grand Court and a copy of the order of the Grand Court is delivered to the Registrar of Companies in the Cayman Islands for registration.

For further details regarding these and other conditions, please see the section headed “3. Conditions of the Share Proposal and the Scheme” in Part VIII — Explanatory Memorandum.

PART I — SUMMARY TERM SHEET

•                          Fairness of the Proposals: In “Part VI — Letter from the Independent Financial Adviser to the HTIL Independent Board Committee”, the Independent Financial Adviser states that it considers the terms of the Share Proposal and the Option Proposal to be fair and reasonable so far as the HTIL Independent Shareholders (including the HTIL ADS Holders) and the HTIL Optionholders, respectively, are concerned. The HTIL Independent Board Committee, having considered the terms of the Proposals and having taken into account the advice and recommendation of the Independent Financial Adviser, considers that the terms of the Share Proposal and the Option Proposal are fair and reasonable so far as the HTIL Independent Shareholders (including the HTIL ADS Holders) and the HTIL Optionholders, respectively, are concerned. See “Part V — Letter from the HTIL Independent Board Committee”, “Part VI — Letter from the Independent Financial Adviser to the HTIL Independent Board Committee” and “Part VII — US Special Factors — 3. Fairness”.

•                          Tax Consequences for US holders: The receipt of cash for Scheme Shares or HTIL ADSs by US holders (as defined under “Part VII — US Special Factors — 4.8 US Federal Income Tax Consequences”) pursuant to the Share Proposal will be a taxable transaction for US federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. Generally, US holders will recognise a gain or loss for these purposes equal to the difference between the amount of cash received and their adjusted tax basis for the Scheme Shares or the HTIL ADSs that were cancelled pursuant to the Share Proposal. This gain or loss generally would be a capital gain or loss if the Scheme Shares are held as a capital asset.

US holders should consult their own tax advisors as to the particular tax consequences of the Scheme for them, including the effect of United States federal, state and local tax laws or foreign tax laws. See “Part VII — US Special Factors — 4.8 US Federal Income Tax Consequences”.

•                          Effect of Completion: Upon the Scheme becoming effective, all Scheme Shares will be cancelled and the share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. HTIL will apply to the Stock Exchange for the withdrawal of the listing of the HTIL Shares on the Stock Exchange immediately following the Effective Date. Scheme Shareholders will be notified by way of announcement of the results of the court hearing to sanction the Scheme and the expected last date of dealings in the HTIL Shares on the Stock Exchange and an announcement of the Effective Date and the withdrawal of the listing of the HTIL Shares on the Stock Exchange. An indicative, or expected, timetable of the Scheme is included in Part III of this Scheme Document. Conditional upon the Scheme becoming effective, the HTIL ADS Deposit Agreement will be terminated one business day (in New York) after the Effective Date and the listing of the HTIL ADSs on the NYSE will be withdrawn as soon as practicable following the Effective Date. If the Scheme becomes effective, the Offeror also intends to cause HTIL to terminate the registration of the HTIL Shares and the HTIL ADSs under the Exchange Act and HTIL’s reporting obligations under the Exchange Act as soon as practicable following the Effective Date. See “Part VII — US Special Factors — 4. Effects of the Proposals”.

PART I — SUMMARY TERM SHEET

•                          No Appraisal Rights: HTIL Shareholders do not have express appraisal rights in connection with the Scheme under Cayman Islands law. However, HTIL Shareholders will have the right to appear at the court hearing of the petition to sanction the Scheme and to confirm the capital reduction, which is expected to be held on 21 May 2010. See “Part VII — US Special Factors — 4. Effects of the Proposals — 4.6 No Appraisal Rights; Court Approval”.

•                          Material Accounting Treatment: On the Effective Date, the share capital of HTIL will be reduced by cancelling and extinguishing the Scheme Shares, and immediately following such reduction, the share capital of HTIL will be restored to its former amount by the issuance at par to the Offeror credited as fully paid of the same number of HTIL Shares as is equal to the Scheme Shares cancelled. The reserve created in HTIL’s books of account as a result of the capital reduction will be applied in paying up in full at par the new HTIL Shares so issued to the Offeror, so the implementation of the Scheme will have no net effect on HTIL’s share capital. See “Part VII — US Special Factors — 4. Effects of the Proposals — 4.7 Material Accounting Treatment”.

PART II — QUESTIONS AND ANSWERS

The following are some of the questions you, as an HTIL Shareholder, HTIL Optionholder and/or HTIL ADS Holder, may have and the answers to those questions. You are advised to read carefully the other parts of this Scheme Document. Capitalised terms used herein are defined under “Definitions” in Appendix VIII to this Scheme Document.

1.       What is the purpose of this Scheme Document?

The purpose of this Scheme Document is to give you further information regarding the Share Proposal, the Option Proposal and the expected timetable, and to give you notices of the Court Meeting and the EGM (and to provide you with forms of proxy in relation thereto). At the Court Meeting the Scheme will be voted on by the HTIL Independent Shareholders and at the EGM the capital reduction and issuance of new HTIL Shares to the Offeror in connection with the Scheme will be voted on by all HTIL Shareholders.

2.       Who is making the Proposals?

The Offeror is Hutchison Telecommunications Holdings Limited, a company incorporated in the British Virgin Islands with limited liability and an indirect wholly-owned subsidiary of HWL. The principal activity of the Offeror is investment holding. HWL is a company incorporated in Hong Kong with limited liability, whose shares are listed on the Main Board of the Stock Exchange. The HWL Group operates and invests in five core businesses: ports and related services, property and hotels; retail; energy; infrastructure, finance & investments and others; and telecommunications. As at the Latest Practicable Date, the Offeror and the parties acting in concert with it held 3,228,929,582 HTIL Shares, representing approximately 67.066% of the issued share capital of HTIL.

3.       What are the Proposals and the Scheme?

The Share Proposal is a proposal to privatise HTIL by way of the Scheme which entails the cancellation of all the Scheme Shares (including the Scheme Shares underlying the HTIL ADSs), resulting in a reduction of the issued share capital of HTIL followed by the immediate issuance at par to the Offeror credited as fully paid of the same number of new HTIL Shares as is equal to the Scheme Shares cancelled. The reserve created in HTIL’s books of account as a result of the capital reduction will be applied in paying up in full at par the new HTIL Shares to be so issued.

The Option Proposal is a conditional offer by Goldman Sachs on behalf of the Offeror to the HTIL Optionholders, to purchase for cancellation all Outstanding HTIL Share Options which have not been exercised as of the Record Date. The Option Proposal is subject to and conditional upon the Scheme becoming effective and binding.

The Scheme is a scheme of arrangement under Section 86 of the Companies Law. Upon taking effect, the Scheme will be binding on HTIL and all Scheme Shareholders as at the Effective Date, regardless of whether such Scheme Shareholders attended or voted at the Court Meeting or the EGM.

PART II — QUESTIONS AND ANSWERS

The purpose of the Proposals and the Scheme is for HTIL to become a privately held company. Upon the Proposals becoming effective, HTIL will become an indirect wholly-owned subsidiary of HWL with approximately 45.583% of its issued share capital being held by the Offeror and 54.417% of its issued share capital being held by HTIHL (on the assumption that no Outstanding HTIL Share Options are exercised and that there is no other change in the shareholdings of HTIL prior to completion of the Proposals).

4.       What are the classes and amounts of HTIL Shares sought in the Share Proposal?

The Offeror is seeking to cancel all the issued HTIL Shares (including those HTIL Shares to be issued upon exercise of Outstanding HTIL Share Options) in issue at the Record Date, other than its own HTIL Shares and those registered in the name of, or beneficially owned by, HTIHL. The HTIL Shares sought to be cancelled comprise 1,908,740,622 HTIL Shares (including HTIL Shares underlying HTIL ADSs), assuming no exercise of Outstanding HTIL Share Options.

5.       What will I receive in exchange for my HTIL Shares and/or HTIL ADSs in the Scheme?

The Offeror is offering to pay, if the Share Proposal becomes unconditional and the Scheme becomes effective:

•                          for each Scheme Share, HK$2.20 in cash; and

•                          for each HTIL ADS, the US dollar equivalent of HK$33 in cash, such amount being equivalent to approximately US$4.25 in cash calculated on the basis of the exchange rate (being US$1.00 to HK$7.7593) reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicable Date. Such exchange rate (and the US dollar amount stated on the basis thereof) is for illustrative purposes only.

The amount to be paid in respect of Scheme Shares underlying the HTIL ADSs will be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and distributed (net of applicable fees, charges and expenses of the HTIL ADS Depositary, governmental charges and any taxes withheld) to the HTIL ADS Holders pro rata to their holdings, in accordance with the HTIL ADS Deposit Agreement. HTIL ADS Holders will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled in connection with the cancellation of their HTIL ADSs and distribution of the proceeds received by the HTIL ADS Depositary, which amount will be deducted from any distribution of proceeds. You will also be required to pay the fees and expenses charged by your financial intermediary, if any.

6.       Why is the Option Proposal made? As an HTIL Optionholder, what alternatives will be available to me in relation to my Outstanding HTIL Share Options?

The Option Proposal is made by Goldman Sachs on behalf of the Offeror, under the Option Proposal Letters, to holders of the Outstanding HTIL Share Options in accordance with Rule 13 of the Takeovers Code. The Option Proposal is conditional upon the Share Proposal becoming effective.

PART II — QUESTIONS AND ANSWERS

As an HTIL Optionholder, you have two alternatives: (1) you can accept the Offeror’s conditional offer to cancel your Outstanding HTIL Share Options for the Option Proposal Price; or (2) you are entitled to exercise in full or in part your Outstanding HTIL Share Options in accordance with the HTIL Share Option Scheme, which confer rights to subscribe for HTIL Shares, currently at a price of HK$1.61 per HTIL Share and, if you retain the HTIL Shares until the Record Date, receive the Cancellation Price for HTIL Shares cancelled upon the Scheme becoming effective.

As an HTIL Optionholder, if you wish to exercise your Outstanding HTIL Share Options, subscribe for new HTIL Shares pursuant thereto and receive the Cancellation Price for those HTIL Shares cancelled upon the Scheme becoming effective, your option exercise notice (together with payment for the required subscription price in respect of such exercise and any other items required in accordance with the HTIL Share Option Scheme) must be received by HTIL by 4:30 p.m. on 24 May 2010. If you do not exercise your Outstanding HTIL Share Options before such time limit, and do not accept the Option Proposal by 4:00 p.m. on 24 May 2010, your Outstanding HTIL Share Options will lapse without any payment to you if the Scheme becomes effective and binding. HTIL Optionholders should also note that implementation of the Option Proposal is conditional upon the Scheme becoming effective and binding.

For details relating to the Option Proposal, HTIL Optionholders should refer to the Option Proposal Letter sent to them, a sample of which is set out at the end of this Scheme Document for reference.

7.       Will the Offeror increase the Cancellation Price?

The Announcement contained a statement that the Cancellation Price would not be increased and the Offeror does not reserve the right to increase the Cancellation Price. As a result, under the Takeovers Code, the Offeror may not increase the consideration offered in the Proposals, other than in wholly exceptional circumstances.

8.       How do the Proposals compare with recent prices of HTIL Shares?

As of 31 December 2009, the Last Pre-Announcement Trading Day, the closing price of the HTIL Shares was HK$1.61 and the closing price of the HTIL ADSs was US$3.01. The average closing price of HTIL Shares as quoted on the Stock Exchange over the 30 trading days up to and including the Last Pre-Announcement Trading Day was HK$1.59.

The Cancellation Price (or, as applicable, the corresponding US dollar amount of approximately US$4.25 in cash (calculated on the basis of the exchange rate (being US$1.00 to HK$7.7593) reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicable Date) for each HTIL ADS calculated for illustrative purposes only) represents:

•                          a premium of approximately 3% over the closing price of HK$2.14 per HTIL Share as quoted on the Stock Exchange as at the Latest Practicable Date;

PART II — QUESTIONS AND ANSWERS

•                          a premium of approximately 3% over the closing price of US$4.12 per HTIL ADS as quoted on the NYSE as at the Latest Practicable Date;

•                          a premium of approximately 37% over the closing price of HK$1.61 per HTIL Share as quoted on the Stock Exchange as at the Last Pre-Announcement Trading Day;

•                          a premium of approximately 41% over the closing price of US$3.01 per HTIL ADS as quoted on the NYSE as at the Last Pre-Announcement Trading Day;

•                          a premium of approximately 38% over the average closing price of approximately HK$1.60 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 5 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 42% over the average closing price of approximately US$3.00 per HTIL ADS based on the daily closing prices as quoted on the NYSE for the 5 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 39% over the average closing price of approximately HK$1.58 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 10 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 42% over the average closing price of approximately US$3.00 per HTIL ADS based on the daily closing prices as quoted on the NYSE for the 10 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 39% over the average closing price of approximately HK$1.59 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 41% over the average closing price of approximately US$3.02 per HTIL ADS based on the daily closing prices as quoted on the NYSE for the 30 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 39% over the average closing price of approximately HK$1.58 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 60 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 41% over the average closing price of approximately US$3.02 per HTIL ADS based on the daily closing prices as quoted on the NYSE over the 60 trading days up to and including the Last Pre-Announcement Trading Day;

PART II — QUESTIONS AND ANSWERS

•                          a premium of approximately 32% over the average closing price of approximately HK$1.66 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 32% over the average closing price of approximately US$3.22 per HTIL ADS based on the daily closing prices as quoted on the NYSE over the 180 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a discount of approximately 11.6% to the consolidated net asset value per HTIL Share of approximately HK$2.49 as at 31 December 2009; and

•                          a premium of approximately 13.4% over the consolidated net tangible asset value per HTIL Share of approximately HK$1.94 as at 31 December 2009.

Furthermore, the Cancellation Price is higher than any price at which the HTIL Shares (or HTIL ADSs) have traded on the Stock Exchange (or the NYSE) since the spin-off of HTIL’s businesses in Hong Kong and Macau in May 2009. As described in the information statement dated 20 April 2009 issued by HTIL in connection with the spin-off, on a pro forma basis, the Hong Kong and Macau businesses constituted approximately 43% of HTIL’s assets as of 31 December 2008, and represented approximately 17% of HTIL’s profit from continuing operations for the year ended 31 December 2008.

Where the Cancellation Price is compared against a closing price or average closing price of the HTIL ADSs quoted on the NYSE as stated above, calculation is made on the basis of the exchange rate (being US$1.00 to HK$7.7593) reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicable Date. Such exchange rate (and the US dollar amount stated on the basis thereof) is for illustrative purposes only.

9.       What is the position of the Independent Financial Adviser and the HTIL Independent Board Committee with regard to the Proposals?

In the letter from the Independent Financial Adviser to the HTIL Independent Board Committee set out in Part VI of this Scheme Document, the Independent Financial Adviser states that it considers the terms of the Share Proposal and the Option Proposal to be fair and reasonable so far as the HTIL Independent Shareholders (including HTIL ADS Holders) and the HTIL Optionholders, respectively, are concerned.

The HTIL Independent Board Committee, having considered the terms of the Proposals and having taken into account the advice and recommendation of the Independent Financial Adviser, considers that the terms of the Share Proposal and the Option Proposal are fair and reasonable so far as the HTIL Independent Shareholders (including HTIL ADS Holders) and the HTIL Optionholders, respectively, are concerned.

PART II — QUESTIONS AND ANSWERS

10.     I am an HTIL Shareholder, how do I vote on the Share Proposal?

If you are an HTIL Shareholder as at the Meeting Record Date, you may vote in person or by proxy at the Court Meeting (during which the Scheme will be voted on by HTIL Independent Shareholders) and at the EGM (during which the capital reduction and issuance of new HTIL Shares in connection with the Scheme will be voted on by all HTIL Shareholders). Whether or not you intend to attend either or both of the Court Meeting and the EGM, you should complete and sign the enclosed forms of proxy and return them in accordance with the instructions printed on them as soon as possible, but in any event so as to be received by HTIL at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong, at least 3 hours before the time fixed for the Court Meeting and 48 hours before the time fixed for the EGM (currently, to be so received not later than 8:00 a.m. on 12 May 2010 for the pink form of proxy in respect of the Court Meeting, and not later than 11:45 a.m. on 10 May 2010 for the white form of proxy in respect of the EGM). The pink form of proxy in respect of the Court Meeting may also be returned by facsimile at number (852) 2128 1771 marked for the attention of the “Company Secretary” by not later than 8:00 a.m. on 12 May 2010. If the pink form of proxy is not so lodged, it may also be handed to the Chairman of the Court Meeting at the Court Meeting, who shall have absolute discretion as to whether or not to accept it.

Completion and return of a form of proxy for the Court Meeting or the EGM will not preclude you from attending and voting in person either at the Court Meeting or at the EGM, or any adjournment thereof, if you wish to do so. In such event, the returned form of proxy will be deemed to have been revoked.

11.     I am an HTIL ADS Holder, how do I vote on the Share Proposal?

Since HTIL ADS Holders are not HTIL Shareholders of record, you do not have the right to vote at the Court Meeting or the EGM. However, using the HTIL ADS Voting Instruction Card, you may instruct the HTIL ADS Depositary to vote the HTIL Shares underlying your HTIL ADSs. You must return your completed HTIL ADS Voting Instruction Card to the HTIL ADS Depositary no later than 10:00 a.m. (New York time) on 4 May 2010, the HTIL ADS Voting Instruction Due Date. If you hold your HTIL ADS(s) through a financial intermediary, please follow the instructions they provide to you.

The HTIL ADS Deposit Agreement provides that if the HTIL ADS Depositary timely receives voting instructions from an HTIL ADS Holder which fail to specify the manner in which the HTIL ADS Depositary is to vote the HTIL Shares represented by HTIL ADSs held by such HTIL ADS Holder, such HTIL ADS Holder is deemed to have instructed the HTIL ADS Depositary to vote in favour of the items set forth in the voting instructions.

You may elect to become an HTIL Shareholder of record, and thereby have the right to vote at the Court Meeting and the EGM, by cancelling your HTIL ADS(s), withdrawing the HTIL Shares underlying such HTIL ADS(s) and having those HTIL Shares registered in your name (provided that you cancel your HTIL ADSs prior to 5:00 p.m. (New York time) on 28 April 2010 and become an HTIL Shareholder of record not later than 4:30 p.m. (Hong Kong time), on 6 May 2010). You will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00

PART II — QUESTIONS AND ANSWERS

per 100 HTIL ADSs cancelled and may incur other fees, taxes and other charges in connection with such cancellation and withdrawal. In order to cancel your HTIL ADSs and withdraw the underlying HTIL Shares, you should contact the HTIL ADS Depositary at Citibank Shareholder Services, 111 Wall Street, New York, NY 10043, United States, or by phone at 1-877-CITI-ADR (toll free) or outside the US at 1-781-575-4555. The HTIL ADS facility will be closed for withdrawals of HTIL Shares from 5:00 p.m. (New York time) on 28 April 2010 to 9:00 a.m. (New York time) on 6 May 2010. The HTIL ADS facility will also be closed for deposits and withdrawals beginning at 5:00 p.m. (New York time) on 17 May 2010, and such closure will be permanent if the Share Proposal becomes unconditional and the Scheme becomes effective.

If you become a HTIL ADS Holder of record after the HTIL ADS Voting Record Date, you will not be entitled to provide instructions to the HTIL ADS Depositary to vote the HTIL Shares underlying your HTIL ADS(s) and, since the HTIL ADS facility will be closed for withdrawals of HTIL Shares from 5:00 p.m. (New York time) on 28 April 2010 to 9:00 a.m. (New York time) on 6 May 2010, you will not be able to withdraw the HTIL Shares underlying your HTIL ADS(s) and become an HTIL Shareholder of record in time to have the right to attend the Court Meeting and the EGM.

12.     What is the location, date and time of the Meetings?

The Court Meeting will be held at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong on 12 May 2010 at 11:00 a.m. (Hong Kong time). The EGM will be held at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong on 12 May 2010 at 11:45 a.m. (Hong Kong time) (or so soon thereafter as the Court Meeting convened for the same day and place ends or is adjourned).

13.     What factors will the Grand Court take into account in considering whether or not to sanction the Scheme?

The Grand Court in considering whether to sanction the Scheme may decline to sanction it unless the Grand Court is satisfied not only that the required Court Meeting was properly constituted and that the Share Proposal was approved as required by the Companies Law and the Takeovers Code, but also that the result of the Court Meeting fairly reflected the view of Scheme Shareholders in general and that an intelligent and honest person acting in respect of their interests in the Scheme Shares might reasonably approve the Scheme. HTIL Shareholders will have the right to appear at the court hearing of the petition to sanction the Scheme and to confirm the capital reduction, which is expected to be held on 21 May 2010.

14.     Are any of the conditions of the Share Proposal and the Scheme waivable?

HTIL has no right to waive any of the Conditions. The Offeror has reserved the right to waive conditions (f), (g), (h), (i), (j) and (k) (as stated under “Part VIII — Explanatory Memorandum — Conditions of the Share Proposal and the Scheme”), either in whole or in part, either generally or in respect of any particular matter.

PART II — QUESTIONS AND ANSWERS

15.     What happens if the Conditions are not met?

All of the Conditions set forth under “Part VIII — Explanatory Memorandum — Conditions of the Share Proposal and the Scheme” of this Scheme Document will have to be fulfilled or waived, as applicable, on or before 30 July 2010 (or such later date as the Offeror and HTIL may agree or (to the extent applicable) as the Grand Court may direct and as may be permitted by the Takeovers Code), failing which the Share Proposal and the Scheme will lapse.

16.     What vote is required from the HTIL Shareholders in order for the Scheme to be approved?

In order for the Scheme to be approved, the result of the vote must satisfy all three of the following requirements:

(i)                     the Scheme must be approved by a majority in number of the Scheme Shareholders representing not less than 75% in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting;

(ii)                  the Scheme must be approved by HTIL Independent Shareholders holding at least 75% of the votes attaching to the Scheme Shares held by HTIL Independent Shareholders that are voted either in person or by proxy at the Court Meeting; and

(iii)               the number of votes cast by HTIL Independent Shareholders either in person or by proxy at the Court Meeting against the resolution to approve the Scheme must not be more than 10% of the votes attaching to the total number of Scheme Shares held by all HTIL Independent Shareholders.

For the purpose of this vote, Scheme Shareholders are holders of Scheme Shares as at the Meeting Record Date; and HTIL Independent Shareholders are all of the HTIL Shareholders as at the Meeting Record Date other than, the Offeror and any other party acting in concert with the Offeror. Scheme Shareholders that are not HTIL Independent Shareholders will be required to abstain from voting at the Court Meeting under the Takeovers Code.

In addition to the vote for approving the Scheme at the Court Meeting, implementation of the Scheme will also require, among other things, the passing of the following resolutions (to be taken by way of a poll) at the EGM:

(i)                     a special resolution to approve and give effect to the reduction of the share capital of HTIL, by the affirmative vote of not less than three-fourths of the votes cast by the HTIL Shareholders present and voting (either in person or by proxy) at the EGM; and

(ii)                  an ordinary resolution to restore the issued share capital of HTIL to the amount prior to the cancellation of the Scheme Shares and to apply the reserve created as a result of the cancellation of the Scheme Shares to pay up in full at par such number of new

PART II — QUESTIONS AND ANSWERS

HTIL Shares as is equal to the number of Scheme Shares cancelled as a result of the Scheme, for issuance to the Offeror, by the affirmative vote of a simple majority of the votes cast by the HTIL Shareholders present and voting (either in person or by proxy) at the EGM.

All HTIL Shareholders as at the Meeting Record Date are entitled to vote at the EGM.

If the Scheme is approved at the Court Meeting, each of the Offeror and HTIHL has indicated that those HTIL Shares held by it (representing in aggregate approximately 60.355% of the total issued share capital of HTIL as at the Latest Practicable Date) will be voted in favour of (i) the special resolution to be proposed at the EGM for approving the capital reduction of HTIL by cancelling and extinguishing the Scheme Shares; and (ii) the ordinary resolution to be proposed immediately thereafter for approving the restoration of the issued share capital of HTIL and issuance of new HTIL Shares in connection with the Scheme.

17.     How will the votes at the Court Meeting be counted?

At the Court Meeting, HTIL Independent Shareholders whose names appear in the registers of members of HTIL as at the Meeting Record Date, present and voting either in person or by proxy, will be entitled to vote all of their respective Scheme Shares in favour of the Scheme or against it. Alternatively, such HTIL Independent Shareholders may vote some of their respective Scheme Shares in favour of the Scheme and any or all of the balance of their respective Scheme Shares against it (and vice versa).

The “75% in value” requirement will be met if the total value of Scheme Shares being voted in favour of the Scheme is at least 75% of the total value of the Scheme Shares voted at the Court Meeting.

The “majority in number” requirement will be met if the number of HTIL Independent Shareholders voting in favour of the Scheme exceeds the number of HTIL Independent Shareholders voting against the Scheme. For the purpose of calculating the “majority in number” requirement, the number of HTIL Independent Shareholders present and voting, in person or by proxy, will be counted. If an HTIL Independent Shareholder votes all of his/her/its Scheme Shares in favour of the Scheme or against the Scheme, he/she/it will be counted as one HTIL Independent Shareholder voting in favour of the Scheme or against the Scheme, as the case may be. Scheme Shares held in CCASS operated on behalf of the Stock Exchange are registered in the name of HKSCC Nominees Limited. For the purposes of ascertaining whether or not the “majority in number” test has been satisfied, only HKSCC Nominees Limited can be counted for Scheme Shares held in CCASS. Accordingly, the wishes of any individual Beneficial Owners of Scheme Shares held in CCASS may not be reflected in the calculation of a “majority in number” at the Court Meeting. If any Beneficial Owner of Scheme Shares held in CCASS wishes to ensure that they are counted for the purposes of calculating a “majority in number” at the Court Meeting, they may elect to become an HTIL Shareholder of record by withdrawing their Scheme Shares from CCASS and becoming a registered holder of their Scheme Shares. For withdrawal of one board lot of HTIL Shares from CCASS and registration thereof, each Beneficial Owner will be required to pay to CCASS a withdrawal fee of HK$3.50

PART II — QUESTIONS AND ANSWERS

per board lot, a registration fee of HK$2.50 for each share certificate to Computershare Hong Kong Investor Services Limited, stamp duty of HK$5.00 on each transfer instrument and, if applicable, any other relevant fees charged by their financial intermediary through which the HTIL Shares are held. For the purposes of calculating a “majority in number” at the Court Meeting, an HTIL Shareholder (other than the Offeror and parties acting in concert with it) will be counted as one HTIL Independent Shareholder if, but only if, he/she/it is registered holder of at least some of the HTIL Shares, and he/she/it attends and votes in person or by proxy at the Court Meeting. Similarly, since HTIL ADS Holders are not HTIL Shareholders of record, and since the HTIL ADS Depositary holds all of the HTIL Shares represented by the HTIL ADSs through HKSCC Nominees Limited, the HTIL ADS Holders do not have the right to be counted at the Court Meeting for the purposes of calculating a “majority in number”. However, HTIL ADS Holders may cancel their HTIL ADSs, withdraw the HTIL Shares underlying their HTIL ADSs in accordance with the terms of the HTIL ADS Deposit Agreement and become Registered Owners of HTIL Shares. The HTIL ADS facility will be closed for withdrawals of HTIL Shares from 5:00 p.m. (New York time) on 28 April 2010 to 9:00 a.m. (New York time) on 6 May 2010.

The “not be more than 10% of the votes” requirement will be met if the number of votes cast against the resolution to approve the Scheme does not exceed 10% of the votes attaching to the total number of Scheme Shares held by all HTIL Independent Shareholders, irrespective of whether all HTIL Independent Shareholders or any of them actually attend and vote at the Court Meeting.

In order that the HTIL Shares of which he/she/it is the Beneficial Owner are counted for the purposes of calculating a “majority in number” at the Court Meeting, the Beneficial Owner must become an HTIL Shareholder of record not later than 4:30 p.m. (Hong Kong time), on 6 May 2010.

18.     How will the votes at the EGM be counted?

At the EGM, each HTIL Shareholder whose name appears in the registers of members of HTIL as at the Meeting Record Date, present and voting either in person or by proxy, will be entitled to vote all of his/her/its HTIL Shares in favour of the capital reduction and/or the issuance of new HTIL Shares, or against it. Alternatively, such HTIL Shareholders may vote some of their HTIL Shares in favour of the capital reduction and/or the issuance of new HTIL Shares, and any or all of the balance of their HTIL Shares against one or both of the capital reduction and the issuance (and vice versa). It should be noted, however, that the relevant condition of the Share Proposal and the Scheme will be fulfilled only if the special resolution to approve the capital reduction and the ordinary resolution to approve the increase in the issued share capital are both passed at the EGM. At the EGM, a poll will be taken and the requirement relating to “the affirmative vote of not less than three-fourths of the votes cast” will be met if the number of HTIL Shares voted in favour of the special resolution is at least 75% of the total number of HTIL Shares being voted, and the requirement relating to “affirmative vote of a simple majority of the votes cast” will be met if the number of HTIL Shares voted in favour of the ordinary resolution exceeds the number of HTIL Shares voted against it.

PART II — QUESTIONS AND ANSWERS

19.     What will happen to HTIL if the Scheme is approved and becomes effective?

Upon the Scheme becoming effective, all Scheme Shares will be cancelled and the share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. HTIL will apply to the Stock Exchange for the withdrawal of the listing of the HTIL Shares on the Stock Exchange immediately following the Effective Date. Scheme Shareholders will be notified by way of announcement of the results of the court hearing to sanction the Scheme and the expected last day of dealing in the HTIL Shares on the Stock Exchange and an announcement of the Effective Date and the withdrawal of the listing of the HTIL Shares on the Stock Exchange. Further, upon the Scheme becoming effective, the share capital of HTIL will be restored to its former amount by the issuance at par to the Offeror credited as fully paid of the same number of HTIL Shares as is equal to the number of Scheme Shares cancelled. The reserve created in HTIL’s books of account as a result of the capital reduction will be applied in paying up in full at par the new HTIL Shares so issued to the Offeror. An indicative, or expected, timetable of the Scheme is included at Part III of this Scheme Document. Further, upon the Scheme becoming effective, the Scheme Shares underlying the HTIL ADSs will be cancelled along with all other Scheme Shares and the proceeds upon cancellation of the Scheme Shares underlying the HTIL ADSs will be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and distributed (net of applicable fees, charges and expenses of the HTIL ADS Depositary, governmental charges and any taxes withheld) to the HTIL ADS Holders pro rata to their holdings, in accordance with the HTIL ADS Deposit Agreement. HTIL ADS Holders will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled in connection with the cancellation of their HTIL ADSs and distribution of the proceeds received by the HTIL ADS Depositary, which amount will be deducted from any distribution of proceeds.

Conditional upon the Scheme becoming effective, the HTIL ADS Deposit Agreement will be terminated one business day (in New York) after the Effective Date and the listing of the HTIL ADSs on the NYSE will be withdrawn as soon as practicable following the Effective Date. If the Scheme becomes effective, the Offeror also intends to cause HTIL to terminate the registration of the HTIL Shares and the HTIL ADSs under the Exchange Act and HTIL’s reporting obligations under the Exchange Act as soon as practicable following the Effective Date.

20.     What will happen to HTIL if the Scheme Shareholders do not approve the Scheme?

If the Scheme is not approved or the Share Proposal otherwise lapses, trading of the HTIL Shares on the Stock Exchange and trading of the HTIL ADSs on the NYSE will resume, the listing of the HTIL Shares on the Stock Exchange and the listing of the HTIL ADSs on the NYSE will not be withdrawn in connection with the Share Proposal and the HTIL ADS Deposit Agreement will not be terminated in connection with the Share Proposal. HTIL retains full flexibility to voluntarily terminate at a later date the listing of the HTIL Shares on the Stock Exchange and the listing of the HTIL ADSs on the NYSE, or both, or to terminate the HTIL ADS Deposit Agreement governing the HTIL ADS program, subject to compliance with applicable

PART II — QUESTIONS AND ANSWERS

law, listing requirements, the requirements of the Takeovers Code (if applicable) and the HTIL ADS Deposit Agreement. HTIL may also terminate the registration of the HTIL Shares and the HTIL ADSs under the Exchange Act if the applicable requirements for the termination of registration are satisfied.

If the Scheme is not approved or the Share Proposal otherwise lapses, there are restrictions under the Takeovers Code on making subsequent offers, to the effect that neither the Offeror nor any person who acted in concert with it in the course of the Share Proposal (nor any person who is subsequently acting in concert with any of them) may within 12 months from the date on which the Share Proposal lapses, announce an offer or possible offer for HTIL, except with the consent of the Executive.

21.     What will happen to the HTIL ADSs if the Scheme takes effect?

If the Scheme takes effect, the HTIL ADS Depositary will receive cash in respect of the cancelled HTIL Shares underlying the HTIL ADSs and the HTIL ADS Depositary will cancel the HTIL ADSs. Each HTIL ADS represents 15 HTIL Shares and, accordingly, HTIL ADS Holders will be entitled to receive HK$33 per HTIL ADS in cash, which will be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and distributed (net of applicable fees, charges and expenses of the HTIL ADS Depositary, governmental charges and any taxes withheld) to the HTIL ADS Holders pro rata to their holdings, in accordance with the HTIL ADS Deposit Agreement. HTIL ADS Holders will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled in connection with the cancellation of their HTIL ADSs and distribution of the proceeds received by the HTIL ADS Depositary, which amount will be deducted from any distribution of proceeds.

In addition, upon the Scheme becoming effective, the Offeror intends to cause HTIL to apply for the listing of the HTIL ADSs on the NYSE to be withdrawn as soon as practicable following the effective date of the Scheme and to terminate the HTIL ADS Deposit Agreement. If the Scheme becomes effective, the Offeror also intends to cause HTIL to terminate the registration of the HTIL Shares and the HTIL ADSs under the Exchange Act and HTIL’s reporting obligations under the Exchange Act. This would substantially reduce the information required to be publicly furnished by HTIL in the United States and would make certain provisions of the Exchange Act no longer applicable to HTIL. For example, HTIL would no longer be required to file annual reports on Form 20-F or to furnish other materials to the SEC under cover of Form 6-K. In addition, if registration of the HTIL Shares and the HTIL ADSs were terminated, the HTIL ADSs would no longer be eligible for listing and trading on the NYSE.

22.     Can I choose the currency in which I receive payment for my HTIL Shares or HTIL ADSs?

If the Share Proposal becomes unconditional and the Scheme becomes effective, all HTIL Shareholders will receive payment in Hong Kong dollars, irrespective of their location. HTIL ADS Holders will receive payment in US dollars through the HTIL ADS Depositary in accordance with the terms of the HTIL ADS Deposit Agreement or through their financial intermediary.

PART II — QUESTIONS AND ANSWERS

23.     Does the Offeror have the financial resources to make payment of the consideration for the Scheme Shares under the Share Proposal and the consideration under the Option Proposal?

The Offeror intends to finance the cash required for the Share Proposal and the Option Proposal from internal resources of the HWL Group (other than the HTIL Group).

Goldman Sachs, the financial adviser to the Offeror in connection with the Proposals, is satisfied that sufficient financial resources are available to the Offeror for the full implementation of the Proposals and the payment of the Cancellation Price and the Option Proposal Price in cash.

24.     If my HTIL Shares or HTIL ADSs are held in “street name” by my financial intermediary, will my financial intermediary vote my HTIL Shares or HTIL ADSs for me?

Your financial intermediary (such as a broker) should send you directions on how to provide it with instructions to vote your HTIL Shares. If you do not provide your financial intermediary with instructions on how to vote your “street name” HTIL Shares (whether in the form of HTIL Shares or HTIL ADSs), your financial intermediary might not vote them at the Court Meeting or the EGM on the Share Proposal. You should therefore be sure to provide your financial intermediary with instructions on how to vote your HTIL Shares or HTIL ADSs. If you do not give voting instructions to your financial intermediary, you may not be counted as voting for the purposes of the Share Proposal unless you have the HTIL Shares (including any HTIL Shares underlying your HTIL ADSs) registered in your name before the time limit for determining entitlements to vote at the Court Meeting and the EGM (currently being 4:30 p.m. (Hong Kong time) on 6 May 2010), and appear in person or by proxy at the relevant meeting. You should provide instructions to your financial intermediary in relation to how you wish your HTIL Shares to be voted prior to the latest time for the lodgment of proxies in respect of the Court Meeting and EGM and in relation to how you wish the HTIL Shares underlying your HTIL ADSs to be voted prior to the HTIL ADS Voting Instruction Due Date or earlier time specified by your financial intermediary.

25.     Can I change my vote after I have submitted my proxy with voting instructions?

Yes. If you hold HTIL Shares and you are a Registered Owner, there are two ways in which you may revoke your proxy and change your vote in respect of the Scheme and the resolutions for approving the capital reduction and issuance of new HTIL Shares in connection with the Scheme before the Court Meeting and the EGM, respectively:

(a)                  in the case of the white form of proxy in respect of the EGM, you may notify HTIL in writing of the revocation of such proxy or lodge a new white form of proxy not later than 48 hours before the time fixed for the EGM; and in the case of the pink form of proxy in respect of the Court Meeting, you may notify HTIL in writing of the revocation of such proxy or lodge a new pink form of proxy not later than 3 hours before the time fixed for the Court Meeting or if it is not so lodged, it may be handed to the Chairman of the Court Meeting at the Court Meeting who shall have absolute discretion as to whether or not to accept it; or

PART II — QUESTIONS AND ANSWERS

(b)                 you may attend and vote at the Court Meeting or the EGM (as the case may be) in person, and in such event your relevant proxy shall be deemed to be revoked.

If you hold HTIL ADSs, the HTIL ADS Depositary will accept revocations of voting instructions if you notify the HTIL ADS Depositary prior to 10:00 a.m. (New York time) on 4 May 2010.

If you have instructed a financial intermediary (such as a broker) to vote your HTIL Shares or HTIL ADSs, you must follow directions received from such financial intermediary to change or revoke your proxy.

26.     When do you expect the privatisation of HTIL to be completed?

Assuming that the Scheme receives the approval of HTIL Independent Shareholders at the Court Meeting and the capital reduction and issuance of new HTIL Shares in connection with the Scheme receive the approval of the HTIL Shareholders at the EGM on the date on which those meetings are currently fixed to be held, and that all other Conditions are fulfilled or (to the extent permitted) waived in a timely manner, it is currently expected that the privatisation will be completed by 4 June 2010.

27.     What are the US tax consequences of the privatisation of HTIL to Scheme Shareholders and HTIL ADS Holders?

The receipt of cash for Scheme Shares or HTIL ADSs by US holders (as defined under “Part VII — US Special Factors — 4.8 US Federal Income Tax Consequences”) pursuant to the Share Proposal will be a taxable transaction for US federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. Generally, US holders will recognise a gain or loss for these purposes equal to the difference between the amount of cash received and their adjusted tax basis for the Scheme Shares or the HTIL ADSs that were cancelled pursuant to the Share Proposal. This gain or loss generally would be a capital gain or loss if the Scheme Shares are held as a capital asset. US holders should consult their own tax advisors as to the particular tax consequences to them of the Scheme, including the effect of United States federal, state and local tax laws or foreign tax laws. See “Part VII — US Special Factors — 4.8 US Federal Income Tax Consequences”.

28.     Will I have to pay any fees or commissions?

If you are the Registered Owner of your HTIL Shares as at the Record Date and the Scheme becomes effective, you will not have to pay brokerage fees or similar expenses in respect of the cancellation of the Scheme Shares concerned. If you own your HTIL Shares as at the Record Date through a financial intermediary (such as a broker), you should consult your financial intermediary to determine whether any charges apply.

If the Scheme becomes effective and you hold HTIL ADS(s) as at the Record Date, the Offeror will pay the Cancellation Price to the HTIL ADS Depositary for the cancellation of the HTIL Shares underlying the relevant HTIL ADS(s). The aggregate Cancellation Price received

PART II — QUESTIONS AND ANSWERS

by the HTIL ADS Depositary (as registered owner of the Scheme Shares underlying the HTIL ADSs) will be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and distributed (net of applicable fees, charges and expenses of the HTIL ADS Depositary, governmental charges and any taxes withheld) to the HTIL ADS Holders pro rata to their holdings, in accordance with the HTIL ADS Deposit Agreement. HTIL ADS Holders will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled in connection with the cancellation of their HTIL ADSs and distribution of the proceeds received by the HTIL ADS Depositary, which amount will be deducted from any distribution of proceeds. You will also be required to pay the fees and expenses charged by your financial intermediary, if any.

If you wish to vote at the Court Meeting and the EGM directly, you will have to cancel your HTIL ADSs and withdraw the underlying HTIL Shares before the HTIL ADS facility is closed for withdrawals (currently being 5:00 p.m. (New York time) on 28 April 2010) and have those HTIL Shares registered in your name before the time limit for determining entitlements to vote at the Court Meeting and the EGM (currently being 4:30 p.m. (Hong Kong time) on 6 May 2010). In such case, you will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled. You will also be responsible for covering any fees charged by your financial intermediary and any other fees, taxes and charges related to such cancellation and withdrawal.

Without prejudice to paragraph 5(f) of the Scheme, the Offeror will not pay interest on any amounts to be paid to the HTIL Shareholders or the HTIL ADS Depositary pursuant to the Scheme.

29.     How can I help to prevent “empty voting” to avoid market participants using borrowed stock to vote?

If you are an HTIL Shareholder, we strongly encourage you to exercise your right to vote or give instructions to the relevant Registered Owner to vote at the Court Meeting and at the EGM. If you keep or think you may have any HTIL Shares in a share lending programme, we urge you to recall any outstanding HTIL Shares on loan to avoid market participants using borrowed stock to vote.

If you are a beneficial owner whose HTIL Shares are deposited in CCASS, we strongly encourage you to withdraw your HTIL Shares from CCASS and become a registered holder of such HTIL Shares in time if you wish to exercise your right to vote directly at the Court Meeting (and be counted) for the purpose of the “majority in number” requirement at the Court Meeting and the EGM.

If you are a Registered Owner holding HTIL Shares on behalf of Beneficial Owners, we should be grateful if you would inform them about the importance of exercising their vote, and the deadline by which their instructions should be received.

PART II — QUESTIONS AND ANSWERS

If you are an HTIL ADS Holder, you cannot vote at the Court Meeting or the EGM directly but you may instruct the HTIL ADS Depositary (as the holder of the HTIL Shares through its nominee HKSCC Nominees Limited) to exercise your right to vote in accordance with the HTIL ADS Voting Instruction Card enclosed with copies of this Scheme Document sent to HTIL ADS Holders.

If you are in any doubt as to the action to be taken, you are encouraged to consult your licensed securities dealer, bank manager, solicitor, professional accountant or other professional adviser.

30.     Whom should I call with additional questions?

If HTIL Shareholders or Beneficial Owners in Hong Kong have questions concerning administrative matters such as dates, documentation and procedures relating to the Proposals, please call Computershare Hong Kong Investor Services Limited at (852) 2862 8555.

If HTIL ADS Holders have questions concerning administrative matters such as dates, documentation and procedures relating to the Proposals, please call Citibank Shareholder Services at 1-877-CITI-ADR (toll free) or outside the US at 1-781-575-4555.

These helplines cannot and will not provide advice on the merits of the Scheme or the Proposals or give any financial or legal advice, and will not be soliciting proxies or votes in respect of the Scheme.

PART III — EXPECTED TIMETABLE

Hong Kong time

(unless otherwise stated)

Date of despatch of this Scheme Document	Monday, 15 March 2010

Latest time to cancel HTIL ADSs and withdraw the underlying HTIL Shares to vote directly at the Court Meeting and the EGM (Note 1 and Note 6)	prior to 5:00 p.m. on Wednesday, 28 April 2010 (New York time)

HTIL ADS facility closed for withdrawals of HTIL Shares (Note 6)	5:00 p.m. on Wednesday, 28 April 2010 to 9:00 a.m. on Thursday, 6 May 2010 (New York time)

HTIL ADS Voting Record Date (Note 6)	5:00 p.m. on Wednesday, 28 April 2010 (New York time)

Latest time for HTIL Optionholders to exercise their Outstanding HTIL Share Options in order to become entitled to vote at the Court Meeting and the EGM	5:30 p.m. on Thursday, 29 April 2010

HTIL ADS Voting Instruction Due Date — Latest time for receipt by the HTIL ADS Depositary of completed HTIL ADS Voting Instruction Cards from HTIL ADS Holders (Note 2 and Note 6)	10:00 a.m. on Tuesday, 4 May 2010 (New York time)

Latest time for lodging transfers of HTIL Shares in order to qualify for attending and voting at the Court Meeting and the EGM	4:30 p.m. on Thursday, 6 May 2010

Registers of members of HTIL closed for determination of entitlements of HTIL Independent Shareholders to attend and vote at the Court Meeting and of HTIL Shareholders to attend and vote at the EGM (Note 3)

Friday, 7 May 2010 to Wednesday, 12 May 2010 (both days inclusive)

PART III — EXPECTED TIMETABLE

Latest time for receipt at the principal place of business of HTIL of forms of proxy in respect of (Note 4) EGM	11:45 a.m. on Monday, 10 May 2010

Court Meeting	8:00 a.m. on Wednesday, 12 May 2010

Suspension of dealings in the HTIL Shares on the Stock Exchange	9:30 a.m. on Wednesday, 12 May 2010

Court Meeting (Note 5)	11:00 a.m. on Wednesday, 12 May 2010

EGM (Note 5)	11:45 a.m. on Wednesday, 12 May 2010 (or so soon thereafter as the Court Meeting convened for the same day and place shall have been concluded or adjourned)

Announcement of the results of the Court Meeting and the EGM	not later than 7:00 p.m. on Wednesday, 12 May 2010

Resumption of dealings in the HTIL Shares on the Stock Exchange	9:30 a.m. on Thursday, 13 May 2010

Expected last day for dealing in the HTIL Shares on the Stock Exchange	Monday, 17 May 2010

Expected halt of trading in the HTIL ADSs on the NYSE (Note 6)	9:30 a.m. on Monday, 17 May 2010 (New York time)

Latest time to deposit HTIL Shares to create HTIL ADSs and to cancel HTIL ADSs and withdraw the underlying HTIL Shares (Note 6)	prior to 5:00 p.m. on Monday, 17 May 2010 (New York time)

Latest time for lodging transfers of HTIL Shares in order to qualify for entitlements under the Scheme	4:30 p.m. on Thursday, 20 May 2010

Court hearing of the petition to sanction the Scheme and to confirm the capital reduction (Note 6)	Friday, 21 May 2010 (Cayman Islands time)

PART III — EXPECTED TIMETABLE

Announcement of the result of the court hearing to sanction the Scheme and to confirm the capital reduction	Monday, 24 May 2010

Registers of members of HTIL closed for determining entitlements to qualify under the Scheme (Note 7 and Note 8)	from Monday, 24 May 2010

Latest time to accept the Option Proposal (Note 8 and Note 9)	4:00 p.m. on Monday, 24 May 2010

Record Date	4:30 p.m. on Monday, 24 May 2010

Effective Date (Note 6 and Note 10)	Monday, 24 May 2010 (Cayman Islands time)

Lapse of unexercised Outstanding HTIL Share Options (Note 6)	Monday, 24 May 2010 (Cayman Islands time)

Announcement of the Effective Date and the withdrawal of the listing of the HTIL Shares on the Stock Exchange	Tuesday, 25 May 2010

Expected withdrawal of the listing of HTIL Shares on the Stock Exchange becomes effective (Note 11)	9:30 a.m. on Tuesday, 25 May 2010

Expected permanent suspension of trading in the HTIL ADSs on the NYSE (Note 6 and Note 12)	Tuesday, 25 May 2010 (New York time)

Termination date of the HTIL ADS Deposit Agreement (Note 6)	Tuesday, 25 May 2010 (New York time)

Cheques for cash payment under the Share Proposal and the Option Proposal to be despatched	on or before Thursday, 3 June 2010

Expected delisting of the HTIL ADSs from the NYSE (Note 6 and Note 12)	Friday, 4 June 2010 (New York time)

PART III — EXPECTED TIMETABLE

Expected deregistration of the HTIL Shares and HTIL ADSs under the Exchange Act (Note 6)	Friday, 4 June 2010 (New York time)

HTIL ADS Payment Date (Note 6 and Note 13)	on or around Wednesday, 9 June 2010 (New York time)

HTIL Shareholders, HTIL ADS Holders and HTIL Optionholders should note that the above timetable is subject to change. Further announcement(s) will be made in the event that there is any change.

Notes:

1.                     HTIL ADS Holders who wish to cancel their HTIL ADSs, withdraw the underlying HTIL Shares and become registered holders of HTIL Shares should contact the HTIL ADS Depositary at Citibank Shareholder Services, 111 Wall Street, New York, NY 10043, United States, or by phone at 1-877-CITI-ADR (toll free) or outside the US at 1-781-575-4555.

2.                       HTIL ADS Voting Instruction Cards should be returned to the HTIL ADS Depositary in accordance with the instructions on the HTIL ADS Voting Instruction Card as soon as possible and in any event no later than 10:00 a.m. (New York time) on 4 May 2010, the HTIL ADS Voting Instruction Due Date.

The HTIL ADS Deposit Agreement provides that if the HTIL ADS Depositary timely receives voting instructions from an HTIL ADS Holder which fail to specify the manner in which the HTIL ADS Depositary is to vote the Scheme Shares represented by HTIL ADSs held by such HTIL ADS Holder, such HTIL ADS Holder is deemed to have instructed the HTIL ADS Depositary to vote in favour of the items set forth in the voting instructions.

3.                       The registers of members of HTIL will be closed during such period for the purpose of determining the entitlements of the HTIL Independent Shareholders to attend and vote at the Court Meeting and of the HTIL Shareholders to attend and vote at the EGM. This book close period is not for determining entitlements under the Scheme.

4.                    Forms of proxy should be lodged, by hand or by post, with HTIL at its principal place of business at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong as soon as possible and in any event no later than the times and dates stated above. The pink form of proxy in respect of the Court Meeting may also be returned by facsimile at number (852) 2128 1771 marked for the attention of the “Company Secretary” not later than 8:00 a.m. (Hong Kong time) on 12 May 2010. If the pink form of proxy is not so lodged, it may also be handed to the Chairman of the Court Meeting at the Court Meeting who shall have absolute discretion as to whether or not to accept it. In order to be valid, the pink form of proxy for the Court Meeting and the white form of proxy for the EGM must be lodged no later than the latest times and dates stated above. Completion and return of a form of proxy for the Court Meeting or the EGM will not preclude an HTIL Independent Shareholder and HTIL Shareholder, respectively, from attending the relevant meeting and voting in person. In such event, the returned form of proxy will be deemed to have been revoked.

In the case of any Beneficial Owner whose HTIL shares are held by a Registered Owner (such as a nominee, depositary, trustee or authorised custodian), such Beneficial Owner should contact the Registered Owner and provide him/her/it with instructions in relation to the manner in which the HTIL Shares of the Beneficial Owner should be voted at the Court Meeting and/or EGM. Such instructions should be given before the latest time for the lodgement of forms of proxy in respect of the Court Meeting and EGM or otherwise in accordance with the instructions of the Registered Owner in order to provide the Registered Owner with sufficient time to accurately complete his, her or its proxy and to submit it by the deadline stated above. To the extent that any Registered Owner requires instructions from or arrangements to be made with any Beneficial Owner at a particular date or time in advance of the aforementioned latest time for the lodgement of forms of proxy in respect of the Court Meeting and/or the EGM, any such Beneficial Owner should comply with the requirements of the Registered Owner.

5.                    The Court Meeting and the EGM will be held at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong at the times and dates specified above. Please see the notice of Court Meeting set out on pages 337 to 338 of this Scheme Document and the notice of EGM set out on pages 339 to 340 of this Scheme Document for details.

PART III — EXPECTED TIMETABLE

6.                    All references in this Scheme Document to times and dates are references to Hong Kong times and dates, except as otherwise specified and other than references to (i) the latest time to cancel HTIL ADSs and withdraw the underlying HTIL Shares to vote directly at the Court Meeting and the EGM, the period during which the HTIL ADS facility will be closed for withdrawals of HTIL Shares, the HTIL ADS Voting Record Date, the HTIL ADS Voting Instruction Due Date, the time of the expected halt of trading in the HTIL ADSs on the NYSE, the latest time to deposit HTIL Shares to create HTIL ADSs and to cancel HTIL ADSs and withdraw the underlying HTIL Shares, the date of the expected permanent suspension of trading in the HTIL ADSs on the NYSE, the termination date of the HTIL ADS Deposit Agreement, the date of the expected delisting of the HTIL ADSs from the NYSE, the date of the expected deregistration of the HTIL Shares and HTIL ADSs under the Exchange Act, and the HTIL ADS Payment Date, all of which are New York time; and (ii) the expected date of the Grand Court hearing of the petition to sanction the Scheme and to confirm the capital reduction, the Effective Date and the date of the lapse of unexercised Outstanding HTIL Share Options, which are the relevant dates in the Cayman Islands. For reference only, New York time is 12 hours behind Hong Kong time, and Cayman Islands time is 13 hours behind Hong Kong time, in each case as at the date of this Scheme Document.

7.                    The registers of members of HTIL will be closed as from such time and on such date for the purpose of determining Scheme Shareholders who are qualified for entitlements under the Scheme.

8.                    If holders of Outstanding HTIL Share Options wish to qualify for entitlements under the Scheme, they must exercise their Outstanding HTIL Share Options in accordance with the HTIL Share Option Scheme and become registered holders of HTIL Shares by the time of closing of the registers of members of HTIL for determining entitlements to qualify under the Scheme.

9.                    Option Forms of Acceptance, duly completed in accordance with the instructions on them, must be lodged with the Offeror at c/o HTIL, 20th Floor, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, New Territories, Hong Kong not later than 4:00 p.m. on Monday, 24 May 2010 (or such later date as may be notified by Goldman Sachs or the Offeror), failing which the HTIL Optionholders will not receive any Option Proposal Price.

10.              The Scheme shall become effective upon all the Conditions set out in the paragraph headed “3. Conditions of the Share Proposal and the Scheme” in the Explanatory Memorandum in Part VIII of this Scheme Document having been fulfilled or (to the extent permitted) waived (as the case may be).

11.              If the Share Proposal becomes unconditional and the Scheme becomes effective, it is expected that the listing of the HTIL Shares on the Stock Exchange will be withdrawn at or before 9:30 a.m. on Tuesday, 25 May 2010, being the first trading day after the Effective Date.

12.              If the Share Proposal becomes unconditional and the Scheme becomes effective, it is expected that trading in the HTIL ADSs on the NYSE will be permanently suspended on Tuesday, 25 May 2010 (New York time), being the first trading day after the expected Effective Date, and that the listing of the HTIL ADSs on the NYSE will be terminated on or around Friday, 4 June 2010 (New York time).

13.              The proceeds received by the HTIL ADS Depositary (as the holder of the HTIL Shares underlying the HTIL ADSs through its nominee HKSCC Nominees Limited) upon cancellation of the Scheme Shares underlying the HTIL ADSs will be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and distributed to the HTIL ADS Holders on or around Wednesday, 9 June 2010 (New York time). HTIL ADS Holders will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled in connection with the cancellation of their HTIL ADSs and distribution of the proceeds received by the HTIL ADS Depositary, which amount will be deducted from any distribution of proceeds.

PART IV — LETTER FROM THE HTIL BOARD

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 2332)

Executive Directors:

Mr. LUI Dennis Pok Man

Mr. Christopher John FOLL

Mr. CHAN Ting Yu

(also Alternate to Mr. Lui Dennis Pok Man)

Non-executive Directors:

Mr. FOK Kin-ning, Canning (Chairman)

Mrs. CHOW WOO Mo Fong, Susan

(also Alternate to Mr. Fok Kin-ning, Canning
and Mr. Frank John Sixt)

Mr. Frank John SIXT

Independent Non-executive Directors:

Mr. KWAN Kai Cheong

Mr. John W STANTON

Mr. Kevin WESTLEY

Alternate Director:

Mr. WOO Chiu Man, Cliff

(Alternate to Mr. Christopher John Foll)

Registered office: Cricket Square Hutchins Drive PO Box 2681 Grand Cayman KY1-1111 Cayman Islands Principal place of business: 22/F Hutchison House 10 Harcourt Road Hong Kong
15 March 2010

To: the HTIL Shareholders (including the HTIL ADS Holders) and HTIL Optionholders

Dear Sir or Madam,

PROPOSED PRIVATISATION OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

BY HUTCHISON TELECOMMUNICATIONS HOLDINGS LIMITED

BY WAY OF A SCHEME OF ARRANGEMENT

(UNDER SECTION 86 OF THE COMPANIES LAW

OF THE CAYMAN ISLANDS)

AT THE PRICE OF HK$2.20 PER SCHEME SHARE (INCLUDING

SCHEME SHARES UNDERLYING HTIL ADSs)

AND

CONDITIONAL OFFER TO CANCEL

ALL OUTSTANDING SHARE OPTIONS OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

PART IV — LETTER FROM THE HTIL BOARD

INTRODUCTION

On 8 January 2010, the Offeror, HWL and HTIL jointly announced that on the same date, the Offeror, an indirect wholly-owned subsidiary of HWL, requested the HTIL Board to put forward a proposal to the Scheme Shareholders regarding a privatisation of HTIL by way of the Scheme. The Scheme involves the cancellation of all the Scheme Shares in exchange for HK$2.20 in cash for each Scheme Share, and the subsequent issue of new HTIL Shares to the Offeror, as a result of which it is intended that approximately 45.583% of the issued share capital of HTIL will be held by the Offeror and approximately 54.417% of the issued share capital of HTIL will be held by HTIHL, another wholly-owned subsidiary of HWL, on the assumption that no Outstanding HTIL Share Options are exercised and that there is no other change in the shareholdings of HTIL prior to completion of the Proposals. Entitlement to payment under the Scheme will be determined with reference to holdings as at the Record Date. Goldman Sachs, on behalf of the Offeror, is making the Option Proposal to the HTIL Optionholders to cancel all Outstanding HTIL Share Options. The Option Proposal will be conditional on the Scheme becoming effective.

The Offeror has appointed Goldman Sachs as its financial adviser in connection with the Proposals.

The HTIL Board has appointed the HTIL Independent Board Committee comprising Mr. Kwan Kai Cheong and Mr. Kevin Westley, two independent non-executive HTIL Directors, to make recommendation to the HTIL Independent Shareholders and the HTIL Optionholders in respect of the Share Proposal and the Option Proposal, respectively. It was noted by the HTIL Board that under Rule 2.8 of the Takeovers Code, an independent board committee established for these purposes should comprise all non-executive directors of HTIL who have no direct or indirect interest in the Proposals. Mr. Fok Kin-ning, Canning is the Chairman and a non-executive HTIL Director and the Group Managing Director of HWL. Mrs. Chow Woo Mo Fong, Susan and Mr. Frank John Sixt are both non-executive HTIL Directors and they are also both HWL Directors and directors of the Offeror. As each of Mr. John W. Stanton, an independent non-executive director of HTIL, Mr. Fok, Mrs. Chow and Mr. Sixt are also holders of shares in HWL, they are all regarded as having a direct or indirect interest in the Proposals for the purposes of Rule 2.8 of the Takeovers Code, and were accordingly not offered membership of the HTIL Independent Board Committee.

Somerley has been appointed (with the approval of the HTIL Independent Board Committee) as the independent financial adviser to advise the HTIL Independent Board Committee in connection with the Proposals.

The purpose of this Scheme Document is to provide you with further information regarding the Proposals and the expected timetable and to give you notices of the Court Meeting and the EGM (together with proxy forms in relation thereto). Your attention is also drawn to the letter from the HTIL Independent Board Committee set out in Part V of this Scheme Document, the letter from Somerley, being the Independent Financial Adviser, set out in Part VI of this Scheme Document, the Explanatory Memorandum set out in Part VIII of this Scheme Document and the terms of the Scheme set out on pages 329 to 336 of this Scheme Document.

PART IV — LETTER FROM THE HTIL BOARD

THE SCHEME

It is proposed that, subject to the fulfilment or waiver (as applicable) of the Conditions as set out in the Explanatory Memorandum, the Share Proposal will be implemented by way of a scheme of arrangement under Section 86 of the Companies Law, pursuant to which the Scheme Shares will be cancelled and, in consideration thereof, each Scheme Shareholder whose name appears in the registers of members of HTIL at the Record Date will be entitled to receive HK$2.20 in cash for each Scheme Share held.

Under the Scheme, the share capital of HTIL will, on the Effective Date, be reduced by cancelling and extinguishing the Scheme Shares, and immediately following such reduction, the share capital of HTIL will be restored to its former amount by the issuance at par to the Offeror credited as fully paid of the same number of HTIL Shares as is equal to the Scheme Shares cancelled. The reserve created in HTIL’s books of account as a result of the capital reduction will be applied in paying up in full at par the new HTIL Shares so issued, to the Offeror.

The Cancellation Price (or, as applicable, the corresponding US dollar amount of approximately US$4.25 in cash (calculated on the basis of the exchange rate (being US$1.00 to HK$7.7593) reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicable Date) for each HTIL ADS calculated for illustrative purposes only) represents:

•                          a premium of approximately 3% over the closing price of HK$2.14 per HTIL Share as quoted on the Stock Exchange as at the Latest Practicable Date;

•                          a premium of approximately 3% over the closing price of US$4.12 per HTIL ADS as quoted on the NYSE as at the Latest Practicable Date;

•                          a premium of approximately 37% over the closing price of HK$1.61 per HTIL Share as quoted on the Stock Exchange on the Last Pre-Announcement Trading Day;

•                          a premium of approximately 41% over the closing price of US$3.01 per HTIL ADS as quoted on the NYSE on the Last Pre-Announcement Trading Day;

•                          a premium of approximately 38% over the average closing price of approximately HK$1.60 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 5 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 42% over the average closing price of US$3.00 per HTIL ADS based on the daily closing prices as quoted on the NYSE for the 5 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 39% over the average closing price of approximately HK$1.58 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 10 trading days up to and including the Last Pre-Announcement Trading Day;

PART IV — LETTER FROM THE HTIL BOARD

•                          a premium of approximately 42% over the average closing price of approximately US$3.00 per HTIL ADS based on the daily closing prices as quoted on the NYSE for the 10 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 39% over the average closing price of approximately HK$1.59 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 41% over the average closing price of approximately US$3.02 per HTIL ADS based on the daily closing prices as quoted on the NYSE for the 30 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 39% over the average closing price of approximately HK$1.58 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 60 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 41% over the average closing price of approximately US$3.02 per HTIL ADS based on the daily closing prices as quoted on the NYSE over the 60 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 32% over the average closing price of approximately HK$1.66 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 32% over the average closing price of approximately US$3.22 per HTIL ADS based on the daily closing prices as quoted on the NYSE over the 180 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a discount of approximately 11.6% to the consolidated net asset value per HTIL Share of approximately HK$2.49 as at 31 December 2009; and

•                          a premium of approximately 13.4% over the consolidated net tangible asset value per HTIL Share of approximately HK$1.94 as at 31 December 2009.

Furthermore, the Cancellation Price is higher than any price at which the HTIL Shares (or HTIL ADSs) have traded on the Stock Exchange (or the NYSE) since the spin-off of HTIL’s businesses in Hong Kong and Macau in May 2009. As described in the information statement dated 20 April 2009 issued by HTIL in connection with the spin-off, on a pro forma basis, the Hong Kong and Macau businesses constituted approximately 43% of HTIL’s assets as of 31 December 2008, and represented approximately 17% of HTIL’s profit from continuing operations for the year ended 31 December 2008.

PART IV — LETTER FROM THE HTIL BOARD

Each HTIL ADS represents 15 HTIL Shares and, accordingly, upon the Scheme becoming effective, HTIL ADS Holders will receive the US dollar equivalent of 15 times the Cancellation Price of HK$2.20 for each HTIL ADS, such sum to be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and paid to the HTIL ADS Holders (net of applicable fees, charges and expenses of the HTIL ADS Depositary, governmental charges and any taxes withheld) in accordance with the HTIL ADS Deposit Agreement. HTIL ADS Holders will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled in connection with the cancellation of their HTIL ADSs and distribution of the proceeds received by the HTIL ADS Depositary, which amount will be deducted from any distribution of proceeds. You will also be required to pay the fees and expenses charged by your financial intermediary, if any.

As at the Latest Practicable Date, there were 4,814,562,875 HTIL Shares in issue and the Scheme Shareholders were interested in 1,908,740,622 HTIL Shares, representing approximately 39.645% of the issued share capital of HTIL. On the basis of the Cancellation Price of HK$2.20 per Scheme Share and 1,908,740,622 Scheme Shares in issue as at the Latest Practicable Date, the Scheme Shares are in aggregate valued at approximately HK$4,199 million.

Under the Scheme, the total consideration payable for the Scheme Shares will be payable by the Offeror. The amount of cash required in order to effect the Proposals is (i) approximately HK$4,199 million, assuming that no Outstanding HTIL Share Options are exercised before the Record Date and none of the HTIL Optionholders accept the Option Proposal, (ii) approximately HK$4,227 million assuming that all the Outstanding HTIL Share Options are exercised before the Record Date, and (iii) approximately HK$4,207 million assuming that no Outstanding HTIL Share Options are exercised before the Record Date and all HTIL Optionholders accept the Option Proposal.

The Offeror intends to finance the cash required for the Share Proposal and the Option Proposal from internal resources of the HWL Group (other than the HTIL Group). Goldman Sachs, the financial adviser to the Offeror in connection with the Proposals, is satisfied that sufficient financial resources are available to the Offeror for the full implementation of the Proposals and the payment of the Cancellation Price and the Option Proposal Price in cash.

CONDITIONS OF THE SHARE PROPOSAL AND THE SCHEME

Scheme Shareholders and HTIL Optionholders are urged to read carefully “Part VIII — Explanatory Memorandum — 3. Conditions of the Share Proposal and the Scheme” of this Scheme Document.

PART IV — LETTER FROM THE HTIL BOARD

THE OPTION PROPOSAL

Your attention is drawn to “Part VIII — Explanatory Memorandum — 9. Option Proposal” of this Scheme Document.

REASONS FOR THE SHARE PROPOSAL AND BENEFIT TO SCHEME SHAREHOLDERS

Scheme Shareholders are urged to read carefully “Part VII — US Special Factors — 2. Purposes, Reasons for, and Benefits of the Share Proposal” of this Scheme Document.

INFORMATION ON THE OFFEROR, HWL AND HTIL

Your attention is drawn to “Part VIII — Explanatory Memorandum — 10. Information on the Companies” of this Scheme Document. Your attention is also drawn to the financial information of the HTIL Group set out in Appendix I to this Scheme Document.

INTENTION OF THE OFFEROR WITH REGARD TO HTIL

Your attention is drawn to “Part VIII — Explanatory Memorandum — 11. Intentions of the Offeror with regard to HTIL” of this Scheme Document.

OVERSEAS HTIL SHAREHOLDERS AND OVERSEAS HTIL OPTIONHOLDERS

Your attention is drawn to “Part VIII — Explanatory Memorandum — 16. Overseas HTIL Shareholders and HTIL Optionholders” of this Scheme Document.

INFORMATION FOR HTIL ADS HOLDERS

Your attention is drawn to “Part VIII — Explanatory Memorandum — 17. Information for HTIL ADS Holders” of this Scheme Document.

COURT MEETING AND EGM

In accordance with the directions of the Grand Court, the Court Meeting will be held on 12 May 2010 for the purpose of considering and, if thought fit, passing the appropriate resolution to approve the Scheme (with or without modifications). HTIL Independent Shareholders whose names appear on the registers of members of HTIL as at the Meeting Record Date will be entitled to attend and vote, in person or by proxy, at the Court Meeting. The Scheme will be subject to the approval by the HTIL Independent Shareholders at the Court Meeting (without counting the votes of those Scheme Shareholders not being HTIL Independent Shareholders) in the manner referred to in “Part VIII — Explanatory Memorandum — 3. Conditions of the Share Proposal and the Scheme” of this Scheme Document.

PART IV — LETTER FROM THE HTIL BOARD

As at the Latest Practicable Date, the Offeror held 285,893,149 HTIL Shares and HTIHL held 2,619,929,104 HTIL Shares, representing approximately 5.938% and 54.417%, respectively, of the issued share capital of HTIL. The HTIL Shares held by the Offeror and HTIHL, each of which is an indirect wholly-owned subsidiary of HWL, will not form part of the Scheme Shares and, as such, will not be voted on the Scheme at the Court Meeting. Furthermore, such HTIL Shares held by the Offeror and HTIHL will not be cancelled upon the Scheme becoming effective and will not entitle the Offeror and HTIHL to receive the Cancellation Price. Each of the Offeror and HTIHL will be requested to agree to undertake to the Grand Court that each of them will be bound by the Scheme, so as to ensure that they will be subject to the terms and conditions of the Scheme. Upon the Scheme becoming effective, the Offeror will be interested in 2,194,633,771 HTIL Shares and HTIHL will remain interested in 2,619,929,104 HTIL Shares, representing approximately 45.583% and 54.417% of the issued share capital of HTIL, respectively, on the assumption that no Outstanding HTIL Share Options are exercised before the Record Date.

As at the Latest Practicable Date, the LKS-Controlled Companies were interested in an aggregate of 266,621,499 HTIL Shares; the LKS-Trust Company was interested in 153,280 HTIL Shares; the CKH-Controlled Companies were interested in an aggregate of 52,092,587 HTIL Shares; the VL-Controlled Companies were interested in 2,519,250 HTIL Shares; the CF-Controlled Company was interested in 1,202,380 HTIL Shares; Mrs. Chow Woo Mo Fong, Susan, an executive HWL Director and a non-executive HTIL Director, was interested in 250,000 HTIL Shares; Mr. Frank John Sixt, an executive HWL Director and a non-executive HTIL Director, was interested in 17,000 HTIL ADSs; and Mr. George Colin Magnus, a non-executive HWL Director, was interested in 13,201 HTIL Shares and his wife was interested in 132 HTIL Shares; they are all presumed to be parties acting in concert with the Offeror under the Takeovers Code. HTIL Shares in which such parties are interested will form part of the Scheme Shares and will be cancelled upon the Scheme becoming effective.

As at the Latest Practicable Date, members of the Goldman Sachs group (except those which are exempt principal traders and exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code) which are presumed to be acting in concert with the Offeror under the Takeovers Code were short on 25,548 HTIL ADSs (representing 383,222 HTIL Shares (approximately 0.008%)) and short on 66,800 HTIL swaps (representing 1,002,000 HTIL Shares (approximately 0.02%)).

Each of the LKS-Controlled Companies, the LKS-Trust Company, the CKH-Controlled Companies, the VL-Controlled Companies, the CF-Controlled Company, Mrs. Chow Woo Mo Fong, Susan, Mr. Frank John Sixt, Mr. George Colin Magnus and his wife will be required to abstain from voting on the Scheme at the Court Meeting to approve and give effect to the Scheme, but the HTIL Shares held by them will form part of the Scheme Shares.

The HTIL Shares held by the HTIL Directors will form part of the Scheme Shares and will be cancelled upon the Scheme becoming effective.

The EGM will be held on 12 May 2010, at 11:45 a.m. or so soon thereafter as the Court Meeting convened for the same day and place shall have been concluded or adjourned, for the

PART IV — LETTER FROM THE HTIL BOARD

purpose of considering and, if thought fit, passing (i) a special resolution to approve and give effect to the reduction of the share capital of HTIL as a result of cancelling and extinguishing the Scheme Shares, and (ii) an ordinary resolution to immediately thereafter restore the issued share capital of HTIL to the amount prior to the cancellation of the Scheme Shares and apply the reserve created as a result of the aforesaid cancellation of the Scheme Shares to pay up in full at par such number of new HTIL Shares as is equal to the number of Scheme Shares cancelled as a result of the Scheme, to the Offeror. All HTIL Shareholders whose names appear on the registers of members of HTIL as at the Meeting Record Date will be entitled to attend and vote, in person or by proxy, at the EGM. The special resolution will be passed provided that it is approved by a majority of not less than three-fourths of the votes cast by the HTIL Shareholders present and voting, in person or by proxy, at the EGM; and the ordinary resolution will be passed provided that the number of HTIL Shares voted in favour of the resolution exceeds the number of HTIL Shares voted against the resolution in each case by the HTIL Shareholders present and voting, in person or by proxy, at the EGM. Each of the Offeror and HTIHL has indicated that if the Scheme is approved at the Court Meeting, those HTIL Shares held by it will be voted in favour of the resolutions to be proposed at the EGM.

Notice of Court Meeting is set out on pages 337 to 338 of this Scheme Document. The Court Meeting will be held at 11:00 a.m. on 12 May 2010 at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong. A pink form of proxy for the Court Meeting is enclosed with copies of this Scheme Document sent to Registered Owners of HTIL Shares.

A copy of the notice of EGM is set out on pages 339 to 340 of this Scheme Document. The EGM will be held at 11:45 a.m. or so soon thereafter as the Court Meeting convened for the same day and place shall have been concluded or adjourned on 12 May 2010 at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong. A white form of proxy for the EGM is enclosed with copies of this Scheme Document sent to Registered Owners of HTIL Shares.

ACTIONS TO BE TAKEN

Your attention is drawn to “Part VIII — Explanatory Memorandum — 21. Summary of Actions to be Taken” of this Scheme Document.

RECOMMENDATION

Your attention is drawn to the recommendation of the Independent Financial Adviser to the HTIL Independent Board Committee in respect of the Share Proposal and the Option Proposal as set out in the letter from the Independent Financial Adviser in Part VI of this Scheme Document. Your attention is also drawn to the recommendation of the HTIL Independent Board Committee in respect of the Share Proposal and the Option Proposal as set out in the letter from the HTIL Independent Board Committee in Part V of this Scheme Document.

PART IV — LETTER FROM THE HTIL BOARD

SHARE CERTIFICATES, DEALINGS, LISTING, REGISTRATION AND PAYMENT

Your attention is drawn to “Part VIII — Explanatory Memorandum — 14. Share Certificates, Dealings and Listing” and “Part VIII — Explanatory Memorandum — 15. Registration and Payment” of this Scheme Document.

TAXATION AND INDEPENDENT ADVICE

Your attention is drawn to “Part VIII — Explanatory Memorandum — 18. Taxation” and “Part VII — US Special Factors — 4.8 US Federal Income Tax Consequences” of this Scheme Document.

It is emphasised that none of the Offeror, HWL, HTIL, Goldman Sachs nor any of their respective directors or associates or any other person involved in the Scheme accept responsibility for any tax or other effects on, or liabilities of, any person or persons as a result of the implementation or otherwise of the Scheme.

FURTHER INFORMATION

You are urged to read carefully the letters from the HTIL Independent Board Committee and from Somerley, the Independent Financial Adviser, as set out in Parts V and VI of this Scheme Document, respectively, the Explanatory Memorandum as set out in Part VIII of this Scheme Document, the Appendices to this Scheme Document, the Scheme as set out in pages 329 to 336 of this Scheme Document, the notice of Court Meeting as set out on pages 337 to 338 of this Scheme Document and the notice of EGM as set out in pages 339 to 340 of this Scheme Document. In addition, a pink form of proxy for the Court Meeting and a white form of proxy for the EGM are enclosed with copies of this Scheme Document sent to Registered Owners of HTIL Shares and an HTIL ADS Voting Instruction Card is enclosed with copies of this Scheme Document sent to HTIL ADS Holders.

Yours faithfully,

For and on behalf of

the board of directors of

Hutchison Telecommunications

International Limited

Fok Kin-ning, Canning

Chairman

PART V — LETTER FROM THE HTIL INDEPENDENT BOARD COMMITTEE

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 2332)

15 March 2010

To: the HTIL Independent Shareholders (including HTIL ADS Holders) and the HTIL Optionholders

Dear Sir or Madam,

PROPOSED PRIVATISATION OF

HUTCHISON TELECOMMUNCATIONS INTERNATIONAL LIMITED

BY WAY OF A SCHEME OF ARRANGEMENT

(UNDER SECTION 86 OF THE COMPANIES LAW

OF THE CAYMAN ISLANDS)

AT THE PRICE OF HK$2.20 PER SCHEME SHARE

(INCLUDING SCHEME SHARES UNDERLYING HTIL ADSs)

AND

CONDITIONAL OFFER TO CANCEL

ALL OUTSTANDING SHARE OPTIONS OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

We refer to the document of even date jointly issued by Hutchison Telecommunications Holdings Limited, Hutchison Whampoa Limited and Hutchison Telecommunications International Limited (the “Scheme Document”) of which this letter forms part. Terms defined in the Scheme Document shall have the same meanings in this letter unless the context otherwise requires.

We have been appointed by the HTIL Board as the HTIL Independent Board Committee to give a recommendation to the HTIL Independent Shareholders (including HTIL ADS Holders) and the HTIL Optionholders in respect of the Share Proposal and the Option Proposal, respectively.

Having considered the terms of the Share Proposal and taking into account the advice of Somerley, in particular the factors, reasons and recommendation as set out in the letter from Somerley in Part VI of the Scheme Document, we consider that the terms of the Share Proposal are fair and reasonable so far as the HTIL Independent Shareholders (including HTIL ADS Holders) are concerned. Accordingly, we recommend that the HTIL Independent

PART V — LETTER FROM THE HTIL INDEPENDENT BOARD COMMITTEE

Shareholders (including HTIL ADS Holders) vote in favour of the Scheme to be considered at the Court Meeting, the special resolution to be proposed at the EGM to approve the capital reduction, and the ordinary resolution to be proposed at the EGM to approve the issuance of new HTIL Shares, in connection with the Share Proposal.

Having considered the terms of the Option Proposal and taking into account the advice of Somerley, in particular the factors, reasons and recommendation as set out in the letter from Somerley in Part VI of the Scheme Document, we consider that the terms of the Option Proposal are fair and reasonable so far as the HTIL Optionholders are concerned. Accordingly, we recommend that the HTIL Optionholders accept the Option Proposal if the Outstanding HTIL Share Options are not exercised on or prior to the Record Date.

The HTIL Independent Board Committee draws the attention of the HTIL Independent Shareholders (including HTIL ADS Holders) and the HTIL Optionholders to (i) the section headed “3. Fairness” in “US Special Factors” set out in Part VII of the Scheme Document; (ii) the letter from the HTIL Board set out in Part IV of the Scheme Document; (iii) the Explanatory Memorandum set out in Part VIII of the Scheme Document; and (iv) the letter from Somerley which sets out the factors and reasons taken into account in arriving at its recommendation to the HTIL Independent Board Committee set out in Part VI of the Scheme Document.

Yours faithfully,

KWAN Kai Cheong	Kevin WESTLEY

HTIL Independent Board Committee

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

The following is the text of the letter of advice from Somerley to the Independent Board Committee for inclusion in this circular.

SOMERLEY LIMITED 10th Floor The Hong Kong Club Building 3A Chater Road Central Hong Kong

15 March 2010

To: the HTIL Independent Board Committee

Dear Sirs,

PROPOSED PRIVATISATION OF HTIL BY

THE OFFEROR BY WAY OF A SCHEME OF ARRANGEMENT

(UNDER SECTION 86 OF THE COMPANIES LAW)

AND

CONDITIONAL OFFER TO CANCEL

ALL THE OUTSTANDING HTIL SHARE OPTIONS

INTRODUCTION

We refer to our appointment to advise the HTIL Independent Board Committee in connection with the proposed privatisation of HTIL by way of the Scheme and the Option Proposal to cancel all the Outstanding HTIL Share Options. Details of the Proposals are contained in the Scheme Document dated 15 March 2010, of which this letter forms part. Unless the context otherwise requires, terms used in this letter shall have the same meanings as defined in the Scheme Document.

On 8 January 2010, the Offeror, HWL and HTIL jointly announced that the Offeror, an indirect wholly-owned subsidiary of HWL, had requested the HTIL Board to put forward a proposal to the Scheme Shareholders with respect to a privatisation of HTIL by way of a scheme of arrangement under Section 86 of the Companies Law. Upon the Scheme becoming effective, HTIL will become an indirect wholly-owned subsidiary of HWL and the listing of the HTIL Shares on the Stock Exchange and the listing of the HTIL ADSs on the NYSE will be withdrawn.

As at the Latest Practicable Date, there were 4,814,562,875 HTIL Shares in issue. The Offeror and parties acting in concert with it were interested in 3,228,929,582 HTIL Shares in aggregate, representing approximately 67.066% of the issued share capital of HTIL. The

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

HTIL Independent Shareholders were interested in 1,585,633,293 HTIL Shares, representing approximately 32.934% of the issued share capital of HTIL as at the Latest Practicable Date. Only Scheme Shares owned by the HTIL Independent Shareholders will be voted at the Court Meeting to approve the Scheme.

On 6 January 2010, the HTIL Board established the HTIL Independent Board Committee comprising Mr. Kwan Kai Cheong and Mr. Kevin Westley, both independent non-executive HTIL Directors, to make a recommendation to the HTIL Independent Shareholders and the HTIL Optionholders in respect of the Proposals. In accordance with Rule 2.8 of the Takeovers Code, an independent board committee established for these purposes should comprise all non-executive HTIL Directors who have no direct or indirect interest in the Proposals. Mr. Fok Kin-ning, Canning is the Chairman and a non-executive HTIL Director and the Group Managing Director of HWL. Mrs. Chow Woo Mo Fong, Susan and Mr. Frank John Sixt are both non-executive HTIL Directors and they are also both directors of HWL and of the Offeror. As each of Mr. John W. Stanton, an independent non-executive HTIL Director, Mr. Fok, Mrs. Chow and Mr. Sixt is also a holder of shares in HWL, they are all regarded as having a direct or indirect interest in the Share Proposal for the purpose of Rule 2.8 of the Takeovers Code, and are therefore not serving as members of the HTIL Independent Board Committee.

Somerley is not associated with the Offeror, HWL and HTIL or their respective substantial shareholders or any party acting or presumed to be acting in concert with any of them and, accordingly, is considered eligible to give independent advice on the Proposals. Apart from normal professional fees payable to us in connection with the appointment, no arrangement exists whereby we will receive any fee or benefits from the Offeror, HWL and HTIL or their respective substantial shareholders or any party acting or presumed to be acting in concert with any of them.

In formulating our opinion and recommendation, we have reviewed, among other materials, past financial information of the HTIL Group and the Financial Projections, which were prepared for internal management purposes prior to the announcement of the Proposals. We have discussed with the HTIL Board the past performance and future prospects of the HTIL Group. We have relied on the information and facts supplied, and the opinions expressed, (with the reservations set out below as regards the Financial Projections under the paragraph headed “5. Financial Projections”) by the management of HTIL and HTIL Directors and have assumed that they are true, accurate and complete at the date of the Scheme Document and will remain so up to the time of the Court Meeting. We have also sought and received confirmation from the HTIL Directors that no material facts have been omitted from the information supplied and opinions expressed to us. We have no reason to believe that any material information has been withheld from us, or to doubt the truth or accuracy of the information provided. We have relied on such information and consider that the information we have received is sufficient for us to reach an informed view. We have not conducted any independent investigation into the business and affairs of the HTIL Group.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

We have not considered the tax implications for the HTIL Independent Shareholders, HTIL ADS Holders and HTIL Optionholders of acceptances or non-acceptances of the Proposals since these are particular to their individual circumstances. The HTIL Independent Shareholders, HTIL ADS Holders and HTIL Optionholders who are overseas residents or subject to overseas taxation or Hong Kong taxation on securities dealings should consider their own tax position and, if in any doubt, should consult their own professional advisers.

MAJOR TERMS AND CONDITIONS OF THE SCHEME

The terms and conditions set out below are summarised from the Letter from the HTIL Board and the Explanatory Memorandum contained in Part IV and Part VIII of the Scheme Document respectively. HTIL Independent Shareholders (including HTIL ADS Holders) and HTIL Optionholders are encouraged to read the relevant sections in full.

1.       Cancellation Price

The Scheme provides that the Scheme Shares (including Scheme Shares underlying HTIL ADSs) be cancelled and, in consideration thereof, each Scheme Shareholder whose name appears in the register of members of HTIL (and, pursuant to the HTIL ADS Deposit Agreement, each HTIL ADS Holder) as at the Record Date will be entitled to receive the following payments:

For each Scheme Share	HK$2.20 in cash

For each HTIL ADS	US$ equivalent of HK$33.00 in cash*

*                         Equivalent to approximately US$4.25 in cash calculated on the basis of the exchange rate (being US$1.00 to HK$7.7593) reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicable Date. Such exchange rate (and the US dollar amount stated on the basis thereof) is for illustrative purposes only.

Upon the Scheme becoming effective, the Scheme Shares underlying the HTIL ADSs will be cancelled along with all other Scheme Shares, and the cash received by the HTIL ADS Depositary (as registered owner of the Scheme Shares underlying the HTIL ADSs) upon cancellation of such Scheme Shares will be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and distributed (net of applicable fees, charges and expenses of the HTIL ADS Depositary, governmental charges and any taxes withheld) to the HTIL ADS Holders pro rata to their holdings, in accordance with the HTIL ADS Deposit Agreement.

The Cancellation Price will not be increased, and the Offeror does not reserve the right to do so. Under the Scheme, the total consideration payable for the Scheme Shares will be payable by the Offeror. Goldman Sachs has stated that it is satisfied that sufficient financial resources are available to the Offeror for the full implementation of the Proposals and the payment of the Cancellation Price and the Optional Proposal Price in cash.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

In accordance with Rule 13 of the Takeovers Code, the Offeror is making the Option Proposal to the HTIL Optionholders to cancel all Outstanding HTIL Share Options in exchange for cash, being an amount equal to HK$0.59 for each Option. As at the Latest Practicable Date, there were 12,566,666 Outstanding HTIL Share Options granted under the HTIL Share Option Scheme, of which 5,000,000 Outstanding HTIL Share Options were held by an HTIL Director and the remaining 7,566,666 Outstanding HTIL Share Options were held by employees of the HTIL Group (including a retired employee). Further information on the Option Proposal is set out in the Option Proposal Letters being sent separately to the relevant HTIL Optionholders, a sample of which is set out at the end of the Scheme Document.

2.       Conditions of the Share Proposal and the Scheme

The Share Proposal is, and the Scheme will become, effective and binding on HTIL and all HTIL Shareholders; subject to the fulfilment or waiver, as applicable, of the conditions set out in the Explanatory Memorandum in the Scheme Document on or before 30 July 2010 (or such later date as the Offeror and HTIL may agree or, to the extent applicable, as the Grand Court may direct). Otherwise, the Share Proposal and the Scheme will lapse. HTIL has no right to waive any of the conditions. The conditions include certain thresholds for votes for and against the Scheme at the Court Meeting, as summarised below. The notice of Court Meeting is set out on pages 337 to 338 of the Scheme Document.

In order for the Scheme to be approved, the result of the vote must satisfy all three of the following requirements:

(i)

the Scheme must be approved (by way of poll) by a majority in number of the Scheme Shareholders representing not less than 75% in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting;

(ii)

the Scheme must be approved (by way of poll) by HTIL Independent Shareholders holding at least 75% of the votes attaching to the Scheme Shares held by HTIL Independent Shareholders that are voted either in person or by proxy at the Court Meeting; and

(iii)

the number of votes cast (by way of poll) by HTIL Independent Shareholders either in person or by proxy at the Court Meeting against the resolution to approve the Scheme at the Court Meeting must not be more than 10% of the votes attaching to the total number of Scheme Shares held by all the HTIL Independent Shareholders.

The Share Proposal and the Scheme are also subject to the condition that there having been no adverse change in the business, assets, financial or trading positions, profits or prospects of any member of the HTIL Group (to an extent which is material in the context of

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

the HWL Group taken as a whole or in the context of the Share Proposal) since the Announcement Date. In this context, we note that HTIL has sought and received confirmation from the Offeror that the Proposals remain unaffected by HTIL’s decision to amend and restate its previously reported accounts for the year ended 31 December 2008.

Upon the Scheme becoming effective, all Scheme Shares will be cancelled and the share certificates for the Scheme Shares will cease to have effect as documents or evidence of title. HTIL will apply to the Stock Exchange for the withdrawal of the listing of the HTIL Shares on the Stock Exchange in accordance with Rule 6.15 of the Listing Rules with effect from the date on which the Scheme becomes effective. As the HTIL ADSs are governed by New York law under the terms of the HTIL ADS Deposit Agreement and not Cayman Islands law, implementation of the Scheme will not in and of itself result in a cancellation of the HTIL ADSs. Instead, upon the Scheme becoming effective, the Scheme Shares underlying the HTIL ADSs will be cancelled along with all other Scheme Shares.

To prevent “empty voting” by market participants using borrowed stock to vote, HTIL Shareholders are strongly encouraged to exercise their rights to vote or give instructions to the relevant Registered Owner to vote at the Court Meeting and at the EGM. If HTIL Shareholders keep or think they may have any HTIL Shares in a share lending programme, they should recall any outstanding HTIL Shares on loan to avoid market participants using borrowed stock to vote.

3.       Proposal to the HTIL Optionholders

There are two alternatives available to the HTIL Optionholders: (1) they can accept the Offeror’s conditional offer to cancel their Outstanding HTIL Share Options for the Option Proposal Price; or (2) they are entitled to exercise in full or in part their Outstanding HTIL Share Options in accordance with the HTIL Share Option Scheme, which confers rights to subscribe for HTIL Shares, currently at a price of HK$1.61 per HTIL Share and receive the Cancellation Price for HTIL Shares cancelled upon the Scheme becoming effective.

For HTIL Optionholders who hold Outstanding HTIL Share Options as at the Record Date, the Offeror is offering HK$0.59 for each Outstanding HTIL Share Option with an exercise price of HK$1.61. The Option Proposal Price represents the ‘‘see-through’’ price of that Outstanding HTIL Share Option, being the amount by which HK$2.20 (being the Cancellation Price under the Proposals) exceeds the exercise price of Outstanding HTIL Share Options of HK$1.61 per HTIL Share.

If the HTIL Optionholders wish to exercise their Outstanding HTIL Share Options, subscribe for new HTIL Shares pursuant thereto and receive the Cancellation Price for those HTIL Shares cancelled upon the Scheme becoming effective, their option exercise notice (together with payment for the required subscription price in respect of such exercise and any other items required in accordance with the HTIL Share Option Scheme) must be received by

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

HTIL by 4:30 p.m. on 24 May 2010. If HTIL Optionholders do not exercise their Outstanding HTIL Share Options before such time limit, and do not accept the Option Proposal by 4:00 p.m. on Monday, 24 May 2010, their Outstanding HTIL Share Options will lapse if the Scheme becomes effective and binding. HTIL Optionholders should also note that implementation of the Option Proposal is conditional upon the Scheme becoming effective and binding.

PRINCIPAL FACTORS AND REASONS CONSIDERED

In arriving at our recommendation to the HTIL Independent Board Committee, we have taken into account the following principal factors and reasons:

1.       Background to and reasons for the privatisation of HTIL

The HTIL Group is an established provider of telecommunications services with a strategy of continually evaluating various business options to maximise returns to its shareholders. It has entered into a number of strategic transactions (the “Strategic Transactions”) including disposal of its entire indirect interest in Hutchison Essar Limited (“Hutchison Essar”) in May 2007, spin-off of Hutchison Telecommunications Hong Kong Holdings Limited (“HTHKH”) (the “HTHKH Spin-off”) in May 2009 and the sale of its entire indirect interest in Partner Communications Company Ltd. (“Partner”) (the “Partner Disposal”) in October 2009 (as  discussed under the paragraph headed “2. Business of the HTIL Group and recent significant transactions” below). The Strategic Transactions have helped the HTIL Group deliver total returns (including the special dividends paid of HK$13.75 since its initial public offering (“IPO”) in 2004, the value of HTHKH Shares of HK$1.32 per HTIL Share distributed to the HTIL Shareholders under the HTHKH Spin-off and the closing price of HTIL Shares of HK$1.61 on the Last Pre-Announcement Trading Day as compared to the offering price of HK$6.01 at HTIL’s listing) of approximately 178% for HTIL Shareholders, translating to an annualized return of approximately 22% per annum through 31 December 2009.

At the time of its IPO, the HTIL Group’s businesses, which spanned seven countries, collectively generated positive aggregate free cash flow. The HTIL Group enjoyed strong market position as one of the top three operators in three out of the seven countries. After a string of disposals, the four remaining operations of HTIL are in Indonesia, Vietnam, Sri Lanka and Thailand. However, as regards Thailand, HTIL has commenced exclusive negotiations to sell its direct and indirect interests in the business and assets of its Thailand operation. The negotiations are complex and may be prolonged. HTIL’s Thailand business has been loss-making. If negotiations for sale do come to fruition, a material gain on disposal is not expected.

None of the remaining businesses is among the top three operators in their respective markets and all generate negative cash flow, which is likely to result in short- and medium-term uncertainty and potentially high share price volatility for the HTIL Shareholders. While HWL remains confident in the future prospects for the HTIL Group’s remaining businesses, HWL is

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

of the view that such short- and medium-term volatility and potential uncertain financial performance for the HTIL Group make it less suited to remain a publicly listed entity. Consequently, it has requested HTIL to put forward the Proposals for consideration by the HTIL Shareholders and HTIL Optionholders.

The Strategic Transactions have also made HTIL a significantly smaller company and its market capitalisation has fallen substantially from a high of approximately HK$95.6 billion in January 2007 to approximately HK$7.9 billion as of 4 January 2010, being the last trading date prior to the Announcement Date. Concurrently, liquidity and trading in both HTIL Shares and HTIL ADSs have also declined, with average daily volume of HTIL Shares falling from approximately HK$87.1 million of average daily trading volume for the 12 months ended 31 December 2006 to less than HK$19.3 million of average daily trading volume since 12 August 2009 when the latest of the Strategic Transactions was announced. The listing of the HTIL Shares on the Stock Exchange and the HTIL ADSs on the NYSE requires HTIL to bear administrative, compliance and other listing-related costs and expenses. The Proposals will allow HTIL to eliminate such costs and expenses and the funds saved could be used for the HTIL Group’s business operations. We note that HTIL has not raised new money from the equity market since its listing in 2004. The Proposals give Scheme Shareholders and HTIL Optionholders an opportunity to realise their investment in HTIL at a price above recent market prices.

In connection with the Scheme, the Offeror and HWL expect to review HTIL and its assets, corporate structure, capitalisation, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Scheme in order to best organise and optimise the activities of HTIL. The Offeror and HWL expressly reserve the right to make any changes that they deem necessary, appropriate or convenient in light of their review of HTIL, in light of future developments or in order to better integrate, generate maximum synergy or exploit full economies of scale with other operations of the HWL Group. Such changes could include, among other things, changes in HTIL’s businesses or operations, corporate structure, articles of association, capitalisation, management, HTIL Board or dividend policy. It is the intention of the Offeror and HWL to continue these remaining businesses with the exception of the business in Thailand.

The Offeror and HWL do not intend to introduce any major changes to the existing operations and believes that the HTIL Group will continue investing in its three growth businesses, particularly in Vietnam and Indonesia, in order to build scale more effectively in the markets and to better tap the potential opportunities there and to enhance the HTIL Group’s future financial performance and stability. Such substantial investments could result in uncertain short- and medium-term financial performance due to the uncertain time horizon before the benefits of the investments are realised. As the HTIL Group no longer has the benefit of cash flow generative businesses after the Strategic Transactions, HWL anticipates that all cash in the remaining businesses would be retained in order to fund such investments, and HWL and the Offeror anticipate that there will be no surplus cash available for dividends in the capital intensive investment phase if the Proposals lapse. With the exception of two special dividends of HK$6.75 per HTIL Share and HK$7.00 per HTIL Share declared on 22 May

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

2007 and 12 November 2008, respectively, HTIL has not declared any cash dividends since its IPO in 2004. HTIL’s ability to pay dividends is limited by Cayman Islands law, which allows companies to declare and pay dividends only out of either profit or share premium account (where a company issues shares at a premium, whether for cash or otherwise, a sum equal to the aggregate amount of the value of the premiums on those shares must be transferred to an account called the share premium account). The Offeror and HWL currently have no intention to introduce any significant changes to the management of HTIL, or to discontinue the employment of any employees of HTIL, as a result of the implementation of the Proposals.

The boards of directors of HTIL and HWL have confirmed that, as at the Latest Practicable Date, there were no negotiations underway for the sale of HTIL’s interests in Indonesia, Vietnam or Sri Lanka and so far as they are aware, as at the Latest Practicable Date, no transaction relating to any disposal of these interests was pending or reasonably in contemplation. As at the Latest Practicable Date, no third parties have approached HWL or HTIL with possible competing offers or strategic alternatives following the announcement of the Proposals and no such discussions were in progress between HTIL and third parties at the time the Proposals were announced.

HWL is a company incorporated in Hong Kong with limited liability, and its shares are listed on the Main Board of the Stock Exchange. The HWL Group operates and invests in five core businesses: ports and related services, property and hotels; retail; energy; infrastructure, finance & investments and others; and telecommunications. The Offeror is a company incorporated in the British Virgin Islands with limited liability, and an indirect wholly-owned subsidiary of HWL. The principal activity of the Offeror is investment holding.

2.       Business of the HTIL Group and recent significant transactions

The business of the HTIL Group began when HWL commenced its mobile telecommunications operations in Hong Kong in 1985. The HTIL Group was spun off from HWL and separately listed on the Main Board of the Stock Exchange on 15 October 2004 with the HTIL ADSs listed on the NYSE since 14 October 2004. HWL has remained the controlling shareholder of HTIL and indirectly held 2,905,822,253 HTIL Shares, representing approximately 60.355% of the entire issued share capital of HTIL, as at the Latest Practicable Date.

The HTIL Group was an established pan-Asian emerging markets telecom operator spanning seven countries following its IPO in October 2004. In July 2005, the HTIL Group privatised Hutchison Global Communications Holdings Limited, the HTIL Group’s fixed-line telecommunication business operator in Hong Kong. In May 2007, the HTIL Group disposed of its indirect interest in Hutchison Essar, holding HTIL’s entire interests in the Indian mobile telecommunications operations, for approximately US$11.1 billion. The HTIL Group launched its mobile telecommunications services in Indonesia and Vietnam under the brand of ‘3’ and ‘HT Mobile’ respectively in the first half of 2007. The HTIL Group sold its operation in Ghana in 2008.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

In May 2009, HTIL Group spun off its Hong Kong and Macau fixed-line and mobile businesses through HTHKH which is listed on the Main Board of the Stock Exchange. The HTIL Group also disposed of its entire indirect interest in Partner, its Israeli operation, in October 2009. HTIL has also entered exclusive discussion for the sale of its Thailand operation as mentioned before. As at the Latest Practicable Date, excluding the investment in Thailand, the HTIL Group offers mobile telecommunications services in Indonesia, Vietnam and Sri Lanka.

3.       Past results of the HTIL Group

A statement of the financial results of the HTIL Group for the two years ended 31 December 2009 with accompanying notes is set out in Appendix I-2 to the Scheme Document. The attention of HTIL Independent Shareholders is drawn to these results. As explained above, these results incorporate past results of substantial businesses since sold or subject to negotiations for sale. Assuming the HTIL Group’s Thailand operation is sold, the main remaining businesses will be those in Indonesia, Vietnam and Sri Lanka (which is relatively small). The information set out below includes a segmental analysis of these three businesses, extracted from the published accounts of the HTIL Group with a commentary by ourselves.

The following table summarises the consolidated results of HTIL for the two financial years ended 31 December 2009, which has been prepared in accordance with IFRS as issued by the International Accounting Standards Board which is also set out in Appendix I-2 to the Scheme Document. The financial highlights below reflect both the reclassification of the financial results of the Hong Kong and Macau, and Israel operations as discontinued operations as well as the restatement to reflect the accounting for the sale and leaseback of base station tower sites in 2008 as resulting in a finance lease (for further details of which, see Note 2(b) to the accounts in Appendix I-2 to the Scheme Document).

	For the year ended 31 December
	2008	2009
	HK$ millions	HK$ millions
	(Restated)

Turnover	1,808	1,856
Loss before interest, tax, depreciation and amortisation (“LBITDA”)	(1,632)	(1,784)
LBITDA margin	(90.3%)	(96.1%)
Net profit on disposal of investments and others	1,494	423
Operating loss from continuing operations	(813)	(2,069)
Loss attributable to equity holders of HTIL for the year from continuing operations	(283)	(2,592)

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

	For the year ended 31 December
	2008	2009
	HK$ millions	HK$ millions
	(Restated)

Note:

Profit for the year from discontinued operations	2,396	8,517
Profit attributable to equity holders of HTIL for the year from discontinued operations	1,415	7,532

Following the HTHKH Spin-off and the Partner Disposal which were both completed in 2009, the annual results of the continuing operations in 2009 comprise only the business segments of Thailand, Indonesia, Vietnam and Sri Lanka. In both years, there was a loss for the year from continuing operations. In 2009, the loss attributable to equity holders of HTIL from continuing operations was HK$2,592 million and it was HK$283 million in 2008.

Turnover from continuing operations for 2009 remained comparable to 2008 with a slight increment of 2.7% and an operating loss from continuing operations of HK$2,069 million was recorded. Excluding the net profit on disposal of investments and others of HK$423 million, operating loss from continuing operations would have been HK$2,492 million in 2009. Indonesia, Vietnam and Sri Lanka markets are currently at their development stages and have incurred significant operating expenses which contributed to the increase in loss from continuing operations when compared to the prior year.

The HTIL Group reported a profit attributable to equity holders of HTIL from discontinued operations of HK$7,532 million generated by its Israeli operation and Hong Kong and Macau fixed-line and mobile businesses in 2009. This profit includes not only the operating profit from discontinued operations but the profit on disposal of its Israeli operation of HK$6,333 million.

The HTIL Group recorded a net profit on disposal of investments and others of HK$1,494 million in 2008, comprising a profit of HK$298 million on disposal of its indirect interest in the Ghana operation, a disposal gain on its base station tower sites of HK$465 million and other income, net of HK$731 million being a network supplier’s compensation in the form of credit vouchers. Excluding the above items, an accelerated depreciation charge in Vietnamese operation and a non-cash exchange loss arising from the payment of the special cash dividend in 2008, like-for-like operating loss would have been HK$2,492 million in 2009 when compared to HK$1,984 million in 2008, with more operating expenditure (“opex”) incurred for the network rollout in Indonesia and Vietnam.

On 12 November 2008, HTIL declared a special dividend of HK$7 per HTIL Share which was paid on 2 December 2008. Apart from this dividend and a previous special dividend of HK$6.75 per HTIL Share, HTIL has not paid any cash dividends since its IPO in 2004.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

Set out below is the relative contribution of each market to the HTIL Group’s turnover and operating profit/(loss) and their capital expenditure for the three years ended 31 December 2009 :

	Year ended 31 December 2007						Year ended 31 December 2008						Year ended 31 December 2009
	Turnover		Operating profit/(loss)		Capital expenditure on fixed assets		Turnover		Operating profit/(loss)		Capital expenditure on fixed assets		Turnover		Operating profit/(loss)		Capital expenditure on fixed assets
	(HK$ millions, except percentage)						(HK$ millions, except percentage)						(HK$ millions, except percentage)
							(Restated)		(Restated)		(Restated)
Discontinued operations
Hong Kong and Macau (Note 1)	7,238	26.4%	680	13.3%	938	11.6%	8,104	34.2%	768	20.3%	1,069	18.5%	2,730	18.9%	266	8.3%	265	5.6%
Israel (Note 2)	11,650	42.5%	2,229	43.7%	985	12.2%	13,813	58.2%	2,942	77.6%	1,191	20.6%	9,890	68.3%	2,870	89.3%	804	17.0%
India	6,989	25.5%	2,126	41.7%	3,330	41.2%	—	—	—	—	—	—	—	—	—	—	—	—

Thailand (Note 3)	973	3.6%	(4,462)	N/A	41	0.5%	1,192	5.0%	80	2.1%	34	0.6%	1,046	7.2%	78	2.4%	31	0.7%
Indonesia	117	0.4%	(626)	N/A	1,794	22.2%	315	1.3%	(353)	N/A	3,030	52.5%	608	4.2%	(1,456)	N/A	2,864	60.5%
Vietnam	40	0.2%	(279)	N/A	799	9.8%	18	0.1%	(520)	N/A	259	4.5%	141	1.0%	(433)	N/A	646	13.7%
Sri Lanka	189	0.7%	64	1.3%	184	2.3%	160	0.7%	(7)	N/A	182	3.2%	61	0.4%	(142)	N/A	121	2.5%
Others (Note 4)	194	0.7%	(425)	N/A	13	0.2%	123	0.5%	(13)	N/A	4	0.1%	—	—	(116)	N/A	—	—

Total	27,390	100%	(693)	100%	8,084	100%	23,725	100%	2,897	100%	5,769	100%	14,476	100%	1,067	100%	4,731	100%

Notes :

1)                     The entire indirect interest in Hong Kong and Macau businesses were spun-off from the HTIL Group and separately listed on the Main Board of the Stock Exchange in May 2009.

2)                     The entire indirect interest in Israeli operation was disposed of by the HTIL Group in October 2009.

3)                     HTIL Group has entered into a memorandum of understanding with CAT in respect of the disposal of the direct and indirect interests in the business and assets in the HTIL Group’s Thailand operation.

4)                     Included in “Others” were the operating performances of the corporate and Ghana for the two years ended 31 December 2008. The entire indirect interest in Ghana operation was disposed in 2008 and the segment “Others” for the year ended 31 December 2009 includes only the corporate results.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

Thailand

The Thailand operation generated revenue of HK$1,192 million, representing about 5.0% of the HTIL Group’s total turnover in 2008 (2007 : HK$973 million, 3.6%). The increase in turnover was mainly driven by a 9.4% growth in the customer base which reached 1,070,000 at the end of 2008 when compared to 978,000 at the end of 2007. Operating expenses decreased by 29.7% to HK$1,112 million in 2008 from HK$1,581 million in 2007, primarily due to the decrease in depreciation and amortisation charges. The operating profit from the Thailand operation was HK$80 million in 2008, compared to an operating loss of HK$4,462 million in 2007 after impairment charge of HK$3,854 million on telecommunications and network equipment and telecommunications licence. For the financial year ended 31 December 2008, the Thailand operation recorded a capital expenditure of HK$34 million compared to HK$41 million in the previous year.

Turnover of the Thailand operation for 2009 dropped by 12.2% to HK$1,046 million from HK$1,192 million last year. The decrease was mainly due to a contraction in customer base amid the weakening economic environment. The depreciation of the Thai Baht against the Hong Kong dollar accounted for 3.0% of the decline in turnover. Operating profit for 2009 was HK$78 million compared to HK$80 million in 2008. Capital expenditure for 2009 was HK$31 million compared to HK$34 million last year.

HTIL has been in close and ongoing discussions with CAT Telecom Public Company Limited (“CAT”) regarding the divestment of all of HTIL’s direct and indirect interests in the business and assets of HTIL Group’s Thailand operation. The parties have entered into a memorandum of understanding pursuant to which they agreed to negotiate exclusively until 14 May 2010 in good faith towards the signing of definitive agreements for such divestment as soon as possible. As at the Latest Practicable Date, these discussions were continuing. Based on the memorandum of understanding and discussions to date, the proceeds of sale net of liabilities and commitments are not expected to be material.

Two Thailand subsidiaries of HTIL have received notice of potential claim from a local telecom operator on 9 March 2010, details of which are set out under the paragraph headed “Material litigation” in Appendix III to the Scheme Document.

Indonesia

The turnover derived by the Indonesian operation of HK$315 million accounted for 1.3% of the HTIL Group’s total turnover in 2008. The Indonesian operation was still in its development stage and its network was under expansion. It recorded an operating loss of HK$353 million in 2008 after taking into account a one-time gain in relation to the network supplier’s compensation of HK$731 million in the form of credit vouchers and the disposal gain of base station tower sites of HK$465 million. Excluding the above items, the HTIL Group’s Indonesian operation would have reported an operating loss of HK$1,549 million compared to

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

an operating loss of HK$626 million in 2007. Management of HTIL considers that high start up losses are normal in the mobile telecommunication industry and once the Indonesian operation has completed the network rollout, it will be able to generate a significant positive contribution to the HTIL Group.

The HTIL Group’s Indonesian customer base grew by nearly 90% to 8.5 million and population coverage expanded to approximately 76% with more than 8,700 base stations on-air as at 31 December 2009. The HTIL Group also extended its footprint to Kalimantan and Sulawesi, and launched services in major cities including Balikpapan, Banjarmasin, Samarinda and Makassar during 2009. The turnover generated by the Indonesian operation in 2009 was HK$608 million, representing a growth of 93.0% from HK$315 million in 2008.

The Indonesian operation recognised a net profit on disposal of investments and others of HK$423 million in 2009, which included a gain of HK$268 million from the disposal of base station tower sites and other income mainly from network suppliers’ compensations in form of credit vouchers of HK$155 million. Operating loss for 2009 further deteriorated to HK$1,456 million when compared to a loss of HK$353 million in 2008. By excluding the net profit on disposal of investments and others, an operating loss of HK$1,879 million would be recorded for 2009 when compared to a loss of HK$1,549 million in 2008.

Under the accelerated network rollout strategy, the HTIL Group’s Indonesian operation incurred significant amount of capital expenditure on fixed assets of HK$2,864 million in 2009 accounting for 60.5% of the HTIL Group.

Vietnam and Sri Lanka

For the year ended 31 December 2008, Vietnam and Sri Lanka recorded turnover of HK$18 million and HK$160 million respectively which accounted for less than 1% of the total turnover of the HTIL Group.

In anticipation of the launch of GSM services after obtaining the Investment Certificate that permitted conversion of the CDMA network to GSM in March 2008, the HTIL Group’s Vietnamese operation stopped recruiting new customers in the first half of 2008 and completed the temporary migration of its existing customers to a third-party network by the end of June 2008. As a result of the shutdown of the CDMA network which was launched in the first half of 2007, turnover of the HTIL Group’s Vietnamese operation fell by 55% to HK$18 million and recorded an operating loss of HK$520 million in 2008 compared to HK$279 million in 2007. The depreciation and amortisation in 2008 included the accelerated depreciation on the non-reusable CDMA equipment and capitalised expenses amounting to HK$167 million. The increased costs related to the commencement of the GSM project. The GSM services were launched in the second quarter of 2009. Customer base in Vietnam reached approximately 2.5 million at the end of 2009. Vietnamese operation recorded more than seven times growth in its turnover to HK$141 million in 2009 when compared to HK$18 million in 2008. Operating loss decreased by 16.7% to HK$433 million in 2009 from HK$520 million in 2008 in the absence of an accelerated depreciation recognised in 2008.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

Turnover of the HTIL Group’s Sri Lankan operation decreased by 15.3% to HK$160 million in 2008 when compared to 2007. Under the effect of increased government levies and subdued consumer environment, turnover decreased significantly in 2009 by 61.9%. The severe market competition eroded the customer base and resulted in a decline in the ARPU. The HTIL Group’s Sri Lankan operation recorded an operating loss of HK$142 million in 2009. Despite the adverse environment, the Sri Lankan operation continued its network expansion and its population coverage over 60% by end of 2009.

4.       Commentary on the remaining businesses in Indonesia, Vietnam and Sri Lanka

The following are unaudited key performance indicators of the HTIL Group for the fourth quarter of 2008 and 2009:

	4Q 2009			4Q 2008
	Indonesia	Vietnam	Sri Lanka	Indonesia	Vietnam	Sri Lanka
	Approximately	Approximately	Approximately	Approximately		Approximately

ARPU (Blended) (Note 1)	IDR11,000	VND35,000	LKR90	IDR11,000	—	LKR164
MOU (Blended) (Number of minutes) (Note 2)	39	182	63	55	—	74
Churn (Blended) (%) (Note 3)	24.9%	8.4%	0.6%	24.2%	—	4.4%

Notes:

(1)      The monthly average revenue per user (“ARPU”) is calculated as the total service revenue for the month divided by the simple average number of activated customers for the month. The monthly ARPU for the quarter represents the average of the monthly ARPU in the quarter.

(2)      The monthly minutes of use (“MOU”) is calculated as the total minutes carried over the network (2G total airtime usage + 3G voice and video usage, but excluding inbound on-net minutes) for the month divided by the simple average number of activated customers. The monthly MOU for the quarter represents the average of the monthly MOU in the quarter.

(3)      The monthly churn% is calculated as the average number of disconnections (net of reconnection and internal migration between networks) for the month divided by the simple average number of activated customers for the month. The monthly churn% for the quarter represents the average of the monthly churn rates in the quarter.

Total customer base in the above markets increased by 118.5% from approximately 5.4 million as at the end of 2008 to approximately 11.8 million as at the end of 2009.

Driven by the growth in messaging and data consumption per customer in Indonesia, ARPU remained at approximately IDR11,000 in the fourth quarter of 2009 when compared to the corresponding period in 2008 even though MOU decreased by 29.1% due to the reduction in promotional on-net minutes offered.

Since the third quarter of 2008, the business in Sri Lanka was adversely affected by the deteriorating economic condition. The entry of a new operator and the tightened regulatory requirements of the Sri Lankan government intensified competition. MOU and the ARPU recorded a decrease of 14.9% and 45.1% respectively in the fourth quarter of 2009 when compared to the corresponding period in 2008.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

The HTIL Group’s Vietnam GSM services were successfully launched in April 2009 under the brand name “Vietnamobile”. The HTIL Group had a solid start in Vietnam with more than 3,800 base stations on-air nationwide with approximately 80% population coverage at the end of December 2009 and attained approximately 2.5 million customers by the end of 2009.

Outlook for the telecommunication industries in Indonesia, Vietnam and Sri Lanka

As illustrated by the chart below, the GDP of Indonesia, Vietnam and Sri Lanka, grew by approximately 208.4%, 190.3% and 135.3% from US$166 billion, US$31 billion and US$17 billion in year 2000 to US$512 billion, US$90 billion and US$40 billion by year 2008 respectively. The International Monetary Fund (the “IMF”) forecasts that Indonesia, Vietnam and Sri Lanka’s GDP will continue on an upward trend and will reach US$778 billion, US$149 billion and US$51 billion by year 2014 respectively. IMF is a specialised agency of the United Nations, which oversees the international monetary system and monitors the financial and economic policies of its 186 member countries.

Gross domestic product (“GDP”)

Note: * Forecast by IMF

Source: IMF, World Economic Outlook Database, issued in October 2009

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

The mobile telecommunication industry in Indonesia, Vietnam and Sri Lanka has been growing rapidly in recent years. The percentage of mobile cellular subscriptions in Indonesia, Vietnam and Sri Lanka grew significantly by approximately 30, 80 and 26.5 times during the period from 2000 to 2008 as reflected in the chart below.

Mobile cellular subscriptions

Source: The World Bank, World Development Indicators database, September 2009

The mobile telecommunication markets of Indonesia, Vietnam and Sri Lanka which are still in the development stage have achieved robust growth in recent years. The demographics of these markets support prospects for their continued growth.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

5.       Financial Projections

We have reviewed and discussed the Financial Projections provided to HWL with HTIL management. The Financial Projections constitute a profit forecast under Rule 10 of the Takeovers Code. Our report on the Financial Projections is set out in Appendix VII to the Scheme Document and we draw HTIL Shareholders’ attention to the wording of that report and the sections headed “Important Notices” and “Part VII — US Special Factors — 3.3 Certain Financial Information and Projections” for relevant details in connection with the Financial Projections. The management of HTIL has informed us that one of the main purposes of the Financial Projections is to motivate divisional management to achieve challenging targets. It was prepared as an internal document using intentionally aggressive assumptions that do not entirely reflect the current business environment, and was in no way anticipated to be published or relied on by shareholders. It does not incorporate the more measured and conservative input which would normally be expected in a profit forecast prepared in the context of a takeover offer. We note that certain assumptions, in particular key factors such as the growth in the number of subscribers and in the ARPU, while reasonable in persuading HTIL line management to “aim high”, are in fact substantially above performance in 2009 and are, in our opinion, optimistic.

Substantial capital expenditure (“capex”) and opex would be required to support the network coverage expansion and customer base broadening. According to the Financial Projections, the total capex would amount to about 120%, 310% and 120% of the 2010 customer service revenue of Indonesia, Vietnam and Sri Lanka respectively. The three business segments are together estimated to incur capex of not less than US$910 million and record substantial LBITDA of approximately US$161 million for 2010, despite what we consider, as set out above, optimistic assumptions.

As none of these remaining businesses is a “top three” operator at present, a substantial competitive response from incumbent operators to HTIL’s expansion plans must be anticipated. These conditions will increase the risks to which HTIL Shareholders would be exposed in the next few years. In these circumstances, we consider the future growth of HTIL may be more effectively supported if HWL takes full responsibility for ownership and finance, given HWL has substantial financial resources at its disposal. An indirect subsidiary of HWL has granted a revolving credit and term loan facility to the HTIL Group in November 2008. As at the Latest Practicable Date, a revolving credit facility of US$1,340 million continues to be available to the HTIL Group under such facility.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

6.       Net asset value of the HTIL Group

The following table summarises the consolidated statement of financial position of the HTIL Group as at 31 December 2009 which is also set out in Appendix I-2 to the Scheme Document:

HTIL Group as at 31 December 2009
HK$ millions

Cash and cash equivalents	4,203
Restricted cash	1,372
Trade and other receivables	2,199
Stocks	44
Available-for-sale financial assets	2,114
Fixed assets	8,589
Trade and other payables	(6,252)
Borrowings
- current portion	(470)
- non-current portion	(1,817)
Other net liabilities	(641)

Total net tangible assets	9,341

Net tangible assets per HTIL Share (HK$)	1.94
Add: Goodwill (of which, Indonesia — HK$1,463 million)	1,632
Other intangible assets	1,001

Total net asset value	11,974

Net asset value per HTIL Share (HK$)	2.49

Premium of Cancellation Price of HK$2.2 over net tangible assets per HTIL Share of HK$1.94 as at 31 December 2009	13.4%

Discount of Cancellation Price of HK$2.2 to net asset value per HTIL Share of HK$2.49 as at 31 December 2009	11.6%

After the HTHKH Spin-off in May 2009 and the Partner Disposal in October 2009, HTHKH and Partner ceased to be subsidiaries of HTIL and their assets and liabilities were no longer consolidated as at 31 December 2009. Other intangible assets of HK$1,001 million include telecommunication licence relating to the Indonesian operation.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

Following the receipt of the net cash proceeds of the Partner Disposal of approximately HK$7,843 million (approximately US$1,012 million), cash of approximately HK$1,372 million (approximately US$176 million) was deposited into an escrow account pending resolution of Israeli tax payable (“restricted cash”). The liability for, and the amount of, such tax is under negotiation with the Israeli tax authorities and the final settlement may be lower than the restricted cash. However, the resolution of this matter is uncertain at the moment and because of this, among other uncertainties as regards tax matters of the HTIL Group, the HTIL Directors have informed us that they have no grounds presently for making any different tax provisions from the ones currently made. We do not consider it prudent to make any adjustment to the taxation provisions included in the above net asset statement as at 31 December 2009.

As mentioned above, negotiations are underway for the divestment of HTIL Group’s Thailand operation. Based on the memorandum of understanding and the discussions to-date, the proceeds of sale net of liabilities and commitments are not expected to be material. On this basis, we do not expect the impact on net assets of HTIL to be material.

Following the Partner Disposal, the HTIL Group repaid interest-bearing loans due to the HWL Group that were drawn for the purpose of funding the operations of the HTIL Group, resulting in a gross cash balance in the HTIL Group of HK$4,203 million (approximately US$539 million) and restricted cash of HK$1,372 million as at 31 December 2009.

Based on the audited net asset value of the HTIL Group as at 31 December 2009 of HK$11,974 million and the 4,814,562,875 HTIL Shares then in issue, the book value per HTIL Share as at 31 December 2009 amounted to HK$2.49. After deducting goodwill and other intangible assets, the net tangible asset value of the HTIL Group was HK$9,341 million as at that date, equivalent to HK$1.94 per HTIL Share.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

7.       Historical market price and liquidity of HTIL Shares and HTIL ADSs

(i)       Share price since the HTHKH Spin-off

The following charts illustrate the price movement of the HTIL Shares during the period from 20 February 2009 to 31 May 2009 and the price movement of the shares of HTHKH from its listing date on 8 May 2009 to 31 May 2009:

(a) Closing price for HTIL Shares during the period

from 20 February 2009 to 31 May 2009

Source : Bloomberg

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

(b) Closing price for shares of HTIL and

HTHKH during the period from 8 May 2009 to 31 May 2009

Source: Bloomberg

Following the release of the announcement on the HTHKH Spin-off on 4 March 2009, the closing price of HTIL Shares increased by 10.4% to HK$2.34 on 5 March 2009. The HTIL Shares then traded within the range of HK$2.14 to HK$2.48 and closed at HK$2.43 on 24 April 2009. On the first day the HTIL Shares traded ex distribution on 27 April 2009, HTIL Shares closed at HK$1.34. HTHKH closed its trading debut on 8 May 2009 at HK$0.93. Shares of HTHKH closed within the range of HK$0.78 and HK$0.99 during 8 May 2009 to 31 May 2009.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

On 4 March 2009, HTIL announced the HTHKH Spin-off by way of a distribution in specie. On the same day, HTIL released its 2008 audited results showing that turnover increased by 16.3% to HK$23,725 million; while profit decreased by 95.7% to HK$2,919 million. Excluding the profit from discontinued operations of HK$70,502 million in 2007 and the impairment charge for Thailand segment of HK$3,854 million, HTIL would have recorded a profit of HK$1,128 million for the year in 2007. HTIL also published its unaudited key performance indicators for the 2008 fourth quarter with total customer base reaching approximately 12.1 million, including the Indonesian network rollout which was on track with over 6,300 base stations on-air. The closing price of HTIL Shares increased by 10.4% to HK$2.34 on 5 March 2009. These 2008 figures are now restated and are set out in Appendix I-2 of the Scheme Document.

Following the announcement in relation to the approval of the HTHKH Spin-off by the Stock Exchange on 14 April 2009, the closing price of HTIL Shares increased by 4.2% to HK$2.48 on 15 April 2009.

On 20 April 2009, HTIL announced the expected timetable for the HTHKH Spin-off with 27 April 2009 as the first dealing date of HTIL Shares on an ex entitlement basis and the commencement date of 8 May 2009 for dealings in HTHKH shares on the Stock Exchange.

When the HTIL Shares were first traded ex distribution on 27 April 2009, the closing price of HTIL Shares dropped by 44.9% from HK$2.43 on 24 April 2009 to HK$1.34 on 27 April 2009.

The closing price of the HTIL Shares increased by 6% to HK$1.41 on 11 May 2009, being the first trading day after the commencement of the dealing of the shares of HTHKH on 8 May 2009.

On 25 May 2009, HTIL announced the unaudited key performance indicators for the first quarter of 2009 that amongst others, total customer base, excluding Hong Kong and Macau reached approximately 10 million; and Vietnam GSM services successfully launched in April 2009. The closing price of HTIL Shares increased by 6.6% to HK$1.62 on 26 May 2009.

HTIL made an announcement on 7 July 2009 stating that it had been approached by various parties regarding the possible sale of its entire indirect interest in Partner. The closing price of HTIL Shares increased by 7.8% to HK$1.94 on the same day.

Subsequent to the announcements of HTIL on 12 August 2009 in relation to, among other things, (i) the Partner Disposal; (ii) the unaudited key performance indicators for the 2009 second quarter that total customer base reached approximately 11.6 million; and (iii) its unaudited results for the six months ended 30 June 2009 recording a loss attributable to equity holders of HTIL of HK$285 million and basic loss of HK$0.06 per HTIL Share (as compared to profit of HK$1,165 million and basic earnings of HK$0.24 per HTIL Share in the corresponding period in 2008), the closing price dropped by 9.1% to HK$1.8 on 13 August 2009.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

On 16 September 2009, the Partner Disposal was approved by the then HTIL Shareholders at an extraordinary general meeting. The closing price of the HTIL Shares dropped by 1.2% to HK$1.64 on 17 September 2009.

On 10 November 2009, HTIL announced the unaudited key performance indicators for the 2009 third quarter that among others, total customer base at approximately 9.9 million, closing price of the HTIL Shares remained unchanged at HK$1.58 on 11 November 2009.

Following the release of the announcement in connection with the privatisation on 8 January 2010, the HTIL Share price rose by 28.5% from HK$1.65 on 4 January 2010 to HK$2.12 on 8 January 2010 and the share price closed within the range of HK$2.12 and HK$2.16 up to 3 March 2010. On 4 March 2010, HTIL announced the audited results for 2009 and the unaudited key performance indicators for the 2009 fourth quarter, that amongst others, total customer base reached approximately 12.8 million at the end of 2009. Revenue increased slightly by 2.7% and loss attributable to the equity holders of HTIL for the year from continuing operations increased to HK$2,592 million. The closing price of HTIL Shares remained at HK$2.14 on 4 March 2010 and closed within the range of HK$2.14 and HK$2.15 up to the Latest Practicable Date. As shown in the graph below, the closing price of the HTIL Shares has been below the Cancellation Price since 27 April 2009, the date the HTIL Shares first traded ex-entitlement to the HTHKH Spin-off.

(c) Closing price for HTIL Shares from 27 April 2009

to the Latest Practicable Date

Source: Bloomberg

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

The Cancellation Price of HK$2.2 per Scheme Share represents:

(a)                  a premium of approximately 3% over the closing price of HK$2.14 per HTIL Share as quoted on the Stock Exchange as at the Latest Practicable Date;

(b)                 a premium of approximately 3% over the closing price of US$4.12 per HTIL ADS as quoted on the NYSE as at the Latest Practicable Date;

(c)                  a premium of approximately 37% over the closing price of HK$1.61 per HTIL Share as quoted on the Stock Exchange on the Last Pre-Announcement Trading Day;

(d)                 a premium of approximately 41% over the closing price of US$3.01 per HTIL ADS as quoted on the NYSE on the Last Pre-Announcement Trading Day;

(e)                  a premium of approximately 39% over the average closing price of approximately HK$1.58 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 10 trading days up to and including the Last Pre-Announcement Trading Day;

(f)                    a premium of approximately 42% over the average closing price of approximately US$3.00 per HTIL ADS based on the daily closing prices as quoted on the NYSE for the 10 trading days up to and including the Last Pre-Announcement Trading Day;

(g)                 a premium of approximately 39% over the average closing price of approximately HK$1.59 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Last Pre-Announcement Trading Day;

(h)                 a premium of approximately 41% over the average closing price of approximately US$3.02 per HTIL ADS based on the daily closing prices as quoted on the NYSE for the 30 trading days up to and including the Last Pre-Announcement Trading Day;

(i)                     a premium of approximately 39% over the average closing price of approximately HK$1.58 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 60 trading days up to and including the Last Pre-Announcement Trading Day;

(j)                     a premium of approximately 41% over the average closing price of approximately US$3.02 per HTIL ADS based on the daily closing prices as quoted on the NYSE over the 60 trading days up to and including the Last Pre-Announcement Trading Day;

(k)                  a premium of approximately 32% over the average closing price of approximately HK$1.67 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 173 trading days from the first day the HTIL Shares traded ex distribution for the HTHKH Spin-off up to and including 31 December 2009; and

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

(l)                     a premium of approximately 30% over the average closing price of approximately US$3.26 per HTIL ADS based on the daily closing prices as quoted on the NYSE for the 164 trading days from the first day the HTIL ADS traded ex-distribution for the HTHKH Spin-off on 11 May 2009 up to and including 31 December 2009.

(ii)                Trading volume of HTIL Shares from March 2009, the month in which the HTHKH Spin-off was announced, to February 2010

The chart below shows the monthly trading volume of HTIL Shares from March 2009 to February 2010 (the “Review Period”):

Source: Bloomberg

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

The following table sets out the monthly trading volume of HTIL Shares on the Stock Exchange as compared to the total issued HTIL Shares and HTIL’s public float for the period commencing from March 2009, the month in which the HTHKH Spin-off was announced, to February 2010:

	Monthly trading volume	Monthly trading volume to the public float	Monthly trading volume to the total issued HTIL Shares
	Number of shares	% (Note 1)	% (Note 2)

2009
March	263,926,435	16.6	5.5
April	318,281,187	20.1	6.6
May	564,107,544	35.6	11.7
June	335,440,474	21.2	7.0
July	230,136,804	14.5	4.8
August	364,524,758	23.0	7.6
September	243,339,188	15.3	5.1
October	176,118,996	11.1	3.7
November	170,686,952	10.8	3.5
December	104,163,785	6.6	2.2

2010
January	562,176,154	35.5	11.7
February	118,016,148	7.4	2.5

Notes:

1.	Based on the number of total issued HTIL Shares held by public shareholders at the end of each month (March 2009 to June 2009: 1,585,416,626; July 2009 to February 2010: 1,585,633,293).

2.	Based on the number of total issued HTIL Shares at the end of each month (March 2009 to June 2009: 4,814,346,208; July 2009 to February 2010: 4,814,562,875).

The trading volume of the HTIL Shares reached about 564 million in May 2009 (being the first full trading month the HTIL Shares were traded ex-distribution), representing approximately 11.7% of the total issued HTIL Shares or approximately 35.6% of the HTIL Shares held by the public. The Partner Disposal was announced in August 2009 and HTIL recorded a monthly trading volume of about 365 million, representing approximately 7.6% of the total issued HTIL Shares or approximately 23% of the HTIL Shares held by the public.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

Trading volume of HTIL Shares in other months in 2009 of the Review Period are relatively thin, ranging from 2.2% to 7.0% of the total issued HTIL Shares. In our view, this level of liquidity would not be sufficient for the HTIL Independent Shareholders to sell significant numbers of their HTIL Shares in the market without a substantial discount to the market price of the HTIL Shares. Since the Announcement Date, the trading volume of the HTIL Shares has increased significantly and the monthly trading volume in January 2010 represents approximately 11.7% of the total issued share capital of HTIL or approximately 35.5% of the HTIL Shares held by the public. The Scheme represents an opportunity for the HTIL Independent Shareholders to dispose of their entire holdings at the Cancellation Price if they so wish. Based on trading volume since March 2009 (excluding May, August 2009 and January 2010), it is not likely in our opinion that the relatively active trading volume recorded in this period will continue if the Proposals lapse. Trading volume of the HTIL Shares was down to about 118 million in February 2010, representing approximately 2.5% of the total issued HTIL Shares or approximately 7.4% of the HTIL Shares held by the public.

(iii)         Share price and trading volume of HTIL ADSs since the HTHKH Spin-off

Source:   Bloomberg

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

The above graph illustrates the movement of the closing price of the HTIL Shares on the Stock Exchange and that of the HTIL ADSs on the NYSE since 27 April 2009, the date the HTIL Shares were traded ex-distribution of the HTHKH Spin-off. The HTIL ADSs were traded “ex” the HTHKH Spin-off on 11 May 2009. As at the Latest Practicable Date, there are 8,820,085 outstanding HTIL ADSs, equivalent to 132,301,275 HTIL Shares as each HTIL ADS represents ownership of 15 HTIL Shares. The movement of the price of the HTIL ADSs is in similar pace to that of the HTIL Shares, our analysis of which is discussed before.

The chart below shows the monthly trading volume of HTIL ADSs during the Review Period:

Source: Bloomberg

The monthly trading volume of HTIL ADSs during the Review Period was relatively moderate with highest volume recorded in May 2009, representing approximately 46.8% of the total outstanding HTIL ADSs at the end of that month. The average monthly trading volume during the Review Period was approximately 31.3% of the total outstanding HTIL ADSs. The Share Proposal enables the HTIL ADS Holders to dispose of all their HTIL ADSs if they wish, which otherwise may exert a downward pressure on its market price in view of the moderate liquidity.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

8.             Comparison with Comparable Transactions and Comparable Companies

During the course of our research, we have reviewed twelve acquisitions of strategic stakes in telecommunications businesses in Asian countries announced by telecommunication operators other than HTIL between June 2008 and November 2009.

Most of these acquisitions involved the acquisition of a majority or controlling interest, rather than the buying-in of a minority where control was already established. They also appeared to be priced on the basis of positive earnings or EBITDA, whereas the remaining operations of HTIL have negative earnings and LBITDA based on the audited 2009 results and the Financial Projections. Consequently, we have not been able to identify any recent transaction which would in our view serve as a useful comparable, ie. involving the buy-in of a minority of an Asian telecommunications company which is in a comparable stage of development to the remaining businesses of HTIL.

Similarly, we have reviewed companies principally engaged in mobile telecommunication services which are listed in Asia Pacific emerging markets with a market capitalisation of between HK$5 billion and HK$25 billion. We consider this a reasonable range around the market capitalisation of HTIL of approximately HK$10.6 billion.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

Based on research from Bloomberg as at the Latest Practicable Date, there are only four listed companies (the “Comparable Companies”) which meet the above selection criteria that we consider comparable to the HTIL Group in basic activity, geographic area and size, as follows:

Company	Stock Exchange	Location of principal operations	Principal business	Market Capitalisation (Note 1)	Price/ earnings ratio (Note 2)
				HK$million	Times

Spice Communications Limited	India	India	Cellular telephony services	6,684	9.26
Globe Telecom Inc.	Philippines	Philippines	Mobile and wireline communications services	21,910	11.50
Pilipino Telephone Corporation	Philippines	Philippines	Cellular and fixed line services	16,267	8.54
Total Access Communication Public Company Limited	Thailand	Thailand	Wireless telecommunications services and distributing handsets	18,972	12.05

Average					10.34

Cancellation Price under the HTIL Proposals	HK$2.2			10,592	N/A

Source: Bloomberg

Notes:

1.        Market capitalisation of the companies as at the Latest Practicable Date as quoted by Bloomberg after making currency adjustment into Hong Kong dollars at the prevailing exchange rate.

2.        Calculated based on the closing prices of the companies as at the Latest Practicable Date and the audited profits for the most recent financial year.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

As in the case of possible comparable transactions, we found it difficult to identify an appropriate basis to compare the remaining businesses of HTIL with the above listed companies, all of which have significantly more mature operations and are making substantial profits. We conclude that if a listing were considered for HTIL on the basis of the remaining businesses only, it is likely that the HTIL Directors would opt to defer it due to the early stage of the businesses.

9.             Comparison with privatisation precedents in Hong Kong

Set out in the table below are all the privatisation proposals involving companies listed on the Stock Exchange announced since 1 January 2008 and up to the Latest Practicable Date (the “Privatisation Precedents”). The table illustrates the range of premium over prevailing market prices at which privatisation proposals have been priced over the last approximately two years. The Privatisation Precedents were conducted under various market conditions. In particular, during the calendar year 2008 market prices were mostly falling, whereas in 2009 they were mostly rising. In addition, the companies involved are engaged in a variety of industry sectors, and only 2 involve significant telecommunications activities. Accordingly, the premiums of offer/cancellation price of the Privatisation Precedents may be affected by factors different from those applying to the Proposals.

Date of initial announcement	Company (Note 1)	Offer/ cancellation price	Premium/(discount) of offer/cancellation price over/(to) the average share price prior to announcement of privatisation			Result
			1 month	3 months	6 months

13 February 2008	Pacific Century Premium Developments Limited (432)	2.85	20.76%	15.85%	15.38%	Failed
28 February 2008	Mirabell International Holdings Limited (1179)	6.00	15.61%	18.34%	19.52%	Successful
2 June 2008	Wing Lung Bank Limited (96)	156.5	7.92%	22.99%	43.49%	Successful
2 June 2008	China Netcom Group Corporation (Hong Kong) Limited (906) (Notes 2 & 5)	27.87	14.13%	19.46%	18.14%	Successful

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

Date of initial announcement	Company (Note 1)	Offer/ cancellation price	Premium/(discount) of offer/cancellation price over/(to) the average share price prior to announcement of privatisation			Result
			1 month	3 months	6 months
10 June 2008	CITIC International Financial Holdings Limited (183) (Notes 2 & 3)	7.60	43.67%	65.22%	67.40%	Successful
3 September2008	China Huiyuan Juice Group Limited (1886) (Note 4)	12.20	199.02%	162.93%	133.27%	Lapsed
4 November 2008	PCCW Limited (8) (Notes 3 & 5)	4.50	35.54%	1.35%	(3.23)%	Failed
25 November 2008	Natural Beauty Bio-Technology Limited (157)	1.20	(7.69)%	(20.53)%	(26.83)%	Failed
3 December 2008	GST Holdings Limited (416)	3.38	107.36%	64.88%	47.60%	Successful
22 December 2008	Shaw Brothers (Hong Kong) Limited (80)	13.35	73.38%	53.98%	(4.51)%	Successful
17 February 2009	Crocodile Garments Limited (122)	0.40	95.12%	94.17%	76.21%	Failed
12 March 2009	Delta Networks, Inc. (722)	1.83	47.58%	67.89%	36.57%	Successful
18 March 2009	China Resources Microelectronics Limited (597)	0.30	36.36%	100.00%	150.00%	Failed
19 May 2009	Nam Tai Electronic & Electrical Products Limited (2633)	1.52	5.56%	46.15%	83.13%	Successful
22 May 2009	The Ming An (Holdings) Company Limited (1389) (Note 2)	1.30	49.43%	60.49%	71.05%	Successful

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

Date of initial announcement	Company (Note 1)	Offer/ cancellation price	Premium/(discount) of offer/cancellation price over/(to) the average share price prior to announcement of privatisation			Result
			1 month	3 months	6 months
25 May 2009	Stone Group Holdings Limited (409)	0.48	45.45%	65.52%	65.52%	Successful
1 June 2009	Oriental Press Group Limited (18)	0.95	26.67%	35.71%	37.68%	Failed
3 February 2010	Termbray Industries International (Holdings) Limited (93)	1.2	5.26%	(4.76)%	3.45%	Pending
5 February 2010	Joyce Boutique Holdings Limited (647)	0.2	5.26%	11.11%	17.65%	Pending

Median			35.54%	46.15%	37.68%

8 January 2010	HTIL	2.2	38.36%	38.36%	29.41%

Notes:

1.        The selection criteria for the above privatisation precedents include all privatisation proposals (i) by way of scheme of arrangement; and (ii) by way of voluntary general offer with acceptance condition of at least 90% and intention to exercise compulsory acquisition if such offer becomes unconditional. On this basis, BALtrans Holdings Limited, which was privatised after a voluntary general offer with acceptance condition of over 50%, is not included.

2.        The offer in the privatisation proposal of the respective company consisted of share exchange offer or cash plus share exchange offer. The computation above was based on, among other things, the closing price of the respective shares to be exchanged before the initial announcement of the privatisation proposal.

3.        The offer price of the privatisation proposal of the respective company was revised upwards after the initial announcement. The computation above is based on the revised offer price.

4.        On 18 March 2009, the Ministry of Commerce of the PRC announced that it had decided not to grant anti-trust approval in the PRC in relation to the offer made by Coca-Cola Company to acquire China Huiyuan Juice Group. The offer lapsed due to the non-satisfaction of the above pre-condition.

5.        The company involved in the privatisation proposal involved significant telecommunications business.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

The table sets out nineteen Privatisation Precedents, of which ten were successful, seven failed and two are pending. No privatisation proposal was announced after 1 June 2009 (Oriental Press Group Limited) until February 2010, which we attribute to generally buoyant stock market conditions, when fewer privatisation proposals tend to be put forward.

In considering the results, we have eliminated two outliers, the China Huiyuan Juice proposal which was pitched at a very high premium range (approximately 199-133%) but lapsed after not obtaining approval from PRC authorities (Note 4); and the Natural Beauty proposal which failed after being priced at a discount to recent market prices. Eliminating these two outlying cases, the range of premium over the 3 months’ closing price was between approximately 1% and approximately 100%. The comparable figure for the HTIL Proposals is approximately 38%. Based on the above table, the median premia for such proposals over the 1 month, 3 month and 6 month average prices were approximately 36%, 46% and 38% respectively. This compares with the premia for the Share Proposal for the same periods of approximately 38%, 38% and 29% respectively.

DISCUSSION AND ANALYSIS

HTIL was listed in October 2004. At that time, it was an established Asian emerging markets telecom operator, with both fixed and wireless operations, operating in seven countries, in three of which HTIL’s operations were among the top three operators. Additional operations in Indonesia and Vietnam were subsequently launched in 2007.

In May 2007, HTIL Group’s interests in its biggest operation in India, Hutchison Essar, were sold and two special dividends totalling HK$13.75 per HTIL Share were subsequently paid. However, apart from these two special dividends, HTIL has not paid a cash dividend since its IPO in 2004.

In May 2009, HTIL Group’s entire indirect interest in the Hong Kong and Macau businesses were spun off through the HTHKH Spin-off for a separate listing in Hong Kong, with HTIL retaining no interest in them. The sale of the entire indirect interest in Partner, HTIL’s Israeli operation was completed in October 2009 and negotiations in relation to the sale of the HTIL Group’s Thailand operation have commenced. HTIL’s Thailand business has been loss-making. If the negotiations for sale do come to fruition, the proceeds of sale net of liabilities and commitments remaining with the seller are not expected to be material.

After these transactions, there will remain businesses in three countries, namely Indonesia, Vietnam and Sri Lanka, plus cash deposits. We consider that these businesses, particularly Indonesia and Vietnam, have growth potential, as discussed above. However, they are not presently among the top three operators in their respective markets and they generate negative cash flow. The HTIL Directors consider that these businesses are in a capital intensive stage and will require considerable further funds both for capex and opex to support and expand their operations.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

The Strategic Transactions carried out by HTIL have translated into an annualised return for HTIL Shareholders of 22% in the period 2004-2009, on the basis set out above. However, they have also resulted in a smaller remaining group with fewer, earlier stage, businesses. Market capitalisation and liquidity in trading of the HTIL Shares have also declined. Though the remaining businesses are promising, as noted above and based on our discussions with HTIL’s management, they will absorb cash to build scale for the next few years as they go through a highly capital intensive stage facing strong competitors in their various markets. In the HTIL Directors’ view, with which we concur, this scenario is likely to mean short- and medium-term uncertainty and potential share price volatility for HTIL Shareholders, making HTIL less suited to remain a publicly listed entity. Indeed, in our view, if a new listing were proposed for HTIL now on the basis only of its remaining businesses, we believe it would be considered premature. HTIL had net cash (being cash and cash equivalents less current and non-current borrowings) as at 31 December 2009 of about HK$1,916 million (approximately HK$0.4 per HTIL Share) but this will be needed to support the businesses and HWL anticipates that there will be no surplus cash available for dividends in the near future.

The Cancellation Price is HK$2.20 per Scheme Share and the Offeror has stated it will not be increased. Under the terms of the Takeovers Code, once the Offeror has made this statement, only in wholly exceptional circumstances will the Offeror be allowed subsequently to amend the terms of its offer in any way even if the amendment would not result in an increase of the value of the offer except where the right to do so has been specifically reserved. If the offer fails, neither the Offeror nor any person acting in concert with it may make another offer within twelve months except with the consent of the Executive.

It is not meaningful, in our opinion, to compare the Cancellation Price with the prevailing HTIL market prices before the HTHKH Spin-off. The HTHKH Spin-off separated HTIL as it was then into two approximately equal halves, the continuing HTIL operating mobile businesses in Indonesia, Vietnam and Sri Lanka, and HTHKH holding mobile and the fixed-line businesses in Hong Kong and Macau. The HTHKH shares were distributed by way of dividend in specie to the then HTIL Shareholders and listed on the Stock Exchange of Hong Kong by way of introduction. The HTIL shares were traded “ex” the HTHKH Spin-off on 27 April 2009 and the HTHKH Spin-off was completed in May 2009. The Cancellation Price of HK$2.20 represents a premium of approximately 32% over the average closing prices since the HTHKH Spin-off up to 31 December 2009 (when trading in HTIL Shares was suspended prior to the announcement of the Proposals), and a premium of approximately 38% over both the 1 month and 3 months average prices up to that date. The Cancellation Price represents a premium of 3% as compared to the closing price of the HTIL Shares on the Latest Practicable Date.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

There have been significant changes in the business in 2009 as described above and the remaining businesses are loss-making and cash flow negative based on HTIL’s 2009 audited results and the Financial Projections. While we do not consider HTIL Independent Shareholders should rely on the precise figures in the Financial Projections for the reasons discussed above, the projected substantial negative cash flow for 2010 makes us unable to identify any satisfactory basis for assessing the Cancellation Price against earnings or cash flow. Equally, we have not been able to identify recent transactions involving Asian telecommunications companies which we feel form helpful comparisons or to make a satisfactory comparison with such companies which are listed.

We have reviewed all the privatisation proposals involving companies listed on the Stock Exchange since 1 January 2008, as set out in the table in section 9 above. Based on that table, the median premia for such proposals over the 1 month, 3 month and 6 month average prices were approximately 36%, 46% and 38% respectively. This compares with the premia for the Share Proposal for the same periods of approximately 38%, 38% and 29% respectively. On this basis, we regard the Share Proposal, as regards premium over market price, to be within the middle range of recent privatisation proposals in Hong Kong.

The Cancellation Price represents a discount of 11.6% to the net asset value per HTIL Share as at 31 December 2009 of HK$2.49 and a premium of approximately 13.4% over net tangible asset value (after deducting goodwill and other intangibles) per HTIL Share of HK$1.94. There are also some uncertainties as regards the HTIL Group’s provisions for Israeli taxation and the proceeds of disposal of the HTIL Group’s Thailand operation, if a sale is in fact agreed. However, the HTIL Board believes it has adopted the appropriate accounting policies and treatment as regards the matter. We consider the discount of 11.6% to net asset value as at 31 December 2009 and the premium of 13.4% over net tangible assets value (after aforesaid deduction as at 31 December 2009) are acceptable in view of the substantial investment required for the remaining businesses of the HTIL Group whose future performance is uncertain, as mentioned above and the premium of the Cancellation Price over market prices since the HTHKH Spin-off.

Overall, the Strategic Transactions since listing have served to downsize and de-gear the group, while delivering good returns to HTIL Shareholders. We consider that the remaining businesses, while showing promise, will require considerable time and funding to realise that promise. This may not be of primary concern to HWL, which has substantial financial resources at its disposal and has demonstrated in the past that it is prepared to take a long-term view on the development of its telecommunications business. However, during this developmental phase, HTIL Independent Shareholders may well be exposed to uncertainty and volatility of financial results and share price performance, with significant dividends in our opinion unlikely to be paid. Consequently, we consider the present opportunity for HTIL Independent Shareholders to realise their investment at a fixed cash price of HK$2.20 per Scheme Share, with no concurrent expenses, is attractive. Trading in the HTIL Shares and the HTIL ADSs, except at the time of significant announcements, has tended to be thin and may become thinner in view of the reduced size of HTIL.

PART VI — LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

TO THE HTIL INDEPENDENT BOARD COMMITTEE

HTIL Optionholders

As required by the Takeovers Code, the Offeror is also offering to cancel the Outstanding HTIL Share Options at a price of HK$0.59 per Option. This price is based on the “see through” price, i.e. the intrinsic value of the Option, being the exercise price of the Option of HK$1.61 subtracted from the Cancellation Price of HK$2.20 per Scheme Share. This ignores any “time value” for the Option but as against this the Outstanding HTIL Share Options are not transferable and will simply lapse if the Scheme becomes effective and binding.

OPINION AND ADVICE

Based on the above principal factors and reasons, we consider the terms of the Proposals (including the Cancellation Price and the Option Proposal Price) are fair and reasonable so far as the HTIL Independent Shareholders (including the HTIL ADS Holders) and the HTL Optionholders are concerned. Accordingly, we recommend the HTIL Independent Board Committee to advise the HTIL Independent Shareholders to vote in favour of the resolutions to be proposed at the Court Meeting to approve the Scheme. We also recommend the HTIL Independent Board Committee to recommend HTIL Optionholders to accept the Option Proposal to cancel their Outstanding HTIL Share Options.

Yours faithfully,
for and on behalf of
SOMERLEY LIMITED
M.N. Sabine
Chairman

PART VII — US SPECIAL FACTORS

1.                      PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

1.1               Past Contacts, Transactions and Negotiations

Except as described below and as set forth in this Scheme Document, there have not been any negotiations, transactions or material contacts during the past two years between: (1) HTIL or any of its affiliates within the meaning of US federal securities laws (excluding the Offeror, HWL and any of their respective affiliates), on the one hand; and (2) the Offeror and HWL or any of their affiliates within the meaning of US federal securities laws, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of HTIL’s securities, election of HTIL Directors or sale or other transfer of a material amount of HTIL’s assets.

HTIL has entered into transactions from time to time with its current and former shareholders, their affiliates and other connected persons. It is HTIL’s policy that such transactions be effected on terms which HTIL believes to be comparable to those available with unaffiliated parties. For so long as HTIL is listed on the Stock Exchange, all transactions between HTIL and (among others) HTIL Directors, substantial shareholders or any of their respective associates (as defined in the Listing Rules) constitute connected transactions of HTIL under the Listing Rules and unless exemptions are applicable or waivers are granted, are subject to independent shareholders’ approval in a general meeting.

During the last two years, HTIL has from time to time engaged in transactions, including those specifically described below, with its shareholders, their affiliates and other connected persons:

On 25 November 2008, HTIL entered into a conditional facility agreement (the “Facility Agreement”) with Hutchison Telecommunications Finance Company Limited (“HTFC”) and Hutchison Facility Agents Limited (both being indirect subsidiaries of HWL), pursuant to which HTFC agreed to make available to HTIL and certain of its subsidiaries (including Hutchison Telephone Company Limited (“HTCL”), which at that time was an indirect subsidiary of HTIL) a senior secured revolving credit and term loan facility of a maximum aggregate amount of US$2,500 million (the “Facility”). The Facility is secured by the assets, rights and business and the issued share capital of HTIL and certain of its subsidiaries and is guaranteed by HTIL and certain of its subsidiaries. The Facility Agreement was amended and restated on 17 April 2009, such that, with effect from that date, the maximum aggregate amount available to HTIL and certain of its subsidiaries (excluding HTCL, being a subsidiary of Hutchison Telecommunications Hong Kong Holdings Limited (“HTHKH”), which together with its subsidiaries was spun off from the HTIL Group in May 2009) was reduced to US$1,790 million. With effect from the separate listing of HTHKH on 8 May 2009, each of HTCL and members of the HTIL Group (which at such time excluded HTCL) ceased to be responsible for each other’s borrowings under the Facility and the related cross guarantees and securities executed by HTIL and HTCL were released with effect from that date. As at 30 June 2009, an aggregate of US$290 million was drawn under the Facility and outstanding. This entire outstanding loan, together with amounts subsequently drawn down by the HTIL Group, was fully repaid by HTIL in November 2009. A revolving credit facility of US$1,340 million continues to be available to the HTIL Group under the Facility.

PART VII — US SPECIAL FACTORS

The Privatisation of HTIL

In the ordinary course of managing its business, HWL regularly reviews and evaluates its business strategy and strategic alternatives. In line with such reviews, HWL from time to time held informal discussions with representatives of Goldman Sachs regarding various strategic alternatives relating to its investment in HTIL, including the potential privatisation of HTIL and the possible sale of individual HTIL businesses. In the last two years, HWL and HTIL have from time to time received approaches from third parties regarding the potential sale of individual HTIL businesses or portions thereof, and have on occasion executed non-disclosure agreements with such third parties, but no meaningful negotiations and no potential offer has resulted from such approaches.

On 4 January 2010, HWL approached representatives of HTIL to advise HTIL of HWL’s intention to make a proposal regarding a possible privatisation of HTIL.

On 4 January 2010, HWL contacted representatives of Goldman Sachs and HWL’s outside legal counsel with respect to Hong Kong and US laws in order to discuss the potential privatisation of HTIL. On the same day, Goldman Sachs was appointed to act as financial adviser to the Offeror, and representatives of Goldman Sachs gave a presentation that included analyses of certain information that HWL and the Offeror might find useful in considering and evaluating a transaction of this kind. This presentation included (1) an overview of the HTIL shareholding structure, (2) summaries and/or analyses of historical trading data for the HTIL Shares and HTIL ADSs, (3) financial analyses at various potential offer prices, (4) an analysis of selected precedent taking-private transactions in Hong Kong and (5) summaries of research analysts’ recommendation, estimates and price targets for the HTIL Shares.

Upon receipt of HWL’s approach on 4 January 2010, HTIL contacted representatives of HTIL’s outside legal counsel with respect to Hong Kong and US laws in order to discuss the proposal from HWL regarding the potential privatisation of HTIL.

Commencing on the afternoon of 4 January 2010 through 8 January 2010, the respective outside legal counsels to HWL, the Offeror and HTIL with respect to Hong Kong, Cayman Islands and US laws, as well as representatives of HWL, the Offeror, HTIL and Goldman Sachs, met or participated via conference call to discuss the implications of the Proposals, the procedural and substantive requirements of the proposed scheme of arrangement as a “going private” transaction under applicable Hong Kong, United States and Cayman Islands laws and regulations, as well as the draft of a joint announcement setting forth the terms of the Share Proposal.

On 5 January 2010, representatives of HTIL and HTIL’s outside legal counsel met and/or participated via conference call with representatives of Somerley to discuss Somerley’s due diligence requirements as independent financial adviser to HTIL in connection with the Proposals.

PART VII — US SPECIAL FACTORS

On 6 January 2010, the HTIL Board discussed the preliminary terms of the Proposals, established the HTIL Independent Board Committee to make a recommendation to the HTIL Independent Shareholders and the HTIL Optionholders in respect of the Proposals and approved a draft of the joint announcement. At the same time, representatives of HTIL entered into discussions with the SFC regarding the independence of the proposed members of the HTIL Independent Board Committee. After these discussions were completed, HTIL announced on 15 January 2010 that the HTIL Independent Board Committee would consist of Mr. Kwan Kai Cheong and Mr. Kevin Westley, two independent non-executive HTIL Directors.

On 6 January 2010, a draft of the joint announcement was submitted to the SFC for comment, with a copy provided to the Stock Exchange. The various sets of SFC comments were reflected in revised drafts of the joint announcement over the course of that day and the next day. On 7 January 2010, the SFC confirmed that they had no further comments on the joint announcement.

On 7 January 2010, the respective boards of directors of the Offeror and HWL (1) authorised the Offeror to make the request for the HTIL Board to put forth the Share Proposal to the Scheme Shareholders on the terms set forth in the Announcement and (2) approved the publication of the Announcement.

On 7 January 2010, Asian Capital was appointed by the respective boards of directors of the Offeror and HWL as the independent financial adviser to the Offeror and HWL for purposes of Rule 2.4 of the Takeovers Code. On 7 January 2010, Asian Capital provided oral advice to HWL regarding the Share Proposal. On 21 January 2010, Asian Capital sent a letter to the boards of directors of the Offeror and HWL confirming in writing Asian Capital’s oral advice in relation to the Share Proposal, and a circular including Asian Capital’s letter and other relevant information was despatched to the shareholders of HWL on the same day. See “3.5. Asian Capital” in this Part VII.

On 8 January 2010, Goldman Sachs provided the Offeror and HWL with an updated presentation of its financial analyses. See “3.4. Summary of Financial Analyses of Goldman Sachs” in this Part VII.

On 8 January 2010, the Offeror sent a letter to the HTIL Board formally requesting the HTIL Board to put forward the Share Proposal to the Scheme Shareholders regarding the privatisation of HTIL by way of the Scheme, upon effectiveness of which the Scheme Shares (including all HTIL Shares underlying the HTIL ADSs) would be cancelled in exchange for HK$2.20 in cash for each Scheme Share, and the Announcement was issued on the same day.

Due to the potential fluctuations in the trading price of the HTIL Shares pending release of the Announcement regarding the Share Proposal, as stated in the Announcement, at the request of HTIL, trading in the HTIL Shares on the Stock Exchange was suspended from 2:30 p.m. (Hong Kong time) on 4 January 2010 and trading in the HTIL ADSs on the NYSE was halted by the NYSE from 9:32 a.m. (New York time) on 4 January 2010, pending the issue of

PART VII — US SPECIAL FACTORS

the Announcement. HTIL applied to the Stock Exchange for the resumption of trading in the HTIL Shares on the Stock Exchange with effect from 9:30 a.m. (Hong Kong time) on 8 January 2010 and requested the NYSE to resume trading in the HTIL ADSs on the NYSE with effect from 8 January 2010.

Commencing 12 January 2010, the respective legal counsels of HWL, the Offeror and HTIL, as well as representatives of Goldman Sachs, Somerley, HWL, the Offeror and HTIL, met and/or participated via conference call to further discuss the applicable legal and regulatory requirements of the Proposals as well as the preparation of this Scheme Document and other documentation to be sent to HTIL Shareholders, HTIL Optionholders and HTIL ADS Holders.

On 15 January 2010, the HTIL Independent Board Committee formally decided to engage Somerley as the independent financial adviser to the HTIL Independent Board Committee in connection with the Proposals, based on Somerley’s qualifications, expertise and reputation, including its experience with similar transactions and its knowledge of the relevant industry.

On 5 February 2010, the HTIL Independent Board Committee and Somerley met and/or participated via conference call to discuss Somerley’s proposed approach to evaluating the fairness of the Proposals and the methodologies Somerley would utilise in such evaluation. During this meeting, Somerley provided the HTIL Independent Board Committee with a presentation of its financial analyses underlying its evaluation.

On 4 March 2010, the HTIL Independent Board Committee and representatives of HTIL met and/or participated via conference call to discuss the procedures and process to be followed by the HTIL Independent Board Committee in reaching the determination that would be reflected in its letter to the HTIL Independent Shareholders (including HTIL ADS Holders) and the HTIL Optionholders.

On 10 March 2010, after discussion and review of the final draft of the Independent Financial Adviser’s letter to the HTIL Independent Board Committee, the HTIL Independent Board Committee unanimously determined the Cancellation Price to be fair and reasonable to the HTIL Independent Shareholders (including the HTIL ADS Holders) and the Option Proposal Price to be fair and reasonable to the HTIL Optionholders and to recommend that the HTIL Independent Shareholders (including the HTIL ADS Holders) vote in favour of the resolution to approve the Scheme at the Court Meeting and the special resolution to, among other matters, approve the capital reduction arising as a result of the Scheme and a resolution to, among other things, restore the issued share capital of HTIL immediately following the Scheme at the EGM and recommend the HTIL Optionholders to accept the Option Proposal if they have not exercised their Outstanding HTIL Share Options in accordance with the HTIL Share Option Scheme. The recommendation of the HTIL Independent Board Committee is set out in its letter dated 15 March 2010. See “Part V — Letter from the HTIL Independent Board Committee”.

On 15 March 2010, Somerley issued its opinion letter to the HTIL Independent Board Committee. See “Part VI — Letter from the Independent Financial Adviser to the HTIL Independent Board Committee”.

PART VII — US SPECIAL FACTORS

1.2               Agreements involving HTIL’s Securities

As described in more detail below under “4. Effects of the Proposals”, upon the Scheme becoming effective, the Offeror intends to cause HTIL to apply to the Stock Exchange for the withdrawal of the listing of the HTIL Shares on the Stock Exchange. The HTIL ADS Deposit Agreement will be terminated one business day (in New York) after the Effective Date, and the listing of the HTIL ADSs on the NYSE will be terminated as soon as practicable following the Effective Date. In addition, the Offeror intends to cause HTIL to terminate the registration of the HTIL Shares and the HTIL ADSs under the Exchange Act and HTIL’s reporting obligations under the Exchange Act as soon as practicable following the Effective Date.

2.                      PURPOSES, REASONS FOR, AND BENEFITS OF THE share PROPOSAL

HWL has communicated the following reasons for and benefits of the Share Proposal for Scheme Shareholders and HTIL to the HTIL Board:

HWL believes that HTIL established itself as an established pan-Asian emerging markets telecom operator following its initial public offering (“IPO”) in October 2004. In addition to strengthening its operations and competitive positioning in its then existing businesses, the HTIL Group also launched new operations in Indonesia and Vietnam.

The HTIL Group’s strategy has been to continually evaluate various business options to maximize returns to the HTIL Shareholders. In implementing this strategy, the HTIL Group entered into a number of transactions which included the following (the “Strategic Transactions”):

•                          the sale of its entire indirect interest in the India operations in May 2007;

•                          the spin-off of its businesses in Hong Kong and Macau in May 2009, now independently listed on the Stock Exchange; and

•                          the sale of its entire indirect interest in the Israel operations in October 2009.

HWL believes that the Strategic Transactions have helped the HTIL Group achieve its objective of maximizing returns to HTIL Shareholders. Since its IPO in 2004, HTIL has generated total returns (including dividends and the value of the Hong Kong and Macau spin-off) of approximately 178% for HTIL Shareholders, translating to an annualized return of approximately 22% per annum through 31 December 2009.

However, the Strategic Transactions have also transformed the HTIL Group’s business portfolio and impacted its short- to medium-term financial prospects. At the time of its IPO, the HTIL Group’s businesses spanned seven countries, three of which (listed above) enjoyed strong market positions as one of the top three operators, and collectively generated positive aggregate free cash flow. After the Strategic Transactions, the HTIL Group has an investment in a business in Thailand and three other countries, none of which is among the top three operators in its respective market and all of which generate negative cash flow. With respect

PART VII — US SPECIAL FACTORS

to Thailand, HTIL has been in close and ongoing discussions with CAT Telecom Public Company Limited (“CAT”) regarding the divestment of all of HTIL’s direct and indirect interests in the business and assets of the group’s Thailand operations. The parties have entered into a Memorandum of Understanding (“MOU”) pursuant to which they agreed to negotiate exclusively until 14 May 2010 in good faith towards the signing of definitive agreements for such divestment as soon as possible. As at the Latest Practicable Date, these discussions were continuing. Based on the MOU and discussions to date, the proceeds of sale net of liabilities and commitments remaining with the seller are not expected to be material.

HWL believes that the HWL Group will continue investing in the three growth businesses currently under HTIL, particularly in Vietnam and Indonesia, in order to build scale and to enhance their future financial performance and stability. HWL believes that such investments will position those businesses to compete more effectively in their markets and to better tap the potential opportunities there.

Therefore, as the HTIL Group following the Strategic Transactions no longer has the benefit of businesses that generate positive cash flow, it is envisaged that all cash in these remaining businesses would be retained in order to fund such investments and HWL and the Offeror anticipate that there will be no surplus cash available for dividends in the capital intensive investment phase.

HWL believes that such investments are also likely to mean short- and medium-term uncertainty and potentially high share price volatility for the HTIL Shareholders. While HWL remains confident in the future prospects for these remaining businesses other than Thailand, HWL is of the view that such short- and medium-term volatility and potential uncertain financial performance for the HTIL Group make it less suited to remain a publicly listed entity.

In addition to the above, the Strategic Transactions have also made HTIL a significantly smaller company. HTIL’s market capitalisation has fallen from a high of approximately HK$95.6 billion in January 2007 to its current level of approximately HK$7.9 billion as at 4 January 2010. Concurrently, liquidity and trading in both HTIL Shares and HTIL ADSs have greatly declined, falling from approximately HK$87.1 million of average daily trading volume for the 12 months ended 31 December 2006 to less than HK$19.3 million of average daily trading volume since 12 August 2009 when the latest of the Strategic Transactions was announced.

Finally, the listing of the HTIL Shares on the Stock Exchange and the HTIL ADS on the NYSE requires HTIL to bear administrative, compliance and other listing-related costs and expenses. These costs range from US$700,000 to US$1,200,000 per year and include the costs associated with preparing its annual report on Form 20-F and fees for external legal counsel. HTIL is also facing costs ranging from US$400,000 to US$700,000 per year to comply with Section 404 of the Sarbanes-Oxley Act and other Exchange Act-related requirements. If these costs and expenses are eliminated, the funds saved could be used for the HTIL Group’s business operations.

Reflecting the above, the Offeror is offering the Scheme Shareholders an alternative in the form of the Share Proposal.

PART VII — US SPECIAL FACTORS

3.                      FAIRNESS

The Share Proposal will be treated as a “going private” transaction under the applicable rules and regulations of the Exchange Act. As a result, the Offeror, HWL and HTIL are required to state their respective beliefs as to the procedural and substantive fairness of the Share Proposal to the unaffiliated security holders of HTIL. The Offeror, HWL and HTIL are making the statements included in this section for the purposes of complying with the requirements of Rule 13e-3 and related requirements under the Exchange Act. As used in this section, the term “unaffiliated security holder” means any HTIL Shareholder or HTIL ADS Holder who is not an affiliate of HTIL (excluding, therefore, HTIL’s affiliated security holders such as any executive officers and directors of HTIL, HWL, the Offeror and other entities controlled by such persons that are HTIL security holders).

3.1               The Offeror and HWL

The views of the Offeror and HWL as to the fairness of the Share Proposal should not be construed as a recommendation to any HTIL Shareholder or HTIL ADS Holder as to how that security holder should vote at the Court Meeting and the EGM. The Offeror and HWL have interests in the Scheme and the Proposals different from, and in addition to, those of the HTIL Shareholders, HTIL ADS Holders and HTIL Optionholders. These interests are described under “Part VIII — Explanatory Memorandum — 13. Interests of the Offeror and its concert parties in the Scheme and effects thereon”.

The Offeror and HWL believe that the Share Proposal is both substantively and procedurally fair to the unaffiliated security holders (including without limitation the HTIL ADS Holders) for purposes of Rule 13e-3 under the Exchange Act based on the following factors:

•                          The Share Proposal provides an opportunity for the Scheme Shareholders to monetise their Scheme Shares at a premium to the current and historical market prices. The Cancellation Price of HK$2.20 per Scheme Share (or, as applicable, the corresponding US dollar amount of approximately US$4.25 in cash (calculated on the basis of the exchange rate (being US$1.00 to HK$7.7593) reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicble Date) for each HTIL ADS calculated for illustrative purposes only) represents:

—                   a premium of approximately 37% over the closing price of HK$1.61 per HTIL Share as quoted on the Stock Exchange as at the Last Pre-Announcement Trading Day;

—                   a premium of approximately 41% over the closing price of US$3.01 per HTIL ADS as quoted on the NYSE as at the Last Pre-Announcement Trading Day;

—                   a premium of approximately 38% over the average closing price of approximately HK$1.60 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the five trading days up to and including the Last Pre-Announcement Trading Day;

PART VII — US SPECIAL FACTORS

—                   a premium of approximately 42% over the average closing price of approximately US$3.00 per HTIL ADS based on the daily closing prices as quoted on the NYSE for the five trading days up to and including the Last Pre-Announcement Trading Day;

—                   a premium of approximately 39% over the average closing price of approximately HK$1.58 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the ten trading days up to and including the Last Pre-Announcement Trading Day;

—                   a premium of approximately 42% over the average closing price of approximately US$3.00 per HTIL ADS based on the daily closing prices as quoted on the NYSE for the ten trading days up to and including the Last Pre-Announcement Trading Day;

—                   a premium of approximately 39% over the average closing price of approximately HK$1.59 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Last Pre-Announcement Trading Day;

—                   a premium of approximately 41% over the average closing price of approximately US$3.02 per HTIL ADS based on the daily closing prices as quoted on the NYSE for the 30 trading days up to and including the Last Pre-Announcement Trading Day;

—                   a premium of approximately 39% over the average closing price of approximately HK$1.58 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 60 trading days up to and including the Last Pre-Announcement Trading Day;

—                   a premium of approximately 41% over the average closing price of approximately US$3.02 per HTIL ADS based on the daily closing prices as quoted on the NYSE over the 60 trading days up to and including the Last Pre-Announcement Trading Day;

—                   a premium of approximately 32% over the average closing price of approximately HK$1.66 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Last Pre-Announcement Trading Day; and

—                   a premium of approximately 32% over the average closing price of approximately US$3.22 per HTIL ADS based on the daily closing prices as quoted on the NYSE over the 180 trading days up to and including the Last Pre-Announcement Trading Day.

Where the Cancellation Price is compared against a closing price or average closing price of the HTIL ADSs quoted on the NYSE as stated above, calculation is made on

PART VII — US SPECIAL FACTORS

the basis of the exchange rate of US$1.00 to HK$7.7593 reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicable Date. Such exchange rate (and the US dollar amount stated on the basis thereof) is for illustrative purposes only.

•                          The Cancellation Price is higher than any price at which the HTIL Shares (or HTIL ADSs) have traded on the Stock Exchange (or the NYSE) since the spin-off of HTIL’s businesses in Hong Kong and Macau in May 2009. As described in the information statement dated 20 April 2009 issued by HTIL in connection with the spin-off, on a pro forma basis, the Hong Kong and Macau businesses constituted approximately 43% of HTIL’s assets as of 31 December 2008, and represented approximately 17% of HTIL’s profit from continuing operations for the year ended 31 December 2008.

•                          Although the Cancellation Price represents a discount of approximately 11.6% to the consolidated net asset value per HTIL Share of approximately HK$2.49 as at 31 December 2009, it represents a premium of approximately 13.4% over the consolidated net tangible asset value per HTIL Share of approximately HK$1.94 as at 31 December 2009. The consolidated net tangible asset value per HTIL Share excludes goodwill and other intangible assets.

•                          The fact that the consideration to be paid to the Scheme Shareholders as at the Record Date will be entirely in cash, and is not subject to any financing condition or deferral. This permits shareholders to realize fair value, in cash, immediately for their investment and provides certainty of value, which might not continue to be available in the absence of the Share Proposal.

•                          The consideration was determined by the Offeror after considering, among other factors, HTIL’s historical trading prices, financial analyses at various potential offer prices, selected precedent taking-private transactions in Hong Kong, and research analysts’ recommendation, estimates and price targets for the HTIL Shares.

•                          HWL believes that the HWL Group will continue investing in the three growth businesses currently under HTIL, particularly in Vietnam and Indonesia, in order to build scale and to enhance their future financial performance and stability. HWL believes that such investments will position those businesses to compete more effectively in their markets and to better tap the potential opportunities there. HWL also believes that such investments are likely to mean short- and medium-term uncertainty and potentially high share price volatility. As the HTIL Group no longer has the benefit of cash flow generative businesses, HWL envisages that all cash and cash equivalents in these remaining businesses would be retained in order to fund such investments. Accordingly, HWL and the Offeror anticipate that there will be no surplus cash available for dividends in the capital intensive investment phase.

PART VII — US SPECIAL FACTORS

•                          The Scheme must, among other things, (i) be approved by a majority in number of the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting representing not less than three-fourths of the Scheme Shares that are voted either in person or by proxy by the Scheme Shareholders at the Court Meeting, (ii) be approved by HTIL Independent Shareholders holding at least 75% of the votes attached to the Scheme Shares held by HTIL Independent Shareholders that are voted either in person or by proxy at the Court Meeting and (iii) not be disapproved by HTIL Independent Shareholders at the Court Meeting holding more than 10% in value of all the Scheme Shares held by the HTIL Independent Shareholders, thereby presenting an opportunity for HTIL Independent Shareholders to express their views on and approve or reject the Scheme.

•                          In addition, the Grand Court in considering whether to sanction the Scheme may decline to sanction it if the Grand Court is not satisfied not only that the required Court Meeting was properly constituted and that the Scheme was approved by the requisite majority required by the Companies Law and by the Takeovers Code, but also that the result of the Court Meeting fairly reflected the view of Scheme Shareholders in general and that an intelligent and honest person acting in respect of their interests in the Scheme Shares might reasonably approve the Scheme. HTIL Shareholders will have the right to appear at the court hearing of the petition to sanction the Scheme and to confirm the capital reduction.

The Offeror and HWL did not explicitly consider the “going concern” value of HTIL. They did, however, implicitly consider such “going concern” value by taking into account, as discussed above, HTIL’s current and anticipated business, financial condition, results of operations and prospects, expectations of profitability, and other forward-looking matters, including the likely negative cash flow and absence of cash available for dividends.

The liquidation value of HTIL was not considered a factor because HTIL will continue to operate as an indirect subsidiary of HWL after completion of the privatisation; however, the Offeror and HWL note that the Cancellation Price exceeds the consolidated net tangible asset value per HTIL Share as at 31 December 2009.

Neither the Offeror nor HWL is aware of any other potential offers made by any unaffiliated third parties with respect to any tender offer, merger, consolidation, sale or other transfer of all or any substantial part of the assets of HTIL or purchase of HTIL’s securities that would enable the holder to exercise control of HTIL.

Additional matters

In view of the many considerations, the Offeror, HWL and their respective boards of directors did not find it practical to, and did not, quantify, rank or otherwise assign any relative weights to the factors considered. The Offeror’s and HWL’s respective boards of directors considered all of these factors as a whole, and overall the factors support the Offeror’s and HWL’s determination as to substantive and procedural fairness.

PART VII — US SPECIAL FACTORS

The foregoing discussion of the factors considered by the Offeror and HWL is not intended to be exhaustive, but includes all the material factors considered by the Offeror, HWL and their respective boards of directors in reaching the conclusion that the Share Proposal is substantively and procedurally fair to the unaffiliated security holders of HTIL. Although the HTIL Independent Board Committee did not retain an unaffiliated representative to act solely on behalf of the unaffiliated security holders for purposes of negotiating the terms of the Share Proposal, the Offeror and HWL believe that the establishment of the HTIL Independent Board Committee and the retention of the Independent Financial Adviser constituted sufficient procedural safeguards for the unaffiliated security holders.

Although the Share Proposal is not structured expressly to require the approval of a majority of the unaffiliated security holders of HTIL, as a matter of applicable law and under the Takeovers Code, the Share Proposal requires (1) the approval of a majority in number of the Scheme Shareholders representing not less than 75% in value of the Scheme Shares held by Scheme Shareholders present and voting either in person or by proxy at the Court Meeting, (2) approval by HTIL Independent Shareholders holding at least 75% of the Scheme Shares held by HTIL Independent Shareholders that are voted either in person or by proxy at the Court Meeting, with the number of votes cast by HTIL Independent Shareholders against the resolution to approve the Scheme not being more than 10% of the total number of Scheme Shares held by all HTIL Independent Shareholders and (3) the sanction of the Scheme (with or without modification) by the Grand Court, which the Offeror and HWL believe provide sufficient procedural safeguards for the unaffiliated security holders. For the purpose of the aforesaid voting, Scheme Shareholders are holders of Scheme Shares as at the Meeting Record Date; HTIL Independent Shareholders are all HTIL Shareholders as at the Meeting Record Date other than the Offeror and any other parties acting in concert with the Offeror; and HTIL Shareholders are holders of HTIL Shares as at the Meeting Record Date.

Except for the letter from Asian Capital to the respective boards of directors of the Offeror and HWL, which relates to the interests of the respective shareholders of the Offeror and HWL, neither the Offeror nor HWL has sought or obtained a fairness opinion or appraisal from any third party adviser (including Goldman Sachs) in connection with the Share Proposal including the fairness of the Share Proposal to the unaffiliated security holders. Neither the Offeror nor HWL has made any provisions to grant Scheme Shareholders or HTIL ADS Holders access to its corporate files or obtain any counsel or to provide appraisal services to Scheme Shareholders or HTIL ADS Holders and neither of them has any intention of doing so in the future.

3.2               HTIL

After careful consideration, the HTIL Independent Board Committee unanimously determined that the Share Proposal by means of the Scheme is both substantively and procedurally fair and reasonable to the unaffiliated security holders and the Option Proposal is both substantively and procedurally fair and reasonable to the HTIL Optionholders. Accordingly, the HTIL Independent Board Committee unanimously recommends that the unaffiliated security holders vote in favour of the Scheme and the related special resolution and recommends that the HTIL Optionholders accept the Option Proposal.

PART VII — US SPECIAL FACTORS

The HTIL Independent Board Committee believes that the Proposals are both substantively and procedurally fair to the unaffiliated security holders, despite the fact that the HTIL Independent Board Committee did not appoint an independent representative to act exclusively as the agent of the unaffiliated security holders for the purpose of negotiating the terms of the Proposals.

The HTIL Board

The HTIL Board presented to the HTIL Shareholders (including the HTIL ADS Holders) and the HTIL Optionholders the recommendations of the HTIL Independent Board Committee. The HTIL Board did not independently verify the factors considered by the HTIL Independent Board Committee.

The HTIL Independent Board Committee

The members of the HTIL Independent Board Committee considered the Proposals in light of their knowledge of the business, financial condition and prospects of HTIL, and based upon the advice of financial and legal advisors.

In view of the wide variety of factors considered in connection with the evaluation of the Proposals, the HTIL Independent Board Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their determinations.

The discussion below of the information and factors considered by the HTIL Independent Board Committee is not intended to be exhaustive but is believed to include all material factors considered by the HTIL Independent Board Committee. Executive officers of HTIL have not been asked to make a recommendation as to the Proposals.

In making the determinations and recommendations set forth in “Part V — Letter from the HTIL Independent Board Committee” of this Scheme Document, the HTIL Independent Board Committee considered a number of factors, including the following, to be generally positive or favourable:

1.        The Scheme must, among other things, (i) be approved by a majority in number of the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting representing not less than three-fourths of the Scheme Shares that are voted either in person or by proxy by the Scheme Shareholders at the Court Meeting, (ii) be approved by HTIL Independent Shareholders holding at least 75% of the votes attached to the Scheme Shares held by HTIL Independent Shareholders that are voted either in person or by proxy at the Court Meeting and (iii) not be disapproved by HTIL Independent Shareholders at the Court Meeting holding more than 10% in value of all the Scheme Shares held by the HTIL Independent Shareholders, thereby presenting an opportunity for HTIL Independent Shareholders to express their views on and approve or reject the Scheme.

2.        In the written opinion from the Independent Financial Adviser dated 15 March 2010 and set forth in Part VI of this Scheme Document, the Independent Financial Adviser

PART VII — US SPECIAL FACTORS

opined that, as of such date and subject to the qualifications stated in such opinion, the terms of the Share Proposal and the Option Proposal are fair and reasonable to the HTIL Independent Shareholders (including HTIL ADS Holders) and the HTIL Optionholders.

3.        The Cancellation Price and the Option Proposal Price contained in the Proposals will enable the Scheme Shareholders (including HTIL Independent Shareholders) and HTIL Optionholders to realise the following premiums:

	Shares		ADS
	Price (HK$)	Premium	Price (US$)	Premium

Latest Practicable Date (11 March 2010)	2.14	3%	4.12	3%

Last Pre-Announcement Trading Day	1.61	37%	3.01	41%

Average closing price over the 5 trading days up to and including the Last Pre-Announcement Trading Day	1.60	38%	3.00	42%

Average closing price over the 10 trading days up to and including the Last Pre-Announcement Trading Day	1.58	39%	3.00	42%

Average closing price over the 30 trading days up to and including the Last Pre-Announcement Trading Day	1.59	39%	3.02	41%

Average closing price over the 60 trading days up to and including the Last Pre-Announcement Trading Day	1.58	39%	3.02	41%

Average closing price over the 180 trading days up to and including the Last Pre-Announcement Trading Day	1.66	32%	3.22	32%

Net tangible asset value as at 31 December 2009	1.94	13.4%	3.73	14.0%

PART VII — US SPECIAL FACTORS

4.        The HTIL Independent Board Committee took into account the current and historical financial condition and results of operations of HTIL, as well as the prospects and strategic objectives of HTIL, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the general economy and in the sectors in which HTIL operates or has interests and the improbability of strategic alternatives to the Proposals.

5.        The HTIL Independent Board Committee itself consisted of two independent non-executive HTIL Directors appointed to give a recommendation to the HTIL Independent Shareholders and the HTIL Optionholders, and the HTIL Independent Board Committee retained and was advised by the Independent Financial Adviser, as its independent financial adviser, with the objective of rendering an opinion as to the fairness and reasonableness of the Proposals to the HTIL Independent Shareholders and HTIL Optionholders.

6.        There is a certainty of value to the HTIL Independent Shareholders and the HTIL Optionholders receiving cash consideration for their HTIL Shares and Outstanding HTIL Share Options under the Proposals.

7.        The anticipated timing of consummation of the Proposals will allow the HTIL Independent Shareholders and the HTIL Optionholders to receive the Cancellation Price and the Option Proposal Price within a reasonable period of time.

8.        It is another condition to the completion of the Scheme that following approval by the HTIL Independent Shareholders at the Court Meeting, the Scheme be sanctioned by the Grand Court. The Grand Court may decline to sanction the Scheme if, among other reasons, it is not satisfied that the results of the Court Meeting fairly reflect the views of the Scheme Shareholders in general and that an intelligent and honest person acting in respect of their interests in the Scheme Shares might reasonably approve the Scheme.

9.        The Offeror’s obligation to consummate the Proposals is subject only to a limited number of conditions, and no financing condition, and Goldman Sachs has confirmed that it is satisfied that sufficient financial resources are and will be available to the Offeror to implement the Proposals.

10.      The Cancellation Price represents premiums to the HTIL Share price as of the Last Pre-Announcement Trading Day and to the average HTIL Share prices over various time periods prior to the Last Pre-Announcement Trading Day that are generally consistent with the average premiums paid in precedent privatisation transactions in Hong Kong. See “Part VI — Letter from the Independent Financial Adviser to the HTIL Independent Board Committee”.

PART VII — US SPECIAL FACTORS

In making its determinations and recommendation, the HTIL Independent Board Committee also considered a number of factors, including the following, to be generally negative or unfavourable:

1.        If the Scheme is completed, the HTIL Independent Shareholders and HTIL Optionholders will cease to participate in HTIL’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the HTIL Shares.

2.        Given HWL’s and the Offeror’s percentage of ownership of HTIL and the improbability of competing offers or strategic alternatives not consistent with HWL’s and the Offeror’s interests, the HTIL Board did not contact third parties that might have made such offers, and the HTIL Independent Board Committee did not evaluate the prices potentially attainable in alternative transactions. As at the Latest Practicable Date, no third parties have approached HWL or HTIL with possible competing offers or strategic alternatives following the announcement of the Proposals and no such discussions were in progress between HTIL and third parties at the time the Proposals were announced.

3.        Neither the HTIL Independent Board Committee nor the HTIL Board negotiated with the Offeror regarding the Proposals; moreover, under the Takeovers Code, the Offeror may not increase the Cancellation Price other than in wholly exceptional circumstances because it included a statement in the Announcement that the Cancellation Price would not be increased and did not reserve the right to increase the price.

4.        The Cancellation Price also represents a discount of approximately 11.6% to the consolidated net asset value per HTIL Share of approximately HK$2.49 as at 31 December 2009.

5.        The HTIL Independent Shareholders and the HTIL Optionholders do not have appraisal rights in connection with the Scheme under the Companies Law.

After reviewing such factors, the HTIL Independent Board Committee unanimously determined that the Share Proposal is fair and reasonable to the HTIL Independent Shareholders (including HTIL ADS Holders) and the Option Proposal is fair and reasonable to the HTIL Optionholders.

The HTIL Independent Board Committee did not consider the liquidation of HTIL’s assets to be a viable course of action. Therefore, it did not appraise the liquidation value of HTIL’s businesses in evaluating the Proposals.

The HTIL Independent Board Committee did not explicitly consider the “going concern” value of HTIL. They did, however, implicitly consider such “going concern” value by taking into account HTIL’s current and anticipated business, financial condition, results of operations and prospects, expectations of profitability, and other forward-looking matters, including the likely negative cash flow and absence of cash available for dividends.

PART VII — US SPECIAL FACTORS

The members of the HTIL Independent Board Committee evaluated the Proposals in light of their knowledge of the business, financial condition and prospects of HTIL. In view of the wide variety of factors considered in connection with evaluating the Proposals, the HTIL Independent Board Committee did not find it practicable to quantify or otherwise assign relative weights to the specific factors it considered in making its recommendation.

HTIL Independent Board Committee Compensation

The members of the HTIL Independent Board Committee did not receive any compensation in connection with serving on the HTIL Independent Board Committee.

Summary of Report and Opinion of the Independent Financial Adviser

Under an engagement letter, dated 15 January 2010, the HTIL Independent Board Committee retained Somerley to advise the HTIL Independent Board Committee as to whether the terms and conditions of the Proposals, and, more particularly, the Cancellation Price and the Option Proposal Price, are fair and reasonable to the HTIL Independent Shareholders and HTIL Optionholders, respectively. The HTIL Independent Board Committee agreed to pay Somerley a customary fee for its services and to reimburse Somerley for its reasonable out-of-pocket expenses as set forth in such engagement letter. HTIL has agreed to indemnify Somerley and related persons against certain liabilities arising out of or in connection with Somerley’s engagement and subject to the limitations set forth under such engagement letter.

The HTIL Independent Board Committee has engaged Somerley based on its qualifications, expertise and reputation. Somerley is a corporation licensed under the SFO to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO. In the past, Somerley and/or its affiliates have provided financial advisory services to HTIL and/or parties affiliated with HTIL and have received fees in connection with these services.

In connection with the formulation and delivery of Somerley’s opinion to the HTIL Independent Board Committee, Somerley performed a variety of commonly used financial, comparative, and valuation analyses, as described below. The formulation of a fairness and reasonableness opinion involves various determinations as to the most appropriate and relevant methods of financial, comparative and valuation analyses, and the application of those methods to the particular circumstances. Furthermore, in arriving at Somerley’s opinion, Somerley did not attribute any particular weight to any analysis or factor, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Somerley believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion.

In formulating its opinion and recommendation with regard to the Proposals, Somerley has reviewed, among other materials, past financial information of the HTIL Group and the Financial Projections, which were prepared for internal management purposes prior to the announcement of the Proposals. Somerley has discussed with the HTIL Board the past

PART VII — US SPECIAL FACTORS

performance and future prospects of the HTIL Group. Somerley has relied on the information and facts supplied, and the opinions expressed (with the reservations set out below as regards the Financial Projections) by the management of HTIL and HTIL Directors and have assumed that they are true, accurate and complete at the date of the Scheme Document and will remain so up to the time of the Court Meeting. Somerley has also sought and received confirmation from the HTIL Directors that no material facts have been omitted from the information supplied and opinions expressed to it. Somerley has no reason to believe that any material information has been withheld from it, or to doubt the truth or accuracy of the information provided. Somerley has relied on such information and considers that the information Somerley has received is sufficient for it to reach an informed view. Somerley has not conducted any independent investigation into the business and affairs of the HTIL Group.

Somerley has not considered the tax implications for the HTIL Independent Shareholders, HTIL ADS Holders and HTIL Optionholders of acceptances or non-acceptances of the Proposals since these are particular to their individual circumstances. The HTIL Independent Shareholders, HTIL ADS Holders and HTIL Optionholders who are overseas residents or subject to overseas taxation or Hong Kong taxation on securities dealings should consider their own tax position and, if in any doubt, should consult their own professional advisers.

Somerley is not associated with the Offeror, HWL and HTIL or their respective substantial shareholders or any party acting or presumed to be acting in concert with any of them and, accordingly, is considered eligible to give independent advice on the Proposals. Apart from normal professional fees payable to it in connection with the appointment, no arrangement exists whereby Somerley will receive any fee or benefits from the Offeror, HWL and HTIL or their respective substantial shareholders or any party acting or presumed to be acting in concert with any of them.

The summary of the opinion set forth below is qualified in its entirety by reference to the full text of such opinion. HTIL Shareholders are urged to read such opinion carefully in its entirety for a description of the procedures followed, the factors considered, the assumptions made, and the limitations on the analysis undertaken by Somerley. Somerley’s written opinion is for the information and assistance of the HTIL Independent Board Committee and the HTIL Board. Somerley’s opinion does not address the HTIL Independent Board Committee’s, the HTIL Board’s or HTIL’s underlying business decision to proceed with the Proposals. Somerley has not been requested to, and did not, participate in the process to explore strategic alternatives for HTIL nor did it actively solicit third party indications of interest in acquiring all or any part of HTIL.

In connection with the preparation of its opinion, Somerley made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Somerley:

•                          reviewed HTIL Group’s audited consolidated accounts for the financial years ended 31 December 2008 and 2009;

PART VII — US SPECIAL FACTORS

•                          discussed with certain members of the HTIL Board the operations, financial condition and future prospects of HTIL;

•                          reviewed the historical market prices and trading volumes for the HTIL Shares and the HTIL ADSs;

•                          reviewed certain other publicly available financial data for certain companies that Somerley considered comparable to HTIL;

•                          reviewed various documents relating to HTIL; and

•                          conducted such other studies, analyses and inquiries as Somerley deemed appropriate.

Materials summarising Somerley’s analyses were presented to the HTIL Independent Board Committee on 5 February 2010. Copies of these materials have been filed with the SEC as an exhibit to the Schedule 13E-3 and can be obtained as described under “6. Available Information” in this Part VII. Copies of these materials are available for inspection and copying at the principal executive office of HTIL during its regular business hours by any interested HTIL Shareholder or HTIL ADS Holder or such HTIL Shareholder or HTIL ADS Holder’s representative who has been so designated in writing.

Summary of Certain Financial Analysis Conducted by Somerley

In assessing the fairness and reasonableness of the consideration to the HTIL Independent Shareholders and HTIL Optionholders under the Proposals, Somerley independently valued HTIL using widely accepted valuation methodologies.

Principal Factors and Reasons Considered

In arriving at its recommendation to the HTIL Independent Board Committee, Somerley has taken into account the following principal factors and reasons:

1.                      Background to and reasons for the Proposals

As described in “Part IV — Letter from the HTIL Board”, “Part VII — US Special Factors” and “Part VIII — Explanatory Memorandum”, the principal reasons for the Proposals are that:

•                          The HTIL Group is an established provider of telecommunications services with a strategy of continually evaluating various business options to maximise returns to its shareholders. It has entered into the Strategic Transactions including a spin-off of HTHKH (the “HTHKH Spin-off”) in May 2009. The Strategic Transactions have helped the HTIL Group deliver total returns (including the special dividends paid of HK$13.75, the value of HTHKH Shares of HK$1.32 per HTIL Share distributed to the HTIL Shareholders under the HTHKH Spin-off and the closing price of HTIL Shares

PART VII — US SPECIAL FACTORS

of HK$1.61 on the Last Pre-Announcement Trading Day as compared to the offering price of HK$6.01 at HTIL’s listing) of approximately 178% for HTIL Shareholders, translating to an annualised return of approximately 22% per annum through 31 December 2009.

•                          At the time of its IPO, the HTIL Group’s businesses, which spanned seven countries, collectively generated positive aggregate free cash flow. The HTIL Group enjoyed strong market position as one of the top three operators in three out of the seven countries. After a string of disposals, the four remaining operations of HTIL are in Indonesia, Vietnam, Sri Lanka and Thailand. However, as regards Thailand, HTIL has commenced exclusive negotiations to sell its direct and indirect interests in the business and assets of its Thailand operation. The negotiations are complex and may be prolonged. HTIL’s Thailand business has been loss-making. If negotiations for sale do come to fruition, a material gain on disposal is not expected.

•                          None of the remaining businesses is among the top three operators in their respective markets and all generate negative cash flow, which is likely to result in short- and medium-term uncertainty and potential share price volatility for the HTIL Shareholders. While HWL remains confident in the future prospects for these remaining businesses other than Thailand, HWL is of the view that such short- and medium-term volatility and potential uncertain financial performance for the HTIL Group make it less suited to remain a publicly listed entity. Consequently, it has requested HTIL to put forward the Proposals for consideration by the HTIL Shareholders and HTIL Optionholders.

•                          The Strategic Transactions have also made HTIL a significantly smaller company and its market capitalisation has fallen substantially from a high of approximately HK$95.6 billion in January 2007 to approximately HK$7.9 billion as of 4 January 2010, being the last trading date prior to the Announcement Date. Concurrently, liquidity and trading in both HTIL Shares and HTIL ADSs have also declined, with average daily volume of HTIL Shares falling from approximately HK$87.1 million of average daily trading volume for the 12 months ended 31 December 2006 to less than HK$19.3 million of average daily trading volume since 12 August 2009 when the latest of the Strategic Transactions was announced. The listing of the HTIL Shares on the Stock Exchange and the HTIL ADSs on the NYSE requires HTIL to bear administrative, compliance and other listing-related costs and expenses. The Proposals will allow HTIL to eliminate such costs and expenses and the funds saved could be used for the remaining business operations. Somerley noted that HTIL has not raised new money from the equity market since its listing in 2004. The Proposals give Scheme Shareholders and HTIL Optionholders an opportunity to realise their investment in HTIL at a price above recent market prices.

•                          In connection with the Scheme, Somerley noted that the Offeror and HWL expect to review HTIL and its assets, corporate structure, capitalisation, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Scheme in order to

PART VII — US SPECIAL FACTORS

best organise and optimise the activities of HTIL. Somerley noted that the Offeror and HWL expressly reserve the right to make any changes that they deem necessary, appropriate or convenient in light of their review of HTIL, in light of future developments or in order to better integrate, generate maximum synergy or exploit full economies of scale with other operations of the HWL Group. Such changes could include, among other things, changes in HTIL’s businesses or operations, corporate structure, articles of association, capitalisation, management, HTIL Board or dividend policy. Somerley noted that it is the intention of the Offeror and HWL to continue these remaining businesses with the exception of the business in Thailand.

•                          Somerley noted that HWL does not intend to introduce any major changes to the existing operations and believes that the HWL Group will continue investing in the three growth businesses currently under HTIL, particularly in Vietnam and Indonesia, in order to build scale more effectively in the markets and to better tap the potential opportunities there and to enhance their future financial performance and stability. Such substantial investments could result in uncertain short- and medium-term financial performance due to the uncertain time horizon before the benefits of the investments are realised. As the HTIL Group no longer has the benefit of cash flow generative businesses after the Strategic Transactions, HWL anticipates that all cash in the remaining businesses would be retained in order to fund such investments and HWL and the Offeror anticipate that there will be no surplus cash available for dividends in the capital intensive investment phase if the Proposals lapse. HTIL’s ability to pay dividends is limited by Cayman Islands law, which allows companies to declare and pay dividends only out of either profit or share premium account (where a company issues shares at a premium, whether for cash or otherwise, a sum equal to the aggregate amount of the value of the premiums on those shares must be transferred to an account called the share premium account). HWL currently has no intention to introduce any significant changes to the management of HTIL, or to discontinue the employment of any employees of HTIL, as a result of the implementation of the Proposals.

•                          Somerley noted that the HTIL Board and the board of directors of HWL have confirmed that, as at the Latest Practicable Date, there were no negotiations underway for the sale of HTIL’s interests in Indonesia, Vietnam or Sri Lanka and so far as they are aware, as at the Latest Practicable Date, no transaction relating to any disposal of these interests was pending or reasonably in contemplation. As at the Latest Practicable Date, Somerley noted that no third parties have approached HWL or HTIL with possible competing offers or strategic alternatives following the announcement of the Proposals and no such discussions were in progress between HTIL and third parties at the time the Proposals were announced.

2.                      Business of the HTIL Group and recent significant transactions

Somerley next analysed HTIL Group’s business and recent significant transactions.

PART VII — US SPECIAL FACTORS

Somerley noted that the business of the HTIL Group began when HWL commenced its mobile telecommunications operations in Hong Kong in 1985. It noted that the HTIL Group was spun off from HWL and separately listed on the Main Board of the Stock Exchange on 15 October 2004 with the HTIL ADSs listed on the NYSE since 14 October 2004. Somerley noted that HWL has remained the controlling shareholder of HTIL. Somerley observed that HTIL Group was an established pan-Asian emerging markets telecom operator spanning seven countries and that since its IPO the HTIL Group had conducted several recent significant transactions resulting in its operations being concentrated in Indonesia, Vietnam, Thailand and Sri Lanka as at the Latest Practicable Date.

3.                      Past results of the HTIL Group

Somerley then analysed the past financial results of the HTIL Group for the years ended 31 December 2008 and 2009, in particular the relative contribution of each market to the HTIL Group’s turnover and operating profit/(loss).

Somerley noted that assuming the HTIL Group’s Thailand operation is sold, the main remaining businesses will be those in Indonesia, Vietnam and Sri Lanka (which is relatively small). In addition to the consolidated results of HTIL for the two financial years ended 31 December 2009, Somerley performed a segmental analysis of these three businesses, extracted from the published accounts of the HTIL Group and provided its own commentary.

Somerley noted that in both 2008 and 2009, there was a loss for the year from continuing operations. Somerley noted that in 2009 the loss attributable to shareholders from continuing operations was HK$2,592 million and it was HK$283 million in 2008. Somerley noted that HTIL’s financial results for 2008 (as restated) and 2009 reflected both the reclassification of the financial results of the Hong Kong and Macau and Israel operations as discontinued operations as well as the restatement to reflect the accounting for the sale and leaseback of base station tower sites in 2008 as resulting in a finance lease. See “Appendix I — Financial Information on the HTIL Group” in this Scheme Document. Moreover, it noted that turnover from continuing operations for 2009 remained comparable to 2009 with a slight increase of 2.7% and an operating loss from continuing operations of HK$2,069 million was recorded. Somerley further reviewed the financial results of the HTIL Group as a whole.

Somerley then considered the relative contribution of each market (Thailand, Indonesia and Vietnam/Sri Lanka) to the HTIL Group’s turnover and operating profit/(loss) and their capital expenditure on fixed assets for the three years ended 31 December 2009. Somerley noted that HTIL has been engaged in close and ongoing discussions with CAT Telecom Public Company Limited regarding the divestment of all of HTIL’s direct and indirect interests in the HTIL Group’s Thailand operation.

4.                      Commentary on the remaining businesses in Indonesia, Vietnam and Sri Lanka

Somerley next analysed unaudited key performance indicators of the HTIL Group for the fourth quarter of 2008 and 2009 and the outlook for the telecommunications industries in Indonesia, Vietnam and Sri Lanka. It noted that the total customer base in these markets increased by 118.5% from approximately 5.4 million as at the end of 2008 to approximately 11.8 million as at the end of 2009.

PART VII — US SPECIAL FACTORS

Outlook for the telecommunications industries in Indonesia, Vietnam and Sri Lanka.

Somerley reviewed publicly available general economic and telecommunications industry information for Indonesia, Vietnam and Sri Lanka. It noted that the mobile telecommunications industry in Indonesia, Vietnam and Sri Lanka has been growing rapidly in recent years with significant increases in the percentage of mobile cellular subscriptions during the period from 2000 to 2008. Somerley noted the demographics of these markets support prospects for their continued growth.

5.                      Financial Projections

Somerley reviewed and discussed the Financial Projections provided to HWL with HTIL management. It noted that the Financial Projections constitute a profit forecast under Rule 10 of the Takeovers Code. Somerley’s report on the Financial Projections is set out in Appendix VII and further details in connection with the Financial Projections are found in the sections headed “Important Notices” and “Part VII — US Special Factors — 3.3 Certain Financial Information and Projections”. The management of HTIL has informed Somerley that one of the main purposes of the Financial Projections is to motivate divisional management to achieve challenging targets. Somerley observed that the Financial Projections were prepared as an internal document using intentionally aggressive assumptions that do not entirely reflect the current business environment, and was in no way anticipated to be published or relied on by shareholders. Somerley observed that the Financial Projections do not incorporate the more measured and conservative input which would normally be expected in a profit forecast prepared in the context of a takeover offer. Somerley noted that certain assumptions while reasonable in persuading HTIL line management to “aim high”, are in fact substantially above performance in 2009 and are, in Somerley’s opinion, optimistic.

Somerley further analysed the assumptions underlying the Financial Projections. Somerley observed that under the circumstances of the remaining businesses, it considered that the future growth of HTIL may be more effectively supported if HWL takes full responsibility for ownership and finance, given HWL has substantial financial resources at its disposal.

6.                      Net asset value of the HTIL Group

Somerley analysed the net asset value of the HTIL Group as at 31 December 2009. It noted the premium of Cancellation Price of HK$2.20 over net tangible assets per HTIL Share of HK$1.94 as at 31 December 2009 equalled 13.4% and the discount of Cancellation Price of HK$2.20 to net asset value per HTIL Share of HK$2.49 as at 31 December 2009 equalled 11.6%.

7.                      Historical market price and liquidity of HTIL Shares and HTIL ADSs

Somerley also reviewed the historical market price and liquidity of HTIL Shares and HTIL ADSs. Somerley reviewed the market price performance of HTIL Shares and HTIL ADSs and compared the Cancellation Price to the market prices of HTIL Shares and HTIL ADSs as at and

PART VII — US SPECIAL FACTORS

over various time periods prior to the Last Pre-Announcement Trading Day. Somerley noted that the Cancellation Price of HK$2.20 per Share represented a premium of approximately 37% over the closing price of HTIL Shares on the Last Pre-Announcement Trading Day, and a premium of approximately 39%, 39%, 39% and 32% to the average closing price of HTIL Shares for the 10, 30, 60 and 173 trading days up to and including the Last Pre-Announcement Trading Day. Somerley noted that the Cancellation Price of HK$2.20 per HTIL Share represented a premium of approximately 41% over the closing prices of HTIL ADSs on the Last Pre-Announcement Trading Day, and a premium of approximately 42%, 41%, 41% and 30% over the average closing price of HTIL Shares for the 10, 30, 60 and 164 trading days up to and including the Last Pre-Announcement Trading Day.

Somerley also compared the trading volume of HTIL Shares and HTIL ADSs from March 2009, the month when the HTHKH Spin-off was announced, to February 2010. Somerley remarked that the Scheme represents an opportunity for the HTIL Independent Shareholders and HTIL ADS Holders to dispose of their entire holdings at the Cancellation Price if they so wish in view of the moderate liquidity.

8.                      Comparison with Comparable Transactions and Comparable Companies

Somerley then compared the Proposals to comparable transactions and comparable companies. It reviewed twelve acquisitions of strategic indirect interests in telecommunications businesses in Asian countries by telecommunications operators other than HTIL between June 2008 and November 2009. Somerley was not able to identify any recent transaction which in its view would serve as a useful comparable based on the circumstances of the HTIL Group’s continuing operations.

Somerley also reviewed four companies principally engaged in mobile telecommunications services which are listed in Asia Pacific emerging markets with a market capitalisation of between HK$5 billion and HK$25 billion. Somerley observed that it was difficult to identify an appropriate basis to compare the remaining businesses of HTIL as the identified companies had significantly more mature operations and are making substantial profits. Somerley concluded that if a listing were considered for HTIL on the basis of the remaining businesses only, it is likely that the HTIL Directors would opt to defer it due to the early stage of the businesses.

9.                      Comparison with privatisation precedents in Hong Kong

Somerley identified from publicly available sources all privatisation proposals involving companies listed on the Stock Exchange announced since 1 January 2008 and up to the Latest Practicable Date (the “Privatisation Precedents”), and reviewed the premiums/(discount) represented by the offer/cancellation price over/(to) the average share prices for the periods one month, three months and six months, respectively, prior to the announcement of privatisation of the Privatisation Precedents.

PART VII — US SPECIAL FACTORS

Somerley observed that on the basis of the three month average prices, the premium of the Proposals was approximately 38%. Somerley noted that the median premia for such proposals over the one month, three month and six month average prices were approximately 36%, 46% and 38%, respectively. Somerley noted this compared with the premia for the Share Proposal for the same periods of approximately 38%, 38% and 29%, respectively.

Discussion and Analysis

Somerley analysed and considered the principal factors and reasons set out above and indicated that it had considered the following key factors, in arriving at its conclusion:

•                          At the time of its initial listing in October 2004, HTIL was an established Asian emerging markets telecom operator operating in seven countries, in three of which HTIL’s operations were among the top three operators. Additional operations in Indonesia and Vietnam were subsequently launched in 2007.

•                          In May 2007, HTIL Group´s interests in its biggest operation in India, Hutchison Essar, were sold and two special dividends totalling HK$13.75 per HTIL Share were subsequently paid. However, apart from these two special dividends, HTIL has not paid a cash dividend since its IPO in 2004.

•                          In May 2009, HTIL Group´s entire indirect interest in the Hong Kong and Macau businesses, were spun off through the HTHKH Spin-off for a separate listing in Hong Kong, with HTIL retaining no interest in them. The sale of the entire indirect interest in Partner Communications was completed in October 2009 and negotiations in relation to the sale of the HTIL Group’s Thailand operation have commenced. HTIL´s Thailand business has been loss-making. If the negotiations for sale do come to fruition, the proceeds of sale are not expected to be material.

•                          After these transactions, there will remain businesses in three countries, namely Indonesia, Vietnam and Sri Lanka, plus cash deposits. Somerley considers that these businesses, particularly Indonesia and Vietnam, have growth potential, as discussed above. However, they are not presently among the top three operators in their respective markets and they generate negative cash flow. The HTIL Directors consider that these businesses are in a capital intensive stage and will require considerable further funds both for capital expenditures and operating expenses to support and expand their operations.

•                          The Strategic Transactions carried out by HTIL have translated into an annualised return for HTIL Shareholders of 22% in the period 2004 to 2009, on the basis set out above. However, they have also resulted in a smaller remaining group with fewer, earlier stage, businesses. Market capitalisation and liquidity in trading of the HTIL Shares have also declined. Though the remaining businesses are promising, as noted above and based on Somerley’s discussions with HTIL’s management, they will absorb cash to build scale for the next few years as they go through a highly capital intensive stage facing strong competitors in their various markets. In the HTIL

PART VII — US SPECIAL FACTORS

Directors’ view, with which Somerley concurs, this scenario is likely to mean short- and medium-term uncertainty and potential share price volatility for HTIL Shareholders, making HTIL less suited to remain a publicly listed entity. Somerley observed that if a new listing were proposed for HTIL now on the basis only of its remaining businesses, Somerley believes it would be considered premature. HTIL had net cash (being cash and cash equivalents less current and non-current borrowings) as at 31 December 2009 of about HK$1,916 million (approximately HK$0.40 per HTIL Share) but this will be needed to support the businesses and HWL anticipates that there will be no surplus cash available for dividends in the near future.

•                          The Cancellation Price is HK$2.20 per Scheme Share and the Offeror has stated it will not be increased. Under the terms of the Takeovers Code, once the Offeror has made this statement, only in wholly exceptional circumstances will the Offeror be allowed subsequently to amend the terms of its offer in any way even if the amendment would not result in an increase of the value of the offer except where the right to do so has been specifically reserved. If the offer fails, neither the Offeror nor any person acting in concert with it may make another offer within twelve months except with the consent of the Executive.

•                          It is not meaningful, in Somerley’s opinion, to compare the Cancellation Price with the prevailing HTIL market prices before the HTHKH Spin-off. The HTHKH Spin-off separated HTIL as it was then into two approximately equal halves, the continuing HTIL operating mobile business in Indonesia, Vietnam and Sri Lanka and HTHKH holding mobile and fixed-line businesses in Hong Kong and Macau. The HTHKH shares were distributed by way of dividend in specie to the then HTIL Shareholders and listed on the Stock Exchange by way of introduction. The HTIL shares were traded “ex” the HTHKH Spin-off on 27 April 2009 and the HTHKH Spin-off was completed in May 2009. The Cancellation Price of HK$2.20 represents a premium of approximately 32% over the average closing prices from the HTHKH Spin-off up to and including the Last Pre-Announcement Trading Day, and a premium of approximately 38% over both the one month and three months average prices up to that date. The Cancellation Price represents a premium of 3% as compared to the closing price of the HTIL Shares on the Latest Practicable Date.

•                          There have been significant changes in the business in 2009 as described above and the remaining businesses are loss-making and cash flow negative based on HTIL’s 2009 audited results and the Financial Projections. While Somerley does not consider HTIL Independent Shareholders should rely on the precise figures in the Financial Projections for the reasons discussed above, the projected substantial negative cash flow for 2010 makes Somerley unable to identify any satisfactory basis for assessing the Cancellation Price against earnings or cash flow. Equally, Somerley has not been able to identify recent transactions involving Asian telecommunications companies which it feels form helpful comparisons or to make a satisfactory comparison with such companies which are listed.

PART VII — US SPECIAL FACTORS

•                          Somerley reviewed all the privatisation proposals involving companies listed on the Stock Exchange since 1 January 2008. Somerley observed that the median for such proposals over the one month, three month and six month average prices were approximately 36%, 46% and 38%, respectively. It noted that this compares with the premia for the Share Proposal for the same periods of approximately 38%, 38% and 29%, respectively. Somerley concluded that it regarded the Share Proposal, as regards premium over market price, to be within the middle range of recent privatisation proposals in Hong Kong.

•                          The Cancellation Price represents a discount of approximately 11.6% to the net asset value per HTIL Share as at 31 December 2009 of HK$2.49 and a premium of approximately 13.4% over net tangible asset value (after deducting goodwill and other intangible assets) per HTIL Share of HK$1.94. There are also some uncertainties as regards the HTIL Group’s provisions for Israeli taxation and the proceeds of disposal of the HTIL Group’s Thailand operation, if a sale is in fact agreed. However, the HTIL Board believes it has adopted the appropriate accounting policies and treatment as regards the matter. Somerley considers the discount of 11.6% to net asset value as at 31 December 2009 and the premium of 13.4% over net tangible assets (after aforesaid deduction as at 31 December 2009) are acceptable in view of the substantial investment required for the remaining business of the HTIL Group whose future performance is uncertain, as mentioned above and the premium of the Cancellation Price over market prices since the HTHKH Spin-off.

•                          Overall, the Strategic Transactions since listing have served to downsize and de-gear the group, while delivering good returns to HTIL Shareholders. Somerley considers that the remaining businesses, while showing promise, will require considerable time and funding to realise that promise. This may not be of primary concern to HWL, which has substantial financial resources at its disposal and has demonstrated in the past that it is prepared to take a long-term view on the development of its telecommunications business. However, during this developmental phase, HTIL Independent Shareholders may well be exposed to uncertainty and volatility of financial results and share price performance, with significant dividends in Somerley’s opinion unlikely to be paid. Consequently, Somerley considers the present opportunity for HTIL Independent Shareholders to realise their investment at a fixed cash price of HK$2.20 per Scheme Share, with no concurrent expenses, is attractive. Trading in the HTIL Shares and the HTIL ADSs, except at the time of significant announcements, has tended to be thin and may become thinner in view of the reduced size of HTIL.

HTIL Option Offer

With regard to the Option Proposal, Somerley noted that the Option Proposal Price represents the “see through” price of the Outstanding HTIL Share Options, being the amount by which the Cancellation Price (HK$2.20 per Scheme Share) exceeds the exercise price of that Outstanding HTIL Share Option.

PART VII — US SPECIAL FACTORS

Opinion and Advice

Based on the above principal factors and reasons, Somerley considers the terms of the Proposals (including the Cancellation Price and the Option Proposal Price) to be fair and reasonable so far as the HTIL Independent Shareholders (including HTIL ADS Holders) and the HTIL Optionholders are concerned. Accordingly, Somerley recommends the HTIL Independent Board Committee to advise the HTIL Independent Shareholders to vote in favour of the resolutions to be proposed at the Court Meeting to approve the Scheme. Somerley also recommends the HTIL Independent Board Committee to recommend HTIL Optionholders to accept the Option Proposal to cancel their Outstanding HTIL Share Options.

Additional Matters

Except for the letter from Somerley set out in “Part VI — Letter from the Independent Financial Adviser to the HTIL Independent Board Committee”, HTIL has not sought or obtained a fairness opinion or appraisal from any third party adviser in connection with the Share Proposal. HTIL has not made any provision to grant Scheme Shareholders or HTIL ADS Holders access to its corporate files or provided for them to obtain any counsel or appraisal services and does not have any intention of doing so in the future.

3.3               Certain Financial Information and Projections

In the fourth quarter of 2009, as is customary on an annual basis, HTIL’s management prepared a budget pack which included financial projections for the financial year 2010 (the “Financial Projections”). The budget pack for the financial year 2010 was part of the budgeting process of HTIL and was provided to the HTIL Directors and the board of directors of HWL.

The Financial Projections have been prepared by, and are the responsibility of, HTIL’s management. HTIL’s management advised the HTIL Directors that its internal financial forecasts were prepared solely for internal use. HTIL does not, as a matter of course, publicly disclose projections of future annual revenue, earnings or other financial performance data. The Financial Projections were not prepared with a view to public disclosure, nor with a view to complying with published guidelines of the SEC nor the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or US GAAP. The Financial Projections have been included in this Scheme Document solely by reason of the applicability of Rule 13e-3 under the Exchange Act to the Share Proposal and the requirements thereunder.

PART VII — US SPECIAL FACTORS

The overall budget numbers of HTIL were prepared by aggregating budget numbers from various business units. The following sets forth the material portions of the Financial Projections contained in the budget pack:

For the year ending 31 December 2010
HK$ in million

Revenue	4,164

Operating costs	(5,564)
Depreciation and amortisation	(1,017)
Profit on disposal of investments and others, net	938

LBIT	(1,479)
Interest income, net	(175)

Loss before taxation	(1,654)
Taxation	(17)

Loss for the year	(1,671)

Capital expenditure on fixed assets	7,175

In compiling the Financial Projections, HTIL’s management took into account historical performance combined with estimates, among others, regarding revenues and net income. Furthermore, it should be noted that:

•                          The Financial Projections are subjective in many aspects and thus susceptible to differing interpretations and periodic revisions based on actual experience and business developments.

•                          Although the Financial Projections are presented with numerical specificity, they reflect numerous assumptions and estimates relating to HTIL’s business made by HTIL’s management that HTIL’s management believed were reasonable at the time the Financial Projections were prepared.

•                          Factors that are difficult to predict and beyond the control of HTIL’s management, such as the effect of competition on the demand for and the price of HTIL’s services, changes in customer demand and usage preference for HTIL’s products and services, HTIL’s inability to realise anticipated synergies and cost savings, changes in the regulatory policies by relevant government authorities, any changes in telecommunications and related technology and applications based on such technology and changes in political, economic, legal and social conditions in the countries where HTIL conducts business, may cause actual results to vary from the projections or the underlying assumptions.

PART VII — US SPECIAL FACTORS

The basis for accounting for the financial information contained in the Financial Projections is consistent with the accounting policies normally adopted by HTIL. HTIL’s underlying financial statements are prepared in accordance with IFRS. The following principal assumptions were used by HTIL’s management in developing the Financial Projections:

General assumptions

•                          There will be no major changes in the existing political, legal, fiscal and economic conditions or the regulatory environments in countries in which HTIL carries on its business

•                          Telecom licences in the respective countries will be renewed, if required, upon expiry

•                          There will be no major changes in the current taxation law in countries in which HTIL carries on its business, and that rates of tax payable will not differ materially from those currently prevailing

•                          Exchange rates and interest rates will not differ materially from those currently prevailing

•                          HTIL will use a combination of internal cash and HWL loan facilities to fund the HTIL Group’s cash requirements and the interest rate on HWL loan facilities will be LIBOR plus 2.45%

Specific Assumptions

Indonesia

•                          Network expands to 12,000 BTS in 2010

•                          Network population coverage to increase from 76% in 2009 to 80% in 2010

•                          Significant increase in gross additions of users and a doubling of the subscriber base by year end 2010

•                          Target increase in average ARPU that with customer growth will result in revenue growth of almost 300% from 2009 to 2010

•                          No change in variable cost structure

•                          Opex increases 40% to support network, customer and revenue expansion

•                          Capex incurred will not be less than US$400 million, of which the majority is network related for BTS rollout

PART VII — US SPECIAL FACTORS

Vietnam

•                        Some increase in market participants — the current 5 GSM and 2 CDMA operators, plus 2 new MVNO

•                        Network expansion to 5,300 BTS in 2010

•                        Network population coverage increase from 80% in 2009 to 90% in 2010

•                        Significant increase in gross additions of users and a doubling of the subscriber base by year end 2010

•                        Revenue year-on-year growth of almost 500%, reflecting the first full year of operation and the subscriber growth with a significant increase in ARPU

•                        No change in variable cost structure

•                        Opex increases 85% to support network, customer and revenue expansion

•                        Capex incurred will not be less than US$480 million, almost all of which is network related for BTS rollout

Sri Lanka

•                        Network expansion to 1,200 BTS in 2010

•                        Network population coverage increase from 63% in 2009 to nearly 90% in 2010

•                        Significant increase in gross additions of users and a closing subscriber base of over 1 million at the end of 2010

•                        Revenue year-on-year growth of over 150%, reflecting the subscriber growth with some increase in ARPU

•                        No change in variable cost structure

•                        Opex increases 7.5% year-on-year to support network, customer and revenue growth

•                        Capex incurred will not be less than US$30 million, most of which is network related for BTS rollout

Thailand

•                        The operation is disposed of by the end of 2009 (note — this disposal was not completed and the Thailand operation remains part of the HTIL Group)

PART VII — US SPECIAL FACTORS

Glossary

LBIT: loss before interest and tax

BTS: base transceiver station

ARPU: average revenue per user

Opex: operating expenditures

Capex: capital expenditures

GSM: Global System of Mobile Communications

CDMA: Code-Division Multiple Access

MVNO: Mobile Virtual Network Operator

The Financial Projections constitute a “profit forecast” under Rule 10 of the Takeovers Code of Hong Kong. However, in view of the purpose for which the Financial Projections were prepared, the Financial Projections do not meet the standard for inclusion in the Scheme Document required by Rule 10 of the Takeovers Code relating to profit forecasts. This standard would normally require (1) that the Financial Projections be prepared with due care and consideration by the HTIL Directors (who have the sole responsibility for such a “profit forecast”) as a profit forecast; (2) HTIL’s financial adviser satisfying itself that the Financial Projections were prepared in this manner by HTIL Directors after discussing the relevant assumptions with HTIL; (3) the accountants of HTIL satisfying themselves that the Financial Projections, so far as accounting policies and calculations are concerned, were properly compiled on the basis of the assumptions made; and (4) HTIL’s financial adviser and the accountants reporting on the manner of preparation and accounting policies and calculations, respectively, contained in the Financial Projections.

While the Financial Projections were prepared in good faith by HTIL management for their intended internal use, the HTIL Directors do not believe that the Financial Projections meet the standards for inclusion in the Scheme Document as are required by Rule 10 of the Takeovers Code relating to profit forecasts. There can therefore be no assurance that the estimates and assumptions made in preparing the Financial Projections will prove to be accurate or that the Financial Projections will be realized. It is possible that the actual results may be materially greater or less than those set out in the Financial Projections.

Furthermore, since they formed part of the budget pack which was prepared for internal purposes only, the Financial Projections reflect HTIL management’s view of the business at or around October 2009, and have not been updated to reflect the actual results achieved up to the date of this Scheme Document. As such, the Financial Projections do not reflect the proposed privatisation of HTIL, nor do they reflect any possible strategic initiatives that have been considered, or are under consideration, by HTIL management. Except to the extent required by applicable law, HTIL does not intend to update or otherwise revise any of the Financial Projections included in this Scheme Document to reflect circumstances existing after the date when such Financial Projections were made, or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Financial Projections are shown to be in error or otherwise no longer appropriate. The Financial Projections have not been updated to reflect the actual 2009 financial results set out in “Appendix I — Financial Information on the HTIL Group” to this Scheme Document. Accordingly, and as noted in the Somerley Report, whilst the Financial Projections compiled by the HTIL Directors were

PART VII — US SPECIAL FACTORS

prepared with due care and consideration for the purpose for which they were intended, the HTIL Directors do not take responsibility for their accuracy for the reasons given above and as such they should not be relied upon by HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and potential investors.

Somerley, in its capacity as financial adviser to HTIL, has prepared a report on the Financial Projections in accordance with the requirements of Rule 10 of the Takeovers Code (see Appendix VII of this Scheme Document). The Somerley Report notes that HTIL has advised Somerley that one of the main purposes of the Financial Projections is to motivate divisional management of HTIL to achieve challenging targets. The Somerley Report further notes that the Financial Projections were prepared using intentionally aggressive assumptions that do not entirely reflect the current business environment, omit the more measured and conservative input normally expected in a profit forecast prepared for a takeover offer and have not been updated from the September 2009 basis upon which they were prepared and, as such, therefore should not be relied on by HTIL Shareholders in assessing the Share Proposal.

HTIL has been advised by its accountants that, owing to the limitations of the Financial Projections noted above, they are not able to report upon whether the Financial Projections have been properly compiled under Rule 10.3(b) of the Takeovers Code. Pursuant to paragraph 27 of Auditing Guideline 3.341 on “Accountants’ report on profit forecasts” issued by the Hong Kong Institute of Certified Public Accountants (“AG 3.341”), in carrying out their work in respect of the Financial Projections, the accountants must consider “whether the profit forecast under review represents the management’s best estimate of results which they reasonably believe can and will be achieved as distinct from targets which the management have set as desirable; and the extent to which profit forecast results for expired periods are supported by reliable interim accounts”. Owing to the nature and purpose of the Financial Projections as noted above and the assumptions that underlie them, HTIL’s accountants have been unable to complete the required work in order to report on them in accordance with AG 3.341, as it is likely that the accountants will not be able to obtain sufficient evidence to satisfy themselves that the Financial Projections are prepared based on HTIL management’s best estimates of the results which they reasonably believe can and will be achieved and that the results for the expired periods as included in the Financial Projections are supported by reliable interim accounts. Accordingly, HTIL’s accountants have not issued an opinion on the Financial Projections and have advised the HTIL Directors of the reasons for their inability to complete the required work.

HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and potential investors should not place reliance on such financial information or its accuracy in assessing the merits and demerits of the Proposals and the HTIL Directors do not take responsibility for the accuracy of the Financial Projections or any reliance placed thereon.

PART VII — US SPECIAL FACTORS

The inclusion of the Financial Projections and the Somerley Report in this Scheme Document should not be regarded as an indication that the Financial Projections are predictive of actual future results, and the Financial Projections should not be relied upon as such. HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and potential investors are advised to exercise caution when dealing in the HTIL Shares and the HTIL ADSs, and when exercising the Outstanding HTIL Share Options, in reliance on such financial information or its accuracy.

3.4               Summary of Financial Analyses of Goldman Sachs

Overview

From time to time, Goldman Sachs and/or its affiliates have provided financial advisory services to HWL and/or parties affiliated with HWL. The Offeror has engaged Goldman Sachs to act as financial adviser to HWL and the Offeror regarding the potential privatisation of HTIL.

On 4 January 2010, representatives of Goldman Sachs gave a presentation to the Offeror and HWL, which was updated on 8 January 2010 (the “Goldman Sachs Presentation”), that included financial analyses that the Offeror and HWL might find useful in considering and evaluating a transaction of this kind.

The Goldman Sachs Presentation does not constitute, and should not be viewed as, a recommendation to any HTIL Shareholder as to whether or not to vote in favour of the Scheme. The Goldman Sachs Presentation also did not address the Offeror’s or HWL’s underlying business decision to pursue the Share Proposal, the relative merits of the Share Proposal as compared to any alternative business strategies that might exist for the Offeror or HWL, or the effects of the Share Proposal. Goldman Sachs has not delivered any opinion on the fairness of the Share Proposal.

In the course of performing its review and analyses for preparing its report, Goldman Sachs reviewed, among other things:

•                          certain publicly available business and financial information relating to HTIL;

•                          certain publicly available research analyst reports for HTIL;

•                          current and historical market prices and trading volumes of the HTIL Shares and HTIL ADSs; and

•                          publicly available terms of selected Hong Kong going private transactions which Goldman Sachs deemed relevant.

Goldman Sachs has not made any representation or warranty, express or implied, to any third party regarding the accuracy or completeness of any of the materials contained in the Goldman Sachs Presentation and any liability therefor to third parties (including in respect of direct, indirect or consequential loss or damages) is expressly disclaimed. Any valuations,

PART VII — US SPECIAL FACTORS

estimates or projections contained in the Goldman Sachs Presentation were derived from public sources, which may or may not be correct. In the course of its review, Goldman Sachs relied on and assumed, without independent verification, the accuracy and completeness of such financial and other information.

The Goldman Sachs Presentation is necessarily based on financial, economic, monetary, market and other conditions, and the information made available to it, as at 8 January 2010. Goldman Sachs does not have any obligation to update or revise its report based on circumstances or events occurring after that date.

In conducting its analyses and preparing the Goldman Sachs Presentation, Goldman Sachs did not make any independent evaluation or appraisal of HTIL’s assets or liabilities, contingent or otherwise, nor was Goldman Sachs furnished with any such evaluation or appraisal.

In preparing the Goldman Sachs Presentation, Goldman Sachs performed the financial and comparative analyses described below. This summary does not purport to be a complete description of the Goldman Sachs Presentation. Each of the analyses presented in the Goldman Sachs Presentation is subject to unique advantages and disadvantages. None of the analyses presented in the Goldman Sachs Presentation should be considered as being more meaningful than others without considering all alternative analyses along with the advantages, disadvantages and assumptions impacting these analyses. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Goldman Sachs believes that its analyses and summaries described below must be considered as a whole and that selecting or focusing on portions of its analyses, factors and methodologies or of the summary described below, without considering all analyses, factors and methodologies or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses.

The full text of the Goldman Sachs Presentation will be made available for inspection and copying at the registered office of HWL during its regular business hours by any interested HTIL Shareholder or HTIL ADS Holder or such HTIL Shareholder’s or HTIL ADS Holder’s representative who has been so designated in writing. A copy of the Goldman Sachs Presentation will be transmitted by HWL to any interested HTIL Shareholder or HTIL ADS Holder, or such HTIL Shareholder’s or HTIL ADS Holder’s representative who has been so designated in writing, upon written request and at the expense of the requesting HTIL Shareholder or HTIL ADS Holder. In addition, a copy of the Goldman Sachs Presentation will be filed with the SEC as an exhibit to the Schedule 13E-3 and can be obtained as described under “6. Available Information” in this Part VII.

Summary of Analyses

The following is a summary of the material analyses contained in the Goldman Sachs Presentation.

PART VII — US SPECIAL FACTORS

Historical Stock Price Performance. Using publicly available information, Goldman Sachs stated certain events which may have impacted HTIL’s share price in the three years ended 31 December 2009, and also reviewed the historical closing share prices of the HTIL Shares for the three years ended 31 December 2009.

Goldman Sachs observed that the volume weighted average price based on historical closing prices for the HTIL Shares was HK$1.50, HK$1.66 and HK$1.64 for the three periods commencing from 25 November 2008 (the ex-dividend date for the distribution by HTIL of a HK$7.00 per HTIL Share special dividend), 8 May 2009 (following the spin-off of its business in Hong Kong and Macau) and 13 August 2009 (following the announcement of the sale of its entire indirect interest in its Israel operations), respectively, in each case to 31 December 2009. Volumes of the HTIL Shares (excluding HTIL Shares represented by HTIL ADSs) traded in these three periods, as a percentage of the number of total ordinary shares outstanding (including HTIL Shares represented by HTIL ADSs), were 72%, 44% and 20%, respectively, and volumes of the HTIL Shares (excluding HTIL Shares represented by HTIL ADSs) traded in these three periods, as a percentage of the number of total Scheme Shares (including Scheme Shares represented by HTIL ADSs), were 181%, 111% and 51%, respectively.

In addition, Goldman Sachs observed that the volume weighted average price based on historical closing prices for the HTIL ADSs was US$2.82, US$3.20 and US$3.20 for the three periods commencing from 3 December 2008 (the ex-dividend date for the distribution by HTIL of a HK$7.00 per HTIL Share special dividend), 8 May 2009 (following the spin-off of its business in Hong Kong and Macau) and 13 August 2009 (following the announcement of the sale of its entire indirect interest in its Israel operations), respectively, in each case to 31 December 2009. Volumes of the HTIL Shares represented by HTIL ADSs traded in these three periods, as a percentage of the number of total ordinary shares outstanding (including HTIL Shares represented by HTIL ADSs), were 18.7%, 8.1% and 4.1%, respectively, and volumes of the HTIL Shares represented by HTIL ADSs traded in these three periods, as a percentage of the number of total Scheme Shares (including Scheme Shares represented by HTIL ADSs), were 47.2%, 20.5% and 10.4%, respectively.

Financial Analyses at Potential Offer Prices. Using (1) the estimated gross cash and cash equivalents balance of the HTIL Group of approximately HK$4,200 million as at 31 December 2009, (2) the combined external debt of the HTIL Group’s operations in Thailand and Indonesia of approximately HK$562 million as at 30 June 2009 as disclosed in HTIL’s 2009 Interim Report, (3) the amount of the vendor receivable from the sale of HTIL’s entire indirect interest in Partner Communications of US$300 million (the “Vendor Receivable”) as disclosed in the “Very Substantial Disposal” circular issued by HTIL on 27 August 2009 and (4) various equity values implied by different potential offer prices for the HTIL Shares, Goldman Sachs calculated various enterprise values implied by those potential offer prices. Goldman Sachs also calculated the per Share value of the cash on hand at HTIL and determined the potential offer prices less cash on hand and the premium over the closing price of the HTIL Shares on

PART VII — US SPECIAL FACTORS

31 December 2009 implied by such offer prices. Finally, Goldman Sachs determined the amount of the cash outlay to Scheme Shareholders required by the Scheme at different potential offer prices. The results of these analyses are summarized in the following table:

Range

Potential Offer Price (HK$ per HTIL Share)	$1.61 – $2.20
Implied Percentage Premium to HK$1.61 per HTIL Share (31 December 2009 Share Price)	0% – 36.6%
Implied Equity Value (HK$ in millions)	$7,752 – $10,593
Implied Enterprise Value (HK$ in millions)	$1,774 – $4,615
Potential Offer Price Less Cash on Hand(1) (HK$ per HTIL Share)	$0.74 – $1.33
Implied Percentage Premium to HK$0.74 per HTIL Share (31 December 2009 Share Price Less Cash on Hand)	0% – 80.0%
Cash Outlay to Scheme Shareholders (US$ millions)	$394 – $538

(1)               The estimated cash on hand of HK$4,200 million is based on the gross cash and cash equivalents balance of the HTIL Group of approximately HK$4,200 million as at 31 December 2009.

Using the same potential offer prices per HTIL Share, Goldman Sachs calculated the per HTIL Share amount of the excess cash and cash equivalents balance of HTIL and the per HTIL Share fair value of the Vendor Receivable to determine (1) the potential offer price less excess cash and (2) the potential offer price less excess cash less the fair value of the Vendor Receivable, and the premium over the closing price of the HTIL Shares on 31 December 2009 implied by such offer prices. The results of these analyses are summarized below:

Range

Potential Offer Price (HK$ per HTIL Share)	$1.61 – $2.20
Potential Offer Price Less Excess Cash(1) (HK$ per HTIL Share)	$0.85 – $1.44
Implied Percentage Premium to HK$0.85 per HTIL Share (31 December 2009 Share Price Less Excess Cash)	0% – 69.1%
Potential Offer Price Less Excess Cash Less Fair Value of Vendor Receivable (2) (HK$ per HTIL Share)	$0.42 – $1.01
Implied Percentage Premium to HK$0.42 per HTIL Share (31 December 2009 Share Price Less Excess Cash Less Fair Value of Vendor Receivable)	0% – 141.5%

(1)               The estimated excess cash per HTIL Share of HK$0.76 is based on the gross cash and cash equivalents balance of the HTIL Group of approximately HK$4,200 million (HK$0.87 per HTIL Share) as at 31 December 2009 less the combined external debt of the HTIL Group’s operations in Thailand and Indonesia of approximately HK$562 million (HK$0.12 per HTIL Share) as at 30 June 2009.

(2)               The fair value of the Vendor Receivable is assumed to be 90% of the US$300 million face amount of the Vendor Receivable, or US$270 million (approximately HK$2,106 million, or HK$0.44 per HTIL Share).

PART VII — US SPECIAL FACTORS

Premiums Paid Analysis. Using publicly available information, Goldman Sachs reviewed the premiums paid in the following selected going private transactions in Hong Kong:

Date Announced	Target Name	Acquirer Name

June 2009	Oriental Press Group Limited	Ever Holdings Limited

December 2008	Shaw Brothers (Hong Kong) Limited	Shaw Holdings Inc.

April 2008	Goldbond Group Holdings Limited	Allied Luck Trading Limited

February 2008	Mirabell International Holdings Limited	Belle International Holdings Limited

December 2007	BALtrans Holdings Limited	Toll (BVI) Limited

December 2007	SCMP Group Limited	Kerry Group plc

June 2007	Chia Hsin Cement Greater China Holding Corporation	TCC International Holdings Limited

March 2007	TOM Online Inc.	TOM Group Limited

March 2007	Pacific Century Insurance Holdings Limited	Fortis Insurance Company (Asia) Limited

November 2006	Saint Honore Holdings Limited	Convenience Retail Asia Limited

August 2006	Senyuan International Holdings Limited	Eaton Corp Oration

July 2006	Radica Games Limited	Mattel Inc.

July 2006	China Paradise Electronics Retail Limited	GOME Electrical Appliances Holdings Limited

May 2006	CSMC Technology Corporation	China Resources Logic Limited

March 2006	Asia Aluminum Holdings Limited	AA Investments Company Limited

November 2005	Superdata Software Holdings Limited	Profit Eagle Limited

October 2005	China Resources Peoples Telephone Company Limited	China Mobile (HK) Limited

June 2005	Sunday Communications Limited	PCCW Limited

October 2004	Elec & Eltek International Holdings Limited	Kingboard Chemical Holdings Limited

June 2004	Harbin Brewery Group Limited	Anheuser-Busch Companies Inc.

September 2003	International Bank of Asia Limited	Fubon Financial Holding Company Limited

Goldman Sachs reviewed the offer prices paid in the selected transactions relative to the target companies’ closing price one day prior to and the closing price one month prior to the announcement of the selected transactions. Goldman Sachs observed that the premiums of

PART VII — US SPECIAL FACTORS

the offer prices over the closing prices one day prior to announcement ranged from 4% to 64% and that the mean and median premiums of those transactions were 24% and 16%, respectively. Goldman Sachs also observed that the premiums of the offer prices over the closing price one month prior to announcement ranged from 3% to 90% and that the mean and median premiums of those transactions were 40% and 25%, respectively.

Research Analyst Price Targets and Recommendation Using publicly available information, Goldman Sachs indicated that the price targets of the HTIL Shares by available selected research analysts had a high of HK$2.40 per HTIL Share, a low of HK$1.27 per HTIL Share and a median of HK$1.80 per HTIL Share. Out of the nine selected research analyst recommendations, 22% (two analysts) recommended a “buy” rating on HTIL, 45% (four analysts) recommended a “hold” rating on HTIL and 33% (three analysts) recommended a “sell” rating on HTIL.

Other Information

The Offeror has engaged Goldman Sachs based on its qualifications, expertise and reputation. Goldman Sachs is an internationally recognized investment banking firm and, as part of its investment banking activities, regularly engages in analyzing businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and performing analysis for estate, corporate and other purposes. In the past, Goldman Sachs and/or its affiliates have provided financial advisory services to HWL and/or parties affiliated with HWL and have received fees in connection with these services. In the ordinary course of business, Goldman Sachs and its affiliates may hold or actively trade in securities of HTIL or those of its affiliates for Goldman Sachs’ own account and for the account of Goldman Sachs’ customers and, accordingly, may at any time hold a long or short position in such securities.

The Offeror has agreed to pay Goldman Sachs a customary fee for its services and to reimburse Goldman Sachs for certain of its reasonable out-of-pocket expenses. The Offeror has also agreed to indemnify Goldman Sachs and related persons against certain liabilities arising out of or in connection with Goldman Sachs’ engagement and subject to agreed limitations.

3.5     Asian Capital

Asian Capital has been appointed by the respective boards of directors of the Offeror and HWL as the independent financial adviser to the respective boards of directors of the Offeror and HWL for the purposes of Rule 2.4 of the Takeovers Code. Before publication of the Announcement on 8 January 2010, Asian Capital provided oral advice to the respective boards of directors of the Offeror and HWL that the Share Proposal is in the interests of the respective shareholders of the Offeror and HWL, having taken into account, among other factors, the Cancellation Price and other terms of the Share Proposal, the benefits of the Share Proposal, and the impact of the effects of the Share Proposal on the earnings, cash flow, financial

PART VII — US SPECIAL FACTORS

position and gearing of HWL. On 21 January 2010, Asian Capital sent a letter to the respective boards of directors of the Offeror and HWL setting out in detail its advice in relation to the Share Proposal. On the same day, HWL despatched to its shareholders a circular, of which Asian Capital’s letter forms a part.

In formulating its opinion, Asian Capital relied on and assumed, without independent verification, the accuracy and completeness of the information supplied to it for the purposes of its opinion. Asian Capital noted that the respective directors of HWL and the Offeror had confirmed that they accept full responsibility for the contents of the Announcement and the shareholder circular.

Asian Capital’s opinion is directed to the respective shareholders of the Offeror and HWL and addresses only the issue of whether the Share Proposal is in the interests of the respective shareholders of the Offeror and HWL. It does not address the fairness of the Proposals to HTIL or the HTIL Shareholders or any other aspects of the potential privatisation of HTIL and does not constitute a recommendation to any HTIL Shareholders as to how to vote at the Court Meeting with respect to the proposed privatisation of HTIL. The summary of Asian Capital’s opinion set forth in this Scheme Document is qualified in its entirety by reference to the full text of the advice. Interested parties should read the advice carefully and in its entirety.

The full text of Asian Capital’s letter will be made available for inspection and copying at the registered office of HWL during its regular business hours by any interested HTIL Shareholder or HTIL ADS Holder or such HTIL Shareholder’s or HTIL ADS Holder’s representative who has been so designated in writing. A copy of Asian Capital’s letter will be transmitted by HWL to any interested HTIL Shareholder or HTIL ADS Holder, or such HTIL Shareholder’s or HTIL ADS Holder’s representative who has been so designated in writing, upon written request and at the expense of the requesting HTIL Shareholder. In addition, a copy of Asian Capital’s letter will be filed with the SEC as an exhibit to the Schedule 13E-3 and can be obtained as described under “6. Available Information” in this Part VII.

The Offeror and HWL have engaged Asian Capital based on its qualifications, expertise and reputation. Asian Capital is a corporation licensed under the SFO to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO.

Pursuant to an engagement letter, dated 7 January 2010, among the Offeror, HWL and Asian Capital, the Offeror and HWL agreed to pay Asian Capital a customary fee for its services and to reimburse Asian Capital for its reasonable out-of-pocket expenses. The Offeror and HWL have agreed to indemnify Asian Capital and related persons against certain liabilities arising out of or in connection with Asian Capital’s engagement and subject to the limitations set forth under such engagement letter.

PART VII — US SPECIAL FACTORS

4.       EFFECTS OF THE PROPOSALS

4.1     Shareholding Structure

For information regarding the effects of the Proposals on HTIL’s shareholding structure, please see “Part VIII — Explanatory Memorandum — 7. Shareholding Structure of HTIL”.

4.2     Participation in HTIL

Upon the Scheme becoming effective and binding, HWL will indirectly own 100% of the issued share capital of HTIL. If the Scheme is completed, the Scheme Shareholders as at the Record Date will cease to have ownership interests in HTIL and rights as HTIL shareholders, and, as a result, such Scheme Shareholders will not participate in any future earnings, losses, growth or decline of HTIL. Moreover, the Offeror intends to cause HTIL to apply to the Stock Exchange for the withdrawal of the listing of the HTIL Shares on the Stock Exchange and to apply for the listing of the HTIL ADSs on the NYSE to be withdrawn as soon as practicable following the effective date of the Scheme. As a result, public trading of the HTIL Shares and HTIL ADSs will cease.

As a result, the Offeror will increase its interest in HTIL’s net book value and net earnings from approximately 5.938% (as at the Latest Practicable Date, assuming no Outstanding HTIL Share Options are exercised before the Scheme becomes effective) to 45.583% after the Scheme becomes effective (assuming that no Outstanding HTIL Share Options are exercised), and HWL will increase its interest in HTIL’s net book value and net earnings from approximately 60.355% (as at the Latest Practicable Date, assuming no Outstanding HTIL Share Options are exercised before the Scheme becomes effective) to 100% after the Scheme becomes effective.

The table below sets forth the direct and indirect interests in HTIL’s net book value and net loss of each of the Offeror, HTIHL and HWL prior to and immediately after the privatisation (assuming that no Outstanding HTIL Share Options are exercised), based upon the net book value of HTIL at 31 December 2009 and net loss of HTIL for the year ended 31 December 2009. Following the privatisation, the entire interest in HTIL’s net book value and net loss will be held by HWL.

Name	Pre-Privatisation (1)				Post-Privatisation (2)
	Net Book Value		Net Loss		Net Book Value		Net Loss
	HK$ million	%	HK$ million	%	HK$ million	%	HK$ million	%

Offeror	711	5.938	(162)	5.938	5,458	45.583	(1,247)	45.583
HTIHL	6,516	54.417	(1,489)	54.417	6,516	54.417	(1,489)	54.417
HWL (3)	7,227	60.355	(1,651)	60.355	11,974	100	(2,736)	100

(1)      Based upon beneficial ownership as at the Latest Practicable Date, excluding any Outstanding HTIL Share Options, and HTIL’s net book value as at 31 December 2009 and loss from continuing operations for the year ended 31 December 2009, in each case as disclosed in HTIL’s annual report for the year ended 31 December 2009.

PART VII — US SPECIAL FACTORS

(2)      Based upon HTIL’s net book value as at 31 December 2009 and loss from continuing operations for the year ended 31 December 2009, in each case as disclosed in HTIL’s annual report for the year ended 31 December 2009, without giving effect to the payment of any transaction expenses in connection with the privatisation.

(3)      Includes beneficial ownership of HTIL Shares held by the Offeror and HTIHL.

4.3     Market for HTIL Securities

Upon the Scheme becoming effective, all Scheme Shares will be cancelled and the share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. HTIL will apply to the Stock Exchange for the withdrawal of the listing of the HTIL Shares on the Stock Exchange immediately following the Effective Date. Scheme Shareholders will be notified by way of an announcement of the results of the court hearing to sanction the Scheme and the expected last day of dealing in the HTIL Shares on the Stock Exchange and an announcement of the Effective Date and the withdrawal of the listing of the HTIL Shares on the Stock Exchange.

In addition, upon the Scheme becoming effective, the HTIL ADS Deposit Agreement will be terminated one business day (in New York) after the Effective Date, and the listing of the HTIL ADSs on the NYSE will be terminated as soon as practicable following the Effective Date. If the Scheme becomes effective, the Offeror also intends to cause HTIL to terminate the registration of the HTIL Shares and the HTIL ADSs under the Exchange Act and HTIL’s reporting obligations under the Exchange Act as soon as practicable following the Effective Date.

4.4     Margin Regulations

The HTIL ADSs are currently “margin securities” under the regulations of the Board of Governors of the US Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the HTIL ADSs. Upon effectiveness of the Scheme, the HTIL ADS Deposit Agreement will be terminated, the listing of the HTIL ADSs on the NYSE will be terminated and the HTIL ADSs will no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board and, as a result, can no longer be used as collateral for loans made by brokers.

4.5     Exchange Act Deregistration and Availability of Public Information

The HTIL Shares and the HTIL ADSs are currently registered under the Exchange Act. The registration of the HTIL Shares and the HTIL ADSs may be terminated or suspended upon application by HTIL to the SEC if the HTIL ADSs are not listed on a national securities exchange (in the United States) or quoted on an inter-dealer quotation system or held by 300 or more beneficial owners or satisfy such other criteria as the SEC may establish from time to time.

Termination or suspension of registration of the HTIL Shares and the HTIL ADSs under the Exchange Act would eliminate or substantially reduce HTIL’s obligations to furnish information to the SEC and would make provisions of the Exchange Act applicable to foreign

PART VII — US SPECIAL FACTORS

private issuers with a reporting obligation under Section 13(a) or 15(d) of the Exchange Act no longer applicable to HTIL. For example, HTIL would no longer be required to file annual reports on Form 20-F or to make submissions of material information on Form 6-K, in each case as required under Section 13(a) of the Exchange Act, or to maintain a system of internal controls over financial reporting in accordance with the standards prescribed by the Exchange Act. In addition, delisting of the HTIL ADSs from the NYSE would render inapplicable certain corporate governance standards that currently apply to HTIL by reason of the NYSE listing standards and Rule 10A-3 of the Exchange Act (relating to independent audit committees). As noted in the last paragraph of the section headed “2. Purposes, Reasons for and Benefits of the Share Proposal” in this Part VII, there are costs associated with continued registration of the HTIL Shares and the HTIL ADSs under the Exchange Act. Upon termination of such registration, the benefits of such reduced costs would accrue to HWL as HTIL will become an indirect wholly-owned subsidiary of HWL.

4.6     No Appraisal Rights; Court Approval

HTIL Shareholders do not have express appraisal rights in connection with the Scheme under the Companies Law. However, the Grand Court in considering whether to sanction the Scheme may decline to sanction it if the Grand Court is not satisfied not only that the required Court Meeting was properly constituted and that the Scheme was approved by the requisite majority required by the Companies Law and by the Takeovers Code, but also that the result of the Court Meeting fairly reflected the view of Scheme Shareholders in general and that an intelligent and honest person acting in respect of their interests in the Scheme Shares might reasonably approve the Scheme. HTIL Shareholders will have the right to appear at the court hearing of the petition to sanction the Scheme.

4.7     Material Accounting Treatment

On the effective date of the Scheme, the share capital of HTIL will be reduced by cancelling and extinguishing the Scheme Shares, and forthwith upon such reduction, the share capital of HTIL will be restored to its former amount by the issuance at par to the Offeror credited as fully paid of the same number of HTIL Shares as is equal to the Scheme Shares cancelled. The reserve created in HTIL’s books of account as a result of the capital reduction will be applied in paying up in full at par the new HTIL Shares so issued to the Offeror so the inplementation of the Scheme will have no net effect on HTIL’s share capital.

4.8     US Federal Income Tax Consequences

The following discussion is a summary of certain material US federal income tax consequences of the Share Proposal to “US holders” (as defined below) of the Scheme Shares and HTIL ADSs. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), US Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as at the date hereof, and all of which are subject to change, possibly with retroactive effect.

PART VII — US SPECIAL FACTORS

For purposes of this discussion, the term “US holder” means a beneficial owner of the Scheme Shares or HTIL ADSs that is an individual who is a citizen or resident of the United States; a corporation (or any other entity treated as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia; or otherwise subject to US federal income tax on a net income basis with respect to the Scheme Shares or HTIL ADSs.

If a partnership (or other entity treated as a partnership for US federal income tax purposes) holds the Scheme Shares or HTIL ADSs, the tax treatment of a partner in such entity will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Scheme Shares or HTIL ADSs, you should consult your tax advisor.

This discussion assumes that a US holder holds the Scheme Shares or HTIL ADSs as a capital asset. The following does not address all aspects of US federal income tax that might be relevant to US holders in light of their particular circumstances, or US holders that may be subject to special rules (including, for example, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other flow-through entities and their partners or members, US expatriates, holders whose functional currency is not the US dollar, holders who hold the Scheme Shares or HTIL ADSs as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, or holders who acquired the Scheme Shares or HTIL ADSs pursuant to the exercise of employee stock options or otherwise as compensation.)

A US holder of HTIL ADSs generally will be treated for US federal income tax purposes as the beneficial owner of the Scheme Shares represented by those HTIL ADSs, in which case no gain or loss will be recognized upon an exchange of the HTIL ADSs for Scheme Shares.

US holders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash and the cancellation of the Scheme Shares or HTIL ADSs pursuant to the Share Proposal.

4.8.1  Tax Consequences of the Share Proposal

Subject to the Passive Foreign Investment Company discussion below, a US holder will recognize capital gain or loss equal to the difference between the US dollar value of amount realized for its Scheme Shares or HTIL ADSs and such holder’s adjusted tax basis (determined in US dollars) in its Scheme Shares or HTIL ADSs. Such gain or loss generally will be US source gain or loss, and will be long-term capital gain or loss if the Scheme Shares or HTIL ADSs were held for more than one year. The net amount of long-term capital gain recognized by an individual US holder generally is subject to taxation at a preferential rate. In addition, such gain or loss generally will be US-source gain or loss for US foreign tax credit purposes.

PART VII — US SPECIAL FACTORS

Prospective investors should consult their own tax advisors as to the US tax and foreign tax credits implications of the receipt of cash and the cancellation of the Scheme Shares or HTIL ADSs pursuant to the Share Proposal. A US holder’s ability to offset capital losses may be limited.

The tax basis of a Scheme Share or HTIL ADS purchased with foreign currency will generally be the US dollar value of the purchase price on the date of purchase, or the settlement date for the purchase, in the case of Scheme Shares or HTIL ADSs traded on an established securities market that are purchased by a cash basis US holder (or an accrual basis US holder that so elects). The amount realized pursuant to the Share Proposal for an amount in foreign currency will be the US dollar value of that amount on the date the Scheme becomes effective. On the settlement date, the US holder will recognize US source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the US dollar value of the amount received based on the exchange rates in effect on the date the Scheme becomes effective and the settlement date. However, in the case of Scheme Shares or HTIL ADSs traded on an established securities market held by a cash basis US holder (or an accrual basis US holder that so elects) that are cancelled pursuant to the Share Proposal, the amount realized will be based on the exchange rate in effect on the settlement date, and no exchange gain or loss will be recognized at that time. If an accrual basis US holder makes the election described above, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

4.8.2  Passive Foreign Investment Company, or PFIC, Considerations

A foreign corporation will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income is passive income, or (2) 50% or more of the average value (or, if elected, the adjusted tax basis) of its assets are considered “passive assets” (generally, assets that generate passive income).

Based on HTIL’s audited accounts and relevant market and shareholder data, HTIL believes that it is not a PFIC and at all relevant times has not been a PFIC for US federal income tax purposes under the foregoing tests. However, with respect to its 2008 taxable year, HTIL had large amounts of cash and other passive assets in 2008 as the result of its disposition of CGP Investments (Holdings) Limited to a subsidiary of Vodafone Group Plc, or Vodafone in 2007, and therefore it is possible that HTIL would need to rely on the special relief provided by the Code for companies that temporarily hold substantial passive assets as a result of the disposition of an active trade or business (the “change of business” exception under Section 1298(b)(3) of the Code).

HTIL has received a private letter ruling from the US Internal Revenue Service confirming that the disposition of CGP Investments (Holdings) Limited to Vodafone qualifies as the disposition of one or more “active trades or businesses” within the meaning of the change of business exception. Notwithstanding such ruling, in order to qualify for the change of business exception in 2008, HTIL must satisfy the following conditions: (1) HTIL must have never previously been a PFIC, (2) “substantially all” of its passive income for 2008 must be attributable to proceeds from the disposition of one or more “active trades or businesses” (as

PART VII — US SPECIAL FACTORS

these terms are used and interpreted under the Code), and (3) HTIL must not be a PFIC for either of 2009 and 2010. HTIL believes that all of these conditions are, or (in case of the third one) will be, satisfied. In particular, based on HTIL’s audited accounts and the relevant market and shareholder data, HTIL believes that it was not a PFIC for 2009. In addition, based on its current expectations regarding the value and nature of its assets, the sources and nature of its income and the relevant market and shareholder data, HTIL does not anticipate becoming a PFIC for 2010.

If HTIL were classified as a PFIC for any taxable year during which a US holder holds its Scheme Shares or HTIL ADSs, a US holder could be subject to an increased tax liability (possibly including an interest charge) upon the receipt of the cash pursuant to the Share Proposal.

The PFIC rules are complex, and holders should consult their own tax advisors regarding the possible application of the PFIC rules to the distribution.

4.8.3  Backup Withholding and Information Reporting

Payments of cash made to a US holder pursuant to the Share Proposal that are made within the United States or through certain US-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s US federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rule by filing the appropriate claim for refund with the IRS and furnishing any required information.

5.       SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

5.1     Source of Funds

On the assumption that no Outstanding HTIL Share Options are exercised before the Record Date and none of the holders of Outstanding HTIL Share Options accept the Option Proposal, the amount of cash required for the Proposals would be approximately HK$4,199 million. On the assumption that all Outstanding HTIL Share Options are exercised before the Record Date, the amount of cash required for the Proposals would be approximately HK$4,227 million. On the assumption that no Outstanding HTIL Share Options are exercised before the Record Date and all holders of Outstanding HTIL Share Options accept the Option Proposal, the amount of cash required for the Proposals would be approximately HK$4,207 million.

The Offeror intends to finance the cash required for the Share Proposal and the Option Proposal from internal resources of the HWL Group (other than the HTIL Group). Goldman Sachs, the financial adviser to the Offeror in connection with the Proposals, is satisfied that sufficient financial resources are available to the Offeror for the implementation of the Share Proposal and the Option Proposal. The Offeror does not have alternative financing plans.

PART VII — US SPECIAL FACTORS

The Cancellation Price of HK$2.20 per Scheme Share payable in cash by the Offeror to the Scheme Shareholders will not be increased, and the Offeror does not reserve the right to so increase the price.

5.2     Expenses

All costs, charges and expenses of and incidental to the Scheme and the Option Proposal and the cost of carrying the Scheme and the Option Proposal into effect will be borne by the Offeror and HTIL in equal shares.

The estimated aggregate expenses of the Offeror, HWL and HTIL in connection with the Proposals are as follows:

Accounting fees	HK$	900,000
Filing fees	HK$	450,000
Financial adviser fees and expenses	HK$	17,000,000
Legal fees and expenses	HK$	17,000,000
Printing and mailing expenses	HK$	550,000
Others	HK$	4,100,000

Total	HK$	40,000,000

6.       AVAILABLE INFORMATION

The HTIL Shares and HTIL ADSs are registered under the Exchange Act. Accordingly, HTIL is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and, in accordance therewith, is required to file periodic reports with, and furnish other information to, the SEC relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, United States. Information regarding the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The reports and other information that HTIL has filed with, and furnished to, the SEC are also available to the public on the SEC’s website (http://www.sec.gov).

Because the Share Proposal is a “going private” transaction, HTIL, the Offeror and HWL will file with the SEC a Transaction Statement on Schedule 13E-3, which will include this Scheme Document. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection and can be obtained as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes to the information set forth in the most recent Schedule 13E-3 filed with the SEC.

PART VII — US SPECIAL FACTORS

From the date of this Scheme Document until the Effective Date or the date on which the Scheme lapses, Scheme Shareholders may request copies of this Scheme Document, at no cost, by writing or telephoning Computershare Hong Kong Investor Services Limited, at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, telephone (852) 2862 8555. HTIL ADS Holders may request copies of this Scheme Document, at no cost, by writing or telephoning the HTIL ADS Depositary at Citibank Shareholder Services, 111 Wall Street, New York, NY 10043, United States, telephone 1-877-CITI-ADR (toll free) or 1-781-575-4555 (from outside the US). The Scheme Document may also be obtained on the SEC’s website as set forth above.

PART VIII — EXPLANATORY MEMORANDUM

This Explanatory Memorandum constitutes the statement required under Order 102, rule 20(4)(e) of the Rules of the Grand Court of the Cayman Islands 1995 (revised).

SCHEME OF ARRANGEMENT

TO CANCEL ALL THE SCHEME SHARES

IN CONSIDERATION OF THE OFFEROR AGREEING TO PAY THE

CANCELLATION PRICE FOR EACH SCHEME SHARE

1.       INTRODUCTION

On 8 January 2010, the Offeror, HWL and HTIL jointly announced that on the same date, the Offeror, an indirect wholly-owned subsidiary of HWL, requested the HTIL Board to put forward a proposal to the Scheme Shareholders regarding a privatisation of HTIL by way of the Scheme. The Scheme involves the cancellation of all the Scheme Shares in exchange for HK$2.20 in cash for each Scheme Share, and the subsequent issue of new HTIL Shares to the Offeror, as a result of which it is intended that approximately 45.583% of the issued share capital of HTIL will be held by the Offeror and approximately 54.417% of the issued share capital of HTIL will be held by HTIHL, another wholly-owned subsidiary of HWL (on the assumption that the Outstanding HTIL Share Options are not exercised and that there is no other change in the shareholdings of HTIL prior to completion of the Proposals). Entitlement to payment under the Scheme will be determined with reference to holdings as at the Record Date. Goldman Sachs, on behalf of the Offeror, is making the Option Proposal to the HTIL Optionholders to cancel all Outstanding HTIL Share Options. The Option Proposal will be conditional on the Scheme becoming effective.

The purpose of this Explanatory Memorandum is to explain the terms and effects of the Share Proposal and the Option Proposal, which are to be implemented by the Scheme and the Option Proposal Letters, respectively, and to provide the Scheme Shareholders and HTIL Optionholders with other relevant information in relation to the Scheme and the Option Proposal, and in particular, to state any material interest of the HTIL Directors, whether as HTIL Directors or as members or as creditors of HTIL or otherwise, and the effect thereon of the Scheme, in so far as it is different from the effect on the like interests of other persons pursuant to Order 102, rule 20(4)(e) of the Rules of the Grand Court of the Cayman Islands 1995 (revised).

The particular attention of the Scheme Shareholders and HTIL Optionholders is drawn to the following sections of this Scheme Document: (a) a letter from the HTIL Board set out in Part IV of this Scheme Document; (b) a letter from the HTIL Independent Board Committee in connection with the Scheme and the Option Proposal set out in Part V of this Scheme Document; (c) a letter from Somerley, the Independent Financial Adviser to the HTIL Independent Board Committee, set out in Part VI of this Scheme Document; and (d) the terms of the Scheme set out on pages 329 to 336 of this Scheme Document.

PART VIII — EXPLANATORY MEMORANDUM

2.       SUMMARY OF THE SCHEME

The Share Proposal is to be implemented by way of a scheme of arrangement under Section 86 of the Companies Law.

Under the Scheme, the Scheme Shares (including Scheme Shares underlying the HTIL ADSs) will be cancelled and, in consideration thereof, each Scheme Shareholder whose name appears in the registers of members of HTIL (and pursuant to the HTIL ADS Deposit Agreement, each HTIL ADS Holder) as at the Record Date will be entitled to receive the following payments:

For each Scheme Share	HK$2.20 in cash

For each HTIL ADS	US$ equivalent of HK$33.00 in cash*

*                         Equivalent to approximately US$4.25 in cash calculated on the basis of the exchange rate (being US$1.00 to HK$7.7593) reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicable Date. Such exchange rate (and the US dollar amount stated on the basis thereof) is for illustrative purposes only.

Each HTIL ADS represents 15 HTIL Shares and accordingly, upon the Scheme becoming effective, HTIL ADS Holders will receive the US dollar equivalent of 15 times the Cancellation Price of HK$2.20 in cash for each HTIL ADS, such sum to be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and distributed (net of applicable fees, charges and expenses of the HTIL ADS Depositary, governmental charges and any taxes withheld) to the HTIL ADS Holders pro rata to their holdings, in accordance with the HTIL ADS Deposit Agreement. HTIL ADS Holders will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled in connection with the cancellation of their HTIL ADSs and distribution of the proceeds received by the HTIL ADS Depositary, which amount will be deducted from any distribution of proceeds.

As at the Latest Practicable Date, the authorised share capital of HTIL was HK$2,500,000,000 divided into 10,000,000,000 HTIL Shares and US$10,000 divided into 1,000,000 non-voting redeemable preference shares of par value US$0.01 each, and the issued share capital of HTIL was HK$1,203,640,718.75 divided into 4,814,562,875 HTIL Shares (with no preference shares in issue). All of the HTIL Shares rank pari passu in all respects as regards rights to capital, dividends and voting. As at that date, the Scheme Shareholders were interested in 1,908,740,622 HTIL Shares, representing approximately 39.645% of the issued share capital of HTIL. On the basis of the Cancellation Price of HK$2.20 per Scheme Share and 1,908,740,622 Scheme Shares in issue as at the Latest Practicable Date, the Scheme Shares are in aggregate valued at approximately HK$4,199 million.

Under the Scheme, the total consideration payable for the Scheme Shares will be payable by the Offeror. The amount of cash required in order to effect the Proposals is (i) approximately HK$4,199 million, assuming that no Outstanding HTIL Share Options are exercised before the Record Date and none of the HTIL Optionholders accept the Option Proposal, (ii)

PART VIII — EXPLANATORY MEMORANDUM

approximately HK$4,227 million assuming that all the Outstanding HTIL Share Options are exercised before the Record Date, and (iii) approximately HK$4,207 million assuming that no Outstanding HTIL Share Options are exercised before the Record Date and all HTIL Optionholders accept the Option Proposal.

The Offeror intends to finance the cash required for the Share Proposal and Option Proposal from internal resources of the HWL Group (other than the HTIL Group). Goldman Sachs, the financial adviser to the Offeror in connection with the Proposals, is satisfied that sufficient financial resources are available to the Offeror for the full implementation of the Proposals and the payment of the Cancellation Price and the Option Proposal Price in cash.

As at the Latest Practicable Date, there were 12,566,666 Outstanding HTIL Share Options granted under the HTIL Share Option Scheme, of which 5,000,000 Outstanding HTIL Share Options were held by a HTIL Director and the remaining 7,566,666 Outstanding HTIL Share Options were held by 11 employees of the HTIL Group (including a retired employee), none of whom is resident in the United States. Details of the Option Proposal are set out in the Option Proposal Letters and the section headed “9. The Option Proposal”. Save as disclosed in Note 13 to the tables included in the section headed “7. Shareholding Structure of HTIL” of this Explanatory Memorandum and the section headed “4. Disclosure of Interests” in Appendix III of this Scheme Document, there were no options, warrants or convertible securities in respect of the HTIL Shares held by the Offeror, HTIHL or the parties acting in concert with the Offeror or outstanding derivatives in respect of the HTIL Shares entered into by the Offeror, HTIHL or the parties acting in concert with the Offeror as at the Latest Practicable Date, and save for the Outstanding HTIL Share Options, HTIL did not have in issue any warrants, options, derivatives, convertible securities or other securities convertible into HTIL Shares as at the Latest Practicable Date.

After the Scheme becomes effective, the listing of the HTIL Shares on the Stock Exchange and the listing of HTIL ADSs on the NYSE will be withdrawn and approximately 45.583% of the issued share capital of HTIL will be held by the Offeror and approximately 54.417% of the issued share capital of HTIL will be held by HTIHL, on the assumption that the Outstanding HTIL Share Options are not exercised. The Share Proposal is conditional upon the fulfilment or waiver, as applicable, of the Conditions as described in the section headed “3. Conditions of the Share Proposal and the Scheme” below. All the Conditions will have to be fulfilled or waived, as applicable, on or before 30 July 2010 (or such later date as the Offeror and HTIL may agree or, to the extent applicable, as the Grand Court may direct), otherwise the Share Proposal will lapse. Further announcements on any changes regarding the timetable of the Scheme will be made as and when necessary.

If the Share Proposal does not become unconditional, HTIL has no intention to seek the immediate withdrawal of the listing of the HTIL Shares on the Stock Exchange and the delisting of the HTIL ADSs from the NYSE. In such case, HTIL also has no intention of immediately terminating the HTIL ADS Deposit Agreement in connection with the Share Proposal. HTIL retains full flexibility to voluntarily terminate at a later date the listing of the HTIL Shares on the Stock Exchange and the listing of the HTIL ADSs on the NYSE, or both, or to terminate the HTIL ADS Deposit Agreement governing the HTIL ADS program, subject to compliance with

PART VIII — EXPLANATORY MEMORANDUM

applicable law, listing requirements, the requirements of the Takeovers Code (if applicable) and the HTIL ADS Deposit Agreement. HTIL may also terminate the registration of the HTIL Shares and the HTIL ADSs under the Exchange Act if the applicable requirements for the termination of registration are satisfied.

Assuming that the Share Proposal becomes effective on 24 May 2010, cheques for cash payments under the Share Proposal and the Option Proposal are expected to be despatched to the Scheme Shareholders on or before 3 June 2010.

Settlement of the Cancellation Price and the Option Proposal Price to which the Scheme Shareholders whose names appear in the registers of members of HTIL as at the Record Date and the HTIL Optionholders are entitled under the Share Proposal and the Option Proposal, respectively, will be implemented in full in accordance with the terms of the Share Proposal and the Option Proposal, respectively, without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be, or claim to be, entitled against any such Scheme Shareholder or HTIL Optionholder.

3.       CONDITIONS OF THE SHARE PROPOSAL AND THE SCHEME

The Share Proposal is, and the Scheme will become effective and binding on HTIL and all HTIL Shareholders, subject to the fulfilment or waiver (as applicable) of the following conditions:

(a)      the approval of the Scheme (by way of poll) by a majority in number of the Scheme Shareholders representing not less than 75% in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting, provided that:

(i)       the Scheme is approved (by way of poll) by HTIL Independent Shareholders holding at least 75% of the votes attaching to the Scheme Shares held by HTIL Independent Shareholders that are voted either in person or by proxy at the Court Meeting; and

(ii)      the number of votes cast (by way of poll) by HTIL Independent Shareholders present and voting either in person or by proxy at the Court Meeting against the resolution to approve the Scheme at the Court Meeting is not more than 10% of the votes attaching to all Scheme Shares held by all the HTIL Independent Shareholders;

(b)      (i) the passing of a special resolution by a majority of not less than three-fourths of the votes cast by the HTIL Shareholders present and voting in person or by proxy at the EGM to approve and give effect to the reduction of the share capital of HTIL by cancelling and extinguishing the Scheme Shares, and (ii) the passing of an ordinary resolution by the HTIL Shareholders at the EGM to immediately thereafter increase the issued share capital of HTIL to the amount prior to the cancellation of the

PART VIII — EXPLANATORY MEMORANDUM

Scheme Shares and apply the reserve created as a result of the aforesaid cancellation of the Scheme Shares to pay up in full at par such number of new HTIL Shares as is equal to the number of Scheme Shares cancelled as a result of the Scheme, credited as fully paid, for issuance to the Offeror;

(c)      the undertaking by each of the Offeror and HTIHL to the Grand Court that each of them respectively will be bound by the Scheme;

(d)      the Grand Court’s sanction of the Scheme (with or without modifications) and its confirmation of the reduction of the share capital of HTIL, and the delivery to the Registrar of Companies in the Cayman Islands of a copy of the order of the Grand Court for registration;

(e)      compliance, to the extent necessary, with the procedural requirements and conditions, if any, under Sections 15 and 16 of the Companies Law in relation to the reduction of the issued share capital of HTIL;

(f)       all Authorisations in connection with the Share Proposal having been obtained or made from, with or by (as the case may be) the Relevant Authorities, in the Cayman Islands, Hong Kong, the United States and any other relevant jurisdictions;

(g)      all Authorisations remaining in full force and effect without variation, and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with and no requirement having been imposed by any Relevant Authorities which is not expressly provided for, or is in addition to requirements expressly provided for, in relevant laws, rules, regulations or codes in connection with the Share Proposal or any matters, documents (including circulars) or things relating thereto, in each aforesaid case up to and at the time when the Scheme becomes effective;

(h)      all necessary consents which may be required under any existing contractual obligations of HTIL and of the Offeror being obtained;

(i)       if required, the obtaining by the Offeror of such other necessary consent, approval, authorisation, permission, waiver or exemption which may be required from any Relevant Authorities or other third parties which are necessary or desirable for the performance of the Scheme under the applicable laws and regulations;

(j)       no government, governmental, quasi-governmental, statutory or regulatory body, court or agency in any jurisdiction having taken or instituted any action, proceeding, suit, investigation or enquiry (or enacted, made or proposed, and there not continuing to be outstanding, any statute, regulation, demand or order) that would make the Share Proposal or the Scheme or its implementation in accordance with its terms void, unenforceable, illegal or impracticable (or which would impose any material and adverse conditions or obligations with respect to the Share Proposal or the Scheme or its implementation in accordance with its terms); and

PART VIII — EXPLANATORY MEMORANDUM

(k)      since the Announcement Date:

(i)       there having been no adverse change in the business, assets, financial or trading positions, profits or prospects of any member of the HTIL Group (to an extent which is material in the context of the HWL Group taken as a whole or in the context of the Share Proposal); and

(ii)      there not having been instituted or remaining outstanding any litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the HTIL Group is a party (whether as plaintiff, defendant or otherwise) and no such proceedings having been threatened in writing against any such member (and no investigation by any government or quasi-governmental, supranational, regulatory or investigative body or court against or in respect of any such member or the business carried on by any such member having been threatened in writing, announced, instituted or remaining outstanding by, against or in respect of any such member), in each case which is material and adverse in the context of the HWL Group taken as a whole or in the context of the Share Proposal.

The Offeror reserves the right to waive conditions (f), (g), (h), (i), (j) and (k) either in whole or in part, either generally or in respect of any particular matter. Conditions (a), (b), (c), (d) and (e) cannot be waived in any event. All of the above conditions will have to be fulfilled or waived, as applicable, on or before 30 July 2010 (or such later date as the Offeror and HTIL may agree or, to the extent applicable, as the Grand Court may direct and as may be permitted by the Takeovers Code), failing which the Share Proposal and the Scheme will lapse. HTIL has no right to waive any of the conditions.

Assuming that the above conditions are fulfilled (or, as applicable, waived in whole or in part), it is expected that the Scheme will become effective on or before 24 May 2010. Further announcements will be made giving details of the results of the Court Meeting and EGM and, if all the resolutions are passed at those meetings, the result of the hearing of the petition for the sanction of the Scheme by the Grand Court, the Record Date, the Effective Date and the date of withdrawal of the listing of the HTIL Shares on the Stock Exchange.

If the Scheme is not approved or the Share Proposal otherwise lapses, an announcement will be made by the Offeror, HWL and HTIL, and trading of the HTIL Shares on the Stock Exchange and trading of the HTIL ADSs on the NYSE will resume. In such event HTIL has no intention to seek the immediate withdrawal of the listing of the HTIL Shares on the Stock Exchange or the delisting of the HTIL ADSs from the NYSE or of immediately terminating the HTIL ADS Deposit Agreement in connection with the Share Proposal. HTIL retains full flexibility to voluntarily terminate at a later date the listing of the HTIL Shares on the Stock Exchange and the listing of the HTIL ADSs on the NYSE, or both, or to terminate the HTIL ADS Deposit Agreement governing the HTIL ADS program, subject to compliance with applicable law, listing requirements, the requirements of the Takeovers Code (if applicable) and the HTIL ADS Deposit Agreement. HTIL may also terminate the registration of the HTIL Shares and the HTIL ADSs under the Exchange Act if the applicable requirements for the termination of registration are satisfied.

PART VIII — EXPLANATORY MEMORANDUM

4.       SCHEME OF ARRANGEMENT UNDER SECTION 86 OF THE COMPANIES LAW AND THE COURT MEETING

Pursuant to Section 86 of the Companies Law where an arrangement is proposed between a company and its members or any class of them, the Grand Court may, on the application of the company or any member of the company, order a meeting of the members of the company or class of members, as the case may be, to be held in such manner as the Grand Court directs.

It is expressly provided in Section 86 of the Companies Law that if a majority in number representing seventy-five percent in value of the members or class of members, as the case may be, present and voting either in person or by proxy at the meeting or meetings, as the case may be, held as directed by the Grand Court as aforesaid, agree to any arrangement, the arrangement shall, if sanctioned by the Grand Court, be binding on all members or class of members, as the case may be, and also on the company.

5.       ADDITIONAL REQUIREMENTS AS IMPOSED BY RULE 2.10 OF THE TAKEOVERS CODE

In addition to satisfying any requirements imposed by law as summarised above, other than with the consent of the Executive to dispense with compliance or strict compliance therewith, Rule 2.10 of the Takeovers Code requires that the Scheme may only be implemented if:

(a)      the Scheme is approved by at least 75% of the votes attaching to the disinterested HTIL Shares that are cast either in person or by proxy at a duly convened meeting of the holders of the disinterested HTIL Shares (such holders being the HTIL Independent Shareholders); and

(b)      the number of votes cast against the resolution to approve the Scheme at such meeting is not more than 10% of the votes attaching to all disinterested HTIL Shares (namely, the HTIL Shares held by all HTIL Independent Shareholders).

For the purpose of this vote, HTIL Independent Shareholders are all HTIL Shareholders as at the Meeting Record Date other than the Offeror and any other party acting in concert with the Offeror. Scheme Shareholders that are not HTIL Independent Shareholders will be required to abstain from voting at the Court Meeting under the Takeovers Code.

As at the Latest Practicable Date, the HTIL Independent Shareholders held in aggregate 1,585,633,293 Scheme Shares. On that basis, and assuming no Outstanding HTIL Share Options are exercised, 10% of the votes attached to all disinterested HTIL Shares referred to at (b) above therefore represent approximately 158,563,329 HTIL Shares as of the Latest Practicable Date.

PART VIII — EXPLANATORY MEMORANDUM

6.       BINDING EFFECT OF THE SCHEME

The Scheme will become effective and binding on HTIL and all HTIL Shareholders subject to the approval of the Scheme (by way of poll) by a majority in number of the Scheme Shareholders representing not less than 75% in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting, provided that:

(i)       the Scheme is approved (by way of poll) by HTIL Independent Shareholders holding at least 75% of the votes attaching to the Scheme Shares held by HTIL Independent Shareholders that are voted either in person or by proxy at the Court Meeting; and

(ii)      the number of votes cast (by way of poll) by HTIL Independent Shareholders present and voting either in person or by proxy at the Court Meeting against the resolution to approve the Scheme at the Court Meeting is not more than 10% of the votes attaching to all Scheme Shares held by all the HTIL Independent Shareholders, and that the other Conditions are fulfilled or waived (as applicable).

7.       SHAREHOLDING STRUCTURE OF HTIL

The table below sets out the shareholding structure of HTIL as at the Latest Practicable Date and immediately upon completion of the Share Proposal, assuming that no Outstanding HTIL Share Options are exercised before the Record Date and that there is no other change in shareholding:

	As at the Latest Practicable Date		Immediately following completion of the Share Proposal (Note 11)
HTIL Shareholders	Number of HTIL Shares	%	Number of HTIL Shares	%

Offeror (Note 1)	285,893,149	5.938	2,194,633,771	45.583
HTIHL (Note 1)	2,619,929,104	54.417	2,619,929,104	54.417

	2,905,822,253	60.355	4,814,562,875	100.000

LKS-Controlled Companies (Notes 2 and 9)	266,621,499	5.538	—	—
LKS-Trust Company (Notes 2 and 9)	153,280	0.003	—	—
CKH-Controlled Companies (Notes 2 and 9)	52,092,587	1.082	—	—
VL-Controlled Companies (Notes 3 and 9)	2,519,250	0.052	—	—

PART VIII — EXPLANATORY MEMORANDUM

	As at the Latest Practicable Date		Immediately following completion of the Share Proposal (Note 11)
HTIL Shareholders	Number of HTIL Shares	%	Number of HTIL Shares	%

CF-Controlled Company (Notes 4 and 9)	1,202,380	0.025	—	—
Mrs. Chow Woo Mo Fong, Susan (Notes 5 and 9)	250,000	0.005	—	—
Mr. Frank John Sixt (Notes 6 and 9)	255,000	0.005	—	—
Mr. George Colin Magnus and his wife (Notes 7 and 9)	13,333	0.001	—	—
Relevant members of the Goldman Sachs group which hold HTIL Shares (Note 8)	—	—	—	—

Aggregate number of HTIL Shares of the Offeror, HTIHL and the parties acting in concert with the Offeror	3,228,929,582	67.066	—	—
HTIL Independent Shareholders (Note 10)	1,585,633,293	32.934	—	—

Total	4,814,562,875	100.000	4,814,562,875	100.000

Total number of Scheme Shares (Note 14)	1,908,740,622	39.645

PART VIII — EXPLANATORY MEMORANDUM

The table below sets out the shareholding structure of HTIL before the completion of the Share Proposal and immediately upon completion of the Share Proposal, assuming that all Outstanding HTIL Share Options are exercised before the Record Date and that there is no other change in shareholding:

	Assuming that all Outstanding HTIL Share Options are exercised before the Record Date and no other change in shareholding before completion of the Share Proposal		Upon completion of the Share Proposal (Note 12)
HTIL Shareholders	Number of HTIL Shares	%	Number of HTIL Shares	%

Offeror (Note 1)	285,893,149	5.923	2,207,200,437	45.725
HTIHL (Note 1)	2,619,929,104	54.275	2,619,929,104	54.275

	2,905,822,253	60.198	4,827,129,541	100.000

LKS-Controlled Companies (Notes 2 and 9)	266,621,499	5.523	—	—
LKS-Trust Company (Notes 2 and 9)	153,280	0.003	—	—
CKH-Controlled Companies (Notes 2 and 9)	52,092,587	1.079	—	—
VL-Controlled Companies (Notes 3 and 9)	2,519,250	0.052	—	—
CF-Controlled Company (Notes 4 and 9)	1,202,380	0.025	—	—
Mrs. Chow Woo Mo Fong, Susan (Notes 5 and 9)	250,000	0.005	—	—
Mr. Frank John Sixt (Notes 6 and 9)	255,000	0.005	—	—
Mr. George Colin Magnus and his wife (Notes 7 and 9)	13,333	0.001	—	—
Relevant members of the Goldman Sachs group which hold HTIL Shares (Note 8)	—	—	—	—

Aggregate number of HTIL Shares of the Offeror, HTIHL and the parties acting in concert with the Offeror	3,228,929,582	66.891	—	—

PART VIII — EXPLANATORY MEMORANDUM

	Assuming that all Outstanding HTIL Share Options are exercised before the Record Date and no other change in shareholding before completion of the Share Proposal		Upon completion of the Share Proposal (Note 12)
HTIL Shareholders	Number of HTIL Shares	%	Number of HTIL Shares	%

HTIL Independent Shareholders (Notes 10 and 13)	1,598,199,959	33.109	—	—

Total	4,827,129,541	100.000	4,827,129,541	100.000

Total number of Scheme Shares (Note 15)	1,921,307,288	39.802

Notes:

1.                  The HTIL Shares in which the Offeror and HTIHL are interested will not form part of the Scheme Shares and will not be cancelled. The Offeror is a wholly-owned subsidiary of HTIHL.

2.                    The LKS-Controlled Companies, LKS-Trust Company and CKH-Controlled Companies are presumed to be parties acting in concert with the Offeror under the Takeovers Code.

3.                    Each of the VL-Controlled Companies is a company in which Mr. Li Tzar Kuoi, Victor, the Deputy Chairman of HWL, is interested in the entire issued share capital. The VL-Controlled Companies are presumed to be parties acting in concert with the Offeror under the Takeovers Code.

4.                    The CF-Controlled Company is a company which is equally controlled by Mr. Fok Kin-ning, Canning, the Group Managing Director of HWL and Chairman of HTIL, and his spouse. The CF-Controlled Company is presumed to be a party acting in concert with the Offeror under the Takeovers Code.

5.                    Mrs. Chow Woo Mo Fong, Susan is the Deputy Group Managing Director of HWL and a non-executive HTIL Director and is presumed to be a party acting in concert with the Offeror under the Takeovers Code.

6.                    Mr. Frank John Sixt is the Group Finance Director of HWL and a non-executive HTIL Director and is presumed to be a party acting in concert with the Offeror under the Takeovers Code. The interest of Mr. Sixt in these HTIL Shares is in the form of HTIL ADSs.

7.                    Mr. George Colin Magnus is a non-executive HWL Director, and Mr. Magnus and his wife are presumed to be parties acting in concert with the Offeror under the Takeovers Code.

8.                    Goldman Sachs is the financial adviser to the Offeror and relevant members of the Goldman Sachs group (except those which are exempt principal traders and exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code) which hold HTIL Shares are presumed to be parties acting in concert with the Offeror under the Takeovers Code. As at the Latest Practicable Date, members of the Goldman Sachs group (except as aforesaid) which are presumed to be acting in concert with the Offeror under the Takeovers Code were short on 25,548 HTIL ADSs (representing 383,222 HTIL Shares (approximately 0.008%)) and short on 66,800 HTIL swaps (representing 1,002,000 HTIL Shares (approximately 0.02%)).

9.                    All of the HTIL Shares in which the LKS-Controlled Companies, LKS-Trust Company, CKH-Controlled Companies, VL-Controlled Companies, CF-Controlled Company, Mrs. Chow Woo Mo Fong, Susan, Mr. Frank John Sixt and Mr. George Colin Magnus are respectively interested as set out in this table will form part of the Scheme Shares.

PART VIII — EXPLANATORY MEMORANDUM

10.              The number of HTIL Shares of the HTIL Independent Shareholders shown here includes, among others, the 9,100,000 HTIL Shares, 3,433,333 HTIL Shares and 2,333,333 HTIL Shares held by Mr. Lui Dennis Pok Man (an executive HTIL Director), Mr. Chan Ting Yu (an executive HTIL Director) and Mr. Woo Chiu Man, Cliff (alternate to Mr. Christopher John Foll, an executive HTIL Director) respectively, and the 7,000 HTIL ADSs representing 105,000 HTIL Shares jointly held by Mr. John W. Stanton (an independent non-executive HTIL Director) and his wife. All such HTIL Shares will form part of the Scheme Shares and will be cancelled upon completion of the Share Proposal.

11.              Under the Scheme, the share capital of HTIL will, on the effective date of the Scheme, be reduced by cancelling and extinguishing the Scheme Shares. On the assumption that no Outstanding HTIL Share Options are exercised before the Record Date and the assumption that there is no other change in shareholding, immediately following such reduction, the share capital of HTIL will be restored to HK$1,203,640,718.75 divided into 4,814,562,875 HTIL Shares by the issuance of 1,908,740,622 HTIL Shares to the Offeror at par and the reserve created in HTIL’s books of account as a result of the capital reduction will be applied in paying up in full at par the 1,908,740,622 new HTIL Shares so issued to the Offeror.

12.              Under the Scheme, the share capital of HTIL will, on the effective date of the Scheme, be reduced by cancelling and extinguishing the Scheme Shares. On the assumption that all Outstanding HTIL Share Options are exercised before the Record Date and the assumption that there is no other change in shareholding, forthwith upon such reduction, the share capital of HTIL will be restored to HK$1,206,782,385.25 divided into 4,827,129,541 HTIL Shares by the issuance of 1,921,307,288 HTIL Shares to the Offeror at par and the reserve created in HTIL’s books of account as a result of the capital reduction will be applied in paying up in full at par the 1,921,307,288 new HTIL Shares so issued to the Offeror.

13.              The number of HTIL Shares of the HTIL Independent Shareholders shown here includes, among others, the HTIL Shares to be held by Mr. Christopher John Foll if he exercised all his Outstanding HTIL Share Options and did not dispose of any HTIL Shares to be issued to him following such exercise before the Record Date.

14.              The total number of HTIL Shares as at the Latest Practicable Date minus the aggregate number of HTIL Shares held by the Offeror and HTIHL equals the total number of Scheme Shares as at the Latest Practicable Date.

15.              The total number of HTIL Shares (assuming that all Outstanding HTIL Share Options are exercised before the Record Date and there are no other changes in the shareholding of HTIL before completion of the Proposals) minus the aggregate number of HTIL Shares held by the Offeror and HTIHL equals the total number of Scheme Shares (on the same assumptions).

16.    All percentages in the above tables are approximations.

Immediately following the Effective Date, HTIL will be indirectly wholly-owned by HWL.

PART VIII — EXPLANATORY MEMORANDUM

8.                      COMPARISONS OF VALUE

8.1               Capital Value

The Stock Exchange is the principal trading market for the HTIL Shares, which are not listed on any other exchange in or outside of Hong Kong. The high and low closing prices for the HTIL Shares on the Stock Exchange for each full quarterly period during the past two years are as follows:

	High	Low

2008
First Quarter	HK$6.71	HK$5.88
Second Quarter	HK$6.46	HK$6.15
Third Quarter	HK$6.24	HK$4.85
Fourth Quarter	HK$5.53	HK$1.05

2009
First Quarter	HK$1.36	HK$1.00
Second Quarter	HK$1.88	HK$1.30
Third Quarter	HK$2.05	HK$1.59
Fourth Quarter	HK$1.62	HK$1.54

The NYSE is the principal trading market for the HTIL ADSs, which are not quoted or listed on any other exchange in or outside of the United States. At the exchange rate (being US$1.00 to HK$7.7593) reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicable Date, the Cancellation Price of HK$2.20, which translates into a price of HK$33.00 per HTIL ADS, would be equal to US$4.25. The high and low closing prices for the HTIL ADSs on the NYSE for each full quarterly period during the past two years are as follows:

	High	Low

2008
First Quarter	US$14.37	US$12.42
Second Quarter	US$14.02	US$13.07
Third Quarter	US$13.36	US$10.13
Fourth Quarter	US$13.27	US$2.44

2009
First Quarter	US$2.99	US$2.14
Second Quarter	US$3.72	US$2.66
Third Quarter	US$4.19	US$3.06
Fourth Quarter	US$3.12	US$2.96

PART VIII — EXPLANATORY MEMORANDUM

The Cancellation Price of HK$2.20 per Scheme Share (or, as applicable, the corresponding US dollar amount of approximately US$4.25 in cash (calculated on the basis of the exchange rate (being US$1.00 to HK$7.7593) reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicable Date) for each HTIL ADS calculated for illustrative purposes only) represents:

•                          a premium of approximately 3% over the closing price of HK$2.14 per HTIL Share as quoted on the Stock Exchange as at the Latest Practicable Date;

•                          a premium of approximately 3% over the closing price of US$4.12 per HTIL ADS as quoted on the NYSE as at the Latest Practicable Date;

•                          a premium of approximately 37% over the closing price of HK$1.61 per HTIL Share as quoted on the Stock Exchange as at the Last Pre-Announcement Trading Day;

•                          a premium of approximately 41% over the closing price of US$3.01 per HTIL ADS as quoted on NYSE as at the Last Pre-Announcement Trading Day;

•                          a premium of approximately 38% over the average closing price of approximately HK$1.60 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 5 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 42% over the average closing price of approximately US$3.00 per HTIL ADS based on the daily closing prices as quoted on the NYSE over the 5 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 39% over the average closing price of approximately HK$1.58 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 10 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 42% over the average closing price of approximately US$3.00 per HTIL ADS based on the daily closing prices as quoted on the NYSE over the 10 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 39% over the average closing price of approximately HK$1.59 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 41% over the average closing price of approximately US$3.02 per HTIL ADS based on the daily closing prices as quoted on the NYSE over the 30 trading days up to and including the Last Pre-Announcement Trading Day;

PART VIII — EXPLANATORY MEMORANDUM

•                          a premium of approximately 39% over the average closing price of approximately HK$1.58 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 60 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 41% over the average closing price of approximately US$3.02 per HTIL ADS based on the daily closing prices as quoted on the NYSE over the 60 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 32% over the average closing price of approximately HK$1.66 per HTIL Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a premium of approximately 32% over the average closing price of approximately US$3.22 per HTIL ADS based on the daily closing prices as quoted on the NYSE over the 180 trading days up to and including the Last Pre-Announcement Trading Day;

•                          a discount of approximately 11.6% to the consolidated net asset value per HTIL Share of approximately HK$2.49 as at 31 December 2009; and

•                          a premium of approximately 13.4% over the consolidated net tangible asset value per HTIL Share of approximately HK$1.94 as at 31 December 2009.

On the basis of the Cancellation Price, the table below illustrates the change in capital value for the Scheme Shareholders, assuming that the Scheme is implemented:

	On 31 December 2009	On the Latest Practicable Date
	HK$	HK$

Consideration receivable (per 1,000 HTIL Shares) under the Scheme	2,200	2,200
Value of 1,000 HTIL Shares (Note)	1,610	2,140
Consideration Premium per HTIL Share	590	60
This represents an increase in capital value of	37%	3%

Note:   Based on the closing price of the HTIL Shares as quoted on the Stock Exchange on the respective dates.

A summary of the closing prices of the HTIL Shares on the Stock Exchange and HTIL ADSs as quoted on the NYSE (i) on the last trading day of each of the calendar months commencing 6 months preceding the Announcement Date; (ii) on the Last Pre-Announcement Trading Day and (iii) on the Latest Practicable Date, is set out in Appendix III to this Scheme Document.

PART VIII — EXPLANATORY MEMORANDUM

8.2             Net tangible assets and net assets

As at 31 December 2009, the audited consolidated net assets of HTIL amounted to approximately HK$11,974 million (equivalent to US$1,535 million), or approximately HK$2.49 (equivalent to US$0.32) per HTIL Share. The Cancellation Price represents a discount of approximately 11.6% to the consolidated net asset value per HTIL Share as at 31 December 2009.

After deducting goodwill and other intangible assets, the consolidated net tangible asset value of the HTIL Group was HK$9,341 million (equivalent to US$1,198 million) as at 31 December 2009, or approximately HK$1.94 (equivalent to US$0.25) per HTIL Share. The Cancellation Price represents a premium of approximately 13.4% over the consolidated net tangible assets per HTIL Share as at 31 December 2009.

8.3               Earnings

The HTIL’s audited consolidated income attributable to the HTIL Shareholders for the year ended 31 December 2009 amounted to approximately HK$4,940 million (equivalent to US$633 million), representing earnings of approximately HK$1.03 (equivalent to US$0.13) per HTIL Share. HTIL’s restated consolidated income attributable to the HTIL Shareholders in respect of the previous financial year ended 31 December 2008 was approximately HK$1,132 million, or approximately HK$0.24 per HTIL Share.

8.4               Dividends

With the exception of two special cash dividends of HK$6.75 per HTIL Share and HK$7.00 per HTIL Share declared on 22 February 2007 and 12 November 2008, respectively, and a dividend in specie declared on 4 March 2009, HTIL has not declared any dividends. HTIL’s ability to pay dividends is limited by Cayman Islands law, which allows companies to declare and pay dividends only out of either profit or the share premium account (where a company issues shares at a premium, whether for cash or otherwise, a sum equal to the aggregate amount of the value of the premiums on those shares must be transferred to an account called the share premium account). HTIL Shareholders whose names appear on the registers of members of HTIL as at the record date for entitlement to dividend, if any, declared by HTIL on or before the Effective Date will be entitled to receive such dividend (if any). HTIL currently does not expect to declare any dividend prior to the Effective Date.

9.                      OPTION PROPOSAL

As at the Latest Practicable Date, there were 12,566,666 Outstanding HTIL Share Options granted under the HTIL Share Option Scheme, of which 5,000,000 Outstanding HTIL Share Options were held by an HTIL Director and the remaining 7,566,666 Outstanding HTIL Share Options were held by employees of the HTIL Group (including a retired employee).

In accordance with the terms of the HTIL Share Option Scheme, HTIL Optionholders are entitled to exercise their Outstanding HTIL Share Options (to the extent not already exercised)

PART VIII — EXPLANATORY MEMORANDUM

to their full extent or to the extent specified in the HTIL Optionholder’s notice of exercise of Outstanding HTIL Share Options to HTIL at any time after the date of formal proposal of the Scheme (being 15 March 2010) and up to the Record Date. Outstanding HTIL Share Options which are not exercised in accordance with the terms of the HTIL Share Option Scheme on or prior to the Record Date, and to the extent to which the Option Proposal is not accepted, will lapse upon the Scheme becoming effective.

If the Scheme does not become effective, all unexercised Outstanding HTIL Share Options will continue to be vested and exercisable (to the extent not already exercised) to their full extent, or to the extent specified in the HTIL Optionholder’s notice of exercise of their Outstanding HTIL Share Options to HTIL, until the lapse of the option period in respect of such Outstanding HTIL Share Options in accordance with the terms of the HTIL Share Option Scheme.

The Option Proposal, which is conditional on the Share Proposal becoming effective and binding, will be made by Goldman Sachs, on behalf of the Offeror, to the HTIL Optionholders on the terms and subject to the conditions contained in this Scheme Document and the Option Proposal Letters.

Each HTIL Optionholder as at the Record Date who accepts the Option Proposal and lodges a completed Option Form of Acceptance by the prescribed deadline will be entitled to receive an Option Proposal Price of HK$0.59 for each Option with an exercise price of HK$1.61 if the Option Proposal becomes unconditional.

The Option Proposal Price above represents the “see-through” price of that Outstanding HTIL Share Option, being the amount by which the Cancellation Price exceeds the exercise price of that Outstanding HTIL Share Option (currently being HK$1.61). Each HTIL Optionholder who has Outstanding HTIL Share Options that are unexercised as at the Record Date may elect whether to accept the Option Proposal.

All payments in respect of the Option Proposal Price will be made in Hong Kong dollars. Settlement of the Option Proposal Price to which the HTIL Optionholders are entitled under the Option Proposal will be implemented in full in accordance with the terms of the Option Proposal, without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be, or claim to be, entitled against any such HTIL Optionholder.

10.               INFORMATION ON THE COMPANIES

10.1        HTIL

The name of the subject company is Hutchison Telecommunications International Limited. HTIL is a company incorporated in the Cayman Islands with limited liability, whose shares have

PART VIII — EXPLANATORY MEMORANDUM

been listed on the Main Board of the Stock Exchange since 15 October 2004 and whose HTIL ADSs have been listed on the NYSE since 14 October 2004. The HTIL Group is a well-established provider of telecommunications services. It currently offers mobile telecommunication services in Indonesia, Vietnam, Sri Lanka and Thailand.

HTIL’s principal place of business is located at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. HTIL’s telephone number at this location is (852) 2128 1188. In addition, HTIL also has principal executive office located at 20/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, Hong Kong. HTIL’s registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands. HTIL’s primary website address is www.htil.com.

During the past five years, HTIL was not convicted in any criminal proceeding (excluding traffic violations or similar misdemeanours) nor was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining HTIL from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

Historical financial information

A summary of the audited consolidated results of HTIL for the three financial years ended 31 December 2007, 2008 and 2009, which have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, is set out below. As discussed in Note 2(b) to the consolidated accounts for 2009, the 2008 consolidated financial information has been restated to treat the sale and leaseback of base station tower sites entered into by HTIL’s Indonesia operation as resulting in a finance lease rather than an operating lease as reflected in the consolidated accounts originally published for 2008. As a result of the spin-off of Hutchison Telecommunications Hong Kong Holdings Limited (“HTHKH”) and the disposal of HTIL’s entire indirect interest in Partner Communications in 2009, the results pertaining to HTHKH and its subsidiaries (“HTHKH Group”) and Partner Communications are presented as “Discontinued Operations” in the consolidated accounts for the year ended 31 December 2009 included in this Scheme Document. The information set forth below for the years ended 31 December 2007 and 2008

PART VIII — EXPLANATORY MEMORANDUM

has not been reclassified to reflect the financial results of HTHKH Group and Partner Communications as discontinued operations following the spin-off of HTHKH and the disposal of the entire indirect interest in Partner Communications.

	For the year ended 31 December
	2007	2008	2009
		Restated
	HK$ millions	HK$ millions	HK$ millions

Turnover	20,401	23,725	1,856
(Loss)/Profit before profit on disposal of investments and others, net	(2,543)	1,045	(3,130)
Profit on disposal of investments and others, net	8	1,497	423
(Loss)/Profit before taxation	(2,535)	2,542	(2,707)
(Loss)/Profit after taxation (but before minority interests) from continuing operations	(2,726)	1,668	(2,736)
(Loss)/Profit attributable to HTIL Shareholders from continuing operations	(3,147)	1,132	(2,592)
Profit attributable to HTIL Shareholders from discontinued operations	70,031	—	7,532
Profit attributable to HTIL Shareholders	66,884	1,132	4,940

As at 31 December 2009, the audited consolidated net assets of HTIL were approximately HK$11,974 million or approximately HK$2.49 per HTIL Share or approximately US$0.32 per HTIL Share or approximately US$4.78 per HTIL ADS.

Following the receipt of the net cash proceeds of the sale by HTIL’s wholly-owned subsidiary of its entire indirect interest in its Israel operations of approximately HK$7,843 million (approximately US$1,012 million), an amount of approximately HK$1,372 million (approximately US$176 million) was deposited into an escrow account pending resolution of any Israeli tax that may be payable and the HTIL Group repaid interest-bearing loans due to the HWL Group that were drawn for the purpose of funding the operations of the HTIL Group, resulting in a gross cash and cash equivalents balance in the HTIL Group of approximately HK$4,203 million (approximately US$539 million) and restricted cash of HK$1,372 million (being the deposit in an escrow account for the potential tax liability as mentioned before) as at 31 December 2009.

Your attention is also drawn to Appendix I to this Scheme Document which sets out certain financial information of the HTIL Group.

Based on the closing price of HK$2.14 per HTIL Share and the total number of HTIL Shares in issue as at the Latest Practicable Date, the market capitalisation of HTIL was approximately HK$10,303 million.

PART VIII — EXPLANATORY MEMORANDUM

10.2        THE OFFEROR

The name of the Offeror is Hutchison Telecommunications Holdings Limited. The Offeror was incorporated in the British Virgin Islands with limited liability, and is an indirect wholly-owned subsidiary of HWL. The principal activity of the Offeror is investment holding.

The Offeror’s registered office in the British Virgin Islands is located at P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, the British Virgin Islands, and the telephone number at this location is (284) 494 2233.

During the past five years, the Offeror was not convicted in any criminal proceeding (excluding traffic violations or similar misdemeanours) nor was the Offeror a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the Offeror from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

10.3        HWL

The name of HWL is Hutchison Whampoa Limited. HWL is a company incorporated in Hong Kong with limited liability, whose shares are listed on the Main Board of the Stock Exchange. The HWL Group operates and invests in five core businesses: ports and related services, property and hotels; retail; energy, infrastructure, finance & investments and others; and telecommunications. The Offeror and HTIHL are both indirect wholly-owned subsidiaries of HWL.

The principal place of business and registered office of HWL are both located at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. HWL’s telephone number at this location is (852) 2128 1188.

During the past five years, HWL was not convicted in any criminal proceeding (excluding traffic violations or similar misdemeanours) nor was HWL a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining HWL from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

Each of HTIHL, HTGHL, OHL and HIL is a direct or indirect wholly-owned subsidiary of HWL. The principal activity of each of these companies is investment holdings.

HTIHL was incorporated in the British Virgin Islands with limited liability, and HTIHL’s registered office in the British Virgin Islands is located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands.

PART VIII — EXPLANATORY MEMORANDUM

HTGHL was incorporated in the British Virgin Islands with limited liability, and HTGHL’s registered office in the British Virgin Islands is located at P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, the British Virgin Islands.

OHL was incorporated in Hong Kong with limited liability, and OHL’s registered office in Hong Kong is located at 22nd Floor, Hutchison Floor, 10 Harcourt Road, Hong Kong. OHL’s principal place of business is located at 22nd Floor, Hutchison Floor, 10 Harcourt Road, Hong Kong.

HIL was incorporated in Hong Kong with limited liability and HIL’s registered office in Hong Kong is located at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. HIL’s principal place of business is located at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

During the past five years, none of HTIHL, HTGHL, OHL or HIL was convicted in any criminal proceeding (excluding traffic violations or similar misdemeanours) nor was such company a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such company from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

10.4      CKH

The name of CKH is Cheung Kong (Holdings) Limited. CKH was incorporated in Hong Kong with limited liability. The principal activities of CKH are investment holding and project management. Its subsidiaries are active in the field of property development and investment, hotel and serviced suite operation, property and project management and investment in securities.

CKH’s principal place of business and registered office are both located at 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

During the past five years, CKH was not convicted in any criminal proceeding (excluding traffic violations or similar misdemeanours) nor was CKH a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining CKH from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

10.5      Additional Information

The name, country or place of citizenship, present position, material occupations, positions, offices or employments for the past five years, and address of each of the directors and executive officers of HTIL, the Offeror, HWL and CKH are set forth in Appendix V to this Scheme Document.

PART VIII — EXPLANATORY MEMORANDUM

11.                INTENTIONS OF THE OFFEROR WITH REGARD TO HTIL

Upon the Scheme becoming effective, all Scheme Shares will be cancelled and the share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. HTIL will apply to the Stock Exchange for the withdrawal of the listing of the HTIL Shares on the Stock Exchange immediately following the effective date of the Scheme. The Scheme Shareholders will be notified by way of announcement of, amongst other things, the exact dates of the last day for dealing in the HTIL Shares and on which the Scheme and the withdrawal of the listing of the HTIL Shares on the Stock Exchange will become effective. An indicative, or expected, timetable of the Scheme is included in Part III of this Scheme Document. Further, upon the Scheme becoming effective, the Scheme Shares underlying the HTIL ADSs will be cancelled along with all other Scheme Shares and the proceeds upon cancellation of the Scheme Shares underlying the HTIL ADSs will be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and distributed (net of applicable fees, charges and expenses of the HTIL ADS Depositary, governmental charges and any taxes withheld) to the HTIL ADS Holders pro rata to their holdings, in accordance with the HTIL ADS Deposit Agreement. HTIL ADS Holders will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled in connection with the cancellation of their HTIL ADSs and distribution of the proceeds received by the HTIL ADS Depositary, which amount will be deducted from any distribution of proceeds. You will also be required to pay the fees and expenses charged by your financial intermediary, if any.

Conditional upon the Scheme becoming effective, the HTIL ADS Deposit Agreement will be terminated one business day (in New York) after the Effective Date and the listing of the HTIL ADSs on the NYSE will be withdrawn as soon as practicable following the Effective Date. If the Scheme becomes effective, the Offeror also intends to cause HTIL to terminate the registration of the HTIL Shares and the HTIL ADSs under the Exchange Act and HTIL’s reporting obligations under the Exchange Act as soon as practicable following the Effective Date.

In connection with the Scheme, the Offeror and HWL expect to review HTIL and its assets, corporate structure, capitalisation, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Scheme in order to best organise and optimise the activities of HTIL. The Offeror and HWL expressly reserve the right to make any changes that they deem necessary, appropriate or convenient in light of their review of HTIL, in light of future developments or in order to better integrate, generate maximum synergy or exploit full economies of scale with other operations of the HWL Group. Such changes could include, among other things, changes in HTIL’s businesses or operations, corporate structure, articles of association, capitalisation, management, HTIL Board or dividend policy. It is the intention of the Offeror and HWL to continue these remaining businesses with the exception of the business in Thailand. With respect to Thailand, HTIL has been in close and ongoing discussions with CAT Telecom Public Company Limited (“CAT”) regarding the divestment of all of HTIL’s direct and indirect interests in the business and assets of the group’s Thailand operations. The parties have entered into a Memorandum of Understanding (“MOU”) pursuant to which they agreed to negotiate

PART VIII — EXPLANATORY MEMORANDUM

exclusively until 14 May 2010 in good faith towards the signing of definitive agreements for such divestment as soon as possible. As at the Latest Practicable Date, these discussions were continuing. Based on the MOU and discussions to date, the proceeds of sale net of liabilities and commitments remaining with the seller are not expected to be material. The boards of directors of HTIL and HWL have confirmed that, as at the Latest Practicable Date, there were no negotiations underway for the sale of HTIL’s interests in Indonesia, Vietnam or Sri Lanka and so far as they are aware, as at the Latest Practicable Date, no transaction relating to any disposal of these interests was pending or reasonably in contemplation.

While the Offeror and HWL do not intend to introduce any major changes to the existing operation, it is envisaged that these businesses will continue to require substantial investments going forward in the short- and medium-term, particularly in Vietnam and Indonesia, in order to build scale and to enhance their future financial performance and stability. It is the intention of the Offeror and HWL upon successful privatisation of HTIL to continue such investments in order to position such remaining businesses to compete more effectively in their markets and to better tap the potential opportunities there. In light of the Offeror and HWL’s intention to continue investments in such remaining businesses, and as the HTIL Group following the Strategic Transactions no longer has the benefit of businesses that generate positive cash flow, it is envisaged that all cash in these remaining businesses would be retained in order to fund such investments, and HWL and the Offeror anticipate that there will be no surplus cash available for dividends in the capital intensive investment phase.

The Offeror and HWL currently have no intention to introduce any significant changes to the management of HTIL, or to discontinue the employment of any employees of HTIL, as a result of the implementation of the Proposals. The Offeror and HWL do anticipate that, after the privatisation, cost savings will be realised through the elimination of administrative, compliance and other costs associated with HTIL’s independent listing.

12.               REASONS FOR THE SHARE PROPOSAL AND BENEFIT TO SCHEME SHAREHOLDERS

Reasons for the Share Proposal

For Scheme Shareholders and HTIL

HWL has communicated the following reasons for and benefits of the Share Proposal for Scheme Shareholders and HTIL to the HTIL Board:

HWL believes that HTIL established itself as an established pan-Asian emerging markets telecom operator following its initial public offering (“IPO”) in October 2004. In addition to strengthening its operations and competitive positioning in its then existing businesses, the HTIL Group also launched new operations in Indonesia and Vietnam.

PART VIII — EXPLANATORY MEMORANDUM

The HTIL Group’s strategy has been to continually evaluate various business options to maximize returns to the HTIL Shareholders. In implementing this strategy, the HTIL Group entered into a number of transactions which included the following (the “Strategic Transactions”):

•                          the sale of its indirect interest in the India operations in May 2007;

•                          the spin-off of its businesses in Hong Kong and Macau in May 2009, now independently listed on the Stock Exchange; and

•                          the sale of its entire indirect interest in the Israel operations in October 2009.

HWL believes that the Strategic Transactions have helped the HTIL Group achieve its objective of maximizing returns to HTIL Shareholders. Since its IPO in 2004, HTIL has generated total returns (including dividends and the value of the Hong Kong and Macau spin-off) of approximately 178% for HTIL Shareholders, translating to an annualized return of approximately 22% per annum through 31 December 2009.

However, the Strategic Transactions have also transformed the HTIL Group’s business portfolio and impacted its short- to medium-term financial prospects. At the time of its IPO, the HTIL Group’s businesses spanned seven countries, three of which listed above enjoyed strong market positions as one of the top three operators, and collectively generated positive aggregate free cash flow. After the Strategic Transactions, the HTIL Group has an investment in a business in Thailand and three other countries, none of which is among the top three operators in its respective market and all of which generate negative cash flow.

HWL believes that the HWL Group will continue investing in the three growth businesses currently under HTIL, particularly in Vietnam and Indonesia, in order to build scale and to enhance their future financial performance and stability. HWL believes that such investments will position those businesses to compete more effectively in their markets and to better tap the potential opportunities there.

Therefore, as the HTIL Group following the Strategic Transactions no longer has the benefit of businesses that generate positive cash flow, it is envisaged that all cash in these remaining businesses would be retained in order to fund such investments, and HWL and the Offeror anticipate that there will be no surplus cash available for dividends in the capital intensive investment phase.

HWL believes that such investments are also likely to mean short- and medium-term uncertainty and potentially high share price volatility for the HTIL Shareholders. While HWL remains confident in the future prospects for these remaining businesses other than Thailand, HWL is of the view that such short- and medium-term volatility and potential uncertain financial performance for the HTIL Group make it less suited to remain a publicly listed entity.

PART VIII — EXPLANATORY MEMORANDUM

In addition to the above, the Strategic Transactions have also made HTIL a significantly smaller company. HTIL’s market capitalisation has fallen from a high of approximately HK$95.6 billion in January 2007 to its current level of approximately HK$7.9 billion as at 4 January 2010. Concurrently, liquidity and trading in both HTIL Shares and HTIL ADSs have greatly declined, falling from approximately HK$87.1 million of average daily trading volume for the 12 months ended 31 December 2006 to less than HK$19.3 million of average daily trading volume since 12 August 2009 when the latest of the Strategic Transactions was announced.

Finally, the listing of the HTIL Shares on the Stock Exchange and the HTIL ADS on the NYSE requires HTIL to bear administrative, compliance and other listing-related costs and expenses. These costs range from US$700,000 to US$1,200,000 per year and include the costs associated with preparing its annual report on Form 20-F and fees for external legal counsel. HTIL is also facing costs ranging from US$400,000 to US$700,000 per year to comply with Section 404 of the Sarbanes-Oxley Act and other Exchange Act-related requirements. If these costs and expenses are eliminated, the funds saved could be used for the HTIL Group’s business operations.

Reflecting the above, the Offeror is offering the Scheme Shareholders an alternative in the form of the Share Proposal.

For HWL

The long term success and financial performance of the remaining business currently under the HTIL Group are both of paramount importance to HWL. As mentioned above, HWL considers that these businesses will require substantial investments in order to help its growth markets operations reach critical mass and to ensure that they are ideally positioned strategically in the long run. Such investments could result in uncertain short- and medium-term financial performance due to the uncertain time horizon before the benefits of the investments are realised.

After completion of the Proposal, the HWL Group would be able to make decisions pertaining to such investments focused on the long-term benefits they bring to those business and be free from the short and medium-term pressure associated with HTIL being a publicly listed company.

HWL accordingly considers that the Share Proposal would be in the interests of HWL and its shareholders as it will simplify the group structure and create more flexibility to manage these remaining businesses in an efficient and sustainable manner.

If the Scheme is not approved or the Share Proposal otherwise lapses, HTIL intends to continue with its existing line of business. As the HTIL Group no longer has the benefit of cash flow generative businesses after the Strategic Transactions, it is anticipated that all cash in these remaining businesses would be retained in order to fund such investments, and HWL and the Offeror anticipate that there will be no surplus cash available for dividends in the capital intensive investment phase.

PART VIII — EXPLANATORY MEMORANDUM

13.               INTERESTS OF THE OFFEROR AND ITS CONCERT PARTIES IN THE SCHEME AND EFFECTS THEREON

As at the Latest Practicable Date, the Offeror held 285,893,149 HTIL Shares and HTIHL held 2,619,929,104 HTIL Shares, representing approximately 5.938% and 54.417% respectively of the issued share capital of HTIL. The HTIL Shares held by the Offeror and HTIHL, each of which is an indirect wholly-owned subsidiary of HWL, will not form part of the Scheme Shares and, as such, will not be voted on the Scheme at the Court Meeting. Furthermore, such HTIL Shares held by the Offeror and HTIHL will not be cancelled upon the Scheme becoming effective and will not entitle the Offeror and HTIHL to receive the Cancellation Price. Each of the Offeror and HTIHL will be requested to agree to undertake to the Grand Court that each of them will be bound by the Scheme, so as to ensure that they will be subject to the terms and conditions of the Scheme. Upon the Scheme becoming effective, the Offeror will be interested in 2,194,633,771 HTIL Shares and HTIHL will remain interested in 2,619,929,104 HTIL Shares, representing approximately 45.583% and 54.417% of the issued share capital of HTIL respectively, on the assumption that no Outstanding HTIL Share Options are exercised.

As at the Latest Practicable Date, the LKS-Controlled Companies were interested in an aggregate of 266,621,499 HTIL Shares; the LKS-Trust Company was interested in 153,280 HTIL Shares; the CKH-Controlled Companies were interested in an aggregate of 52,092,587 HTIL Shares; the VL-Controlled Companies were interested in 2,519,250 HTIL Shares; the CF-Controlled Company was interested in 1,202,380 HTIL Shares; Mrs. Chow Woo Mo Fong, Susan, an executive HWL Director and a non-executive HTIL Director, was interested in 250,000 HTIL Shares; Mr. Frank John Sixt, an executive HWL Director and a non-executive HTIL Director, was interested in 17,000 HTIL ADSs; and Mr. George Colin Magnus, a non-executive HWL Director, was interested in 13,201 HTIL Shares and his wife was interested in 132 HTIL Shares; they are all presumed to be parties acting in concert with the Offeror under the Takeovers Code. HTIL Shares in which such parties are interested will form part of the Scheme Shares and will be cancelled upon the Scheme becoming effective. As at the Latest Practicable Date, the Offeror and parties acting in concert with it were interested in an aggregate of 3,228,929,582 HTIL Shares, representing 67.066% of the total issued share capital of HTIL.

As at the Latest Practicable Date, members of the Goldman Sachs group (except those which are exempt principal traders and exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code) which are presumed to be acting in concert with the Offeror under the Takeovers Code were short on 25,548 HTIL ADSs (representing 383,222 HTIL Shares (approximately 0.008%)) and short on 66,800 HTIL swaps (representing 1,002,000 HTIL Shares (approximately 0.02%)).

Each of the LKS-Controlled Companies, the LKS-Trust Company, the CKH-Controlled Companies, the VL-Controlled Companies, the CF-Controlled Company, Mrs. Chow Woo Mo Fong, Susan, Mr. Frank John Sixt, Mr. George Colin Magnus and his wife will be required to abstain from voting on the Scheme at the Court Meeting to approve and give effect to the Scheme, but the HTIL Shares held by them will form part of the Scheme Shares.

PART VIII — EXPLANATORY MEMORANDUM

The HTIL Shares held by the HTIL Directors will form part of the Scheme Shares and will be cancelled upon the Scheme becoming effective.

The EGM will be held on 12 May 2010, at 11:45 a.m. (Hong Kong time) or so soon thereafter as the Court Meeting convened for the same day and place shall have been concluded or adjourned. The EGM will be held for the purpose of considering and, if thought fit, passing (i) a special resolution to approve and give effect to the reduction of the share capital of HTIL by cancelling and extinguishing the Scheme Shares, and (ii) an ordinary resolution to approve and immediately thereafter restore the issued share capital of HTIL to the amount prior to the cancellation of the Scheme Shares and apply the reserve created as a result of the aforesaid cancellation of the Scheme Shares to pay up in full at par such number of new HTIL Shares as is equal to the number of Scheme Shares cancelled as a result of the Scheme, to the Offeror. All HTIL Shareholders whose names appear on the registers of members of HTIL as at the Meeting Record Date will be entitled to attend and vote, in person or by proxy, at the EGM. The special resolution will be passed provided that it is approved by a majority of not less than three-fourths of the votes cast by the HTIL Shareholders present and voting, in person or by proxy, at the EGM; and the ordinary resolution will be passed provided that the number of HTIL Shares voted in favour of the ordinary resolution exceeds the number of HTIL Shares voted against it, in each case by the HTIL Shareholders present and voting, in person or by proxy, at the EGM. Each of the Offeror and HTIHL has indicated that if the Scheme is approved at the Court Meeting, those HTIL Shares held by it will be voted in favour of the resolutions to be proposed at the EGM.

New HTIL Shares are to be issued to the Offeror as mentioned above to ensure that, upon (and subject to) the Scheme becoming effective, the proportion of the issued share capital of HTIL owned by the Offeror fully reflects the fact that the entire aggregate Cancellation Price was paid to the Scheme Shareholders by the Offeror only.

Each HTIL Director has severally confirmed with the HTIL Board that none of them is a creditor of HTIL as at the Latest Practicable Date.

14.               SHARE CERTIFICATES, DEALINGS AND LISTING

Upon the Scheme becoming effective, all Scheme Shares will be cancelled and the share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. HTIL will apply to the Stock Exchange for the withdrawal of the listing of the HTIL Shares on the Stock Exchange immediately following the Effective Date. The Scheme Shareholders will be notified by way of an announcement of the exact dates of the Record Date, the Effective Date and the date of the withdrawal of the listing of the HTIL Shares on the Stock Exchange.

The Share Proposal will lapse if it does not become effective on or before 30 July 2010 (or such later date as the Offeror and HTIL may agree and the Grand Court may allow), and the Scheme Shareholders will be notified by way of announcement accordingly. If the Scheme is not approved or the Share Proposal otherwise lapses, trading of the HTIL Shares on the Stock Exchange and trading of the HTIL ADSs on the NYSE will resume. In such

PART VIII — EXPLANATORY MEMORANDUM

circumstances, HTIL has no intention to seek the immediate withdrawal of the listing of the HTIL Shares on the Stock Exchange and the delisting of the HTIL ADSs from the NYSE in connection with the Share Proposal. HTIL retains full flexibility to voluntarily terminate at a later date the listing of the HTIL Shares on the Stock Exchange and the listing of the HTIL ADSs on the NYSE, or both, or to terminate the HTIL ADS Deposit Agreement governing the HTIL ADS program, subject to compliance with applicable law, listing requirements, the requirements of the Takeovers Code (if applicable) and the HTIL ADS Deposit Agreement. HTIL may also terminate the registration of the HTIL Shares and the HTIL ADSs under the Exchange Act if the applicable requirements for the termination of registration are satisfied.

15.               REGISTRATION AND PAYMENT

Assuming that the Record Date falls at 4:30 p.m. on 24 May 2010, it is proposed that the registers of members of HTIL will be closed from 24 May 2010 (or such other date as HTIL Shareholders may be notified by announcement) in order to establish entitlements under the Scheme. In order to qualify for entitlements under the Scheme, Scheme Shareholders should ensure that their HTIL Shares are lodged with the Hong Kong share registrar of HTIL for registration in their names or in the names of their nominees before the closure of the registers of members of HTIL. The Hong Kong share registrar of HTIL is Computershare Hong Kong Investor Services Limited which is located at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

15.1        Payment - Scheme Shareholders

Upon the Scheme becoming effective, payment of the Cancellation Price for the Scheme Shares will be made to the Scheme Shareholders whose names appear on the registers of members of HTIL as at the Record Date. On the basis that the Scheme becomes effective on or about 24 May 2010, cheques for payment of the Cancellation Price payable under the Scheme are expected to be despatched on or before 3 June 2010. In the absence of any specific instructions to the contrary received in writing by Computershare Hong Kong Investor Services Limited, the Hong Kong share registrar of HTIL, at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, cheques will be sent by posting the same in pre-paid envelopes addressed to the persons entitled thereto at their respective registered addresses or, in the case of joint holders, to the registered address of that joint holder whose name stands first in such registers in respect of the joint holding. All such cheques will be sent at the risk of the person(s) entitled thereto and none of the Offeror, HWL, HTIL, Goldman Sachs or any of them will be responsible for any loss or delay in despatch.

On or after the day being six calendar months after the posting of such cheques, the Offeror shall have the right to cancel or countermand payment of any such cheque which has not been cashed or has been returned uncashed, and shall place all monies represented thereby in a deposit account in HTIL’s name with a licensed bank in Hong Kong selected by HTIL.

PART VIII — EXPLANATORY MEMORANDUM

HTIL shall hold such monies until the expiry of six years from the Effective Date and shall prior to such date, make payments thereout of the sums, together with interest thereon, to persons who satisfy HTIL that they are respectively entitled thereto. On the expiry of six years from the Effective Date, the Offeror shall be released from any further obligation to make any payments under the Scheme and HTIL shall thereafter transfer to the Offeror the balance (if any) of the sums then standing to the credit of the deposit account in HTIL’s name, including accrued interest subject, if applicable, to the deduction of any interest or withholding or other tax or any other deduction required by law and subject to the deduction of any expenses.

Assuming that the Scheme becomes effective, all existing certificates representing the Scheme Shares will cease to have effect as documents or evidence of title as from the Effective Date, which is expected to be on or about 24 May 2010.

Settlement of the Cancellation Price to which the Scheme Shareholders are entitled under the Share Proposal will be implemented in full in accordance with the terms of the Share Proposal, without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be, or claim to be, entitled against any such Scheme Shareholder.

15.2        Payment - HTIL ADS Holders

As the HTIL ADSs are governed by New York law under the terms of the HTIL ADS Deposit Agreement and not Cayman Islands law, implementation of the Scheme will not in and of itself result in the cancellation of the HTIL ADSs. Instead, upon the Scheme becoming effective, the Scheme Shares underlying the HTIL ADSs will be cancelled along with all other Scheme Shares, the HTIL ADSs representing such Scheme Shares will be cancelled by the HTIL ADS Depositary and the cash received by the HTIL ADS Depositary (as the holder of the Scheme Shares underlying the HTIL ADSs through its nominee HKSCC Nominees Limited) upon cancellation of such Scheme Shares will be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and distributed (net of applicable fees, charges and expenses of the HTIL ADS Depositary, governmental charges and any taxes withheld) to the HTIL ADS Holders pro rata to their holdings, in accordance with the HTIL ADS Deposit Agreement. HTIL ADS Holders will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled in connection with the cancellation of their HTIL ADSs and distribution of the proceeds received by the HTIL ADS Depositary, which amount will be deducted from any distribution of proceeds. You will also be required to pay the fees or expenses charged by your financial intermediary, if any.

15.3        Payment - HTIL Optionholders

If the Option Proposal becomes effective, monies due to the HTIL Optionholders who accept the Option Proposal in accordance with the terms of the Option Proposal will be despatched to such accepting HTIL Optionholders within ten days of the later of the date of closing of the Option Proposal or the date when the Option Proposal becomes effective.

PART VIII — EXPLANATORY MEMORANDUM

Settlement of the consideration to which the HTIL Optionholders are entitled under the Option Proposal will be implemented in full in accordance with the terms of the Option Proposal, without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be, or claim to be, entitled against any such HTIL Optionholder.

16.               OVERSEAS HTIL SHAREHOLDERS AND HTIL OPTIONHOLDERS

The making of the Share Proposal to Scheme Shareholders and the Option Proposal to HTIL Optionholders who are not resident in Hong Kong may be subject to the laws of the relevant jurisdictions in which such Scheme Shareholders and HTIL Optionholders respectively are located. Such Scheme Shareholders and HTIL Optionholders should inform themselves about and observe any applicable legal or regulatory requirements. It is the responsibility of any overseas Scheme Shareholders and overseas HTIL Optionholders wishing to take any action in relation to the Share Proposal and the Option Proposal respectively to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction.

17.               INFORMATION FOR HTIL ADS HOLDERS

If you are an HTIL ADS Holder, you cannot vote at the Court Meeting or the EGM directly but you may instruct the HTIL ADS Depositary to vote the HTIL Shares underlying your HTIL ADSs in accordance with the terms of the HTIL ADS Deposit Agreement. An HTIL ADS Voting Instruction Card is enclosed with copies of this Scheme Document sent to HTIL ADS Holders for this purpose, and must be completed, signed and returned to the HTIL ADS Depositary so that the HTIL ADS Depositary receives it no later than 10:00 a.m. (New York time) on Tuesday, 4 May 2010, the HTIL ADS Voting Instruction Due Date. Persons holding HTIL ADSs indirectly must rely on the procedures of the bank, broker or financial institution through which such HTIL ADSs are held.

Section 4.10 of the HTIL ADS Deposit Agreement provides that if the HTIL ADS Depositary timely receives voting instructions from an HTIL ADS Holder which fails to specify the manner in which the HTIL ADS Depositary is to vote the Scheme Shares represented by HTIL ADSs held by such HTIL ADS Holder, such HTIL ADS Holder is deemed to have instructed the HTIL ADS Depositary to vote in favour of the items set forth in the voting instructions. In addition, the HTIL ADS Depositary shall, if so requested by HTIL, represent all HTIL Shares underlying the HTIL ADSs for the sole purpose of establishing a quorum at the Court Meeting and EGM.

Section 4.10 of the HTIL ADS Deposit Agreement further provides that, if requested by HTIL, under certain circumstances a discretionary proxy may be given to a person designated by HTIL for the purpose of exercising the voting rights pertaining to HTIL Shares represented by HTIL ADSs for which no voting instructions are received from HTIL ADS Holders. However, as any such exercise of voting rights by HTIL at the Court Meeting is not permitted under the

PART VIII — EXPLANATORY MEMORANDUM

Takeovers Code, HTIL has informed the HTIL ADS Depositary that it does not wish a discretionary proxy to be given in connection with either the Court Meeting or the EGM and therefore no discretionary proxy will be given. HTIL Shares represented by HTIL ADSs for which no voting instructions have been received from HTIL ADS Holders at or prior to the HTIL ADS Voting Instruction Due Date will not be voted at either the Court Meeting or the EGM.

You may elect to become an HTIL Shareholder of record, and thereby have the right to vote at the Court Meeting and the EGM, by cancelling your HTIL ADS(s), withdrawing the HTIL Shares underlying such HTIL ADS(s) and having those HTIL Shares registered in your name (provided that you cancel your HTIL ADSs prior to 5:00 p.m. (New York time) on 28 April 2010 and become an HTIL Shareholder of record not later than 4:30 p.m. (Hong Kong time), on 6 May 2010). You will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled and may incur other fees, taxes and charges in connection with such cancellation and withdrawal. In order to cancel your HTIL ADSs and withdraw the underlying HTIL Shares, you should contact the HTIL ADS Depositary at Citibank Shareholder Services, 111 Wall Street, New York, NY 10043, United States, or by phone at 1-877-CITI-ADR (toll free) or outside the US at 1-781-575-4555. The HTIL ADS facility will be closed for withdrawals of HTIL Shares from 5:00 p.m. (New York time) on 28 April 2010 to 9:00 a.m. (New York time) on 6 May 2010. The HTIL ADS facility will also be closed for deposits and withdrawals beginning at 5:00 p.m. (New York time) on 17 May 2010, and such closure will be permanent if the Share Proposal becomes unconditional and the Scheme becomes effective.

If you become an HTIL ADS Holder of record after the HTIL ADS Voting Record Date, you will not be entitled to provide instructions to the HTIL ADS Depositary to vote the HTIL Shares underlying your HTIL ADS(s) and, since the HTIL ADS facility will be closed for withdrawals of HTIL Shares from 5:00 p.m. (New York time) on 28 April 2010 to 9:00 a.m. (New York time) on 6 May 2010, you will not be able to withdraw the HTIL Shares underlying your HTIL ADS(s) and become an HTIL Shareholder of record in time to have the right to attend the Court Meeting and the EGM.

Each HTIL ADS represents 15 HTIL Shares and, accordingly, upon the Scheme becoming effective, HTIL ADS Holders as at the Record Date will for each HTIL ADS receive the US dollar equivalent of 15 times the Cancellation Price of HK$2.20 in cash, such sum to be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and distributed (net of applicable fees, charges and expenses of the HTIL ADS Depositary, governmental charges and any taxes withheld) to the HTIL ADS Holders pro rata to their holdings, in accordance with the HTIL ADS Deposit Agreement. The Cancellation Price is equivalent to approximately US$4.25 per ADS at the exchange rate of US$1.00 to HK$7.7593 reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicable Date. Such exchange rate (and the US dollar amount stated on the basis thereof) is for illustrative purposes only.

As the HTIL ADSs are governed by New York law under the terms of the HTIL ADS Deposit Agreement and not Cayman Islands law, implementation of the Scheme will not in and of itself result in cancellation of the HTIL ADSs. Instead, upon the Scheme becoming effective, the

PART VIII — EXPLANATORY MEMORANDUM

Scheme Shares underlying the HTIL ADSs will be cancelled along with all other Scheme Shares. Following this cancellation, the HTIL ADS Depositary (as the holder of the HTIL Shares underlying the HTIL ADSs through its nominee HKSCC Nominees Limited) will receive an amount in Hong Kong dollars equal to the amount payable in respect of all HTIL Shares held for the HTIL ADS Depositary and the HTIL ADS Depositary will cancel the HTIL ADSs represented by the cancelled Scheme Shares. Upon receipt, the HTIL ADS Depositary will cause the conversion of such funds into US dollars in accordance with the HTIL ADS Deposit Agreement, and distribute the proceeds to the HTIL ADS Holders. HTIL ADS Holders will be required to pay a cancellation fee to the HTIL ADS Depositary of US$5.00 per 100 HTIL ADSs cancelled in connection with the cancellation of their HTIL ADSs and distribution of the proceeds received by the HTIL ADS Depositary, which amount will be deducted from any distribution of proceeds. The HTIL ADS Holders will receive their pro rata portion of the consideration from the HTIL ADS Depositary net of applicable fees, charges and expenses of the HTIL ADS Depositary, governmental charges and any taxes withheld.

The HTIL Shares and the HTIL ADSs are currently registered under the Exchange Act and the HTIL ADSs are listed on the NYSE and traded under the symbol “HTX”. Conditional upon the Scheme becoming effective, the HTIL ADS Deposit Agreement will be terminated one business day (in New York) after the Effective Date and the listing of the HTIL ADSs on the NYSE will be withdrawn as soon as practicable following the Effective Date. If the Scheme becomes effective, the Offeror also intends to cause HTIL to terminate the registration of the HTIL Shares and the HTIL ADSs under the Exchange Act and HTIL’s reporting obligations under the Exchange Act.

18.          TAXATION

18.1        Hong Kong Stamp Duty and Tax Consequences

As the Scheme does not involve the sale and purchase of Hong Kong stock, no Hong Kong stamp duty will be payable pursuant to the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong) on the cancellation of the Scheme Shares upon the Scheme becoming effective.

Similarly, as the acceptance of the Option Proposal and the payment of the Option Proposal Price for the cancellation of the Outstanding HTIL Share Options does not involve the sale and purchase of Hong Kong stock, no Hong Kong stamp duty will be payable pursuant to the Stamp Duty Ordinance upon the acceptance the Option Proposal or the payment of the Option Proposal Price.

The Scheme Shareholders and the HTIL Optionholders, whether in Hong Kong or in other jurisdictions, are recommended to consult their professional advisers if they are in any doubt as to the taxation implications of the Scheme, the Share Proposal or the Option Proposal and, in particular, whether the receipt of the Cancellation Price or the Option Proposal Price would make such Scheme Shareholder or HTIL Optionholder liable to taxation in Hong Kong or in other jurisdictions.

PART VIII — EXPLANATORY MEMORANDUM

18.2        US Tax Consequences

Information on the US tax consequences is set out in the section headed “4.8 US Federal Income Tax Consequences” of “Part VII — US Special Factors” of this Scheme Document.

19.          COURT MEETING AND EGM

In accordance with the directions of the Grand Court, the Court Meeting will be held for the purpose of considering and, if thought fit, passing a resolution to approve the Scheme (with or without modifications). HTIL Independent Shareholders whose names appear on the registers of members of HTIL as at the Meeting Record Date will be entitled to attend and vote, in person or by proxy, at the Court Meeting. The Scheme will be subject to the approval by the HTIL Independent Shareholders at the Court Meeting (without counting the votes of those Scheme Shareholders not being HTIL Independent Shareholders) in the manner referred to in the section headed “3. Conditions of the Share Proposal and the Scheme” in this Explanatory Memorandum. The EGM will be held immediately following the Court Meeting for the purpose of considering and, if thought fit, passing a special resolution to approve, among other things, the capital reduction resulting from the cancellation of the Scheme Shares and an ordinary resolution to immediately restore HTIL’s issued share capital to its former amount and apply the credit arising in HTIL’s books of accounts as a result of the capital reduction in paying up in full at par and issuing to the Offeror a number of new HTIL Shares equal to the number of Scheme Shares cancelled.

Beneficial Owners are urged to have their names entered in the registers of members of HTIL as soon as possible for, inter alia, the following reasons:

(a)                  to enable Scheme Shareholders to attend the Court Meeting and to be included for the purposes of calculating the majority in number of Scheme Shareholders as required under Section 86 of the Companies Law in the capacity as members of HTIL and to be represented by proxies to be appointed by them;

(b)                 to enable HTIL to properly classify members of HTIL for the purposes of Section 86 of the Companies Law; and

(c)                  to enable HTIL and the Offeror to make arrangements to effect payments by way of the delivery of cheques to the most appropriate person when the Scheme becomes effective. All deliveries of cheques required for making payment in respect of the Scheme Shares as aforesaid shall be effected by duly posting the same in pre-paid envelopes addressed to the persons respectively entitled thereto at their respective addresses as appearing in the registers of members of HTIL as at the Record Date.

No person shall be recognised by HTIL as holding any HTIL Shares upon any trust. In the case of any Beneficial Owner whose HTIL Shares are held upon trust by, and registered in the name of, a Registered Owner (other than HKSCC Nominees Limited), such Beneficial Owner should contact the Registered Owner and provide him, her or it with instructions or make arrangements with the Registered Owner in relation to the manner in which the HTIL Shares

PART VIII — EXPLANATORY MEMORANDUM

of the Beneficial Owner should be voted at the Court Meeting and/or the EGM. Such instructions and/or arrangements should be given or made in advance of the latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM in order to provide the Registered Owner with sufficient time to accurately complete his, her or its proxy and to submit it by the deadline. To the extent that any Registered Owner requires instructions from or arrangements to be made with any Beneficial Owner at a particular date or time in advance of the latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM, then any such Beneficial Owner should comply with the requirements of the Registered Owner.

Any Beneficial Owner whose HTIL Shares are deposited in CCASS and registered under the name of HKSCC Nominees Limited must, unless such Beneficial Owner is a person admitted to participate in CCASS as an Investor Participant, contact their broker, custodian, nominee or other relevant person who is, or has in turn deposited such HTIL Shares with, an Other CCASS Participant regarding voting instructions to be given to such persons if they wish to vote in respect of the Scheme. Beneficial Owners should contact their broker, custodian, nominee or other relevant person in advance of the latest time for the lodgment of forms of proxy in respect of the Court Meeting and the EGM, in order to provide such broker, custodian, nominee or other relevant person with sufficient time to provide HKSCC with instructions or make arrangements with HKSCC in relation to the manner in which the HTIL Shares of the Beneficial Owner should be voted at the Court Meeting and/or the EGM. The procedure for voting in respect of the Scheme by the Investor Participants and the Other CCASS Participants with respect to HTIL Shares registered under the name of HKSCC Nominees Limited shall be in accordance with the “General Rules of CCASS” and the “CCASS Operational Procedures”.

Any Beneficial Owner whose HTIL Shares are deposited in CCASS may also elect to become an HTIL Shareholder of record, and thereby have the right to attend the Court Meeting (if you are an HTIL Independent Shareholder) and the EGM, and be counted for the purposes of calculating a “majority in number” in respect of the Scheme at the Court Meeting (as explained below in “19. Court Meeting and EGM — Court Meeting” in this Explanatory Memorandum). Such Beneficial Owners can become an HTIL Shareholder of record by withdrawing their HTIL Shares from CCASS and becoming a Registered Owner of such HTIL Shares. For withdrawal of one board lot of HTIL Shares from CCASS and registration thereof, each Beneficial Owner will be required to pay to CCASS a withdrawal fee of HK$3.50 per board lot, a registration fee of HK$2.50 for each share certificate to Computershare Hong Kong Investor Services Limited, stamp duty of HK$5.00 on each transfer instrument and, if their HTIL Shares are held through a financial intermediary, any other relevant fees charged by their financial intermediary. For the purposes of calculating a “majority in number” at the Court Meeting, an HTIL Shareholder (other than the Offeror and the parties acting in concert with it) will be counted as one HTIL Independent Shareholder if, but only if, he/she/it is a registered holder of at least some of his/her/its HTIL Shares, and he/she/it attends and votes at the Court Meeting. Beneficial Owners should contact their broker, custodian, nominee or other relevant person in advance of the latest time for lodging an application for withdrawal of the HTIL Shares from CCASS (and transfers of the HTIL Shares into his/her/its name) so as to qualify

PART VIII — EXPLANATORY MEMORANDUM

to attend and vote at the Court Meeting and the EGM, in order to provide such broker, custodian, nominee or other relevant person with sufficient time to withdraw the HTIL Shares from CCASS and register them in his/her/its name by 4:30 p.m. on 6 May 2010, being the latest time for such transfer lodgement.

Court Meeting

HTIL Independent Shareholders whose names appear in the registers of members of HTIL as at the Meeting Record Date shall be entitled to attend and vote, in person or by proxy, at the Court Meeting. At the Court Meeting, HTIL Independent Shareholders, present and voting either in person or by proxy, will be entitled to vote all of their respective Scheme Shares in favour of the Scheme or against it. Alternatively, such HTIL Independent Shareholders may vote some of their respective Scheme Shares in favour of the Scheme and any or all of the balance of their respective Scheme Shares against it (and vice versa).

The Scheme is conditional upon, amongst other things, approval by a majority in number of the Scheme Shareholders representing not less than 75% in value of the Scheme Shares present and voting in person or by proxy at the Court Meeting. The ‘‘75% in value’’ requirement will be met if the total value of Scheme Shares being voted in favour of the Scheme is at least 75% of the total value of the Scheme Shares voted at the Court Meeting. The ‘‘majority in number’’ requirement will be met if the number of HTIL Independent Shareholders voting in favour of the Scheme exceeds the number of HTIL Independent Shareholders voting against the Scheme. For the purpose of calculating the ‘‘majority in number’’ requirement, the number of HTIL Independent Shareholders, present and voting in person or by proxy, will be counted. For example, if such an HTIL Independent Shareholder votes all of his/her/its Scheme Shares in favour of the Scheme, he/she/it will be counted as one HTIL Independent Shareholder voting in favour of the Scheme for the purposes of the “majority in number” requirement, and the number of his/her/its Scheme Shares being so voted will count towards the “75% in value” requirement.

EGM

All HTIL Shareholders whose names appear in the registers of members of HTIL as at the Meeting Record Date shall be entitled to attend and vote, in person or by proxy, at the EGM. The special resolution to be considered at the EGM will be passed if a majority of not less than three-fourths of the votes cast by HTIL Shareholders, present and voting in person or by proxy, at the EGM are cast in favour of the resolution. The ordinary resolution to be considered at the EGM will be passed if more votes are cast in favour of the resolution than against it by the HTIL Shareholders, present and voting either in person or by proxy, at the EGM. At the EGM, a poll will be taken and each HTIL Shareholder present and voting, either in person or by proxy, will be entitled to vote all of his/her/its HTIL Shares in favour (or against) the special resolution and/or the ordinary resolution. Alternatively, such HTIL Shareholders may vote some of their HTIL Shares in favour of the special resolution and/or the ordinary resolution and any of the balance of their HTIL Shares against the special resolution and/or the ordinary resolution (and vice versa).

PART VIII — EXPLANATORY MEMORANDUM

Notice of Court Meeting is set out on pages 337 to 338 of this Scheme Document. The Court Meeting will be held at 11:00 a.m. (Hong Kong time) on 12 May 2010 at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong.

Notice of EGM is set out on pages 339 to 340 of this Scheme Document. The EGM will be held at 11:45 a.m. (Hong Kong time) (or so soon thereafter as the Court Meeting convened for the same day and place shall have been concluded or adjourned) on 12 May 2010 at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong.

Assuming that the above conditions are fulfilled (or, as applicable, waived in whole or in part), it is expected that the Scheme will become effective on or before 24 May 2010. Further announcements will be made giving details of the results of the Court Meeting and EGM and, if all the resolutions are passed at those meetings, the result of the hearing of the petition for the sanction of the Scheme by the Grand Court, the Record Date, the Effective Date, and the date of withdrawal of the listing of HTIL Shares on the Stock Exchange.

20.          DEMAND FOR POLL AT THE EGM

At the EGM, the Chairman of the EGM will exercise his power under Article 66 of HTIL’s articles of association to put resolutions to the vote by way of poll as required under Rule 13.39(4) of the Listing Rules.

21.          SUMMARY OF ACTIONS TO BE TAKEN

HTIL Shareholders

A pink form of proxy for use at the Court Meeting and a white form of proxy for use at the EGM are enclosed with copies of this Scheme Document sent to Registered Owners of HTIL Shares.

Whether or not you are able to attend the Court Meeting and/or the EGM, the HTIL Independent Shareholders are strongly urged to complete and sign the enclosed pink form of proxy in respect of the Court Meeting, and HTIL Shareholders are strongly urged to complete and sign the enclosed white form of proxy in respect of the EGM, in accordance with the instructions printed thereon, and to lodge them at the principal place of business of HTIL at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. In order to be valid, the pink form of proxy for use at the Court Meeting should be lodged not later than 8:00 a.m. (Hong Kong time) on 12 May 2010 or be handed to the Chairman of the Court Meeting at the Court Meeting, and the white form of proxy for use at the EGM should be lodged not later than 11:45 a.m. (Hong Kong time) on 10 May 2010. The pink form of proxy in respect of the Court Meeting may also be returned by facsimile at number (852) 2128 1771 marked for the attention of the “Company Secretary” not later than 8:00 a.m. (Hong Kong time) on 12 May 2010. If the pink form of proxy is not so lodged, it may also be handed to the Chairman of the Court Meeting

PART VIII — EXPLANATORY MEMORANDUM

at the Court Meeting who shall have absolute discretion as to whether or not to accept it. The completion and return of a form of proxy for the Court Meeting or the EGM will not preclude you from attending and voting in person at the relevant meeting. In such event, the returned form of proxy will be deemed to have been revoked.

In the case of any Beneficial Owner whose HTIL Shares are held by a Registered Owner (including a nominee, trustee, depositary or authorised custodian or third party), such Beneficial Owner should contact the Registered Owner and provide instructions as to the manner in which HTIL Shares of the Beneficial Owner should be voted at the Court Meeting and/or EGM. Such instructions, subject to the express requirements of the Registered Owner, should be given in advance of the latest time for the lodgment of proxies in respect of the Court Meeting and EGM.

If you do not appoint a proxy and you do not attend and vote at the Court Meeting and/or EGM, you will still be bound by the outcome of such Court Meeting and/or EGM. You are therefore strongly urged to attend and vote at the Court Meeting and/or the EGM in person or by proxy.

For the purpose of determining the entitlements of HTIL Independent Shareholders to attend and vote at the Court Meeting and HTIL Shareholders to attend and vote at the EGM, the registers of members of HTIL will be closed from 7 May 2010 to 12 May 2010 (both days inclusive) and during such period, no transfer of HTIL Shares will be effected. In order to qualify to vote at the Court Meeting and the EGM, all transfers accompanied by the relevant share certificates must be lodged with Computershare Hong Kong Investor Services Limited, the Hong Kong share registrar of HTIL at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong before 4:30 p.m. (Hong Kong time) on 6 May 2010.

An announcement will be made by HTIL in relation to the results of the Court Meeting and the EGM and, if all the resolutions are passed at those meetings, the result of the hearing of the petition for the sanction of the Scheme by the Grand Court, the Record Date, the Effective Date and the date of withdrawal of the listing of HTIL Shares on the Stock Exchange.

Petition Hearing in the Grand Court

HTIL SHAREHOLDERS (INCLUDING ANY BENEFICIAL OWNERS OF SUCH HTIL SHARES THAT GIVE VOTING INSTRUCTIONS TO A CUSTODIAN OR CLEARING HOUSE THAT SUBSEQUENTLY VOTES AT THE COURT MEETING) SHOULD NOTE THAT THEY ARE ENTITLED TO APPEAR IN PERSON OR BY COUNSEL AT THE GRAND COURT HEARING EXPECTED TO BE ON 21 MAY 2010 AT WHICH HTIL WILL SEEK THE SANCTION OF THE SCHEME.

HTIL ADS Holders

HTIL ADS Holders’ attention is drawn to the section headed “17. Information for HTIL ADS Holders” of this Explanatory Memorandum.

PART VIII — EXPLANATORY MEMORANDUM

HTIL Optionholders

Option Proposal Letters are being sent to HTIL Optionholders separately. HTIL Optionholders should refer to those letters, a sample of which is set out on pages 341 to 346 to this Scheme Document. Any HTIL Optionholder who wishes to accept the Option Proposal must complete and return the duly completed and executed Option Form of Acceptance together with the relevant certificate(s) or other documents evidencing the grant of the Outstanding HTIL Share Options to him or her, and any documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) for the aggregate principal amount of Outstanding HTIL Share Options which the HTIL Optionholder holds by 4:00 p.m. (Hong Kong time) on 24 May 2010 (or such later date and time as may be notified to the HTIL Optionholders by Goldman Sachs or the Offeror), delivered to the Offeror at c/o HTIL, 20th Floor, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, New Territories, Hong Kong. No acknowledgement of receipt of any Option Form of Acceptance or other document evidencing the grant of the Outstanding HTIL Share Options or other documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) will be given. The Option Proposal Price payable for the Option Proposal is determined based on the Cancellation Price and the exercise price of the Outstanding HTIL Share Options. The HTIL Optionholders should be aware that after the Scheme becomes effective, the Outstanding HTIL Share Options will no longer be exercisable, will no longer entitle such holders to subscribe for HTIL Shares, and will lapse. If the HTIL Optionholders do not lodge the duly completed and executed Option Form of Acceptance together with the relevant certificate(s) or other documents as mentioned above at or before 4:00 p.m. (Hong Kong time) on 24 May 2010 (or such later date and time as may be notified to the HTIL Optionholders by Goldman Sachs or the Offeror), they will not receive the Option Proposal Price.

The HTIL Optionholders should also note the instructions and other terms and conditions of the Option Proposal printed on the Option Proposal Letters and the Option Form of Acceptance.

22.          RECOMMENDATION

Your attention is drawn to the following:

(i)                     the paragraph headed “Recommendation” in the “Letter from the HTIL Board” set out in Part IV of this Scheme Document;

(ii)                  the letter from the HTIL Independent Board Committee set out in Part V of this Scheme Document; and

(iii)               the letter from Somerley to the HTIL Independent Board Committee set out in Part VI of this Scheme Document.

PART VIII — EXPLANATORY MEMORANDUM

23.          FURTHER INFORMATION

Further information is set out in the Appendices to, and elsewhere in, this Scheme Document, all of which form part of this Explanatory Memorandum.

HTIL Shareholders and Scheme Shareholders should rely only on the information contained in this Scheme Document. None of HTIL, HWL, the Offeror, Goldman Sachs or any of their respective affiliates has authorised anyone to provide you with information that is different from what is contained in this Scheme Document.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

1.             THREE YEAR FINANCIAL SUMMARY

The following tables present summary consolidated financial information for the periods indicated. The information set forth below as at and for the years ended 31 December 2007 and 2008 has been derived from the audited consolidated financial statements of HTIL for the years ended 31 December 2007 and 2008 included in Amendment No. 1 to HTIL’s Annual Report on Form 20-F/A for the year ended 31 December 2008 filed with the SEC on 11 March 2010. The information set forth below as at and for the year ended 31 December 2009 has been derived from the audited consolidated accounts of HTIL for the year ended 31 December 2009, included in this Scheme Document under “Appendix I — 2. Audited Consolidated Accounts for the Year Ended 31 December 2009”. As discussed in Note 2(b) to the consolidated accounts for 2009, the 2008 consolidated financial information has been restated to treat the sale and leaseback of base station tower sites entered into by HTIL’s Indonesia operation as resulting in a finance lease rather than an operating lease as reflected in the consolidated accounts originally published for 2008. This information is only a summary and should be read together with the financial information included in this Scheme Document, in Amendment No. 1 to HTIL’s Annual Report on Form 20-F/A for the year ended 31 December 2008 and HTIL’s annual report for the year ended 31 December 2009.

As a result of the spin-off of Hutchison Telecommunications Hong Kong Holdings Limited (“HTHKH”) and the disposal of HTIL’s entire indirect interest in Partner Communications Company Ltd. (“Partner Communications”) in 2009, the results pertaining to HTHKH and its subsidiaries (“HTHKH Group”) and Partner Communications are presented as “Discontinued Operations” in the consolidated accounts for the year ended 31 December 2009 included in this Scheme Document. The information set forth below for the years ended 31 December 2007 and 2008 has not been reclassified to reflect the financial results of HTHKH Group and Partner Communications as discontinued operations following the spin-off of HTHKH and the disposal of the entire indirect interest in Partner Communications. Please refer to “Appendix I — 2. Audited Consolidated Accounts for the Year Ended 31 December 2009” for unaudited comparative information for the year ended 31 December 2008 that has been reclassified to conform to the presentation of the results pertaining to HTHKH Group and Partner Communications as “Discontinued Operations” for the year ended 31 December 2009.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

RESULTS

	Year ended 31 December
	2007		2008		2009
			(Restated)
	HK$ millions		HK$ millions		HK$ millions

Continuing operations:
Turnover	20,401		23,725		1,856
(Loss)/Profit before taxation	(2,535)		2,542		(2,707)
Taxation	(191)		(874)		(29)
(Loss)/Profit for the year from continuing operations	(2,726)		1,668		(2,736)
Discontinued operations:
Profit for the year from discontinued operations	70,502		—		8,517
Profit for the year	67,776		1,668		5,781
Attributable to:
Equity holders of the Company:
- continuing operations	(3,147)		1,132		(2,592)
- discontinued operations	70,031		—		7,532
	66,884		1,132		4,940
Minority interest:
- continuing operations	421		536		(144)
- discontinued operations	471		—		985
	892		536		841
	67,776		1,668		5,781
Dividends	32,234		33,700		10,234

Dividend per share	HK$	6.75	HK$	7.00		N/A
(Loss)/Earnings per ordinary share - basic
- continuing operations	HK$	(0.66)	HK$	0.24	HK$	(0.53)
- discontinued operations	HK$	14.67		—	HK$	1.56
Total earnings per ordinary share - basic	HK$	14.01	HK$	0.24	HK$	1.03
(Loss)/Earnings per ordinary share - diluted
- continuing operations	HK$	(0.66)	HK$	0.24	HK$	(0.53)
- discontinued operations	HK$	14.67		—	HK$	1.56
Total earnings per ordinary share - diluted	HK$	14.01	HK$	0.24	HK$	1.03

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

RESULTS (Continued)

	Year ended 31 December
	2007		2008		2009
			(Restated)
	HK$ millions		HK$ millions		HK$ millions

(Loss)/Earnings per American Depositary Share - basic
- continuing operations	HK$	(9.90)	HK$	3.60	HK$	(7.95)
- discontinued operations	HK$	220.05		—	HK$	23.40
Total earnings per American Depositary Share - basic	HK$	210.15	HK$	3.60	HK$	15.45
(Loss)/Earnings per American Depositary Share - diluted
- continuing operations	HK$	(9.90)	HK$	3.60	HK$	(7.95)
- discontinued operations	HK$	220.05		—	HK$	23.40
Total earnings per American Depositary Share - diluted	HK$	210.15	HK$	3.60	HK$	15.45

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

ASSETS AND LIABILITIES

	As at 31 December
	2007	2008	2009
	(Restated)
	HK$ millions	HK$ millions	HK$ millions

Current assets	41,853	7,816	9,932
Assets held for sale	—	174	—
Non-current assets	34,570	36,677	13,456
Total assets	76,423	44,667	23,388
Current liabilities	(13,215)	(15,852)	(6,727)
Non-current liabilities	(9,072)	(8,159)	(4,687)
Total liabilities	(22,287)	(24,011)	(11,414)
Net assets	54,136	20,656	11,974
Minority interest	(2,852)	(2,187)	—
Capital and reserves attributable to equity holders of the Company	51,284	18,469	11,974
Net book value per share			2.49

Note:  There were no qualifications in the reports issued by PricewaterhouseCoopers, the independent auditor of HTIL, in respect of each of the three financial years ended 31 December 2007, 2008 and 2009.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

2.       AUDITED CONSOLIDATED ACCOUNTS FOR THE YEAR ENDED 31 DECEMBER 2009

The following financial information has been derived from the audited consolidated accounts of the HTIL Group for the year ended 31 December 2009 as set forth in the annual report of HTIL for the year ended 31 December 2009.

CONSOLIDATED INCOME STATEMENT

		For the year ended 31 December
	Note	2008	2009	2009
		(Unaudited) (Restated) (Note 2(b))		(Note 40)
		HK$ millions	HK$ millions	US$ millions

Continuing operations:
Turnover	5	1,808	1,856	238
Staff costs	7	(390)	(340)	(44)
Depreciation and amortisation		(675)	(708)	(91)
Other operating expenses	8	(3,050)	(3,300)	(423)
Profit on disposal of investments and others, net	9	1,494	423	55
Operating loss		(813)	(2,069)	(265)
Interest income	10	898	15	2
Interest and other finance costs	10	(734)	(653)	(84)
Loss before taxation		(649)	(2,707)	(347)
Taxation	11	(79)	(29)	(4)
Loss for the year from continuing operations		(728)	(2,736)	(351)
Discontinued operations:
Profit for the year from discontinued operations	12	2,396	8,517	1,092
Profit for the year		1,668	5,781	741
Attributable to:
Equity holders of the Company:
- continuing operations		(283)	(2,592)	(332)
- discontinued operations	12	1,415	7,532	965
		1,132	4,940	633
Minority interest:
- continuing operations		(445)	(144)	(18)
- discontinued operations	12	981	985	126
		536	841	108
		1,668	5,781	741
Dividends	13	33,700	10,234	1,312

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

CONSOLIDATED INCOME STATEMENT (Continued)

		For the year ended 31 December
	Note	2008		2009		2009
		(Unaudited) (Restated) (Note 2(b))				(Note 40)
		HK$ millions		HK$ millions		US$ millions

Loss per share from continuing operations attributable to equity holders of the Company
- basic	14	HK$	(0.05)	HK$	(0.53)	US$	(0.07)
- diluted	14	HK$	(0.05)	HK$	(0.53)	US$	(0.07)
Earnings per share attributable to equity holders of the Company
- basic	14	HK$	0.24	HK$	1.03	US$	0.13
- diluted	14	HK$	0.24	HK$	1.03	US$	0.13

The accompanying notes are an integral part of the consolidated accounts.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	For the year ended 31 December
	2008	2009	2009
	(Unaudited) (Restated) (Note 2(b))		(Note 40)
	HK$ millions	HK$ millions	US$ millions

Profit for the year	1,668	5,781	741
Other comprehensive income
Actuarial (losses)/gains of defined benefit plans, net of tax	(111)	34	4
Exchange translation differences	(240)	651	84
Cash flow hedges
- effective portion of changes in fair value, net of tax	(28)	—	—
- transfer from equity to income statement, net of tax	28	—	—
Total other comprehensive (expense)/income for the year	(351)	685	88
Total comprehensive income for the year	1,317	6,466	829
Attributable to:
Equity holders of the Company	717	5,545	711
Minority interest	600	921	118
	1,317	6,466	829

The accompanying notes are an integral part of the consolidated accounts.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		As at 31 December
	Note	2007	2008	2009	2009
			(Unaudited) (Restated) (Note 2(b))		(Note 40)
		HK$ millions	HK$ millions	HK$ millions	US$ millions

ASSETS
Current assets
Cash and cash equivalents	15	36,611	2,525	4,203	539
Restricted cash	16	—	—	1,372	176
Trade and other receivables	17	4,702	4,780	2,199	282
Stocks		515	463	44	6
Derivative financial assets	18(a)	25	48	—	—
Available-for-sale financial assets	19	—	—	2,114	271
Total current assets		41,853	7,816	9,932	1,274
Assets held for sale	20	—	174	—	—
Non-current assets
Fixed assets	21	16,950	18,400	8,589	1,101
Goodwill	22	6,070	6,815	1,632	209
Other intangible assets	23	7,818	7,160	1,001	128
Other non-current assets	24	3,354	3,844	2,234	286
Deferred tax assets	26	376	368	—	—
Interests in associates		2	2	—	—
Interests in jointly-controlled entities	25	—	88	—	—
Total non-current assets		34,570	36,677	13,456	1,724
Total assets		76,423	44,667	23,388	2,998
LIABILITIES
Current liabilities
Trade and other payables	27	7,902	8,069	6,252	802
Borrowings	28	5,083	7,652	470	60
Current income tax liabilities		111	104	—	—
Derivative financial liabilities	18(b)	119	27	5	1
Total current liabilities		13,215	15,852	6,727	863
Non-current liabilities
Borrowings	28	5,937	4,434	1,817	233
Deferred tax liabilities	26	584	457	—	—
Other non-current liabilities	29	2,551	3,268	2,870	367
Total non-current liabilities		9,072	8,159	4,687	600
Total liabilities		22,287	24,011	11,414	1,463

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (Continued)

		As at 31 December
	Note	2007	2008	2009	2009
			(Unaudited) (Restated) (Note 2(b))		(Note 40)
		HK$ millions	HK$ millions	HK$ millions	US$ millions

EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital	30(b)	1,195	1,204	1,204	154
Reserves	31	50,089	17,265	10,770	1,381
		51,284	18,469	11,974	1,535
Minority interest	32(b)	2,852	2,187	—	—
Total equity		54,136	20,656	11,974	1,535
Total equity and liabilities		76,423	44,667	23,388	2,998
Net current assets/(liabilities)		28,638	(8,036)	3,205	411
Total assets less current liabilities		63,208	28,815	16,661	2,135

The accompanying notes are an integral part of the consolidated accounts.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

CONSOLIDATED STATEMENT OF CASH FLOWS

		For the year ended 31 December
	Note	2008	2009	2009
		(Unaudited) (Restated) (Note 2(b))		(Note 40)
		HK$ millions	HK$ millions	US$ millions

Cash flows from operating activities
Continuing operations:
Loss before taxation		(649)	(2,707)	(347)
Adjustments for:
- Interest income	10	(898)	(15)	(2)
- Interest and other finance costs	10	734	653	84
- Depreciation and amortisation	6	675	708	91
- Impairment loss on stocks and non-current assets	8	17	—	—
- Share-based payments	7	53	15	2
- Profit on disposal of investments and others, net	9	(1,494)	(423)	(55)
- Loss/(Gain) on disposal of fixed assets	8	17	(3)	—
- Changes in working capital
- Decrease/(Increase) in stocks		13	(67)	(9)
- Increase in trade and other receivables		(131)	(930)	(118)
- Increase in restricted cash		—	(1,372)	(176)
- Increase in trade and other payables		445	455	59
- Increase in payables to related companies		1,316	136	17
Net cash generated from/(used in) continuing operations		98	(3,550)	(454)
Interest received		954	5	1
Interest and other finance costs paid		(46)	(138)	(18)
Taxes paid		(66)	(40)	(5)
Net cash generated from/(used in) operating activities of continuing operations		940	(3,723)	(476)

Discontinued operations:
Cash generated from discontinued operations		7,200	4,407	565
Interest received		28	2	—
Interest and other finance costs paid		(600)	(348)	(45)
Taxes paid		(916)	(693)	(89)
Net cash generated from operating activities of discontinued operations		5,712	3,368	431
Net cash generated from/(used in) operating activities		6,652	(355)	(45)

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

		For the year ended 31 December
	Note	2008	2009	2009
		(Unaudited) (Restated) (Note 2(b))		(Note 40)
		HK$ millions	HK$ millions	US$ millions

Cash flows from investing activities
Continuing operations:
Advanced payments for network rollout, included in other receivables and prepayments		(1,035)	(1,407)	(180)
Acquisition of additional equity interest in a subsidiary		—	(468)	(60)
Purchase of fixed assets		(2,714)	(923)	(118)
Proceeds from disposal of assets held for sale		—	111	14
Proceeds from disposal of fixed assets		5	5	1
Proceeds from disposal of subsidiaries, net of cash disposed of	32(a)	578	—	—
Proceeds from disposal of base station tower sites		887	380	49
Upfront and fixed periodic payments for telecommunications licences		(467)	(350)	(45)
Net cash used in investing activities of continuing operations		(2,746)	(2,652)	(339)
Discontinued operations:
Cash used in investing activities		(4,272)	(1,995)	(256)
Cash and cash equivalents of subsidiaries disposed of via distribution in specie	32(a)	—	(217)	(28)
Proceeds from disposal of subsidiaries, net of cash disposed of	32(a)	—	8,560	1,097
Net cash (used in)/generated from investing activities of discontinued operations		(4,272)	6,348	813
Net cash (used in)/generated from investing activities		(7,018)	3,696	474

Cash flows from financing activities
Continuing operations:
Net increase/(decrease) in borrowings	32(b)	342	(474)	(61)
Drawing of loan from a related company		—	3,471	445
Repayment of loan from a related company		—	(3,471)	(445)
Upfront fee on loan from a related company	38(c)	—	(39)	(5)

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

		For the year ended 31 December
	Note	2008	2009	2009
		(Unaudited) (Restated) (Note 2(b))		(Note 40)
		HK$ millions	HK$ millions	US$ millions

Dividend paid to the Company’s shareholders	13	(33,700)	—	—
Drawing of loan from minority shareholders		6	2	—
Proceeds from exercise of share options of the Company		64	—	—
Settlement and rollover of derivatives		(79)	(1)	—
Net cash used in financing activities of continuing operations		(33,367)	(512)	(66)

Discontinued operations:
Net increase/(decrease) in borrowings	32(b)	702	(641)	(82)
Proceeds from exercise of share options of a subsidiary disposed of		47	59	8
Dividends paid to minority shareholders of a subsidiary disposed of		(1,006)	(646)	(83)
Settlement and rollover of derivatives		(31)	66	8
Net cash used in financing activities of discontinued operations		(288)	(1,162)	(149)
Net cash used in financing activities		(33,655)	(1,674)	(215)

(Decrease)/Increase in cash and cash equivalents		(34,021)	1,667	214
Cash and cash equivalents as at 1 January		36,611	2,525	324
Effect of foreign exchange rate changes		(65)	11	1
Cash and cash equivalents as at 31 December	15	2,525	4,203	539

Analysis of net (debt)/cash
Cash and cash equivalents as at 31 December		2,525	4,203	539
Restricted cash		—	1,372	176
Available-for-sale financial assets		—	2,114	271
Borrowings		(12,086)	(2,287)	(293)
Net (debt)/cash as at 31 December		(9,561)	5,402	693

The accompanying notes are an integral part of the consolidated accounts.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Note(s)	Share Capital	Reserves	Total	Minority Interest	Total Equity	Total Equity
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Note 40)
		HK$ millions	HK$ millions	HK$ millions	HK$ millions	HK$ millions	US$ millions

As at 1 January 2008		1,195	50,089	51,284	2,852	54,136	6,941
Profit for the year, as restated	2(b)	—	1,132	1,132	536	1,668	214
Other comprehensive income
Actuarial losses of defined benefit plans, net of tax	31	—	(109)	(109)	(2)	(111)	(14)
Exchange translation differences, as restated	2(b)&31	—	(306)	(306)	66	(240)	(31)
Cash flow hedges
- effective portion of changes in fair value, net of tax	31	—	(28)	(28)	—	(28)	(4)
- transfer from equity to income statement, net of tax	31	—	28	28	—	28	4
Total comprehensive income for the year, as restated		—	717	717	600	1,317	169
Dividend paid	13(a)&31	—	(33,700)	(33,700)	—	(33,700)	(4,321)
Dividends paid to minority shareholders of a subsidiary disposed of		—	—	—	(1,006)	(1,006)	(129)
Drawing of loan from minority shareholders		—	—	—	6	6	1
Employee share option scheme - value of services provided	31	—	78	78	—	78	10
Issuance of ordinary shares arising from exercise of employee share options	31	9	55	64	—	64	8
Relating to exercise of share options of a subsidiary disposed of		—	—	—	40	40	5
Relating to acquisition of additional equity interest of a subsidiary		—	—	—	95	95	12
Relating to dilution of interest in a subsidiary disposed of	31	—	(11)	(11)	—	(11)	(1)
Relating to share buy-back of a subsidiary disposed of		—	—	—	(481)	(481)	(62)
Relating to subsidiaries disposed of	31&32(a)	—	37	37	—	37	5
Share of other reserves, as restated	2(b)	—	—	—	81	81	10
		9	(33,541)	(33,532)	(1,265)	(34,797)	(4,462)
As at 31 December 2008, as restated		1,204	17,265	18,469	2,187	20,656	2,648

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (Continued)

	Note(s)	Share Capital	Reserves	Total	Minority Interest	Total Equity	Total Equity
							(Note 40)
		HK$ millions	HK$ millions	HK$ millions	HK$ millions	HK$ millions	US$ millions

As at 1 January 2009, as previously reported		1,204	17,909	19,113	2,616	21,729	2,786
Prior year adjustment	2(b)	—	(644)	(644)	(429)	(1,073)	(138)
As at 1 January 2009, as restated		1,204	17,265	18,469	2,187	20,656	2,648
Profit for the year		—	4,940	4,940	841	5,781	741
Other comprehensive income
Actuarial gains of defined benefit plans, net of tax	31	—	20	20	14	34	4
Exchange translation differences	31	—	585	585	66	651	84
Total comprehensive income for the year		—	5,545	5,545	921	6,466	829
Distribution in specie	13(b)&31	—	(10,234)	(10,234)	—	(10,234)	(1,312)
Dividends paid to minority shareholders of a subsidiary disposed of		—	—	—	(646)	(646)	(83)
Drawing of loan from minority shareholders		—	—	—	2	2	—
Employee share option scheme - value of services provided	31	—	33	33	—	33	4
Relating to exercise of share options of a subsidiary disposed of		—	—	—	46	46	6
Relating to acquisition of additional equity interest in a subsidiary		—	—	—	(5)	(5)	(1)
Relating to dilution of interest in a subsidiary disposed of	31	—	(10)	(10)	—	(10)	(1)
Relating to subsidiaries disposed of	31&32(a)	—	(1,829)	(1,829)	(2,519)	(4,348)	(557)
Share of other reserves		—	—	—	14	14	2
		—	(12,040)	(12,040)	(3,108)	(15,148)	(1,942)
As at 31 December 2009		1,204	10,770	11,974	—	11,974	1,535

The accompanying notes are an integral part of the consolidated accounts.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

NOTES TO THE ACCOUNTS

1.       General Information

Hutchison Telecommunications International Limited (the “Company”) was incorporated in the Cayman Islands on 17 March 2004 as a company with limited liability. The address of its registered office is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. The Company’s ordinary shares are listed on the Main Board of The Stock Exchange of Hong Kong Limited (“SEHK”), and in the form of American Depositary Shares on New York Stock Exchange, Inc.

The Company and its subsidiaries (together the “Group”) have been engaged in mobile telecommunications and related businesses in Hong Kong and Macau, Israel, Thailand, Indonesia, Vietnam and Sri Lanka respectively. The Group also has had a fixed-line telecommunications business in Hong Kong and Israel respectively. During the year ended 31 December 2009, the Group has spun-off Hutchison Telecommunications Hong Kong Holdings Limited (“HTHKH”), a former subsidiary of the Company, by way of a distribution in specie of the entire share capital of HTHKH (Note 12(a)), and has disposed of its entire indirect interest in Partner Communications Company Ltd. (“Partner Communications”) (Note 12(b)). Accordingly, the Group has since ceased to engage in telecommunications and related business in Hong Kong, Macau and Israel. As at 31 December 2009, the Group has operations in Indonesia, Vietnam, Thailand and Sri Lanka. On 8 January 2010, an indirect wholly-owned subsidiary of Hutchison Whampoa Limited (“HWL”) requested the board of directors of the Company to put forward a proposal to privatise the Company as set out in Note 39.

These accounts have been approved for issuance by the Board of Directors on 4 March 2010.

2.       Basis of Preparation and Principal Accounting Policies

The principal accounting policies adopted in the preparation of these consolidated accounts are set out below.

(a)      Basis of preparation

These accounts have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. These consolidated accounts have been prepared under the historical cost convention, as modified by financial assets and financial liabilities (including derivative instruments) at fair value through profit or loss. The preparation of accounts in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated accounts, are disclosed in Note 3.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(b)      Restatement of prior periods

As disclosed previously in the Company’s annual report for the year ended 31 December 2008 and interim report for the six months ended 30 June 2009, the staff of the US Securities and Exchange Commission (the “Staff”) had in August 2008 questioned the accounting treatment of the sale and leaseback of base station tower sites entered into by the Company’s Indonesia subsidiary, PT. Hutchison CP Telecommunications (“HCPT”).

HCPT entered into a Tower Transfer Agreement to sell up to 3,692 base station tower sites for a cash consideration of US$500 million (HK$3,882 million), with completion in tranches over a two-year period commencing on 18 March 2008. Concurrent with completion of the first tranche, HCPT entered into a Master Lease Agreement (“MLA”) to lease back a portion of the capacity on the base station tower sites as further described in Note 9(a). The Company reviewed the substance of this transaction in accordance with IFRS and determined, with the agreement of its auditor, that this transaction satisfied the criteria for recognition as an operating lease. Accordingly, the Company reflected this treatment in its audited accounts for the year ended 31 December 2008, and a gain on disposal of the base station tower sites amounting to US$182.2 million (HK$1,421 million) was recognised as well as the lease expense for the period from the commencement of the lease.

The sale and leaseback transaction was first reported as a subsequent event in the Company’s annual report on Form 20-F for the year ended 31 December 2007. As part of its periodic review of the Company’s 2007 Form 20-F, the Staff queried this accounting treatment in a letter dated 28 August 2008. Since that date, the Company and its auditor have had a number of discussions with the Staff.

At the conclusion of these discussions, the Staff informed the Company that, in their judgment, the leaseback transaction should be classified as a finance lease under IFRS. In view of the judgmental aspects of this complex issue, the Company has decided to amend and restate the previously reported accounts for the year ended 31 December 2008 to reflect the accounting for the transaction as a finance lease in accordance with the Staff’s judgment and will be filing an amended annual report on Form 20-F for the year ended 31 December 2008. The adjustments required to the 2008 accounts include:

•                          deferring and amortising the gain from the sale of the capacity leased back by the Company over the lease period in the consolidated income statement;

•                          recognising the leased assets and the related finance lease obligations in the consolidated statement of financial position;

•                          recognising depreciation expense on the leased assets and interest expense on the lease payments as finance lease charges.

The gain attributable to the portion of the capacity of the base station tower sites sold under the Tower Transfer Agreement that has not been leased back by HCPT, amounting to US$54.6 million (HK$426 million), continues to be recognised in the income statement in 2008.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The following tables disclose the adjustments that have been made to each of the line items in the consolidated income statement and the consolidated statement of cash flows as previously reported for the year ended 31 December 2008, and the consolidated statement of financial position as previously reported as at 31 December 2008.

In addition, the spin-off of HTHKH and the disposal of the entire indirect interest in Partner Communications respectively by the Group in 2009 as set out in Note 12 resulted in the presentation of the results of both HTHKH and its subsidiaries (“HTHKH Group”) and Partner Communications for the year ended 31 December 2008 as “discontinued operations” in accordance with IFRS 5 “Non-current Assets Held for Sale and Discontinued Operations”. Accordingly, this reclassification was included in the effect of restatement presented below.

(i)                                     Effect on the consolidated income statement for the year ended 31 December 2008

		Effect of restatement Increase/(Decrease) in profit for the year
	2008 (as previously reported)	Sale and leaseback of tower sites	Reclassification to discontinued operations (Note 12)	Sub-total	2008 (unaudited) (as restated)
		HK$ millions (except for earnings per share)

Continuing operations:
Turnover	23,725	—	(21,917)	(21,917)	1,808
Cost of inventories sold	(2,785)	—	2,785	2,785	—
Staff costs	(2,511)	—	2,121	2,121	(390)
Depreciation and amortisation	(4,531)	(57)	3,913	3,856	(675)
Other operating expenses	(12,291)	(150)	9,391	9,241	(3,050)
Profit on disposal of investments and others, net	2,453	(956)	(3)	(959)	1,494
Operating profit/(loss)	4,060	(1,163)	(3,710)	(4,873)	(813)
Interest income	1,074	—	(176)	(176)	898
Interest and other finance costs	(1,330)	(88)	684	596	(734)
Share of results of jointly-controlled entities	(11)	—	11	11	—
Profit/(Loss) before taxation	3,793	(1,251)	(3,191)	(4,442)	(649)
Taxation	(874)	—	795	795	(79)

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

		Effect of restatement Increase/(Decrease) in profit for the year
	2008 (as previously reported)	Sale and leaseback of tower sites	Reclassification to discontinued operations (Note 12)	Sub-total	2008 (unaudited) (as restated)
		HK$ millions (except for earnings per share)

Profit/(Loss) for the year from continuing operations	2,919	(1,251)	(2,396)	(3,647)	(728)
Discontinued operations:
Profit for the year from discontinued operations	—	—	2,396	2,396	2,396
Profit for the year	2,919	(1,251)	—	(1,251)	1,668
Attributable to:
Equity holders of the Company:
- continuing operations	1,883	(751)	(1,415)	(2,166)	(283)
- discontinued operations	—	—	1,415	1,415	1,415
	1,883	(751)	—	(751)	1,132
Minority interest:
- continuing operations	1,036	(500)	(981)	(1,481)	(445)
- discontinued operations	—	—	981	981	981
	1,036	(500)	—	(500)	536
	2,919	(1,251)	—	(1,251)	1,668
Earnings per share attributable to equity holders of the Company (HK$ per share)
- basic	0.39	(0.15)	—	(0.15)	0.24
- diluted	0.39	(0.15)	—	(0.15)	0.24

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(ii)                                  Effect on the consolidated statement of financial position as at 31 December 2008

	2008	Effect of restatement Increase/(Decrease) in net assets	2008
	(as previously reported)	Sale and leaseback of tower sites	(unaudited) (as restated)
		HK$ millions

ASSETS
Current assets
Cash and cash equivalents	2,525	—	2,525
Trade and other receivables	5,072	(292)	4,780
Stocks	463	—	463
Derivative financial assets	48	—	48
Total current assets	8,108	(292)	7,816
Assets held for sale	174	—	174
Non-current assets
Fixed assets	17,216	1,184	18,400
Goodwill	6,815	—	6,815
Other intangible assets	7,160	—	7,160
Other non-current assets	3,844	—	3,844
Deferred tax assets	368	—	368
Interests in associates	2	—	2
Interests in jointly-controlled entities	88	—	88
Total non-current assets	35,493	1,184	36,677
Total assets	43,775	892	44,667

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

	2008	Effect of restatement Increase/(Decrease) in net assets	2008
	(as previously reported)	Sale and leaseback of tower sites	(unaudited) (as restated)
		HK$ millions

LIABILITIES
Current liabilities
Trade and other payables	8,000	69	8,069
Borrowings	7,652	—	7,652
Current income tax liabilities	104	—	104
Derivative financial liabilities	27	—	27
Total current liabilities	15,783	69	15,852
Non-current liabilities
Borrowings	3,348	1,086	4,434
Deferred tax liabilities	457	—	457
Other non-current liabilities	2,458	810	3,268
Total non-current liabilities	6,263	1,896	8,159
Total liabilities	22,046	1,965	24,011

EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital	1,204	—	1,204
Reserves	17,909	(644)	17,265
	19,113	(644)	18,469
Minority interest	2,616	(429)	2,187
Total equity	21,729	(1,073)	20,656
Total equity and liabilities	43,775	892	44,667
Net current liabilities	(7,675)	(361)	(8,036)
Total assets less current liabilities	27,992	823	28,815

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(iii)     Effect on the consolidated statement of cash flows for the year ended 31 December 2008

An amount of HK$1,486 million previously recorded under investing activities as “proceeds from disposal of base station tower sites” was now reclassified under financing activities as an additional borrowing. Prepaid operating lease rental amounting to HK$400 million previously recorded under operating activities as “changes in working capital” was now reclassified under financing activities as repayment of loans.

(c)      Significant accounting policies

During the year, the Group has adopted all of the new or revised IFRS, which term collectively includes International Accounting Standards (“IAS”) and related interpretations that are relevant to its operations and effective for accounting periods beginning on 1 January 2009:

IFRS 8	Operating Segments
IAS 1 (Revised)	Presentation of Financial Statements
IFRS 7 (Amendment)	Financial Instruments: Disclosures
IAS 23 (Revised)	Borrowing Costs
IFRS 2 (Amendment)	Share-based Payment Vesting Conditions and Cancellations
IFRS 1 and IAS 27 (Amendments)	Cost of an Investment in a Subsidiary, Jointly-controlled Entity or Associate

The adoption of these new or revised IFRS had no material effect on the Group’s results and financial position for the current or prior periods.

At the date of authorisation of these accounts, the following new or revised standards, amendments to standards and interpretations to existing standards have been issued but are not effective for the year ended 31 December 2009:

IAS 27 (Revised)	Consolidated and Separate Financial Statements
IAS 39 (Amendment)	Eligible Hedged Items
IFRS 3 (Revised)	Business Combinations
IFRIC Interpretation 17	Distributions of Non-cash Assets to Owners
IFRIC Interpretation 18	Transfers of Assets from Customers
IFRS 2 (Amendment)	Group Cash-settled Share-based Payment Transaction
IFRS (Amendments)	Improvements to IFRS 2009
IAS 32 (Amendment)	Classification of Right Issues
IFRS 1 (Revised)	First-time Adoption of IFRS
IFRS 1 (Amendment)	Additional Exemptions for First-time Adopters
IFRIC Interpretation 19	Extinguishing Financial Liabilities with Equity Instruments
IFRS 9	Financial Instruments
IFRIC Interpretation 14 (Amendments)	Prepayment of a Minimum Funding Requirement
IAS 24 (Amendment)	Related Party Disclosures

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The Group did not early adopt any of these new or revised standards, amendments to standards and interpretations to existing standards. The Group is in the process of assessing the impact of these new or revised standards, amendments to standards and interpretations to existing standards on the Group’s results and financial position in the future.

(d)      Basis of consolidation

The consolidated accounts made up to 31 December include the accounts of the Company and all of its direct and indirect subsidiaries and also incorporate the Group’s interest in associates and jointly-controlled entities on the basis set out in Notes 2(g) and 2(h) below. Results of subsidiaries, associates and jointly-controlled entities acquired or disposed of during the year are included as from their effective dates of acquisition to 31 December 2009 or up to the dates of disposal as the case may be.

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognised directly in the income statement.

Intercompany transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

(e)      Subsidiaries

A company is a subsidiary if the Company, directly or indirectly, has more than 50% of the voting control or otherwise has governing power, or by virtue of the Company’s funding or financing arrangements bears the majority of the economic risks and is entitled to the majority of the rewards of that company on a long-term basis. In the consolidated accounts, subsidiaries are accounted for as described in Note 2(d) above. In the unconsolidated accounts of the Company, investments in subsidiaries are stated at cost less provision for impairment losses.

The particulars of the Group’s principal subsidiaries as at 31 December 2009 are set forth on page 266.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(f)       Minority interest

Minority interest at the financial position date, being the portion of the net assets of subsidiaries attributable to equity interests that are not owned by the Company, whether directly or indirectly through subsidiaries, are presented in the consolidated statement of financial position separately from equity attributable to the equity shareholders of the Company. Minority interest in the results of the Group are presented on the face of the consolidated income statement as an allocation of the total profit or loss for the year between minority interest and the equity shareholders of the Company.

Where losses applicable to the minority exceed the minority’s interest in the equity of a subsidiary, the excess, and any further losses applicable to the minority, are charged against the Group’s interest except to the extent that minority has a binding obligation to, and is able to, make additional investment to cover the losses. If the subsidiary subsequently reports profits, the Group’s interest is allocated all such profits until the minority’s share of losses previously absorbed by the Group has been recovered.

(g)      Associates

An investee company is classified as an associate if significant influence is exercised over its management but there is no contractual agreement between the shareholders to establish the Group’s control or joint control over the economic activities of the entity. Results of the associates are incorporated in the accounts to the extent of the Group’s share of the post acquisition results. Investments in associates represent the Group’s share of their net assets, after attributing fair values to their net assets as at the date of acquisition, less provision for impairment in value.

(h)      Joint ventures

A joint venture is a contractual agreement whereby the venturers undertake an economic activity which is subject to joint control and over which none of the participating parties has unilateral control.

A jointly-controlled entity is a joint venture which involves the establishment of a separate entity. The results and assets and liabilities of jointly controlled entities are incorporated in the consolidated accounts using the equity method of accounting, except when the investment is classified as held for sale, in which case it is accounted for under IFRS 5, “Non-current Assets Held for Sale and Discontinued Operations”. The total carrying amount of such investments is reduced to recognise any identified impairment loss in the value of individual investments.

(i)       Business co-operation contract

The Group obtained an investment licence from the Ministry of Planning and Investment of Vietnam to engage in a business co-operation under a Business Co-operation Contract (“BCC”) with Hanoi Telecommunications Joint Stock Company to build, operate and develop a mobile telecommunications network in Vietnam. By virtue of the financing arrangements of the

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

BCC, the Group bears the majority of the economic risks of the BCC and thus currently has accounted for the BCC as if it is a subsidiary of the Group. The Group has recognised in its accounts the assets that it controls and the liabilities that it incurs, as well as the expenses that it incurs and the revenue that is generated from the BCC.

(j)       Fixed assets

Fixed assets are stated at cost less accumulated depreciation and accumulated impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Fixed assets are depreciated on a straight-line basis, at rates sufficient to write off their costs over their estimated useful lives.

Buildings	20 — 50 years
Telecommunications and network equipment	10 — 35 years
Motor vehicles	4 — 5 years
Office furniture & equipment and computer equipment	3 — 7 years
Leasehold improvements	Over the unexpired period of the lease or 7 years, whichever is the shorter

Subsequent costs on fixed assets are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the period in which they are incurred.

Construction in progress is stated at cost, which includes borrowing costs incurred to finance the construction, and is proportionally attributed to the qualifying assets.

The gain or loss on disposal or retirement of a fixed asset is the difference between the net sales proceeds and the carrying amount of the relevant asset and is recognised in the income statement.

The assets’ residual values and useful lives are reviewed, and adjusted if applicable, at each financial position date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

(k)     Leases

Assets acquired pursuant to finance leases that transfer to the Group substantially all the rewards and risks of ownership are accounted for as if purchased and are depreciated over the shorter of the useful life of the assets and the lease term.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

Finance leases are capitalised at the inception of the leases at the lower of the fair value of the leased assets or the present value of the minimum lease payments. Lease payments are treated as consisting of capital and interest elements. The capital element of the leasing commitment is included as a liability and the interest element is charged to the income statement. All other leases are accounted for as operating leases and the rental payments are charged to the income statement on a straight-line basis.

Under certain circumstances, the Group may enter into sale and leaseback arrangements whereby it sells certain assets and leases back a portion of those assets. The Group reviews the substance of each of these transactions to determine whether the leaseback is a finance lease or an operating lease. Where it is determined that the leaseback is an operating lease and (i) the Group does not maintain or maintains only minor continuing involvement in these assets, other than the required lease payments and (ii) these transactions are established at fair value, the gain or loss on sale is recognised in the income statement immediately. Any gain or loss on a sale and finance leaseback transaction is deferred and amortised over the term of the lease.

(l)       Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net assets of the acquired subsidiary, associate or jointly-controlled entity at the date of acquisition.

Goodwill on acquisition is reported in the consolidated statement of financial position as a separate asset or, as applicable, included within investment in associate and jointly-controlled entity. Goodwill is tested for impairment annually and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable and carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. Goodwill is allocated to cash-generating units (“CGUs”) for the purpose of impairment testing. The Group allocates goodwill to each operating segment in each country in which it operates.

(m)     Other intangible assets

(i)       Telecommunications licences

The Group owns the rights to use and operate specified spectrums in some jurisdictions over a certain period of time through annual minimum fees plus a variable portion depending on the future revenues from the services. Licence fees payments, the discounted value of the fixed annual fees to be paid over the licence period, and certain other direct costs incurred prior to the date the asset is ready for its intended use are capitalised. Capitalised licence fees are amortised from the date the asset is ready for its intended use until the expiration of the licence.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

Interest is accreted on the fixed annual fees and charged to interest expense. Variable licence fees are recognised as period costs.

(ii)      Customer acquisition and retention costs

Costs to acquire or retain telecommunications customers, which are postpaid (and primarily 3G) customers, pursuant to a contract with early termination penalties are capitalised if (i) such costs are identifiable and controlled; (ii) it is probable that future economic benefits will flow from the customers to the Group; and (iii) such costs can be measured reliably. Subsidies on handset sales, which are calculated by deducting the customers’ payment towards the handset from the cost of the handset, are included in the customer acquisition and retention costs. Capitalised customer acquisition and retention costs are amortised over the minimum enforceable contractual period, which is generally a period of 18 - 24 months. In the event that a customer churns off the network within the minimum enforceable contractual period, any unamortised customer acquisition or retention costs are written off in the period in which the customer churns.

Costs to acquire prepaid telecommunications customers are expensed in the period incurred.

(iii)     Brand name and customer base

Brand name and customer base that are acquired by the Group are stated at cost less accumulated amortisation (where the estimated useful life is other than indefinite) and impairment losses. Amortisation of brand name and customer base is calculated on a straight-line basis over the assets’ estimated useful lives unless such lives are indefinite. Brand name and customer base with finite useful lives are amortised from the date they are available for use and their estimated useful lives are as follows:

Brand name	17 years
Customer base	5 — 9 years

(n)      Prepaid capacity and maintenance

Prepaid capacity and maintenance is telecommunications capacity leased on an indefeasible right of use (“IRU”) basis and related maintenance services. Prepaid capacity and maintenance is stated at cost and amortised on a straight-line basis from the date that the related capacity is activated over the shorter of the term of the IRU agreement or estimated useful life.

(o)      Impairment of non-financial assets

Assets that have an indefinite useful life are not subject to amortisation, and are tested at least annually for impairment and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (i.e. CGUs). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

(p)      Non-current assets held for sale

Non-current assets are classified as assets held for sale when their carrying amount is to be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. They are stated at the lower of carrying amount and fair value less costs to sell.

(q)      Financial assets

The Group classifies its financial assets in the following categories: financial assets at fair value through profit or loss, held-to-maturity investments, loans and receivables, and available-for-sale financial assets. The classification depends on the purpose for which the investments were acquired. Management determines the classification of its investments at initial recognition.

(i)       Financial assets at fair value through profit or loss

A financial asset is designated at fair value through profit or loss at inception if acquired principally for the purpose of selling in the short term or if so designated by management. Assets in this category are classified as current assets if they are expected to be realised within 12 months after the financial position date.

(ii)      Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments that the Group has the positive intention and ability to hold to maturity. They are included in non-current assets, except for those with maturities within 12 months after the financial position date which are classified as current assets.

(iii)     Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and with no intention of trading. They are included in current assets, except for maturities greater than 12 months after the financial position date which are classified as non-current assets.

(iv)     Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are not classified as financial assets at fair value through profit or loss, held-to-maturity investments or loans and receivables.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

Purchases and sales of investments are recognised on trade-date — the date on which the Group commits to purchase or sell the asset. Investments are initially recognised at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Investments are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Financial assets at fair value through profit or loss are subsequently carried at fair value. Held-to-maturity investments and loans and receivables are carried at amortised cost using the effective interest method. Realised and unrealised gains and losses arising from changes in the fair value of the “Financial assets at fair value through profit or loss” category are included in the income statement in the period in which they arise. Available-for-sale financial assets are carried at fair value and changes in fair value are dealt with as movements in the fair value and other reserves except for impairment losses which are charged to the income statement. When available-for-sale financial assets are sold, the cumulative fair value gains or losses previously recognised in the fair value and other reserves is removed from the reserves and recognised in the income statement.

(v)      Impairment of financial assets

The Group assesses at each financial position date whether there is objective evidence that a financial asset or a group of financial assets is impaired. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted. For financial assets carried at amortised cost, the amount of the impairment is the difference between the assets’ carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. When securities classified as available for sale are impaired, the accumulated fair value adjustments recognised in equity are included in the income statement.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables where the carrying amount is reduced through the use of a provision account. A provision for impairment of trade and other receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivable. The amount of provision is determined based on historical data of payment statistics for aged receivable balances. When a trade receivable is uncollectible, it is written off against the provision account for trade receivables. Subsequent recoveries of amounts previously written off are credited against the income statement. Changes in the carrying amount of the provision account are recognised in the income statement.

(r)      Derivative financial instruments and hedging activities

Derivative financial instruments are utilised by the Group in the management of its foreign currency and interest rate exposures. The Group’s policy is not to utilise derivative financial instruments for trading or speculative purposes. Derivative financial instruments are initially

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

measured at fair value on the contract date, and are remeasured to fair value at subsequent reporting date. Changes in fair value are recognised based on whether certain qualifying criteria under IAS 39 “Financial Instruments: Recognition and Measurement” are satisfied in order to apply hedge accounting, and if so, the nature of the items being hedged.

Derivatives designated as hedging instruments to hedge against the cash flows attributable to recognised liabilities or forecast payments may qualify as cash flow hedges. The Group mainly enters into forward foreign exchange contracts to hedge certain foreign exchange risks of the Group. Changes in fair value of these derivatives are dealt with as movements in the hedging reserve under equity. When a hedged transaction is no longer expected to occur, the cumulative unrealised gain or loss recognised in equity is recognised immediately in the income statement as interest and other finance costs.

Derivatives that do not qualify for hedge accounting under IAS 39 “Financial Instruments: Recognition and Measurement” are accounted for with the changes in fair value being recognised in the income statement.

(s)      Cash and cash equivalents

Cash and cash equivalents represent cash on hand and in banks and all demand deposits placed with banks with original maturities of three months or less from the date of placement or acquisition, net of outstanding bank overdrafts.

(t)       Stocks

Stocks consist of handsets and phone accessories and are valued using the weighted average cost method. Stocks are stated at the lower of cost and net realisable value. Net realisable value is determined on the basis of anticipated sales proceeds less estimated selling expenses.

(u)      Trade and other receivables

Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method less provision for impairment (Note 2(q)(v)).

(v)      Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred. Transaction costs are incremental costs that are directly attributable to the issue of a financial asset or financial liability, including fees and commissions paid to agents, advisers, brokers and dealers, levies by regulatory agencies and securities exchanges, and transfer taxes and duties. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method except for borrowing costs capitalised for qualifying assets (Note 2(j)).

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the financial position date.

(w)     Provisions

Provisions for restructuring costs and legal claims are recognised when the Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Restructuring provisions comprise lease termination penalties and employee termination payments. Provisions are not recognised for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

(x)      Deferred taxation

Deferred taxation is provided, using the liability method, for temporary differences arising between the tax bases of assets and liabilities and their carrying values in the accounts. Deferred tax liabilities are provided in full on all taxable temporary differences while deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences (including tax losses) can be utilised.

Deferred taxation is provided on temporary differences arising on investments in subsidiaries, associates and jointly-controlled entities, except when the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

(y)      Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

(z)      Contingent liabilities

A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group. It can also be a present obligation arising from past events that is not recognised because it is not probable that an outflow of economic resources will be required or the amount of the obligation cannot be measured reliably.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

A contingent liability is not recognised but is disclosed in the notes to the accounts unless the probability of outflow of resources embodying economic benefits is remote. When a change in the probability of an outflow occurs so that the outflow is probable, it will then be recognised as a provision.

(aa)    Employee benefits

(i)       Pension plans

Pension plans are classified into defined benefit and defined contribution plans.

The liability recognised in the statement of financial position in respect of defined benefit pension plans is the present value of the defined benefit obligation at the financial position date less the fair value of plan assets, together with adjustments for unrecognised actuarial gains or losses and past service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds and government bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognised in full in the year in which they occur in the statement of comprehensive income.

Past-service costs are recognised immediately in the income statement, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past-service costs are amortised on a straight-line basis over the vesting period.

The Group’s contributions to the defined contribution plans are charged to the income statement in the year incurred and are reduced by contributions forfeited by those employees who leave the scheme prior to vesting fully in the contributions. The Group has no further payment obligations once the contributions have been paid.

(ii)      Share-based payments

The Group operates an equity-settled, share-based compensation plan. The fair value of the employee services received in exchange for the grant of the options is recognised as an expense. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted, excluding the impact of any non-market vesting conditions (for example, profitability and sales growth targets). Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. At each financial position date, the entity

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

revises its estimates of the number of options that are expected to become exercisable. It recognises the impact of the revision of original estimates, if any, in the income statement, and a corresponding adjustment to equity over the remaining vesting period.

The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.

(iii)     Termination benefits

Termination benefits are recognised when, and only when, the Group demonstrably committed itself to terminate employment or to provide benefits as a result of voluntary redundancy by having a detailed formal plan which is without realistic possibility of withdrawal.

(ab)    Foreign currency translation

(i)       Functional and presentation currency

Items included in the accounts of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated accounts are presented in Hong Kong dollars, which is the Company’s functional and presentation currency.

(ii)      Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at financial position date exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

(iii)     Group companies

The results and financial position of all the group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

—      assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

—      income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

—      all resulting exchange differences are recognised as a separate component of equity (cumulative translation adjustments).

On consolidation, exchange differences arising from the translation of the net investment in foreign entities, and of borrowings and other currency instruments designated as hedges of such investments, are taken to shareholders’ equity. When a foreign operation is sold, such exchange differences are recognised in the consolidated income statement as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

(ac)    Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the board of directors of the Company who is responsible for allocating resources and assessing performance of the operating segments.

(ad)    Revenue recognition

The Group recognises revenue on the following bases:

(i)       Installation fees are recognised on connection of the service.

(ii)      Sales of handsets are recognised upon delivery to the distributors, dealers or directly to the end customers when they are sold on a standalone basis.

When handsets are sold to end customers as part of multiple element arrangements (which typically include the sale of a handset together with a fixed-term service contract), the amount received for the handset up to its fair value is accounted for as revenue from the handset sale upon delivery to the end customers.

When handsets are sold to end customers for purposes of acquiring new customers or retaining existing customers, the Group subsidises the sale of the handset by selling it at a price below its cost to secure a fixed-term service contract. The handset sale is then treated as a non revenue-generating transaction and accordingly, no revenue is recognised from these types of handset sales. The subsidy, which represents the difference between the cost of the handset and the payment received from the customer for the handset, is capitalised as an element of customer acquisition and retention costs in accordance with the accounting policy set out in Note 2(m)(ii).

(iii)     Revenues from usage charges, software development services and technical services are recognised when services are rendered and collectibility can be reasonably assured.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(iv)     Revenues from prepaid recharges are recognised upon customer’s usage or upon the expiry of the service period.

(v)      Revenues from monthly fees and value added services are recognised on a time proportion basis, taking into account customers’ usage of the services.

(vi)     Network interconnection with international carriers and roaming revenues are recognised as rendered/incurred and are presented on a gross basis.

(ae)    Interest income

Interest income is recognised on a time proportion basis, taking into account the principal amounts outstanding and the interest rates applicable.

(af)     Dilution of interest in subsidiaries or associates

Reduction in the Group’s proportionate share of the underlying equity of a subsidiary or associate, including goodwill, which result from the issuance of additional equity by the entity, are recognised as gains or losses as incurred.

(ag)    Increase in proportionate share of subsidiaries

The increase in the Group’s proportionate share of the underlying equity of a subsidiary is accounted for using the carrying value of the subsidiary’s assets and liabilities. The difference between the amount paid for the additional equity interest of a subsidiary and the increase in the share of the carrying values of the subsidiary’s assets and liabilities is recognised as goodwill or negative goodwill in accordance with Notes 2(d) and 2(l) above.

3.       CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

(a)      Critical accounting estimates and assumptions

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. Notes 4 and 22 contain information about the assumptions and their risk factors relating to financial instruments and goodwill impairment. Other key sources of estimation uncertainty are described below.

(i)       Estimated useful life for telecommunications and network equipment

The Group has substantial investments in telecommunications and network equipment. As at 31 December 2009, the carrying amount of these telecommunications

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

and network equipment is approximately HK$7,353 million (2008 — HK$15,898 million). Changes in technology or changes in the intended use of these assets may cause the estimated period of use or value of these assets to change. During the year ended 31 December 2009, the Group reassessed the useful lives of its certain telecommunications and network equipment as set out in Note 21.

(ii)      Income taxes

The Group is subject to income taxes in jurisdictions in which the Group operates. Significant judgment is required in determining the provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for anticipated tax issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

(iii)     Asset impairment

Management judgment is required in the area of asset impairment, including goodwill, particularly in assessing whether: (1) an event has occurred that may affect asset values; (2) the carrying value of an asset can be supported by the net present value of future cash flows from the asset using estimated cash flow projections; and (3) the cash flow is discounted using an appropriate rate. Changing the assumptions selected by management to determine the level, if any, of impairment, including the discount rates or the growth rate assumptions in the cash flow projections, could significantly affect the Group’s reported financial condition and results of operations. In performing the impairment assessment, the Group has also considered the impact of the current economic environment on the operations of the Group. The results of the impairment tests undertaken as at 31 December 2009 indicated that no impairment charge was necessary (Note 22).

(b)      Critical judgments in applying the Group’s accounting policies

(i)       Deferred taxation

Management has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the recognition criteria for deferred tax assets recorded in relation to cumulative tax loss carry forwards.

(ii)      Sale and leaseback transactions

The Group classifies leases into finance leases or operating leases in accordance with the accounting policy stated in Note 2(k). Determining whether a lease transaction is a finance lease or an operating lease requires judgment as to whether the lease agreement transfers substantially all the risks and rewards of ownership to or from the

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

Group. Judgment is required on various aspects that include, but are not limited to, the fair value of the leased asset, the economic life of the leased asset, whether renewal options are included in the lease term and determining an appropriate discount rate to calculate the present value of the minimum lease payments.

Classification of a transaction as a finance lease or an operating lease determines whether the leased asset is treated on-balance sheet or off-balance sheet as set out in Note 2(k). In sale and leaseback transactions, the classification of the leaseback arrangements as described above determines how the gain or loss on the sale transaction is recognised. It is either deferred and amortised (finance lease) or recognised immediately (operating lease). During the years ended 31 December 2008 and 2009, the Group has deferred and amortised gain on disposal of base station tower sites as set out in Note 9(a).

(iii)     Other income

The Group has been granted credit vouchers by certain network suppliers for offset against future services and purchases from the suppliers. The value of the vouchers is recognised as other income as set out in Note 9(c). Judgment is required in determining the fair value of the vouchers and whether the credit voucher should be accounted for as income or as a purchase discount. This determination includes, but is not limited to, an assessment of the nature of the credit vouchers and their grant, the conditions attached to utilisation of the vouchers, and the separation of economic events from future purchases.

Recognition as income or as a purchase discount determines whether the credit vouchers are recognised immediately when the Group becomes entitled to the right to use them and the contractual obligations of the network supplier are waived, or they are deferred and recognised upon making purchases from the supplier and offset against the purchase invoices.

4.       FINANCIAL RISK MANAGEMENT

(a)                  Financial risk factors

The Group is exposed to market risk from changes in interest rates and currency exchange rates. Interest rate risk exists with respect to the Group’s financial assets and liabilities bearing interest at floating rates. Interest rate risk also exists with respect to the fair value of fixed rate financial assets and liabilities. Exchange rate risk exists with respect to the Group’s financial assets and liabilities denominated in a currency that is not the entity’s functional currency. The Group manages these risks by a variety of methods, including the use of a number of derivative financial instruments such as cross currency and interest rate swap contracts as well as forward foreign exchange contracts. All transactions in derivative financial instruments are undertaken for risk management purposes only. No instruments are held by the Group for speculative purposes.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(i)       Foreign currency exposure

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with the borrowings and accounts payable. During the year, the Group places deposits with banks denominated in various currencies for the purpose of working capital management. Foreign exchange risk arises when future commercial transactions or recognised assets or liabilities are denominated in a currency that is not the entity’s functional currency.

For overseas subsidiaries and associates and other investments, which consist of non-HK dollar and non-US dollar assets, the Group generally endeavours to establish a natural hedge with an appropriate level of borrowings in those same currencies. For overseas businesses that are in the development phase, or where borrowings in the local currency are not attractive, the Group may not borrow in the local currency and instead monitor the development of the businesses’ cashflow and the debt markets and, when appropriate, would expect to refinance these businesses with local currency borrowings. Exposure to movements in exchange rates on individual transactions directly related to the underlying businesses is minimised using forward foreign exchange contracts and currency swaps where active markets for the relevant currencies exist. The Group may use derivative instruments to manage or adjust its exposures.

The table below summarises the foreign exchange exposure in US dollars, and sets out the net monetary position of each sub-group, offsetting the foreign currency denominated borrowings against the relevant foreign exchange forward and swap contracts, expressed in the Group’s presentation currency of HK dollars. The Group does not have a significant exposure to other foreign currencies.

	2008	2009
	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Hong Kong	136	—
Israel	(505)	—
Thailand	(70)	(34)
Indonesia	(1,865)	(2,032)
Vietnam	239	392
Others*	1,539	6,622
Total net exposure: net (liabilities)/assets	(526)	4,948

* “Others” as at 31 December 2008 and 2009 comprised Sri Lanka and Corporate.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

As at the financial position dates, a 10% strengthening of the functional currency of each sub-group against US dollars would have increased/(decreased) profit and loss by the amounts as shown below. This analysis assumes that all other variables remain constant.

	2008	2009
	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Impact to pre-tax profit and loss (Decrease)/Increase	(53)	495

A 10% weakening of the functional currency of each sub-group against US dollars at 31 December would have had the equal but opposite effect on these currencies to the amounts shown above, on the basis that all other variables remain constant.

(ii)      Interest rate exposure

The Group’s main interest rate exposures relate to its borrowings, investments of surplus funds and secured notes classified as available-for-sale financial assets. The Group manages its interest rate exposure of borrowings with a focus on reducing the overall cost of debt. When considered appropriate, we use interest rate swaps to manage the interest rate exposure. The swap agreements require the periodic exchange of payments without the exchange of the notional principal amount on which the payments are based. Interest expense on the hedged debts is adjusted to include the payments made or received under the interest rate swaps.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

As at the financial position dates, the carrying amount of the Group’s financial assets and liabilities where their cash flows are subject to interest rate exposure are as follows:

	2008	2009
	(Unaudited)
	HK$ millions

Cash at banks and short-term bank deposits	2,520	108
Available-for-sale financial assets	—	2,114
Other receivables	75	—
Deposits classified in non-current assets	14	16
Borrowings at floating rates	(10,978)	(371)
Interest bearing loans from minority shareholders	(159)	—
Currency swap	(12)	(5)
Other derivatives	(4)	—
	(8,544)	1,862

The interest rate profile of the Group’s borrowings is disclosed in Note 28. The cash deposits placed with banks generate interest at the prevailing market interest rates.

As at 31 December 2008 and 2009, if interest rates had been 100 basis points lower, with all other variables held constant, the impacts to pre-tax profit and loss would be as follows:

	2008	2009
	(Unaudited)
	HK$ millions

Impact to pre-tax profit and loss Increase	71	3

The above impacts to pre-tax profit and loss are mainly attributable to lower interest expenses on floating rate borrowings and lower interest income from cash and deposits. If interest rates had been 100 basis points higher, with all other variables held constant, at the financial position date would have had the equal but opposite effect on income statement as shown above.

As at 31 December 2009, the Group had secured notes with fixed interest rate classified as available-for-sale financial assets, which exposed the Group to fair value interest rate risk. As at 31 December 2009, if the market interest rates had been 100 basis points higher/lower, with all other variables held constant, the fair value and other reserves would have been HK$76 million lower / HK$91 million higher as a result of the decrease/increase in the fair value of the fixed-rate secured notes.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

For certain deposits with fixed interest rates, changes in market interest rates would have no impact on profit for the year or total equity. Accordingly, these short-term deposits with fixed interest rates are excluded from the interest rate sensitivity analysis as they are not subject to interest rate risk as defined under IFRS 7.

The sensitivity analysis above has been determined assuming that the change in interest rates had occurred at the end of the reporting year and had been applied to the exposure to interest rate risk for both derivative and non-derivative financial instruments in existence at that date. The 100 basis point movement represents management’s assessment of a reasonably possible change in interest rates over the period until the next annual financial position date. The analysis was performed on the same basis for 2008.

(iii)     Credit risk

Credit risk is managed on a group basis. The Group’s credit risk arises from counter-party risk in respect of derivative financial instruments as well as credit exposures to trade and other receivables and secured notes classified as available-for-sale financial assets. Management has policies in place and exposures to these credit risks are monitored on an ongoing basis.

For counter party and investment risks in respect of our surplus funds and restricted cash, the Group manages these risks by placing deposits with credit worthy financial institutions attaining a minimum credit rating of AA-/Aa3 as rated by Standard & Poor’s or Moody’s or investing in marketable securities such as US Treasuries or Commercial Papers/Certificates of Deposits issued by credit-worthy counter-parties with similar credit rating as above. Any deviations from this policy are to be approved by the Board. As at 31 December 2009, all surplus funds and restricted cash are placed with financial institutions attaining a minimum credit rating of AA-/Aa3 as rated by Standard & Poor’s or Moody’s.

The average credit period granted by the Group to the customers ranges from 30 to 45 days. The utilisation of credit limits is regularly monitored. Debtors who have overdue accounts are requested to settle all outstanding balances before any further credit is granted. There is no concentration of credit risk with respect to trade receivables as the Group has a large number of customers, internationally dispersed. The Group does not have a significant exposure to any individual debtors.

The secured notes classified as available-for-sale financial assets are secured by designated assets of the issuer (Note 19) which fair value is estimated to be higher than the carrying value of the secured notes as at 31 December 2009 therefore the related credit risk exposure is considered minimal.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The Group considers its maximum exposure to credit risk at the reporting dates is the carrying value of each class of financial assets as follows:

	2008	2009
	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Cash at banks and short-term bank deposits	2,520	4,199
Restricted cash	—	1,372
Trade and other receivables (Note 17)	4,780	2,199
Derivative financial assets (Note 18(a))	48	—
Available-for-sale financial assets (Note 19)	—	2,114
Other receivable classified as other non-current assets	1,149	260
	8,497	10,144

(iv)     Liquidity risk

Prudent liquidity risk management, including maintaining sufficient cash, the availability of funding from an adequate amount of committed credit facilities to fund working capital, debt service, dividend payments, new investments and the ability to close out market positions, is adopted. Due to the dynamic nature of the underlying businesses, the Group maintains significant flexibility in funding in response to opportunities and events by ensuring committed credit facilities are available.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The following tables detail the contractual maturities at the financial position date of the Group’s financial liabilities and net-settled derivative financial liabilities, which are based on contractual undiscounted cash flows and the earliest date the Group can be required to pay.

As at 31 December 2008 (Unaudited) (Restated) (Note 2(b))	Carrying amount	Contractual liabilities	Non- contractual liabilities	Contractual undiscounted cashflow	Within 1 year	After 1 year but within 2 years	After 2 years but within 5 years	After 5 years
	HK$ millions

Borrowings (Note 28)	12,086	12,086	—	(13,397)	(7,653)	(1,669)	(2,571)	(1,504)
Currency swap (Note 18(b))	12	12	—	(12)	(8)	(4)	—	—
Other derivatives (Note 18(b))	13	13	—	(13)	(13)	—	—	—
Trade payables (Note 27(a))	1,964	1,964	—	(1,964)	(1,964)	—	—	—
Other payables	6,078	2,164	3,914	(2,164)	(2,076)	(88)	—	—
Licence fees liabilities (Note 29(a))	2,354	2,354	—	(3,586)	(389)	(450)	(1,539)	(1,208)
	22,507	18,593	3,914	(21,136)	(12,103)	(2,211)	(4,110)	(2,712)

As at 31 December 2009	Carrying amount	Contractual liabilities	Non- contractual liabilities	Contractual undiscounted cashflow	Within 1 year	After 1 year but within 2 years	After 2 years but within 5 years	After 5 years
	HK$ millions

Borrowings (Note 28)	2,287	2,287	—	(4,140)	(483)	(370)	(1,112)	(2,175)
Currency swap (Note 18(b))	5	5	—	(5)	(5)	—	—	—
Trade payables (Note 27(a))	63	63	—	(63)	(63)	—	—	—
Other payables	5,790	2,752	3,038	(2,752)	(2,752)	—	—	—
Licence fees liabilities (Note 29(a))	1,913	1,913	—	(2,644)	(415)	(422)	(1,425)	(382)
	10,058	7,020	3,038	(9,604)	(3,718)	(792)	(2,537)	(2,557)

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The tables above exclude interest accruing and payable on certain of these liabilities as at the respective financial position date which are estimated as follows:-

	Within 1 year	After 1 year but within 2 years	After 2 years but within 5 years	After 5 years	Total
	HK$ millions

31 December 2008 (Unaudited) (Restated) (Note 2(b))	409	287	527	476	1,699

31 December 2009	279	263	685	628	1,855

These estimates are calculated assuming effect of hedging transactions and interest rates with respect to variable rate financial liabilities remain constant and there is no change in aggregate principal amount of financial liabilities other than repayment at scheduled maturity as reflected in the table.

As at 31 December 2009, there is no derivative financial liabilities in the Group which will be settled on a gross basis. The following table details the contractual maturities as at 31 December 2008 of the Group’s derivative financial liabilities that will be settled on a gross basis. The amounts disclosed in the table below is based on the contractual undiscounted cash flows and the earliest date the Group can be required to pay.

As at 31 December 2008 (Unaudited)	Carrying amount	Contractual liabilities	Non- contractual liabilities	Contractual undiscounted cashflow	Within 1 year	After 1 year but within 2 years	After 2 years but within 5 years	After 5 years
	HK$ millions

Forward foreign exchange contracts
- not qualified for hedges	2	2	—
- Inflow				195	195	—	—	—
- Outflow				(197)	(197)	—	—	—
	2	2	—	(2)	(2)	—	—	—

(b)      Capital risk management

The Group’s primary objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. The Group’s overall strategy remains unchanged from 2008.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The Group defines capital as total equity attributable to equity holders of the Company, comprising share capital and reserves, as shown in the consolidated statement of financial position. The Group actively and regularly reviews and manages its capital structure to ensure capital and shareholder returns, taking into consideration the future capital requirements of the Group and capital efficiency, projected operating cash flows and projected capital expenditures.

(c)      Fair value estimation

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Group uses a variety of methods and makes assumptions that are based on market conditions existing at each financial position date. Quoted market prices or dealer quotes for similar instruments are used for long-term debt. Other techniques, such as estimated discounted cash flows, are used to determine fair value for the remaining financial instruments. The fair value of interest rate swaps is calculated as the present value of the estimated future cash flows. The fair value of forward foreign exchange contracts and currency swaps is determined using the prevailing market rates at the financial position date. The fair value of available-for-sale financial assets (Note 19) is determined by using valuation technique by discounting the estimated cash flows at the effective interest rate. As at 31 December 2008, the fair value of other derivatives was determined using significant observable inputs such as those issued by the Israeli Central Bureau of Statistics and quotes from Israeli banks; while the fair value of non-current assets held for sale was determined by using valuation techniques as performed by an independent valuation (Note 20). As a result of non-availability of market-based evidence, the fair value of base station tower sites sold and assets leased back in the sale and finance leaseback transaction (Note 9(a)) was determined respectively by the replacement cost approach and the income approach through discounting the estimated cash flows to be generated from the lease payments over the life of the leased assets.

The carrying amounts of cash and cash equivalents, and trade and other receivables and payables are assumed to approximate to their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

The fair value of financial instruments as at 31 December 2008 and 2009 consists of the following three levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities
Level 2	Inputs other than quoted prices in active markets for identical assets and liabilities
Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The following tables present the balances of derivative financial assets and liabilities measured at fair value as at the reporting dates:

	Fair value measurement as at 31 December 2008 (Unaudited)
	Total amount	Level 1	Level 2	Level 3
	HK$ millions

Derivative financial assets:
Forward foreign exchange contracts (Note 18(a))	39	—	39	—
Other derivatives (Note 18(a))	9	—	9	—
	48	—	48	—
Derivative financial liabilities:
Currency swap (Note 18(b))	(12)	—	(12)	—
Forward foreign exchange contracts (Note 18(b))	(2)	—	(2)	—
Other derivatives (Note 18(b))	(13)	—	(13)	—
	(27)	—	(27)	—

	Fair value measurement as at 31 December 2009
	Total amount	Level 1	Level 2	Level 3
	HK$ millions

Available-for-sale financial assets (Note 19)	2,114	—	2,114	—
Derivative financial liabilities:
Currency swap (Note 18(b))	(5)	—	(5)	—

There were no transfers between levels during the year.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

5.       TURNOVER

Turnover comprises revenues from the provision of mobile telecommunications services; handset and accessory sales; fixed-line telecommunications services and other non-telecommunications businesses. An analysis of turnover for both continuing and discontinued operations is as follows:

	2008	2009
	(Unaudited) (Restated) Note 2(b))
	HK$ millions

Continuing operations
Mobile telecommunications services	1,808	1,856

Discontinued operations
Mobile telecommunications services	17,094	10,407
Mobile telecommunications products	2,080	1,165
Fixed-line telecommunications services	2,708	1,037
Other non-telecommunications businesses	35	11
	21,917	12,620
	23,725	14,476

6.       SEGMENT INFORMATION

Segment information is provided on the basis of primary geographical regions which is the basis on which the Group manages its world-wide interests. Management of the Group measures the performance of its segments based on operating profit. The segment information on turnover and operating profit/(loss), total assets and total liabilities agreed to the aggregate information in the consolidated accounts. As such, no reconciliation between the segment information and the aggregate information in the consolidated accounts is presented.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

	As at and for the year ended 31 December 2008 (Unaudited)
	Continuing operations					Discontinued operations
	Thailand	Indonesia	Vietnam	Others*	Total	Hong Kong and Macau	Israel	Total
		(Restated) (Note 2(b))			(Restated) (Note 2(b))
	HK$ millions

Turnover	1,192	315	18	283	1,808	8,104	13,813	21,917
Operating costs	(1,111)	(1,468)	(308)	(553)	(3,440)	(5,341)	(8,956)	(14,297)
Depreciation and amortisation	(1)	(396)	(230)	(48)	(675)	(1,995)	(1,918)	(3,913)
Profit on disposal of investments and others, net	—	1,196	—	298	1,494	—	3	3
Operating profit/(loss)	80	(353)	(520)	(20)	(813)	768	2,942	3,710
Other non-cash items included in income statement:
Share-based payments	—	—	—	(53)	(53)	(15)	(20)	(35)
Total assets	679	6,717	2,207	2,579	12,182	18,629	13,856	32,485
Total liabilities	(1,787)	(4,686)	(247)	(859)	(7,579)	(9,019)	(7,413)	(16,432)
Capital expenditures incurred during the year on:
Fixed assets	34	3,030	259	186	3,509	1,069	1,191	2,260
Other intangible assets	—	—	—	—	—	865	—	865
	34	3,030	259	186	3,509	1,934	1,191	3,125

*        “Others” segment for the year ended 31 December 2008 comprised Sri Lanka and Corporate as well as Ghana up to the date of disposal on 11 July 2008.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

	As at and for the year ended 31 December 2009
	Continuing operations					Discontinued operations
	Thailand	Indonesia	Vietnam	Others*	Total	Hong Kong and Macau	Israel	Total
	HK$ millions

Turnover	1,046	608	141	61	1,856	2,730	9,890	12,620
Operating costs	(963)	(1,908)	(502)	(267)	(3,640)	(1,793)	(6,286)	(8,079)
Depreciation and amortisation	(5)	(579)	(72)	(52)	(708)	(671)	(742)	(1,413)
Profit on disposal of investments and others, net	—	423	—	—	423	—	8	8
Operating profit/(loss)	78	(1,456)	(433)	(258)	(2,069)	266	2,870	3,136
Other non-cash items included in income statement:
Share-based payments	—	—	—	(15)	(15)	(2)	(31)	(33)
Total assets	938	10,560	3,376	8,514	23,388	—	—	—
Total liabilities	(2,031)	(5,962)	(1,268)	(2,153)	(11,414)	—	—	—
Capital expenditures incurred during the year on:
Fixed assets	31	2,864	646	121	3,662	265	804	1,069
Other intangible assets	—	—	—	—	—	233	330	563
	31	2,864	646	121	3,662	498	1,134	1,632

*        “Others” segment for the year ended 31 December 2009 comprised Sri Lanka and Corporate.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

7.       STAFF COSTS

	2008	2009
	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Wages and salaries	318	307
Termination benefits	1	1
Pension costs
- defined benefit plans (Note 35(a))	10	12
- defined contribution plans	8	5
Share-based payments
- equity-settled	53	15
	390	340

(a)      Directors’ emoluments

	Year ended 31 December 2008 (Unaudited)
	Fees	Basic salaries, allowances and benefits- in-kind	Bonuses	Provident fund contributions	Share-based payments	Total
	HK$ millions

Name of Director
FOK Kin-ning, Canning	0.37	—	—	—	—	0.37
LUI Dennis Pok Man	0.27	3.98	10.89	0.30	10.61	26.05
Christopher John FOLL	0.10	0.98	0.60	0.07	0.13	1.88
Tim Lincoln PENNINGTON	0.17	2.31	2.17	0.46	3.93	9.04
Frank John SIXT	0.27	—	—	—	—	0.27
CHAN Ting Yu	0.27	2.99	3.07	0.21	3.89	10.43
CHOW WOO Mo Fong, Susan	0.27	—	—	—	—	0.27
WONG King Fai, Peter	0.27	3.28	6.76	0.24	3.11	13.66
Aldo MAREUSE	—	—	—	—	—	—
Michael John O’CONNOR	—	—	—	—	—	—
KWAN Kai Cheong	0.65	—	—	—	—	0.65
John W STANTON	0.55	—	—	—	—	0.55
Kevin WESTLEY	0.65	—	—	—	—	0.65
	3.84	13.54	23.49	1.28	21.67	63.82

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

	Year ended 31 December 2009
	Fees	Basic salaries, allowances and benefits- in-kind	Bonuses	Provident fund contributions	Share-based payments	Total
	HK$ millions

Name of Director
FOK Kin-ning, Canning	0.37	—	—	—	—	0.37
LUI Dennis Pok Man	0.27	3.92	10.89	0.30	—	15.38
Christopher John FOLL	0.27	2.72	2.31	0.19	2.69	8.18
Frank John SIXT	0.27	—	—	—	—	0.27
CHAN Ting Yu	0.27	2.98	3.25	0.21	—	6.71
CHOW WOO Mo Fong, Susan	0.27	—	—	—	—	0.27
WONG King Fai, Peter (Note (i))	0.09	1.16	2.37	0.08	—	3.70
KWAN Kai Cheong	0.65	—	—	—	—	0.65
John W STANTON	0.55	—	—	—	—	0.55
Kevin WESTLEY	0.65	—	—	—	—	0.65
	3.66	10.78	18.82	0.78	2.69	36.73

Note:

(i)      Mr Wong King Fai, Peter resigned as Director of the Company on 8 May 2009.

No emoluments were paid to any Directors as an inducement to join or upon joining the Group or as compensation for loss of office during the years ended 31 December 2008 and 2009.

(b)      Five highest paid individuals

Out of the five individuals with the highest emoluments, two (2008 — four) are directors whose emoluments are disclosed in Note 7(a) above. The aggregate of the emoluments in respect of the other three (2008 — one) individuals are as follows:

	2008	2009
	(Unaudited)
	HK$ millions

Basic salaries, allowances and benefits-in-kind	3	6
Bonuses	8	31
Provident fund contributions	1	1
Share-based payments	2	11
	14	49

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The emoluments of the above mentioned individuals, with the highest emoluments fall within the following bands:

	2008	2009
	(Unaudited)
	Number of individual	Number of individual

HK$7,000,001 — HK$7,500,000	—	1
HK$10,500,001 — HK$11,000,000	—	1
HK$14,000,001 — HK$14,500,000	1	—
HK$30,500,001 — HK$31,000,000	—	1

No emoluments were paid to any of the five highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office during the years ended 31 December 2008 and 2009.

8.       OTHER OPERATING EXPENSES

	2008	2009
	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Cost of services provided	826	926
General administrative and distribution costs	1,287	1,685
Loss/(Gain) on disposal of fixed assets	17	(3)
Impairment loss on stocks and non-current assets	17	—
Operating leases in respect of
- buildings	204	193
- hire of plant, machinery and equipment	149	413
Auditor’s remuneration	26	19
Provision for impairment of trade receivables	20	6
Exchange losses/(gains)	404	(280)
Others	100	341
	3,050	3,300

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

9.       PROFIT ON DISPOSAL OF INVESTMENTS AND OTHERS, NET

	Note	2008	2009
		(Unaudited) (Restated) (Note 2(b))
		HK$ millions

Profit on disposal of base station tower sites	(a)	465	268
Profit on disposal of Ghana operation	(b)	298	—
Other income, net	(c)	731	155

		1,494	423

(a)      Profit on disposal of base station tower sites

On 18 March 2008, HCPT, a non wholly-owned subsidiary of the Company, entered into a conditional Tower Transfer Agreement to sell up to 3,692 base station tower sites to PT Profesional Telekomunikasi Indonesia (“Protelindo”) for a cash consideration of US$500 million (HK$3,882 million). Completion of the sale is expected to occur in tranches over a two-year period commencing on 18 March 2008.

Concurrent with the completion of the first tranche, HCPT and Protelindo have entered into the MLA pursuant to which HCPT has been given (i) the right to access, occupy and use the capacity reserved for HCPT on such of the base station tower sites and related infrastructure as HCPT may elect for an initial period of twelve years which, at HCPT’s election, may be extended for another six years, and (ii) the option to acquire Protelindo’s right, title and interest in such facilities at a pre-agreed price exercisable at the end of the 12-year initial term and at the end of the 18-year extended term if HCPT has exercised its option to extend the lease. In November 2009, the MLA was amended whereby the purchase option on all the 3,692 tower sites was removed and substituted with an amended purchase option only on specified tower sites at another pre-agreed price exercisable at the end of the 18-year extended term. In addition, HCPT has been given an option to extend the lease for another 6 years at the end of the 18-year extended term.

The capacity on such base station tower sites reserved for HCPT which has been leased back under the MLA has been accounted for as a finance lease whereby the related gain on the sale has been deferred and amortised to the income statement over the lease period. The gain attributable to the remaining portion of the capacity of such base station tower sites which has not been leased back by HCPT was recognised in the income statement upon completion of the sale.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

During the year ended 31 December 2009, the sale of a total of 4 tranches comprising 969 sites (2008 — 2 tranches comprising 2,248 sites) was completed whereby a gain of US$75.9 million or HK$592 million (2008 — US$182.2 million or HK$1,421 million) was generated from the sale, of which US$22.8 million or HK$177 million (2008 — US$54.6 million or HK$426 million) was recognised in the income statement upon completion of the sale and US$53.1 million or HK$415 million (2008 — US$127.6 million or HK$995 million) was deferred. Of the amount of the deferred gain, US$11.7 million or HK$91 million (2008 — US$4.9 million or HK$39 million) was amortised to the income statement for the year ended 31 December 2009. As at 31 December 2009, the balance of unamortised deferred gain was HK$1,268 million (2008 — HK$791 million), with HK$117 million (2008 — HK$69 million) and HK$1,151 million (2008 — HK$722 million) being classified as deferred revenue under current liabilities and non-current liabilities, respectively.

(b)      Profit on disposal of Ghana operation

On 17 January 2008, Hutchison Telecommunications International (Cayman) Holdings Limited, a wholly-owned subsidiary of the Company, entered into an agreement to sell the indirect interests in the Ghana operation for a cash consideration of HK$583 million. The transaction was completed on 11 July 2008 and the Group has realised a gain of HK$298 million (Note 32(a)).

(c)      Other income, net

During the year ended 31 December 2008, a subsidiary of the Company operating in Indonesia was provided with credit vouchers in compensation upon the waiver of certain contractual obligations of a key network supplier. The net amount of US$93.7 million (approximately HK$731 million) was included in the income statement for the year ended 31 December 2008.

Other income for the year ended 31 December 2009 was mainly attributable to compensation income recognised by the subsidiary operating in Indonesia, including vouchers provided from certain network suppliers in compensation for the network outage and network delay suffered from the network rollout amounting to US$16.1million (HK$125.5 million) in total.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

10.     INTEREST AND OTHER FINANCE COSTS, NET

	2008	2009
	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Interest income	898	15

Interest and other finance costs
Bank loans and overdrafts	20	9
Other loans repayable within 5 years	79	46
Obligations under finance leases	88	225
Notional non-cash interest accretion (Note)	309	236
Guarantee and other finance fees	32	68
Net exchange loss on borrowings	209	71

	737	655
Less: Interest capitalised	(4)	(2)

	733	653
Fair value loss on derivative instruments:
Currency swap	1	—

	734	653

Interest and other finance costs, net	(164)	638

Capitalisation rate applied to funds borrowed for the funding of the assets	3.80% - 6.98%	2.28% - 6.10%

Note: Notional non-cash interest accretion represents the notional adjustments to accrete the carrying amount of certain obligations recognised in the statement of financial position such as licence fees liabilities and asset retirement obligations to the present value of the estimated future cash flows expected to be required for their settlement in the future.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

11.     TAXATION

	Year ended 31 December
	2008			2009
	Current taxation	Deferred taxation	Total	Current taxation	Deferred taxation	Total
	(Unaudited) (Restated) (Note 2(b))	(Unaudited) (Restated) (Note 2(b))	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Hong Kong	(7)	—	(7)	—	—	—
Outside Hong Kong	78	8	86	30	(1)	29

	71	8	79	30	(1)	29

During the year ended 31 December 2009, no Hong Kong profits tax has been provided for as the Group did not generate any taxable profits from continuing operations in Hong Kong (2008 — 16.5% on the estimated assessable profits less available tax losses for the year). Taxation outside Hong Kong has been provided for at the applicable current rates of taxation ruling in the relevant countries on the estimated assessable profits less available tax losses. The differences between the Group’s expected tax charge at respective applicable tax rates and the Group’s tax charge for the years were as follows:

	2008	2009
	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Tax calculated at the domestic rates applicable to profits in the country concerned	(298)	(561)
Income not subject to taxation	(117)	(24)
Expenses not deductible for taxation purposes	18	2
Temporary differences not recognised	(229)	(90)
Recognition of previously unrecognised tax losses	(14)	(26)
(Over)/Under provision in prior years	(8)	1
Tax losses not recognised	650	700
Withholding tax	77	27

Total taxation charge	79	29

The change in average applicable tax rate was mainly caused by a change in the profitability of the Group’s subsidiaries in the respective countries.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

12.     PROFIT FOR THE YEAR FROM DISCONTINUED OPERATIONS

(a)      Spin-off of HTHKH

On 4 March 2009, the Board of Directors of the Company approved the payment of an interim dividend to be satisfied by way of a distribution in specie (“the Distribution”) of the entire share capital of HTHKH, conditional on (i) the SEHK approving the proposed spin-off of HTHKH by the Company and HWL; and (ii) the SEHK granting approval for the listing of the entire share capital of HTHKH on the Main Board of the SEHK. HTHKH Group operates a mobile telecommunications business in Hong Kong and Macau and a fixed-line telecommunications business in Hong Kong.

On 7 May 2009, the Company has made the Distribution of HK$10,234 million (Note 13), which is equivalent to the net asset value of HTHKH Group on that date, in the form of distribution in specie of the 4,814,346,208 ordinary shares of HK$0.25 each (“HTHKH Shares”), representing the entire share capital of HTHKH. The net asset value of HTHKH represented the Company’s cost of investment in HTHKH, net of post acquisition losses of HTHKH Group. The Company’s cost of investment in HTHKH immediately prior to the Distribution was HK$12,418 million (Note 41(f)). The Distribution was made to the shareholders on the registers of members on 30 April 2009 on the basis of one HTHKH Share for every one ordinary share of the Company of HK$0.25 each in the capital of the Company. The HTHKH Shares were listed on the Main Board of the SEHK on 8 May 2009.

Following the Distribution and the listing of HTHKH Shares on the Main Board of the SEHK, HTHKH Group ceased to be subsidiaries of the Group and the results of HTHKH Group up to 7 May 2009 have been presented as “discontinued operations” in accordance with IFRS 5 in these accounts for the year ended 31 December 2009. The presentation of comparative information in respect of the year ended 31 December 2008 has been restated to conform to the requirements of IFRS 5.

(b)      Disposal of Partner Communications

On 12 August 2009, the Group, through an indirect wholly-owned subsidiary of the Company, entered into an agreement to sell its entire indirect interest in Partner Communications in Israel, for a total consideration, of NIS5,294.4 million (approximately HK$10,620 million) (the “Transaction”). The consideration is comprised of cash of NIS4,145.4 million (approximately HK$8,520 million) and secured notes in an aggregate principal amount of US$300 million and in an aggregate fair value is US$271 million (approximately HK$2,100 million). Details of the terms of the secured notes are set out in Note 19. The Transaction was completed on 28 October 2009 and the Group has realised a disposal gain of approximately US$812 million (approximately HK$6,333 million). Accordingly, the results of Partner Communications were presented as “discontinued operations” in accordance with IFRS 5 in the income statement for the year ended 31 December 2009. The presentation of comparative information in respect of the year ended 31 December 2008 has been restated to conform to the requirements of IFRS 5.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The analysis of the results of the discontinued operations and the profit on disposal was as follows:

	Year ended 31 December
	2008			2009
	HTHKH	Partner Communications	Total	HTHKH	Partner Communications	Total
	(Unaudited)	(Unaudited)	(Unaudited)
	HK$ millions

Turnover	8,104	13,813	21,917	2,730	9,890	12,620
Cost of inventories sold	(740)	(1,829)	(2,569)	(181)	(666)	(847)
Staff costs	(488)	(1,633)	(2,121)	(162)	(1,280)	(1,442)
Depreciation and amortisation	(1,995)	(1,918)	(3,913)	(671)	(742)	(1,413)
Other operating expenses	(4,113)	(5,494)	(9,607)	(1,450)	(4,340)	(5,790)
Profit on disposal of investment and others, net	—	3	3	—	8	8

Operating profit	768	2,942	3,710	266	2,870	3,136
Interest income	18	158	176	—	98	98
Interest and other finance costs	(215)	(469)	(684)	(42)	(306)	(348)
Share of results of jointly-controlled entities	(11)	—	(11)	(5)	—	(5)

Profit before taxation	560	2,631	3,191	219	2,662	2,881
Taxation	(74)	(721)	(795)	(23)	(674)	(697)

Profit of discontinued operations	486	1,910	2,396	196	1,988	2,184
Profit on disposal of discontinued operations	—	—	—	—	6,333	6,333

Profit for the year from discontinued operations	486	1,910	2,396	196	8,321	8,517

Attributable to:
Equity holders of the Company	441	974	1,415	175	7,357	7,532
Minority interest	45	936	981	21	964	985

	486	1,910	2,396	196	8,321	8,517

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

13.     DIVIDENDS

	Note	2008	2009
		(Unaudited)
		HK$ millions

Special cash dividend	(a)	33,700	—
Distribution in specie	(b)	—	10,234

		33,700	10,234

(a)                  During the year ended 31 December 2008, the Company declared and paid a special cash dividend of HK$7 per share, or approximately HK$33,700 million in aggregate.

(b)                 During the year ended 31 December 2009, the Company declared and paid an interim dividend in specie of one HTHKH Share per one ordinary share of the Company. The distribution in specie was approximately HK$10,234 million (Note 12(a)).

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

14.     EARNINGS/(LOSS) PER SHARE

Basic

Basic earnings/(loss) per share is calculated by dividing the profit/(loss) attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year.

	2008	2009
	(Unaudited) (Restated) (Note 2(b))

Weighted average number of shares in issue	4,794,472,939	4,814,448,309

Loss from continuing operations attributable to equity holders of the Company (HK$ millions)	(283)	(2,592)

Basic loss per share from continuing operations attributable to equity holders of the Company (HK$ per share)	(0.05)	(0.53)

Profit from discontinued operations attributable to equity holders of the Company (HK$ millions)	1,415	7,532

Basic earnings per share from discontinued operations attributable to equity holders of the Company (HK$ per share)	0.29	1.56

Profit attributable to equity holders of the Company (HK$ millions)	1,132	4,940

Basic earnings per share attributable to equity holders of the Company (HK$ per share)	0.24	1.03

Diluted

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of the share options that have been granted under the Company’s share option scheme to reflect the dilutive potential ordinary shares of the Company. A calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average market share price of the Company’s shares over the period) based on the monetary value of the subscription rights attached to outstanding share options. The number of shares calculated as above is compared with the number of shares that would have been issued assuming the exercise of the share options.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

	2008	2009
	(Unaudited) (Restated) (Note 2(b))

Weighted average number of shares in issue	4,794,472,939	4,814,448,309
Adjustment for share options (Note 1)	—	—

Weighted average number of shares for the purpose of diluted earnings per share	4,794,472,939	4,814,448,309

Loss from continuing operations attributable to equity holders of the Company for the purpose of diluted earnings per share from continuing operations (HK$ millions)	(283)	(2,592)

Diluted loss per share from continuing operations attributable to equity holders of the Company (HK$ per share)	(0.05)	(0.53)

Profit from discontinued operations attributable to equity holders of the Company (HK$ millions)	1,415	7,532
Adjustment for dilutive impact arising from share options of a subsidiary being disposed of (HK$ millions) (Note 2)	(8)	—

Profit from discontinued operations attributable to equity holders of the Company for the purpose of diluted earnings per share from discontinued operations (HK$ millions)	1,407	7,532

Diluted earnings per share from discontinued operations attributable to equity holders of the Company (HK$ per share)	0.29	1.56

Profit attributable to equity holders of the Company (HK$ millions)	1,132	4,940
Adjustment for dilutive impact arising from share options of a subsidiary being disposed of (HK$ millions) (Note 2)	(8)	—

Profit attributable to equity holders of the Company for the purpose of diluted earnings per share (HK$ millions)	1,124	4,940

Diluted earnings per share attributable to equity holders of the Company (HK$ per share)	0.24	1.03

Notes:

1.                      The Group has incurred a loss from continuing operations for the years ended 31 December 2008 and 2009, the conversion of all potential ordinary shares arising from the share options granted by the Company would have an anti-dilutive effect on the loss per share from continuing operations. Accordingly, the weighted average number of shares was not adjusted to compute the diluted earnings per share.

2.                      The adjustment for dilutive impact on earnings per share for the year ended 31 December 2008 arose from the employee stock options of Partner Communications outstanding as at 31 December 2008. Other than the Company itself, Partner Communications was the only company within the Group which had employee stock option plans.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

15.     CASH AND CASH EQUIVALENTS

	2008	2009
	(Unaudited)
	HK$ millions

Cash at banks and on hand	509	171
Short-term bank deposits	2,016	4,032

	2,525	4,203

The carrying value of cash and cash equivalents approximates to their fair value.

16.     RESTRICTED CASH

Restricted cash represents a bank deposit escrowed at the request of the Israeli tax office. The release of the cash is subject to the finalisation of the discussions of the potential tax exposure in Israel between an indirect wholly-owned subsidiary of the Company and the Israeli tax office. The restricted cash generates interest at market interest rate.

17.     TRADE AND OTHER RECEIVABLES

	Note	2008	2009
		(Unaudited) (Restated) (Note 2(b))
		HK$ millions

Trade receivables		4,136	600
Less: Provision for impairment of trade receivables		(728)	(89)

Trade receivables, net of provision	(a)	3,408	511
Other receivables and prepayments	(b)	1,372	1,688

		4,780	2,199

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(a)                  Trade receivables, net of provision

	2008	2009
	(Unaudited)
	HK$ millions

The ageing analysis of trade receivables, net of provision for impairment of trade receivables is as follows:
Current	1,969	180
31 - 60 days	615	53
61 - 90 days	187	30
Over 90 days	637	248

	3,408	511

The carrying value of trade receivables approximates to their fair value. There is no concentration of credit risk with respect to trade receivables, as the Group has a large number of customers, internationally dispersed.

As of 31 December 2009, trade receivables of HK$243 million (2008 — HK$858 million) were past due but not impaired. These relate to a number of independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

	2008	2009
	(Unaudited)
	HK$ millions

The ageing analysis of trade receivables which were past due but not impaired is as follows:
Past due 0 - 30 days	227	26
Past due 31 - 60 days	248	21
Past due 61 - 90 days	133	21
Past due over 90 days	250	175

	858	243

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

As of 31 December 2009, trade receivables of HK$89 million (2008 — HK$728 million) were impaired and provision for impairment has been fully provided for in the accounts. The ageing of these trade receivables is as follows:

	2008	2009
	(Unaudited)
	HK$ millions

The ageing analysis of trade receivables which are impaired is as follows:
Not due	30	1
Past due 0 - 30 days	22	2
Past due 31 - 60 days	82	2
Past due 61 - 90 days	33	2
Past due over 90 days	561	82

	728	89

Movement of provision for impairment of trade receivables is as follows:

	2008	2009
	(Unaudited)
	HK$ millions

Beginning of year	575	728
Relating to subsidiaries disposed of	—	(767)
Increase in provision recognised in income statement
- continuing operations	20	6
- discontinued operations	314	162
Amounts recovered in respect of brought forward balance
- discontinued operations	(73)	—
Write-off during the year
- continuing operations	—	(13)
- discontinued operations	(107)	(45)
Exchange translation differences	(1)	18

End of year	728	89

The creation and release of provision for impaired receivables have been included in other operating expenses in the income statement (Note 8). Amount charged to the provision account is generally written off when there is no expectation of recovering additional cash.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(b)                  Other receivables and prepayments

Other receivables and prepayments comprise, inter alia, utilities and sundry deposits, prepaid expenses and prepayments to suppliers. The carrying value of other receivables approximates to their fair value. The other receivables and prepayments do not contain impaired assets. The maximum exposure to credit risk is the fair value of each class of financial assets mentioned above. The Group does not hold any collateral as security.

18.               Derivative Financial Assets and Liabilities

(a)                  Derivative financial assets

	2008	2009
	(Unaudited)
	HK$ millions

Not qualified for hedge
Forward foreign exchange contracts	39	—
Other derivatives	9	—

	48	—

(b)                  Derivative financial liabilities

	2008	2009
	(Unaudited)
	HK$ millions

Not qualified for hedge
Currency swap	12	5
Forward foreign exchange contracts	2	—
Other derivatives	13	—

	27	5

As at 31 December 2009, the Group had outstanding currency swap with notional amount of US$2.5 million (2008 — US$8 million) with banks to swap US dollar borrowings of US$2.5 million or HK$20 million (2008 — US$8 million or HK$59 million) into Thai Baht borrowings to match currency exposure of the underlying business.

As at 31 December 2008, the Group had outstanding forward foreign exchange contracts with notional amount of US$100 million and EURO 6 million which were entered into by Partner Communications. During the year ended 31 December 2009, all the forward foreign exchange contracts were disposed of upon the completion of disposal of Partner Communications.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

In addition, other derivatives with notional amount of NIS800 million as at 31 December 2008 represented the derivative transactions entered into by Partner Communications in order to protect itself against the increases in the Israeli Consumer Price Index (“CPI”) in respect of CPI-linked notes issued by Partner Communications. During the year ended 31 December 2009, all these derivatives were disposed of upon the completion of disposal of Partner Communications.

The derivative financial assets and liabilities mentioned above are classified as financial assets and liabilities at fair value through profit or loss. Accordingly, the fair value of each class of derivative financial assets and liabilities mentioned above is the same as the carrying cost presented above.

The maximum exposure to credit risk at the reporting date is the fair value of the derivative financial assets in the statement of financial position.

19.               Available-for-sale Financial Assets

On 28 October 2009, the Group received secured notes in an aggregate principal amount of US$300 million (approximately HK$2,325 million) as part of the consideration for its disposal of the entire indirect interest in Partner Communications (Note 12(b)). These notes are unlisted but tradable and carry a fixed interest rate of 2.027% per annum and with a final maturity on 27 April 2014. These notes are secured by 17,142,858 ordinary shares of Partner Communications. As at 31 December 2009, the fair value of these notes was US$271 million (approximately HK$2,114 million) and none of these notes were past due or impaired.

The notes are carried at fair values calculated based on cash flows discounted using a market interest rate of 4.60% per annum.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

20.               Assets Held for Sale

Assets held for sale comprised the following:

Assets held for sale	2008	2009
	(Unaudited)
	HK$ millions

Fixed assets	174	—

During the year ended 31 December 2008, the Group’s Vietnam operation received approval from The People’s Committee of Hanoi City to switch its operating spectrum from CDMA to GSM. While some equipment with modifications can be used in the new network, due to the difference in technology, certain equipment could not be re-used and therefore would not be used for the entire useful life that had initially been estimated. As such, a review of the useful life of such CDMA equipment was conducted and acceleration of depreciation was recorded. These assets were classified as held for sale in June 2008 and stated at the lower of cost and fair value less cost to sell during the year ended 31 December 2008 (Note 21) for the CDMA equipment.

In August 2008, the Group entered into agreements to sell these assets. The consideration was in the form of US$12.8 million cash receivable and credit notes receivable to be used as credit towards future purchases of GSM equipment. As at 31 December 2008, the fair value of the CDMA equipment pending for removal in 2009 was US$22.3 million (equivalent to HK$174 million), which were classified as non-current assets held for sale.

During the year ended 31 December 2009, these assets were disposed of at their carrying value.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

21.               Fixed Assets

The movement of fixed assets for the year ended 31 December 2008 is as follows:

	Buildings	Telecommunications and network equipment	Construction in progress	Others	Total
	(Unaudited)	(Unaudited) (Restated) (Note 2(b))	(Unaudited)	(Unaudited)	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Cost
As at 1 January 2008	85	32,611	690	6,768	40,154
Additions
- continuing operations	—	3,089	216	204	3,509
- discontinued operations	—	1,683	282	295	2,260
Disposals	—	(1,480)	(22)	(32)	(1,534)
Relating to subsidiaries disposed of (Note 32(a))	—	(142)	(3)	(50)	(195)
Transfer to other assets	—	(17)	—	—	(17)
Transfer between categories	—	280	(331)	51	—
Transfer to assets held for sale	—	(323)	(30)	—	(353)
Exchange translation differences	(1)	(214)	38	(30)	(207)

As at 31 December 2008	84	35,487	840	7,206	43,617

Accumulated depreciation and impairment losses
As at 1 January 2008	26	18,090	—	5,088	23,204
Charge for the year
- continuing operations	—	376	—	143	519
- discontinued operations	2	1,979	—	480	2,461
Disposals	—	(636)	—	(31)	(667)
Relating to subsidiaries disposed of (Note 32(a))	—	(62)	—	(11)	(73)
Transfer between categories	—	45	—	(45)	—
Transfer to assets held for sale	—	(179)	—	—	(179)
Exchange translation differences	(1)	(24)	—	(23)	(48)

As at 31 December 2008	27	19,589	—	5,601	25,217

Net book value
As at 31 December 2008	57	15,898	840	1,605	18,400

During the year ended 31 December 2008, the Group recognised total additional depreciation of HK$329 million that comprised accelerated depreciation for CDMA equipment not convertible to GSM and their related capitalised expenses of HK$152 million and HK$15 million respectively; and an amount of HK$162 million resulting from replacement of existing 3G network equipment with a third party vendor over a period of three years by Partner Communications.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The movement of fixed assets for the year ended 31 December 2009 is as follows:

	Buildings	Telecommunications and network equipment	Construction in progress	Others	Total
	HK$ millions

Cost
As at 1 January 2009, as previously reported	84	34,256	840	7,206	42,386
Prior year adjustment (Note 2(b))	—	1,231	—	—	1,231

As at 1 January 2009, as restated	84	35,487	840	7,206	43,617
Additions
- continuing operations	—	3,347	214	101	3,662
- discontinued operations	—	720	102	247	1,069
Disposals	(5)	(2,825)	(2)	(21)	(2,853)
Relating to subsidiaries disposed of (Note 32(a))	(68)	(26,046)	(365)	(5,600)	(32,079)
Transfer between categories	—	238	(530)	292	—
Exchange translation differences	—	1,045	4	187	1,236

As at 31 December 2009	11	11,966	263	2,412	14,652

Accumulated depreciation and impairment losses
As at 1 January 2009, as previously reported	27	19,542	—	5,601	25,170
Prior year adjustment (Note 2(b))	—	47	—	—	47

As at 1 January 2009, as restated	27	19,589	—	5,601	25,217
Charge for the year
- continuing operations	—	510	—	52	562
- discontinued operations	1	548	—	184	733
Disposals	(4)	(2,427)	—	(20)	(2,451)
Relating to subsidiaries disposed of (Note 32(a))	(19)	(13,952)	—	(4,482)	(18,453)
Exchange translation differences	—	345	—	110	455

As at 31 December 2009	5	4,613	—	1,445	6,063

Net book value
As at 31 December 2009	6	7,353	263	967	8,589

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

Included in depreciation charge for the year for discontinued operations was depreciation for fixed assets attributable to Partner Communications being calculated based on reassessed useful lives. During the year ended 31 December 2009, Partner Communications conducted a review to reassess the useful lives of its telecommunications and network equipment, based on the experience from the Group’s operational management on assets for similar use. The reassessment resulted in the lengthening of the estimated useful lives of certain telecommunications and network equipment from the range of 5 — 10 years to 10 — 25 years in consideration of the expected usage, expected physical wear and tear and the care and maintenance of the respective assets. The Group considered this reassessment to be a change in accounting estimate and therefore has accounted for the change prospectively from 1 January 2009. As a result of this change in accounting estimate, the depreciation for these assets has decreased by HK$187 million for the period up to the date of disposal of Partner Communications on 28 October 2009.

The carrying values of all fixed assets are stated at cost less accumulated depreciation and accumulated impairment losses. Other assets include motor vehicles, office furniture and equipment, computer equipment and leasehold improvements.

Analysis of the net book value of buildings is as follows:

	2008	2009
	(Unaudited)
	HK$ millions

Hong Kong
Long leasehold (not less than 50 years)	1	—
Medium leasehold (less than 50 years but not less than 10 years)	48	—

Outside Hong Kong
Freehold	8	6

	57	6

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The fixed assets of the Group held under finance lease arrangements are as follows:

		2008	2009
		(Unaudited) (Restated) (Note 2(b))
		HK$ millions

(a)	Telecommunications and network equipment held under finance leases
	Cost	1,231	2,379
	Accumulated depreciation and impairment losses	(47)	(206)

	Net book value	1,184	2,173

	Depreciation during the year	183	152

	Impairment loss during the year	—	—

(b)	Other assets held under finance leases
	Cost	48	—
	Accumulated depreciation and impairment losses	(26)	—

	Net book value	22	—

	Depreciation during the year	10	4

	Impairment loss during the year	—	—

22.               GOODWILL

	2008	2009
	(Unaudited)
	HK$ millions

Gross carrying amount and net book value at beginning of year	6,070	6,815
Relating to acquisition of additional equity interests in subsidiaries	983	463
Relating to subsidiaries partially disposed of	(4)	(5)
Relating to subsidiaries disposed of (Note 32(a))	(79)	(5,846)
Exchange translation differences	(155)	205

Gross carrying amount and net book value at end of year	6,815	1,632

Accumulated impairment losses at beginning and end of year	—	—

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

Impairment test for goodwill

Goodwill is allocated to the Group’s CGUs identified according to country of operation and business segment.

A segment-level summary of the goodwill allocation is presented below.

	2008	2009
	(Unaudited)
	HK$ millions

Hong Kong and Macau
Mobile telecommunications	2,130	—
Fixed-line telecommunications	2,385	—

	4,515	—
Israel	1,305	—
Indonesia	826	1,463
Others	169	169

	6,815	1,632

The recoverable amount of a CGU is determined based on value-in-use calculations. These calculations use cash flow projections based on financial budgets approved by management covering a five-year period to 2014.

Key assumptions used for value-in-use calculations are:

(i)                     Budgeted earnings before interest, taxation, depreciation and amortisation (“EBITDA”) have been based on past performance of the Group’s respective CGUs and its expectation for the market development. Management considers EBITDA a proxy for operating cash flow.

(ii)                  A long-term growth rate into perpetuity was not used to extrapolate cash flows beyond the budget period. Instead, management used long-term average growth rate to determine the terminal value of the Group’s respective CGUs.

(iii)               The discount rate applied to cash flows of the Group’s respective CGUs ranged from 12.4% to 15.9% based on pre-tax discount rate and reflects the specific risks relating to the relevant segment. The discount rate is adjusted to reflect the risk profile equivalent to those that the Group expects to derive from the assets.

In accordance with the Group’s accounting policy on asset impairment (Note 2(o)), the carrying values of goodwill were tested for impairment as at 31 December 2008 and 2009 respectively. Note 3(a)(iii) contains information about the estimates, assumptions and judgments relating to goodwill impairment tests. The results of the tests undertaken as at 31 December 2008 and 2009 indicated no impairment charge was necessary.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

23.  OTHER INTANGIBLE ASSETS

	Telecommunications licences	Customer acquisition and retention costs	Brandname	Customer base	Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	HK$ millions

As at 1 January 2008
Cost	7,824	1,143	798	3,753	13,518
Accumulated amortisation	(3,784)	(643)	(129)	(1,144)	(5,700)

Net book value	4,040	500	669	2,609	7,818

Year ended 31 December 2008
Opening net book value	4,040	500	669	2,609	7,818
Additions
- discontinued operations	—	865	—	—	865
Write-off during the year
- discontinued operations	—	(11)	—	—	(11)
Relating to subsidiaries disposed of (Note 32(a))	(62)	—	—	—	(62)
Amortisation for the year
- continuing operations	(155)	—	—	—	(155)
- discontinued operations	(222)	(597)	(52)	(463)	(1,334)
Exchange translation differences	(109)	—	27	121	39

Closing net book value	3,492	757	644	2,267	7,160

As at 31 December 2008
Cost	7,623	1,735	826	3,885	14,069
Accumulated amortisation	(4,131)	(978)	(182)	(1,618)	(6,909)

Net book value	3,492	757	644	2,267	7,160

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

	Telecommunications licences	Customer acquisition and retention costs	Brand name	Customer base	Total
	HK$ millions

As at 1 January 2009
Cost	7,623	1,735	826	3,885	14,069
Accumulated amortisation	(4,131)	(978)	(182)	(1,618)	(6,909)

Net book value	3,492	757	644	2,267	7,160

Year ended 31 December 2009
Opening net book value	3,492	757	644	2,267	7,160
Additions
- discontinued operations	—	563	—	—	563
Write-off during the year
- discontinued operations	—	(21)	—	—	(21)
Relating to subsidiaries disposed of (Note 32(a))	(2,432)	(1,015)	(630)	(2,060)	(6,137)
Amortisation for the year
- continuing operations	(145)	—	—	—	(145)
- discontinued operations	(93)	(284)	(27)	(238)	(642)
Exchange translation differences	179	—	13	31	223

Closing net book value	1,001	—	—	—	1,001

As at 31 December 2009
Cost	3,053	—	—	—	3,053
Accumulated amortisation	(2,052)	—	—	—	(2,052)

Net book value	1,001	—	—	—	1,001

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

24.  OTHER NON-CURRENT ASSETS

	Note	2008	2009
		(Unaudited)
		HK$ millions

Prepaid capacity and maintenance	(a)	1,197	—
Other receivables and prepayments	(b)	2,647	2,234

		3,844	2,234

The maximum exposure to credit risk at the reporting date is the carrying value of each class of the non-current assets mentioned above. These non-current assets contain no impaired assets.

(a)   The movement of prepaid capacity and maintenance is as follows:

	2008	2009
	(Unaudited)
	HK$ millions

Net book value at 1 January	1,225	1,197
Additions - discontinued operations	80	6
Amortisation for the year - discontinued operations	(108)	(35)
Relating to subsidiary disposed of	—	(1,168)
Exchange translation differences	—	—

Net book value at 31 December	1,197	—

(b)         Other receivables and prepayments are carried at amortised cost. The carrying value of other receivables approximates their fair value at the financial position date, which are based on cash flows discounted using a rate based on the borrowing rate of 1.57% to 2.58% per annum (2008 — 2.70% to 8.65% per annum). Included in other receivables and prepayments is unamortised upfront fee on a loan due to a related company under the loan facility arrangement as set out in Note 38(c)(ii) of HK$12 million.

25.  INTERESTS IN JOINTLY-CONTROLLED ENTITIES

	2008	2009
	(Unaudited)
	HK$ millions

Investments	99	—
Share of undistributed post acquisition reserves	(11)	—

	88	—

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The Group’s share of assets and liabilities, results and capital commitments of the jointly-controlled entities were as below:

	2008	2009
	(Unaudited)
	HK$ millions

Non-current assets	9	—
Current assets	89	—
Current liabilities	(87)	—
Non-current liabilities	(22)	—

Net liabilities	(11)	—

Revenue	3	—
Expenses	(14)	—

Loss before and after taxation	(11)	—

Capital commitments	4	—

As at 31 December 2008, there were no contingent liabilities related to the Group’s interest in the jointly-controlled entities and no contingent liabilities of the jointly-controlled entities themselves. During the year ended 31 December 2009, these jointly-controlled entities had been disposed of.

26.  DEFERRED TAXATION

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off and when the deferred income taxes relate to the same fiscal authority. The following amounts, determined after appropriate offsetting, are shown in the consolidated statement of financial position:

	2008	2009
	(Unaudited)
	HK$ millions

Deferred tax assets	368	—
Deferred tax liabilities	(457)	—

Net deferred tax liabilities	(89)	—

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The gross movement of the deferred tax (liabilities)/assets is as follows:

	Accelerated depreciation allowance	Tax losses	Fair value adjustments arising from business combination	Other temporary differences	Total
	HK$ millions

As at 1 January 2008	(1,186)	1,811	(837)	4	(208)
Net (charge)/credit for the year
- continuing operations, as restated (Notes 2(b) & 11)	(387)	(40)	—	419	(8)
- discontinued operations	117	(96)	138	—	159
Exchange translation differences, as restated (Note 2(b))	75	(13)	(38)	(56)	(32)

As at 31 December 2008, as restated (Unaudited)	(1,381)	1,662	(737)	367	(89)

As at 1 January 2009, as previously reported	(1,086)	1,694	(737)	40	(89)
Prior year adjustment (Note 2(b))	(295)	(32)	—	327	—

As at 1 January 2009, as restated	(1,381)	1,662	(737)	367	(89)
Net (charge)/credit for the year
- continuing operations (Note 11)	(247)	22	—	226	1
- discontinued operations	(28)	(115)	68	(66)	(141)
Relating to subsidiaries disposed of (Note 32(a))	1,035	(1,555)	690	78	248
Exchange translation differences	(78)	(14)	(21)	94	(19)

As at 31 December 2009	(699)	—	—	699	—

The potential deferred tax assets which have not been recognised in the accounts are as follows:

	2008	2009
	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Arising from unused tax losses	3,325	3,171
Arising from depreciation allowances	272	159
Arising from other temporary differences	450	469

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The utilisation of unused tax losses depends on future taxable profits in excess of the profits arising from the reversal of existing taxable temporary differences.

Out of the total unrecognised tax losses of HK$11,865 million (2008 — HK$13,381 million) carried forward, an amount of HK$1,163 million (2008 — HK$4,144 million) can be carried forward indefinitely. The remaining HK$10,702 million (2008 — HK$9,237 million) will expire in the following years:

	2008	2009
	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

In the first year	1,271	1,538
In the second year	1,477	1,837
In the third year	1,765	1,286
In the fourth year	1,277	3,596
In the fifth to tenth years inclusive	3,447	2,445

	9,237	10,702

27.  TRADE AND OTHER PAYABLES

	Note	2008	2009
		(Unaudited) (Restated) (Note 2(b))
		HK$ millions

Trade payables	(a)	1,964	63
Accrued expenses and other payables		4,224	5,417
Deferred revenue		414	214
Receipts in advance		1,066	116
Payables to related companies (Note 38(c))		43	53
Current portion of licence fees liabilities (Note 29(a))		358	389

		8,069	6,252

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(a)   Trade payables

	2008	2009
	(Unaudited)
	HK$ millions

The ageing analysis of trade payables is as follows:
Current	1,305	34
31-60 days	392	19
61-90 days	125	7
Over 90 days	142	3

	1,964	63

28.  BORROWINGS

	2008	2009
	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Current
Bank loans	5,594	371
Other loans	960	99
Notes and debentures	1,098	—

	7,652	470

Non-current
Bank loans	19	—
Other loans	1,096	1,817
Notes and debentures	3,319	—

	4,434	1,817

Total borrowings	12,086	2,287

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The Group’s borrowings are repayable as follows:

	2008	2009
	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Bank loans
Not later than 1 year	5,594	371
After 1 year, but within 2 years	19	—
Other loans
Not later than 1 year	960	99
After 1 year, but within 2 years	136	312
After 2 years, but within 5 years	461	715
After 5 years	499	790
Notes and debentures
Not later than 1 year	1,098	—
After 1 year, but within 2 years	1,473	—
After 2 years, but within 5 years	1,846	—

Total borrowings	12,086	2,287

The Group’s borrowings as at 31 December 2008 and 2009 by segment, as well as information regarding maturities and interest expenses for the years ended 31 December 2008 and 2009 in respect of such debt are as follows:

	As at and for the year ended 31 December 2008
	Current portion	Non-current portion	Total borrowings	Interest expenses
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
		(Restated)	(Restated)	(Restated)
		(Note 2(b))	(Note 2(b))	(Note 2(b))
	HK$ millions

Hong Kong and Macau Mobile telecommunications	5,215	—	5,215	134
Israel	1,150	3,329	4,479	385
Thailand	339	19	358	18
Indonesia	948	1,086	2,034	167
Others	—	—	—	3

	7,652	4,434	12,086	707

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

	As at and for the year ended 31 December 2009
	Current portion	Non-current portion	Total borrowings	Interest expenses
	HK$ millions

Hong Kong and Macau Mobile telecommunications	—	—	—	14
Israel	—	—	—	233
Thailand	371	—	371	9
Indonesia	99	1,817	1,916	233

	470	1,817	2,287	489

Included in other loans are obligations under finance leases repayable as follows:

	2008	2009
	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Finance lease obligations - minimum lease payments:
Not later than 1 year	13	112
After 1 year, but within 2 years	177	370
After 2 years, but within 5 years	725	1,112
After 5 years	1,504	2,175

	2,419	3,769
Future finance charges on finance lease obligations	(1,311)	(1,853)

Present value of finance lease obligations	1,108	1,916

The present value of finance lease obligations is as follows:
Not later than 1 year	12	99
After 1 year, but within 2 years	136	312
After 2 years, but within 5 years	461	715
After 5 years	499	790

	1,108	1,916

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The Group’s outstanding borrowings were denominated in the following currencies:

	2008	2009
	(Unaudited) (Restated) (Note 2(b))
	HK$ millions

Hong Kong dollars	5,215	—
New Israeli Shekels	4,472	—
Thai Baht	301	351
US dollars	2,098	1,936

	12,086	2,287

The Group’s borrowings, including interest rates and maturities, are summarised as follows:

	Maturity date	2008	2009
		(Unaudited) (Restated) (Note 2(b))
		HK$ millions

Unsecured bank loans
Variable, 1.57% to 2.58% (2008 — 2.70% to 4.27%) per annum	2009 - 2010	5,613	371
Other secured loans
Variable, Nil (2008 — 5.89%) per annum	2009	948	—
Other unsecured loans
Finance lease obligations	2009 - 2023	1,108	1,916
Notes and debentures
Variable, Nil (2008 — 8.65%) per annum	2012	4,417	—

Total borrowings		12,086	2,287
Less: Total borrowings repayable within 12 months		(7,652)	(470)

Total non-current borrowings		4,434	1,817

The fair values of the Group’s total borrowings at 31 December 2009 were based on cash flows discounted using the effective interest rates of the Group’s total borrowings, excluding obligations under finance leases, ranging from 1.57% to 2.58% (2008 — 2.70% to 8.65%).

The fair values of the Group’s total borrowings as at 31 December 2009 were approximately HK$2,287 million (2008 — HK$12,091 million).

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

As at 31 December 2009, total borrowings of HK$20 million (2008 — HK$69 million) were guaranteed by members of HWL group in respect of loans to the Group’s Thailand operation only. Under the terms of a credit support agreement between the Company and HWL group, the Company agreed to pay a guarantee fee charged at normal commercial rates. The Company has also provided a counter-indemnity in favour of HWL and its related companies in respect of such guarantees, for so long as there remains a guarantee liability. The total amount of fees paid to HWL group for the year ended 31 December 2009 in respect of these borrowings was HK$2 million (2008 — HK$10 million).

As at 31 December 2009, no fixed assets and current assets of the Group were used as collateral for the Group’s borrowings (2008 — fixed assets of HK$1,131 million and current assets of HK$14 million). As at 31 December 2009, the Group had total current borrowings of HK$470 million (2008 — HK$7,652 million) and total non-current borrowings of HK$1,817 million (2008 — HK$4,434 million) respectively, none of the Group’s current borrowings (2008 — HK$948 million) and non-current borrowings (2008 — Nil) were secured.

29.     Other Non-current Liabilities

	Note	2008	2009
		(Unaudited) (Restated) (Note 2(b))
		HK$ millions

Non-current licence fees liabilities	(a)	1,996	1,524
Pension obligations (Note 35(a))		107	35
Employee retirement obligations		148	2
Accrued expenses and other payables		295	158
Deferred revenue		722	1,151
		3,268	2,870

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(a)      Licence fees liabilities

	2008	2009
	(Unaudited)
	HK$ millions

Licence fees liabilities - minimal annual fees payments:
Not later than 1 year	389	415
After 1 year, but within 5 years	1,989	1,847
After 5 years	1,208	382
	3,586	2,644
Future finance charges on licence fees liabilities	(1,232)	(731)
Present value of licence fees liabilities	2,354	1,913

The present value of licence fees liabilities is as follows:
Current portion of licence fees liabilities (Note 27)	358	389
Non-current licence fees liabilities:
After 1 year, but within 5 years	1,395	1,314
After 5 years	601	210
	1,996	1,524
Total licence fees liabilities	2,354	1,913

30.     Share Capital

(a)      Authorised share capital of the Company

The authorised share capital of the Company is comprised of 10 billion ordinary shares of HK$0.25 each (2008 — 10 billion ordinary shares of HK$0.25 each) and 1 million preference shares of US$0.01 each (2008 — 1 million preference shares of US$0.01 each).

(b)      Issued share capital of the Company

	Number of shares	Issued and fully paid
		HK$ millions

Balance at 1 January 2008	4,782,162,875	1,195
Issued during the year (Note 36(a))	32,183,333	9
Balance at 31 December 2008 (Unaudited)	4,814,346,208	1,204

Balance at 1 January 2009	4,814,346,208	1,204
Issued during the year (Note 36(a))	216,667	—
Balance at 31 December 2009	4,814,562,875	1,204

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

31.     Reserves

	Share premium	Retained earnings/ (Accumulated losses)	Cumulative translation adjustments	Fair value and other reserves	Investment revaluation reserves	Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	HK$ millions

As at 1 January 2008	21,510	27,771	(734)	309	1,233	50,089
Profit attributable to equity holders of the Company for the year, as restated (Note 2(b))	—	1,132	—	—	—	1,132
Actuarial losses of defined benefit plans, net of tax	—	(109)	—	—	—	(109)
Exchange translation differences, as restated (Note 2(b))	—	—	(255)	(51)	—	(306)
Cash flow hedges
- effective portion of changes in fair value, net of tax	—	—	—	(28)	—	(28)
- transfer from equity to income statement, net of tax	—	—	—	28	—	28
Dividend paid (Note 13(a))	—	(33,700)	—	—	—	(33,700)
Employee share option scheme
- value of services provided	—	—	—	78	—	78
Issuance of ordinary shares arising from exercise of employee share options	303	—	—	(248)	—	55
Relating to dilution of interest in a subsidiary disposed of	—	—	—	(11)	—	(11)
Relating to subsidiaries disposed of (Note 32(a))	—	—	37	—	—	37
As at 31 December 2008, as restated	21,813	(4,906)	(952)	77	1,233	17,265

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

	Share premium	Accumulated losses	Cumulative translation adjustments	Fair value and other reserves	Investment revaluation reserves	Total
	HK$ millions

As at 1 January 2009, as previously reported	21,813	(4,155)	(1,059)	77	1,233	17,909
Prior year adjustment (Note 2(b))	—	(751)	107	—	—	(644)
As at 1 January 2009, as restated	21,813	(4,906)	(952)	77	1,233	17,265
Profit attributable to equity holders of the Company for the year	—	4,940	—	—	—	4,940
Actuarial gains of defined benefit plans, net of tax	—	20	—	—	—	20
Exchange translation differences	—	—	586	(1)	—	585
Distribution in specie (Note 13(b))	—	(10,214)	(3)	(17)	—	(10,234)
Employee share option scheme - value of services provided	—	—	—	33	—	33
Issuance of ordinary shares arising from exercise of employee share options	1	—	—	(1)	—	—
Relating to dilution of interest in a subsidiary disposed of	—	—	—	(10)	—	(10)
Relating to subsidiaries disposed of (Note 32(a))	—	(15)	(538)	(43)	(1,233)	(1,829)
As at 31 December 2009	21,814	(10,175)	(907)	38	—	10,770

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

32.     Notes to Consolidated Statement of Cash Flows

(a)      Disposal of subsidiaries

	2008	2009
	(Unaudited)
	HK$ millions

Net assets disposed of (excluding cash and cash equivalents):
Fixed assets (Note 21)	122	13,626
Goodwill (Note 22)	79	5,846
Other intangible assets (Note 23)	62	6,137
Other non-current assets	—	2,305
Interest in associates	—	2
Interest in jointly-controlled entities	—	278
Deferred tax assets (Note 26)	—	368
Stocks	27	478
Trade and other receivables	54	4,140
Derivative financial assets	—	6
Borrowings (Note 32(b))	(4)	(9,173)
Trade and other payables	(115)	(5,598)
Income tax recoverable	—	7
Other non-current liabilities	(21)	(830)
Deferred tax liabilities (Note 26)	—	(616)
Other reserves	—	(1,291)
Exchange reserve (Note 31)	37	(538)
Minority interest (Note 32(b))	—	(2,519)
	241	12,628
Cost, fees and expenses, accrued and paid	39	1,716
Profit on disposal of subsidiaries	298	6,333
	578	20,677
Satisfied by:
Distribution in specie (Note 13)	—	10,234
Cash receipts (Notes 9(b) and 12(b))	583	8,520
Secured debt instrument (Note 12(b))	—	2,100
Less: Cash and cash equivalents disposed of via distribution in specie	—	(217)
(Cash and cash equivalents)/bank overdrafts disposed of	(5)	40
	578	20,677

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

Disposal of subsidiaries for the year ended 31 December 2009 included assets and liabilities pertaining to HTHKH and Partner Communications. Details of the disposals are set out in Notes 12(a) and 12(b) respectively. Disposal of subsidiaries for the year ended 31 December 2008 included assets and liabilities pertaining to the Ghana operation (Note 9(b)).

(b)      Analysis of changes in financing during the year

	Borrowings	Minority interest	Total
	(Unaudited) (Restated) (Note 2(b))	(Unaudited) (Restated) (Note 2(b))	(Unaudited) (Restated) (Note 2(b))
		HK$ millions

As at 1 January 2008	11,020	2,852	13,872

New loans	10,819	6	10,825
Repayment of loans	(9,775)	—	(9,775)
Net increase in borrowings	1,044	6	1,050
Minority interest in profit	—	536	536
Relating to a subsidiary disposed of (Note 32(a))	(4)	—	(4)
Relating to exercise of share options of a subsidiary disposed of	—	40	40
Relating to share buy-back of a subsidiary disposed of	—	(481)	(481)
Relating to acquisition of additional equity interest in a subsidiary	—	95	95
Dividends paid to minority shareholders of a subsidiary disposal of	—	(1,006)	(1,006)
Share of other reserves	—	81	81
Actuarial losses of defined benefit plans	—	(2)	(2)
Amortisation of loan facility fees	33	—	33
Exchange translation differences	(7)	66	59
As at 31 December 2008	12,086	2,187	14,273

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

	Borrowings	Minority interest	Total
		HK$ millions

As at 1 January 2009, as previously reported	11,000	2,616	13,616
Prior year adjustment (Note 2(b))	1,086	(429)	657

As at 1 January 2009, as restated	12,086	2,187	14,273

New loans	4,759	2	4,761
Repayment of loans	(5,874)	—	(5,874)
Net (decrease)/increase in borrowings	(1,115)	2	(1,113)
Increase in finance lease obligations	278	—	278
Minority interest in profit	—	841	841
Relating to subsidiaries disposed of (Note 32(a))	(9,173)	(2,519)	(11,692)
Relating to exercise of share options of a subsidiary disposed of	—	46	46
Relating to acquisition of additional equity interest in a subsidiary	—	(5)	(5)
Dividends paid to minority shareholders of a subsidiary disposed of	—	(646)	(646)
Share of other reserves	—	14	14
Actuarial gains of defined benefit plans	—	14	14
Amortisation of loan facility fees	17	—	17
Exchange translation differences	194	66	260
As at 31 December 2009	2,287	—	2,287

33.     Contingent Liabilities

The Group had contingent liabilities in respect of the following:

(a)      as at 31 December 2009, performance guarantees amounting to approximately HK$6 million (2008 — HK$50 million).

(b)      as at 31 December 2008, a guarantee amounting to approximately HK$503 million to a bank as collateral to a performance bond required by the Office of the Telecommunications Authority in Hong Kong under the terms of the mobile telecommunications licence granted to a subsidiary. No such guarantee was provided by the Group as at 31 December 2009.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(c)      as at 31 December 2008, a total of 18 claims against Partner Communications, and, in some such claims, together with other cellular operators in Israel, each with a motion to certify as class action, in respect of the following:

Amount of claim
In approximate HK$ millions
2008 (Unaudited)

Alleged violation of antitrust law	246
Alleged consumer complaints	1,719
Alleged unauthorised erection of cellular antennas, causing environmental damages	2,050

Subsequent to the disposal of Partner Communications in 2009, these claims were not considered as the Group’s contingent liabilities as at 31 December 2009.

(d)      as at 31 December 2008, a claim of approximately NIS42.5 million (approximately HK$87 million) by the Ministry of Communications in Israel (the “MoC”) in respect of the past use of certain frequency band by Partner Communications pursuant to an agreement made between Partner Communications and the Palestinian mobile operator being allocated such frequency band, which agreement was endorsed by the MoC. Subsequent to the disposal of Partner Communications in 2009, such claim was not considered as the Group’s contingent liabilities as at 31 December 2009.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

34.     Commitments

Outstanding commitments of the Group not provided for in the accounts are as follows:

(a)      Capital commitments

	Contracted but not provided for		Authorised but not contracted for (Note)
	2008	2009	2008	2009
	(Unaudited)		(Unaudited)
		HK$ millions

Telecommunications, mobile network	9,167	8,795	1,503	650
Telecommunications, fixed network	456	—	508	—
Investment commitment in respect of capital contribution to a jointly-controlled entity	16	—	—	—
Share of capital commitment of a jointly-controlled entity	—	—	4	—
	9,639	8,795	2,015	650

Note: The Group, as part of its budgeting process, estimates future capital expenditures as shown above. These estimates are subject to a vigorous authorisation process before the expenditure is committed.

(b)      Operating lease commitments

The Group had future aggregate minimum lease payments under non-cancellable operating leases as follows:

	Land and buildings		Other assets
	2008	2009	2008	2009
	(Unaudited)		(Unaudited)
			(Restated) (Note 2(b))
		HK$ millions

Not later than 1 year	785	198	517	402
After 1 year, but within 5 years	1,429	330	1,165	1,306
After 5 years	883	9	1,646	1,794
	3,097	537	3,328	3,502

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

The above operating lease commitments included certain leases whereby the Group is the lessee under a tower lease agreement with a telecommunications operator of HK$3,396 million (2008 — HK$2,919 million). These leases typically run for an initial period of 12 years, with an option to renew the lease for another six years. None of the leases includes contingent rentals.

35.     Employee Retirement Benefits

The Group operates a number of defined benefit and defined contribution plans, the assets of which are held independently of the Group’s assets in trustee administered funds.

(a)      Defined benefit plans

The Group’s defined benefit plans represent principally contributory final salary pension plans in Hong Kong. As at 31 December 2009, the Group’s plans were valued by the independent qualified actuaries using the projected unit credit method to account for the Group’s pension accounting costs.

The amounts recognised in the consolidated statement of financial position are as follows:

	2008	2009
	(Unaudited)
	HK$ millions

Pension obligations (Note 29)	107	35

The principal actuarial assumptions used for accounting purposes are as follows:

	2008	2009
	(Unaudited)

Discount rate applied to defined benefit plan obligations	1.60% - 12.00%	2.20% - 10.50%
Expected return on plan assets	7.00%	7.00%
Future salary increases	0.00% - 12.00%	1.50% - 10.00%
Interest credited on plan accounts	5.00% - 6.00%	5.00% - 6.00%

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

	2008	2009
	(Unaudited)
	HK$ millions

The amount recognised in the consolidated income statement:
Current service cost	33	68
Interest cost	7	16
Expected return on scheme assets	(19)	(13)
	21	71
Less: Relating to discontinued operations	(11)	(59)

Total, included in staff costs (Note 7)
- continuing operations	10	12

	2008	2009
	(Unaudited)
	HK$ millions

The amount recognised in the consolidated statement of financial position:
Present value of funded plans’ obligations	245	27
Present value of unfunded plans’ obligations	19	33
Less: Fair value of plan assets	(157)	(25)

Liability recognised in consolidated statement of financial position	107	35

The limit of net assets to be recognised:
Cumulative unrecognised net actuarial losses and past service cost	—	—
Present value of available future refunds or reduction in future contribution	10	—

Limit per IAS 19 paragraph 58/58A/58B	10	—

Net pension liability recognised in consolidated statement of financial position	107	35

Reduction of net assets due to the limited	—	—

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

	2008	2009
	(Unaudited)
	HK$ millions

Changes in present value of the defined benefit obligations
Beginning of year	226	264
Current service cost net of employee contributions	33	68
Actual employee contributions	1	—
Interest cost	7	16
Actuarial losses/(gains) on obligations	22	(14)
Actual benefits paid	(23)	(33)
Net transfer out liabilities	—	(1)
Exchange differences	(2)	10
Relating to subsidiaries disposed of	—	(250)

End of year	264	60

Changes in the fair value of the plan assets
Beginning of year	233	157
Expected return on plan assets	19	13
Actuarial (losses)/gains on plan assets	(87)	30
Actual company contributions	15	41
Actual benefits paid	(23)	(33)
Net transfer out assets	—	(1)
Exchange differences	—	19
Relating to subsidiaries disposed of	—	(201)

End of year	157	25

The analysis of the fair value of plan assets at end of year is as follows:
Equity instruments	84	15
Debt instruments	39	5
Other assets	34	5
	157	25

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

	2008	2009
	(Unaudited)
	HK$ millions

The experience adjustments are as follows:
Fair value of plan assets	157	25
Present value of funded plans’ obligations	(245)	(27)
Present value of unfunded plans’ obligations	(19)	(33)

Deficit	(107)	(35)

Experience adjustments on plan assets	(87)	3

Percentage of plan assets (%)	55	12

Experience adjustments on plan obligations	(9)	—

Percentage of plan obligations (%)	3	—

The actual return on plan assets during the year ended 31 December 2009 was gain of HK$43 million (2008 — loss of HK$68 million).

The accumulated actuarial losses recognised in the statement of comprehensive income as at 31 December 2009 was HK$2 million (2008 — accumulated actuarial losses of HK$97 million).

Contributions to fund the obligations are based upon the recommendation of independent qualified actuaries for each of the Group’s pension plans to fully fund the relevant schemes on an ongoing basis. The realisation of the surplus/deficit is contingent upon the realisation of the actuarial assumptions made which is dependent upon a number of factors including the market performance of plan assets. Funding requirements of the Group’s major defined benefit plans are detailed below.

The Group operates two principal plans in Hong Kong.

One plan, which has been closed to new entrants since 1994, provides benefits based on the greater of the aggregate of the employee and employer vested contributions plus a minimum interest thereon of 6% per annum, and a benefit derived by a formula based on the final salary and years of service. A formal independent actuarial valuation, undertaken for funding purposes under the provision of Hong Kong’s Occupational Retirement Schemes Ordinance (“ORSO”), at 31 May 2009 reported a funding level of 99.8% of the accrued actuarial liabilities on an ongoing basis. The valuation used the attained age method and assumed an investment return of 6% per annum and salary increases of 4%. The valuation was performed by Tian Keat Aun, a Fellow of The Institute of Actuaries, of Watson Wyatt Hong Kong Limited.

The second plan provides benefits equal to the employer vested contributions plus a minimum interest thereon of 5% per annum. As at 31 December 2009, the plan was fully funded for the funding of vested benefits in accordance with the ORSO funding requirements.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(b)                  Defined contribution plans

The employees of certain subsidiaries are entitled to receive benefits from a provident fund, which is a defined contribution plan. The employee and the employer both make monthly contributions to the plan at a predetermined rate of the employees’ basic salary. The Group has no further obligations under the plan beyond its monthly contributions. The Fund is administered and managed by the relevant government agencies. Forfeited contributions totaling HK$0.2 million (2008 — HK$0.2 million) were used to reduce the current year’s level of contribution.

36.               EQUITY COMPENSATION BENEFITS

(a)                  Share options of the Company

On 17 September 2004, the Company approved and adopted by a resolution of the then sole shareholder of the Company a share option scheme (the “Share Option Scheme”). The Share Option Scheme was further approved at the extraordinary general meeting of shareholders of HWL on 19 May 2005, subsequently amended by written resolutions of the Directors of the Company passed on 12 July 2005 and 9 February 2006 respectively, and further amended by an ordinary resolution passed at the extraordinary general meeting of the Company held on 8 May 2007 and the annual general meeting of HWL on 22 May 2008.

Share options have been granted to directors and employees. The exercise price of the options granted is equal to the average closing price of the Company’s shares for the five business days immediately preceding the date of the offer for grant and the closing price of the Company’s shares on such date, whichever is higher. The options are exercisable starting one year from the grant date; the options have a contractual option term of ten years. The Group has no legal or constructive obligation to repurchase or settle the options in cash.

Details of share options granted under the Share Option Scheme are as follows:

Option series	Number of share options granted (in thousands)		Grant date	Expiry date (5)	Exercise price per share option

2005 grant	76,300		8 August 2005	7 August 2015	HK$1.95	(1)
2007 grant	13,850		23 November 2007	22 November 2017	HK$4.51	(2)
2008 grant	5,000		12 December 2008	11 December 2018	HK$2.20
2008 grant	4,383	(3)	15 December 2008	14 December 2018	HK$4.51
2009 grant	13,400	(4)	1 June 2009	31 May 2019	HK$1.61

Notes:

1.                      The exercise price for the 2005 grant was adjusted from HK$8.70 to HK$1.95 per share on 29 June 2007 as a result of the payment of special cash dividend paid in 2008 (Note 13) and pursuant to the terms of the Share Option Scheme of the Company as amended by the ordinary resolution duly passed by shareholders of the Company and HWL on 8 May 2007 and 22 May 2008 respectively.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

2.                      The exercise price for 8,767 thousand share options under the 2007 grant was adjusted from HK$11.51 to HK$4.51 per share on 2 December 2008 as a result of the special cash dividend paid in 2008 (Note 13) and pursuant to the terms of the Share Option Scheme of the Company as amended by the ordinary resolution duly passed by shareholders of the Company and HWL on 8 May 2007 and 22 May 2008 respectively.

3.                      4,383 thousand share options with an exercise price of HK$11.51 per share under the 2007 grant were vested and unexercised as at the payment of the special cash dividend on 2 December 2008 (Note 13). Those share options were cancelled in accordance with the terms of the Share Option Scheme and the relevant option holders were granted a total of 4,383 thousand share options with an exercise price of HK$4.51 per share on 15 December 2008 (the “2008 Replacement options”)

4.                      On 1 June 2009, a total of 8,400 thousand new share options with an exercise price of HK$1.61 per share were granted to employees, subject to their acceptance of the grant and consent to cancellation of their existing 8,400 thousand share options with an exercise price of HK$4.51 per share under the 2007 and 2008 grants (the “2009 Employees replacement options”). Also on 1 June 2009, 5,000 thousand new share options with an exercise price of HK$1.61 per share were granted to a director, upon his acceptance of the grant and consent to cancellation of his existing 5,000 thousand share options with an exercise price of HK$2.20 per share under the 2008 grant (the “2009 Director replacement options”).

5.                      In accordance with the terms of the Share Option Scheme, one third of the share options are vested and exercisable on the expiry of each of the first, second and third year after the date of the offer of grant, except for the following:

(i)                  The 2008 Replacement options — vested and exercisable immediately from the date of the offer for grant.

(ii)              The 2009 Employees replacement options — exercisable subject to the vesting schedule of one-third of the shares on each of 1 June 2009, 23 November 2009 and 23 November 2010.

(iii)          The 2009 Director replacement options — exercisable subject to the vesting schedule of one-third of the shares on each of 12 December 2009, 12 December 2010 and 12 December 2011.

The movements in the number of share options outstanding and their related weighted average exercise price are as follows:

	2008 (Unaudited)		2009
	Weighted average exercise price per share	Number of share options involved (thousands)	Weighted average exercise price per share	Number of share options involved (thousands)

As at 1 January	HK$4.72	47,783	HK$3.87	18,150
Granted	HK$3.28	9,383	HK$1.61	13,400
Forfeited/Lapsed	HK$4.68	(2,450)	HK$4.18	(5,366)
Cancelled	HK$11.51	(4,383)	HK$3.65	(13,400)
Exercised (Note 30(b))	HK$1.95	(32,183)	HK$1.61	(217)

As at 31 December	HK$3.87	18,150	HK$1.61	12,567

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

Details of the share options exercised during the years ended 31 December 2008 and 2009 are as follows:

	Number of share options outstanding as at year end	Number of share options exercisable as at year end	Number of share options exercised during the year	Exercise price	Weighted average share price(1)
	(thousands)	(thousands)	(thousands)	HK$ per share	HK$ per share

31 December 2008 (Unaudited)	18,150 (2)	4,383	32,183	1.95	9.94
31 December 2009	12,567 (3)	6,833	217	1.61	1.92

Notes:

1.                      Represented the per share weighted average share price at the time of exercise.

2.                      Out of the 18,150 thousand outstanding share options as at 31 December 2008, 8,767 thousand, 5,000 thousand and 4,383 thousand share options would be expired on 22 November 2017, 11 December 2018 and 14 December 2018 respectively.

3.                      All of the 12,567 thousand outstanding share options as at 31 December 2009 are expiring on 31 May 2019.

The Company uses the Black-Scholes model to measure the fair value of services received in return for share options granted with the following inputs:

		Options granted to employees		2009	Options granted to a director
			2008	Employees		2009 Director
	2007 grant	2007 grant	Replacement	replacement		replacement
Inputs into the model	original	modified (1)	options (2)	options (3)	2008 grant	options (4)

Risk-free interest rate (%) (5)	3.145	1.626	1.496	2.022	1.559	2.485
Expected life (years)	5.5 to 6.5	5.0 to 5.5	4.5	4.0 to 5.0	5.5 to 6.5	5.0 to 6.0
Expected volatility (%) (6)	28.00	37.68	37.68	38.24	37.68	38.24

Notes:

1.                      Subsequent to the adjustment in exercise price of 8,767 thousand share options under the 2007 grant on 2 December 2008, the inputs to measure the fair value of options were reviewed and hence the weighted average fair value per option granted was increased from HK$2.66 to HK$2.84.

2.                      The 2008 Replacement options are accounted for in the same way as a modification of the share options under the 2007 original grant. The inputs to measure the fair value of options were reviewed and hence the weighted average fair value per option granted was increased from HK$2.53 to HK$2.77.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

3.                      The 2009 Employees replacement options are accounted for in the same way as a modification of the share options under the 2007 grant modification and the 2008 Replacement options. The inputs to measure the fair value of options were reviewed and hence the weighted average fair value per option granted was increased from HK$2.82 to HK$3.25.

4.                      The 2009 Director replacement options are accounted for in the same way as a modification of share options under the 2008 new grant. The inputs to measure the fair value of options were reviewed and hence the weighted average fair value per option granted was increased from HK$0.77 to HK$0.93.

5.                      The risk-free interest rate was determined based on the yield of 5 or 7 year exchange fund notes at the period of grant/modification.

6.                      Expected volatility:

(i)                  The expected volatility for the 2007 grant modification and 2008 grant was determined based on statistical analysis of daily share prices of the Company over the last year up to 24 November 2008.

(ii)              The expected volatility for the 2009 grant was determined based on statistical analysis of daily share prices of the Company over the last year up to 24 April 2009.

(b)      Employee stock option plans of Partner Communications

Partner Communications became the Group’s subsidiary since April 2005. It has had granted stock options to its employees under the employee stock option plans with details set out below.

(i)       2004 Share Option Plan

In July 2004, the board of directors of Partner Communications (the “Partner Communications Board”) approved an employee stock option plan (as amended on 1 March 2006) (the “2004 Plan”) for options to be granted to employees under the provisions of the capital gain’s tax route provided for in section 102 of the Israeli Income Tax Ordinance. A total number of 5,775,000 ordinary shares of Partner Communications (the “Partner Communications Shares”) were reserved for issuance upon the exercise of 5,775,000 options to be granted without consideration. At the annual general meeting of the Company and HWL held on 6 May 2008 and 22 May 2008 respectively, shareholders of the Company and HWL approved (a) the proposed refreshment of the maximum number of the Partner Communications Shares which may be issued upon the exercise of all options to be granted under the 2004 Plan and any other share option scheme(s) of Partner Communications, by up to 8,142,000 Partner Communications Shares to be issued pursuant to the 2004 Plan; and (b) certain additional amendments to the 2004 Plan, which include among others, (i) increasing the total number of Partner Communications Shares reserved for issuance upon exercise of options to be granted under the 2004 Plan by 8,142,000 Partner Communications Shares, (ii) introducing provisions to allow acceleration in vesting of unvested options or the exercise of vested options in the event of change in control or voluntary winding up of Partner Communications, and (iii) allowing upon compliance with conditions specified therein, cashless exercise of vested options under the 2004 Plan.

At each of the annual general meeting of the Company and HWL held on 27 April 2009 and 21 May 2009 respectively, shareholders of the Company and HWL approved further proposed amendments to the 2004 Plan, which include among others, (i) with respect to options granted on or after 23 February 2009, a dividend-adjustment mechanism for the

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

downward adjustment of the exercise price of such options following each dividend distribution made in the ordinary course in an amount in excess of 40% or of another percent resolved by the Partner Communications Board, of the Partner Communications’ net income for the relevant period (“the Excess Dividend”) by an amount equal to the gross amount of the Excess Dividend per Partner Communications Share, and (ii) with respect to all options granted under the 2004 Plan, a dividend adjustment mechanism reducing the exercise price of such options following each dividend distribution other than in the ordinary course, by an amount which the Partner Communications Board considers as reflecting the impact such distribution will have or will likely to have on the trading price of the Partner Communications Shares, and provisions authorising the Partner Communications Board to allow option holders to exercise their vested options during a fixed period, only through a cashless exercise procedure, pursuant to which each vested option will entitle its holder to the right to purchase Partner Communications Shares (subject to the adjustments).

The Partner Communications Compensation Committee has the authority to determine the exercise price per share (the “Option Exercise Price”). The Option Exercise Price will be determined by taking into consideration of the average market price of Partner Communications Shares for the 30 trading days preceding the day on which the options are granted. The options vest in four equal annual batches, provided the employee is still in employment. The options are exercisable after the day of vesting but no later than the expiration of the exercise period, which will be fixed by the Partner Communications Compensation Committee and will not exceed ten years from the date of grant.

(ii)      2000 Employee Stock Option Plan

The 2000 Employee Stock Option Plan (the “2000 Plan”) were adopted by Partner Communications in 2000. Share options granted under the 2000 Plan which were approved by Partner Communications prior to Partner Communications becoming a subsidiary of the Company in April 2005 remained valid until its expiration dates. On 26 March 2008, the Partner Communications Board approved the termination of the 2000 Plan. Since then, no further share options will be granted under the 2000 Plan and all outstanding share options thereunder will remain valid and bear all its terms and conditions.

Following the completion of the disposal of the Group’s entire indirect interest in Partner Communications on 28 October 2009 as set out in Note 12(b), Partner Communications ceased to be a subsidiary of the Group.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

Details of the movements in the number of share options outstanding and their related weighted average exercise price under the employee stock option plans of Partner Communications during the period from 1 January 2009 to 28 October 2009 are as follows:

	2008 (Unaudited)		2009
	Weighted average exercise price per share (NIS)	Number of share options involved (thousands)	Weighted average exercise price per share (NIS)	Number of share options involved (thousands)

As at beginning of year	36.06	2,864	39.21	2,231
Granted	66.05	76	61.77	4,186
Forfeited/Expired	29.62	(142)	26.74	(67)
Exercised	29.38	(567)	36.23	(713)

As at end of year/period	39.21	2,231	56.43	5,637

Exercisable at 31 December/28 October	33.64	1,031	43.91	1,163

The weighted average fair value of options granted during the period was determined using the Black-Scholes valuation model that uses the assumptions noted in the following table:

	1 January 2008 to 31 December 2008	1 January 2009 to 28 October 2009

Risk-free interest rate	4.25%	2.88%
Weighted average expected life	3 years	4 years
Expected volatility	24%	27%

37.     ULTIMATE HOLDING COMPANY

As at 31 December 2009, the Company was owned as to 60.35% by HWL with the remaining shares being widely held. The Directors regarded HWL as the Company’s ultimate holding company.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

38.     RELATED PARTY TRANSACTIONS

For the purposes of these accounts, parties are considered to be related to the Group if the party has the ability, directly or indirectly, to exercise significant influence over the Group in making financial and operating decisions, or vice versa. Related parties may be individuals (being members of key management personnel, significant shareholders and/or their close family members) or other entities and include entities which are under the significant influence of related parties of the Group where those parties are individuals.

Related Party Group:

Hutchison Group — HWL together with its direct and indirect subsidiaries.

Transactions between the Company and its subsidiaries have been eliminated on consolidation. Transactions between the Group and other related parties during the year are summarised below:

(a)      Key management personnel remuneration

No transaction has been entered with the directors of the Company (being the key management personnel) during the year other than the emoluments paid to them (being the key management personnel remuneration) as disclosed in Note 7(a).

(b)      Transactions with Hutchison Group:

	2008	2009
	(Unaudited)
	HK$ millions

Provision for fixed telecommunications and other services	(79)	(26)
Provision for mobile telecommunications services	(22)	(6)
Rental expenses on lease arrangements	55	24
Bill collection services fee expenses	14	5
Roaming arrangement fee income	(23)	(10)
Sharing of services arrangements	32	24
Dealership services fee expenses	27	11
Global procurement services arrangements expenses	17	5
Provision of data center services	(20)	(6)
Purchase of handset and accessories	144	22
Purchase of office supplies	12	21
Advertising and promotion expenses	24	7
Guarantee and other finance fees	10	56
Purchase of equipment	15	4
Interest expense on a loan due to a related company	—	38

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(c)                  Balances with Hutchison Group:

	Note	2008	2009
		(Unaudited)
		HK$ millions

Payables to related companies (Note 27)	(i)	(43)	(53)
Unamortised upfront fee on a loan due to a related company (Note 24(b))	(ii)	—	12
		(43)	(41)

(i)                     The payables to related companies arose during the ordinary course of business and are unsecured, interest free and repayable on demand. The carrying values of payables to related companies approximates to their fair values.

(ii)                  In November 2008, the Group was granted a secured revolving credit and term loan facility of a maximum aggregate amount of US$2,500 million (approximately HK$19,376 million) from an indirect subsidiary of HWL at an interest rate of LIBOR + 2.45% per annum with final maturity date on 15 November 2011. The facility is secured by the assets, rights and business and the issued share capital of the Company and/or certain of its subsidiaries and is guaranteed by the Company and certain of its subsidiaries. As at 31 December 2008, the Group had not used the facility.

In April 2009, this facility was amended and restated, pursuant to which the indirect subsidiary of HWL agreed to make available to the Group a senior secured term loan/revolving credit facility in the maximum aggregate amount of US$1,790 million (approximately HK$13,872 million) in two tranches at LIBOR plus 2.45% per annum with final maturity date on 15 November 2011 and there is an upfront fee of US$5 million (approximately HK$39 million) and a commitment fee of 0.20% per annum on the daily undrawn balance of the facility. Amounts drawn and outstanding, if any, under this facility would be classified as non-current liabilities in the statement of financial position. As at 31 December 2009, the Group has no outstanding loan due to the related company, while the facility amount available to the Group pertaining to the revolving credit facility was US$1,340 million (approximately HK$10,452 million) and the unamortised upfront fee on this facility was HK$12 million.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

39.               Subsequent Event

The following event occurred subsequent to 31 December 2009 up to the date of approval of these accounts by the Board:

On 8 January 2010, Hutchison Telecommunications Holdings Limited (“HTHL”), an indirect wholly-owned subsidiary of HWL, requested the board of directors of the Company to put forward a proposal to privatise the Company by way of a scheme of arrangement under Section 86 of the Companies Law of the Cayman Islands (the “Scheme”). The Scheme will provide that the Scheme Shares (being shares of the Company other than those held by HTHL and Hutchison Telecommunications Investment Holdings Limited and including all shares underlying the American depositary shares of the Company) will be cancelled in exchange for HK$2.2 in cash for each Scheme Share. Details of the Scheme will be set out in a scheme document which is expected to be despatched to the shareholders of the Company subsequent to the date of approval of these accounts.

40.               US Dollar Equivalents

The US dollar equivalents of the figures shown in the accounts are supplementary information and have been translated at HK$7.80 to US$1.00. Such translation should not be construed as representations that the Hong Kong dollar amounts represent, or have been or could be converted into, US dollar at that or any other rate.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

41.               Statement of Financial Position of the Company, Unconsolidated

	2008	2009
	HK$ millions

ASSETS
Current assets
Cash and cash equivalents	1,069	29
Other receivables and prepayments	10	4
Amounts due from subsidiaries (Note 41(b))	1,354	2,988
Loans to subsidiaries (Note 41(c))	18,352	16,543
Total current assets	20,785	19,564

Non-current assets
Investments in subsidiaries, at cost	3,400	3,400
Other receivables and prepayments (Note 41(d))	—	12
Total non-current assets	3,400	3,412
Total assets	24,185	22,976

LIABILITIES
Current liabilities
Amounts due to subsidiaries (Note 41(b))	1,346	—
Amounts due to fellow subsidiaries (Note 41(e))	4	2
Accrued expenses and other payables	13	15
Total current liabilities	1,363	17
Total liabilities	1,363	17

EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital (Note 30(b))	1,204	1,204
Reserves (Note 41(f))	21,618	21,755
Total equity	22,822	22,959
Total equity and liabilities	24,185	22,976
Net current assets	19,422	19,547
Total assets less current liabilities	22,822	22,959

(a)                  The Company was incorporated in the Cayman Islands on 17 March 2004 as a company with limited liability.

(b)                 Amounts due from/to subsidiaries are unsecured, interest free and repayable on demand.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

(c)                  As at 31 December 2009 and 2008, the loans to subsidiaries are unsecured, interest free and repayable on demand.

(d)                 Other receivables and prepayments represent the unamortised upfront fee on a loan due to a related company under the loan facility arrangement as set out in Note 38(c)(ii).

(e)                  Amounts due to fellow subsidiaries are unsecured, interest free and repayable on demand.

(f)                    Reserves

	Share premium	Accumulated losses	Fair value and other reserves	Total
	HK$ millions

As at 1 January 2008	21,510	(5)	202	21,707
Issuance of ordinary shares arising from exercise of employee share options (Note 31)	303	—	(248)	55
Profit for the year	—	33,488	—	33,488
Dividend paid (Note 13)	—	(33,700)	—	(33,700)
Employee share option scheme - value of services provided	—	—	68	68
As at 31 December 2008	21,813	(217)	22	21,618

As at 1 January 2009	21,813	(217)	22	21,618
Issuance of ordinary shares arising from exercise of employee share options (Note 31)	1	—	(1)	—
Profit for the year	—	12,538	—	12,538
Interim dividend in specie (Note 12(a))	—	(12,418)	—	(12,418)
Employee share option scheme - value of services provided	—	—	17	17
As at 31 December 2009	21,814	(97)	38	21,755

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

Particulars of the principal subsidiaries as at 31 December 2009 are as follows:

Subsidiaries	Place of incorporation/ registration and operation	Currency	Nominal value of issued ordinary share capital/ registered capital	Percentage of equity interest attributable to the Group	Principal activities

BFKT (Thailand) Limited (Note 1)	Thailand	THB	5,000,000	49%	Network leasing
Hutchison CAT Wireless MultiMedia Limited (Note 1)	Thailand	THB	950,000,000	36%	Marketing of mobile telecommunications services
Hutchison Telecommunications International (HK) Limited	Hong Kong	HK$	2	100%	Provision of management services
Hutchison Telecommunications Lanka (Private) Limited	Sri Lanka	LKR	875,000,000	100%	Mobile telecommunications services
PT. Hutchison CP Telecommunications (Note 2)	Indonesia	IDR	649,890,000,000	65%	Mobile telecommunications services
Hutchison Telecommunications (Vietnam) S.à r.l	Luxembourg	US$	20,000	100%	Investment holding in the BCC in Vietnam

Notes:

1.                      In addition to the Group’s 49% and 36% beneficial interest in each of BFKT (Thailand) Limited and Hutchison CAT Wireless MultiMedia Limited respectively as disclosed above, the Group also holds call options over 51% and 30% beneficial interest in each of BFKT (Thailand) Limited and Hutchison CAT Wireless MultiMedia Limited, respectively.

2.                      In addition to the Group’s 65% beneficial interest in PT. Hutchison CP Telecommunications as disclosed above, the Group also holds call options over the remaining 2,274,615 shares in PT. Hutchison CP Telecommunications and is committed to providing financial support to PT. Hutchison CP Telecommunications.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

3.                      RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the HTIL Group’s consolidated ratios of earnings to fixed charges for the years indicated.

	Year ended 31 December
	2007	2008	2009

Ratio of earnings to fixed charges	N/A	2.92x	N/A
Coverage deficiency (HK$ millions)	2,648	N/A	2,709

For purposes of calculating the ratio of earnings to fixed charges and the coverage deficiency, if any, earnings consists of profit/(loss) from continuing operations before taxation, plus fixed charges and less interest capitalised. Fixed charges consist of interest on borrowings expensed and capitalised plus one-third of rental expenses on operating leases (such amounts representing the interest portion of rental expense).

4.                      STATEMENT OF INDEBTEDNESS

a)                      Borrowings

As at the close of business of 31 December 2009, being the latest practicable date for the purpose of this indebtedness statement prior to the printing of this document, the HTIL Group had total outstanding borrowings of approximately HK$2,287 million, comprising short term unsecured bank loans of HK$371 million, unsecured other loans of HK$99 million and long term unsecured other loans of HK$1,817 million.

b)                      Guarantee and charges on assets

As at 31 December 2009, HTIL and certain of its subsidiaries had guaranteed a revolving credit facility granted by an indirect subsidiary of Hutchison Whampoa Limited and pledged the assets, rights and business and the issued share capital of HTIL and/or certain of its subsidiaries as collaterals for this facility.

As at 31 December 2009, the HTIL Group had undrawn balance amounting to US$1,340 million (approximately HK$10,452 million) under this facility. Amounts drawn and outstanding, if any, under this facility bears interest at LIBOR plus 2.45% per annum with final maturity date on 15 November 2011.

c)                      Contingent liabilities

As at 31 December 2009, the HTIL Group had contingent liabilities in respect of performance guarantees amounting to approximately HK$6 million.

APPENDIX I	FINANCIAL INFORMATION ON THE HTIL GROUP

Disclaimer

Save as aforesaid and apart from inter-group liabilities, the HTIL Group did not have any debt securities, any other outstanding loan capital, any other borrowings or indebtedness in the nature of borrowings, including bank overdrafts and liabilities under acceptance (other than normal trade bills) or other similar indebtedness, debentures, mortgages, charges, loans, acceptance credits, hire purchase commitments, guarantees or other material contingent liabilities at the close of business on 31 December 2009.

For the purpose of the above statement of indebtedness, foreign currency amounts have been translated into Hong Kong dollars at the rates of exchange prevailing at the close of business on 31 December 2009.

5.                      MATERIAL CHANGES

Save as disclosed in this Scheme Document as regards the Proposals, the Financial Projections and the information in respect of HTIL’s Thailand operations set out on pages 79, 80, 143 and 144 of this Scheme Document, there were no material changes in the financial or trading position or outlook of the HTIL Group since 31 December 2009, the date to which the last published audited consolidated accounts of the HTIL Group were made up and the Latest Practicable Date.

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

1.                      RESPONSIBILITY STATEMENT

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this Scheme Document (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions of the Offeror expressed in this Scheme Document have been arrived at after due and careful consideration and there are no other facts not contained in this Scheme Document, the omission of which would make any statement in this Scheme Document (other than that relating to the HTIL Group) misleading.

The HWL Directors jointly and severally accept full responsibility for the accuracy of the information contained in this Scheme Document (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions of HWL expressed in this Scheme Document have been arrived at after due and careful consideration and there are no other facts not contained in this Scheme Document, the omission of which would make any statement in this Scheme Document (other than that relating to the HTIL Group) misleading.

2.                      DISCLOSURE OF INTERESTS

Except as disclosed in the section headed “7. Shareholding Structure of HTIL”, the section headed “9. The Option Proposal”, the section headed “10. Information on the Companies”, and the section headed “13. Interests of the Offeror and its concert parties in the Scheme and Effects thereon” in “Part VIII — Explanatory Memorandum” of this Scheme Document, as at the Latest Practicable Date:

(a)                  the Offeror was interested in 285,893,149 HTIL Shares, representing approximately 5.938% of the issued share capital of HTIL. Save as disclosed, the Offeror did not own or control any HTIL Shares or convertible securities, warrants, options or derivatives in respect of the HTIL Shares;

(b)                 none of the directors of the Offeror nor any parties acting in concert with it owned or controlled any HTIL Shares or convertible securities, warrants, options or derivatives in respect of the HTIL Shares;

(c)                  no persons who owned or controlled HTIL Shares or convertible securities, warrants, options or derivatives in respect of the HTIL Shares had irrevocably committed themselves to the Offeror or HWL to vote their HTIL Shares in favour of or against the resolutions in respect of the Share Proposal at the Court Meeting or at the EGM;

(d)                 none of the Offeror and any parties acting in concert with it had any arrangement with any other person of the kind referred to in Note 8 to Rule 22 of the Takeovers Code; and

(e)               none of the Offeror and any parties acting in concert with it had borrowed or lent any HTIL Shares or convertible securities, warrants, options or derivatives in respect of the HTIL Shares.

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

3.       DEALINGS IN HTIL SHARES AND HTIL ADSs

(a)                During the Relevant Period, the Offeror, the directors of the Offeror and the parties acting in concert with the Offeror had the following dealings for value in HTIL Shares, HTIL ADSs and convertible securities, warrants, options or derivatives in respect of HTIL Shares and HTIL ADSs:

The following are the dealings in HTIL ADSs during the Relevant Period conducted by the Goldman Sachs group (other than exempt fund managers and exempt principal traders), but excluding dealings on an agency or non-discretionary basis.

	Period of Transaction
	From 8 July 2009 to 8 October 2009 aggregated on a weekly basis		Number of HTIL ADSs involved			Price paid for each HTIL ADS (US$)Note
Entity	Start Date	End Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell
Spear, Leeds & Kellogg Specialists LLC (“SLKS”)	8-Jul-09	10-Jul-09	5,630	4,191	—	3.63	3.65	—
SLKS	13-Jul-09	17-Jul-09	3,872	4,092	—	3.64	3.66	—
SLKS	20-Jul-09	24-Jul-09	5,914	8,540	200	3.85	3.88	3.95
SLKS	27-Jul-09	31-Jul-09	3,910	4,781	—	3.92	3.94	—
SLKS	3-Aug-09	7-Aug-09	15,502	9,778	300	3.95	3.98	3.97
SLKS	10-Aug-09	14-Aug-09	5,211	6,074	—	3.70	3.74	—
SLKS	17-Aug-09	21-Aug-09	4,939	6,288	—	3.30	3.32	—
SLKS	24-Aug-09	28-Aug-09	4,880	4,735	—	3.25	3.25	—
SLKS	31-Aug-09	4-Sep-09	4,545	4,805	—	3.13	3.15	—
SLKS	8-Sep-09	11-Sep-09	4,142	3,760	—	3.24	3.25	—
SLKS	14-Sep-09	18-Sep-09	6,017	5,508	—	3.19	3.19	—
SLKS	21-Sep-09	25-Sep-09	8,982	8,147	—	3.10	3.12	—
SLKS	28-Sep-09	2-Oct-09	9,710	9,178	—	3.05	3.07	—
SLKS	5-Oct-09	8-Oct-09	5,442	6,683	—	3.07	3.09	—

Date of Transaction
From 9 October 2009 to 8 December 2009 aggregated on a daily basis		Number of HTIL ADSs involved			Price paid for each HTIL ADS (US$)Note
Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell
SLKS	9-Oct-09	839	2,883	—	3.08	3.10	—
SLKS	12-Oct-09	3,511	1,182	—	3.06	3.06	—
SLKS	13-Oct-09	3,261	2,350	—	2.99	2.99	—
SLKS	14-Oct-09	1,626	1,760	—	2.98	2.99	—
SLKS	15-Oct-09	1,972	1,254	—	2.99	3.01	—
SLKS	16-Oct-09	3,840	3,942	—	3.02	3.02	—

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

Date of Transaction
From 9 October 2009 to 8 December 2009 aggregated on a daily basis		Number of HTIL ADSs involved			Price paid for each HTIL ADS (US$)Note
Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell
SLKS	19-Oct-09	3,720	4,384	—	3.02	3.02	—
SLKS	20-Oct-09	2,341	2,648	—	3.01	3.02	—
SLKS	21-Oct-09	1,016	1,378	—	3.01	3.02	—
SLKS	22-Oct-09	2,279	2,480	—	3.00	3.01	—
SLKS	23-Oct-09	2,427	1,421	—	2.99	3.01	—
SLKS	26-Oct-09	1,248	1,310	—	2.99	3.01	—
SLKS	27-Oct-09	1,879	1,182	—	2.98	2.98	—
SLKS	28-Oct-09	3,377	4,090	—	2.98	2.99	—
SLKS	29-Oct-09	3,788	2,857	—	3.01	3.02	—
SLKS	30-Oct-09	1,817	1,890	—	2.93	2.93	—
SLKS	2-Nov-09	3,670	2,713	—	2.97	2.99	—
SLKS	3-Nov-09	2,695	1,803	—	2.94	2.95	—
SLKS	4-Nov-09	1,929	4,772	—	2.98	2.99	—
SLKS	5-Nov-09	5,270	1,614	—	3.01	3.00	—
SLKS	6-Nov-09	1,346	3,969	—	3.00	3.01	—
SLKS	9-Nov-09	2,057	2,601	—	3.00	3.01	—
SLKS	10-Nov-09	2,081	1,863	—	3.01	3.02	—
SLKS	11-Nov-09	1,973	678	—	3.01	3.01	—
SLKS	12-Nov-09	1,069	3,156	—	3.01	3.02	—
SLKS	13-Nov-09	3,104	2,103	—	3.02	3.02	—
SLKS	16-Nov-09	3,972	3,833	—	3.02	3.03	—
SLKS	17-Nov-09	2,668	3,541	—	3.02	3.02	—
SLKS	18-Nov-09	6,740	6,700	—	3.03	3.03	—
SLKS	19-Nov-09	879	1,131	—	2.99	2.99	—
SLKS	20-Nov-09	1,943	2,373	—	3.01	3.02	—
SLKS	23-Nov-09	8,807	8,058	—	3.05	3.05	—
SLKS	24-Nov-09	1,983	2,700	—	3.02	3.03	—
SLKS	25-Nov-09	1,841	2,387	—	3.01	3.02	—
SLKS	27-Nov-09	1,494	699	1,100	3.01	3.02	3.02
SLKS	30-Nov-09	2,372	1,505	1,800	3.00	3.01	3.01
SLKS	1-Dec-09	6,668	694	6,800	3.03	3.04	3.04
SLKS	2-Dec-09	5,519	557	4,500	3.02	3.03	3.03
SLKS	3-Dec-09	6,044	409	5,000	3.02	3.03	3.02
SLKS	4-Dec-09	6,786	621	5,300	3.02	3.03	3.03
SLKS	7-Dec-09	2,229	1,272	1,100	3.05	3.05	3.05
SLKS	8-Dec-09	4,056	2,351	1,400	3.02	3.03	3.04

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

From 9 December 2009 to Latest Practicable Date on a non-aggregated basis		Number of HTIL ADSs involved			Price paid for each HTIL ADS (US$)Note
Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell
SLKS	9-Dec-09	—	—	300	—	—	3.01
SLKS	9-Dec-09	—	—	100	—	—	3.02
SLKS	9-Dec-09	—	245	—	—	3.01	—
SLKS	9-Dec-09	—	500	—	—	3.01	—
SLKS	9-Dec-09	128	—	—	3.01	—	—
SLKS	9-Dec-09	300	—	—	3.01	—	—
SLKS	9-Dec-09	100	—	—	3.01	—	—
SLKS	9-Dec-09	100	—	—	3.01	—	—
SLKS	9-Dec-09	100	—	—	3.01	—	—
SLKS	9-Dec-09	100	—	—	3.00	—	—
SLKS	9-Dec-09	100	—	—	3.01	—	—
SLKS	10-Dec-09	—	—	400	—	—	3.02
SLKS	10-Dec-09	—	—	400	—	—	3.02
SLKS	10-Dec-09	—	—	200	—	—	3.02
SLKS	10-Dec-09	—	—	100	—	—	3.03
SLKS	10-Dec-09	—	—	100	—	—	3.03
SLKS	10-Dec-09	—	—	100	—	—	3.03
SLKS	10-Dec-09	—	279	—	—	3.04	—
SLKS	10-Dec-09	—	300	—	—	3.02	—
SLKS	10-Dec-09	—	300	—	—	3.03	—
SLKS	10-Dec-09	—	500	—	—	3.02	—
SLKS	10-Dec-09	—	500	—	—	3.02	—
SLKS	10-Dec-09	—	100	—	—	3.03	—
SLKS	10-Dec-09	—	100	—	—	3.02	—
SLKS	10-Dec-09	—	100	—	—	3.02	—
SLKS	10-Dec-09	—	100	—	—	3.02	—
SLKS	10-Dec-09	—	100	—	—	3.02	—
SLKS	10-Dec-09	—	100	—	—	3.02	—
SLKS	10-Dec-09	—	100	—	—	3.02	—
SLKS	10-Dec-09	—	100	—	—	3.02	—
SLKS	10-Dec-09	—	100	—	—	3.03	—
SLKS	10-Dec-09	—	100	—	—	3.10	—
SLKS	10-Dec-09	—	1,000	—	—	3.02	—
SLKS	10-Dec-09	409	—	—	3.07	—	—
SLKS	10-Dec-09	400	—	—	3.02	—	—
SLKS	10-Dec-09	300	—	—	3.02	—	—
SLKS	10-Dec-09	300	—	—	3.02	—	—
SLKS	10-Dec-09	500	—	—	3.02	—	—
SLKS	10-Dec-09	500	—	—	3.02	—	—
SLKS	10-Dec-09	200	—	—	3.02	—	—
SLKS	10-Dec-09	100	—	—	3.02	—	—
SLKS	10-Dec-09	100	—	—	3.02	—	—
SLKS	10-Dec-09	100	—	—	3.02	—	—

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

From 9 December 2009 to Latest Practicable Date on a non-aggregated basis		Number of HTIL ADSs involved			Price paid for each HTIL ADS (US$)Note
Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell
SLKS	10-Dec-09	100	—	—	3.02	—	—
SLKS	10-Dec-09	100	—	—	3.02	—	—
SLKS	10-Dec-09	100	—	—	3.01	—	—
SLKS	10-Dec-09	100	—	—	3.02	—	—
SLKS	10-Dec-09	100	—	—	3.02	—	—
SLKS	10-Dec-09	100	—	—	3.02	—	—
SLKS	10-Dec-09	100	—	—	3.02	—	—
SLKS	10-Dec-09	100	—	—	3.02	—	—
SLKS	10-Dec-09	100	—	—	3.02	—	—
SLKS	10-Dec-09	100	—	—	3.02	—	—
SLKS	10-Dec-09	100	—	—	3.01	—	—
SLKS	10-Dec-09	100	—	—	3.01	—	—
SLKS	10-Dec-09	900	—	—	3.02	—	—
SLKS	11-Dec-09	—	—	100	—	—	3.05
SLKS	11-Dec-09	—	—	100	—	—	3.05
SLKS	11-Dec-09	—	—	100	—	—	3.05
SLKS	11-Dec-09	—	—	100	—	—	3.05
SLKS	11-Dec-09	—	—	100	—	—	3.05
SLKS	11-Dec-09	—	—	100	—	—	3.04
SLKS	11-Dec-09	—	455	—	—	3.05	—
SLKS	11-Dec-09	—	500	—	—	3.04	—
SLKS	11-Dec-09	—	100	—	—	3.05	—
SLKS	11-Dec-09	—	100	—	—	3.04	—
SLKS	11-Dec-09	—	100	—	—	3.04	—
SLKS	11-Dec-09	—	100	—	—	3.04	—
SLKS	11-Dec-09	—	100	—	—	3.04	—
SLKS	11-Dec-09	—	100	—	—	3.04	—
SLKS	11-Dec-09	—	100	—	—	3.04	—
SLKS	11-Dec-09	127	—	—	3.03	—	—
SLKS	11-Dec-09	300	—	—	3.04	—	—
SLKS	11-Dec-09	500	—	—	3.03	—	—
SLKS	11-Dec-09	100	—	—	3.03	—	—
SLKS	11-Dec-09	100	—	—	3.03	—	—
SLKS	11-Dec-09	100	—	—	3.03	—	—
SLKS	11-Dec-09	100	—	—	3.03	—	—
SLKS	11-Dec-09	100	—	—	3.03	—	—
SLKS	11-Dec-09	100	—	—	3.05	—	—
SLKS	11-Dec-09	100	—	—	3.05	—	—
SLKS	11-Dec-09	100	—	—	3.04	—	—
SLKS	11-Dec-09	100	—	—	3.03	—	—
SLKS	11-Dec-09	600	—	—	3.03	—	—
SLKS	14-Dec-09	—	447	—	—	3.02	—
SLKS	14-Dec-09	—	100	—	—	3.03	—

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

From 9 December 2009 to Latest Practicable Date on a non-aggregated basis		Number of HTIL ADSs involved			Price paid for each HTIL ADS (US$)Note
Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell
SLKS	14-Dec-09	—	100	—	—	3.03	—
SLKS	14-Dec-09	—	100	—	—	3.03	—
SLKS	14-Dec-09	—	100	—	—	3.03	—
SLKS	14-Dec-09	—	100	—	—	3.02	—
SLKS	14-Dec-09	—	100	—	—	3.02	—
SLKS	14-Dec-09	—	100	—	—	3.03	—
SLKS	14-Dec-09	—	100	—	—	3.02	—
SLKS	14-Dec-09	—	100	—	—	3.03	—
SLKS	14-Dec-09	—	100	—	—	3.02	—
SLKS	14-Dec-09	—	100	—	—	3.02	—
SLKS	14-Dec-09	—	100	—	—	3.02	—
SLKS	14-Dec-09	201	—	—	3.01	—	—
SLKS	14-Dec-09	200	—	—	3.03	—	—
SLKS	14-Dec-09	100	—	—	3.01	—	—
SLKS	14-Dec-09	100	—	—	3.02	—	—
SLKS	14-Dec-09	100	—	—	3.01	—	—
SLKS	14-Dec-09	100	—	—	3.01	—	—
SLKS	14-Dec-09	100	—	—	3.02	—	—
SLKS	14-Dec-09	100	—	—	3.03	—	—
SLKS	14-Dec-09	1,000	—	—	3.02	—	—
SLKS	15-Dec-09	—	419	—	—	3.00	—
SLKS	15-Dec-09	—	200	—	—	3.01	—
SLKS	15-Dec-09	—	100	—	—	3.00	—
SLKS	15-Dec-09	—	100	—	—	3.01	—
SLKS	15-Dec-09	—	100	—	—	3.01	—
SLKS	15-Dec-09	—	100	—	—	3.01	—
SLKS	15-Dec-09	—	100	—	—	2.99	—
SLKS	15-Dec-09	—	100	—	—	3.00	—
SLKS	15-Dec-09	—	100	—	—	3.00	—
SLKS	15-Dec-09	284	—	—	3.00	—	—
SLKS	15-Dec-09	300	—	—	3.00	—	—
SLKS	15-Dec-09	300	—	—	2.99	—	—
SLKS	15-Dec-09	100	—	—	2.99	—	—
SLKS	15-Dec-09	100	—	—	3.00	—	—
SLKS	15-Dec-09	100	—	—	2.99	—	—
SLKS	15-Dec-09	100	—	—	3.00	—	—
SLKS	15-Dec-09	300	—	—	2.99	—	—
SLKS	15-Dec-09	200	—	—	3.00	—	—
SLKS	15-Dec-09	200	—	—	2.99	—	—
SLKS	15-Dec-09	500	—	—	2.99	—	—
SLKS	16-Dec-09	—	491	—	—	3.00	—
SLKS	16-Dec-09	—	200	—	—	3.00	—
SLKS	16-Dec-09	—	200	—	—	3.00	—

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

From 9 December 2009 to Latest Practicable Date on a non-aggregated basis		Number of HTIL ADSs involved			Price paid for each HTIL ADS (US$)Note
Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell
SLKS	16-Dec-09	—	100	—	—	3.00	—
SLKS	16-Dec-09	—	100	—	—	3.01	—
SLKS	16-Dec-09	—	100	—	—	3.01	—
SLKS	16-Dec-09	—	100	—	—	3.00	—
SLKS	16-Dec-09	—	100	—	—	3.00	—
SLKS	16-Dec-09	—	100	—	—	3.00	—
SLKS	16-Dec-09	—	100	—	—	3.00	—
SLKS	16-Dec-09	—	100	—	—	3.01	—
SLKS	16-Dec-09	176	—	—	2.99	—	—
SLKS	16-Dec-09	300	—	—	3.00	—	—
SLKS	16-Dec-09	100	—	—	3.00	—	—
SLKS	16-Dec-09	100	—	—	2.99	—	—
SLKS	16-Dec-09	100	—	—	3.00	—	—
SLKS	16-Dec-09	100	—	—	3.00	—	—
SLKS	16-Dec-09	100	—	—	2.99	—	—
SLKS	16-Dec-09	100	—	—	2.99	—	—
SLKS	16-Dec-09	100	—	—	3.00	—	—
SLKS	16-Dec-09	100	—	—	3.00	—	—
SLKS	16-Dec-09	100	—	—	3.00	—	—
SLKS	16-Dec-09	100	—	—	3.00	—	—
SLKS	16-Dec-09	100	—	—	3.00	—	—
SLKS	16-Dec-09	300	—	—	2.99	—	—
SLKS	17-Dec-09	—	589	—	—	2.97	—
SLKS	17-Dec-09	—	500	—	—	2.97	—
SLKS	17-Dec-09	—	600	—	—	2.98	—
SLKS	17-Dec-09	—	100	—	—	2.98	—
SLKS	17-Dec-09	—	100	—	—	2.98	—
SLKS	17-Dec-09	—	100	—	—	2.97	—
SLKS	17-Dec-09	—	100	—	—	2.97	—
SLKS	17-Dec-09	—	100	—	—	2.98	—
SLKS	17-Dec-09	199	—	—	2.98	—	—
SLKS	17-Dec-09	500	—	—	2.96	—	—
SLKS	17-Dec-09	300	—	—	2.96	—	—
SLKS	17-Dec-09	300	—	—	2.96	—	—
SLKS	17-Dec-09	200	—	—	2.97	—	—
SLKS	17-Dec-09	200	—	—	2.96	—	—
SLKS	17-Dec-09	200	—	—	2.96	—	—
SLKS	17-Dec-09	200	—	—	2.96	—	—
SLKS	17-Dec-09	100	—	—	2.97	—	—
SLKS	17-Dec-09	100	—	—	2.98	—	—
SLKS	17-Dec-09	100	—	—	2.97	—	—
SLKS	17-Dec-09	100	—	—	2.97	—	—
SLKS	17-Dec-09	200	—	—	2.97	—	—

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

From 9 December 2009 to Latest Practicable Date on a non-aggregated basis		Number of HTIL ADSs involved			Price paid for each HTIL ADS (US$)Note
Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell
SLKS	17-Dec-09	100	—	—	2.98	—	—
SLKS	17-Dec-09	100	—	—	2.97	—	—
SLKS	17-Dec-09	100	—	—	2.97	—	—
SLKS	17-Dec-09	200	—	—	2.96	—	—
SLKS	18-Dec-09	—	418	—	—	2.97	—
SLKS	18-Dec-09	—	100	—	—	3.00	—
SLKS	18-Dec-09	—	100	—	—	3.00	—
SLKS	18-Dec-09	—	100	—	—	3.00	—
SLKS	18-Dec-09	—	100	—	—	3.00	—
SLKS	18-Dec-09	—	100	—	—	3.00	—
SLKS	18-Dec-09	—	100	—	—	3.00	—
SLKS	18-Dec-09	—	1,000	—	—	3.00	—
SLKS	18-Dec-09	387	—	—	2.98	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	100	—	—	2.99	—	—
SLKS	18-Dec-09	2,000	—	—	2.96	—	—
SLKS	21-Dec-09	—	263	—	—	3.00	—
SLKS	21-Dec-09	—	500	—	—	3.00	—
SLKS	21-Dec-09	—	400	—	—	3.00	—
SLKS	21-Dec-09	—	100	—	—	3.02	—
SLKS	21-Dec-09	—	100	—	—	3.02	—
SLKS	21-Dec-09	—	100	—	—	3.01	—
SLKS	21-Dec-09	—	100	—	—	3.01	—
SLKS	21-Dec-09	—	100	—	—	3.01	—
SLKS	21-Dec-09	—	100	—	—	3.01	—
SLKS	21-Dec-09	—	100	—	—	3.01	—
SLKS	21-Dec-09	—	100	—	—	3.01	—
SLKS	21-Dec-09	—	100	—	—	3.01	—
SLKS	21-Dec-09	—	100	—	—	3.02	—

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

From 9 December 2009 to Latest Practicable Date on a non-aggregated basis		Number of HTIL ADSs involved			Price paid for each HTIL ADS (US$)Note
Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell
SLKS	21-Dec-09	—	100	—	—	3.02	—
SLKS	21-Dec-09	—	100	—	—	3.02	—
SLKS	21-Dec-09	—	100	—	—	3.02	—
SLKS	21-Dec-09	—	100	—	—	3.02	—
SLKS	21-Dec-09	—	400	—	—	2.99	—
SLKS	21-Dec-09	—	200	—	—	3.00	—
SLKS	21-Dec-09	48	—	—	3.00	—	—
SLKS	21-Dec-09	100	—	—	2.99	—	—
SLKS	21-Dec-09	100	—	—	3.00	—	—
SLKS	21-Dec-09	100	—	—	3.00	—	—
SLKS	21-Dec-09	100	—	—	3.01	—	—
SLKS	21-Dec-09	100	—	—	3.00	—	—
SLKS	21-Dec-09	100	—	—	3.00	—	—
SLKS	21-Dec-09	100	—	—	3.00	—	—
SLKS	21-Dec-09	100	—	—	3.00	—	—
SLKS	21-Dec-09	100	—	—	3.00	—	—
SLKS	21-Dec-09	100	—	—	3.00	—	—
SLKS	21-Dec-09	100	—	—	3.01	—	—
SLKS	21-Dec-09	100	—	—	3.01	—	—
SLKS	21-Dec-09	100	—	—	3.01	—	—
SLKS	21-Dec-09	100	—	—	3.01	—	—
SLKS	21-Dec-09	100	—	—	3.01	—	—
SLKS	21-Dec-09	100	—	—	3.01	—	—
SLKS	21-Dec-09	100	—	—	3.00	—	—
SLKS	21-Dec-09	100	—	—	2.99	—	—
SLKS	22-Dec-09	—	457	—	—	3.01	—
SLKS	22-Dec-09	—	100	—	—	2.99	—
SLKS	22-Dec-09	—	100	—	—	2.99	—
SLKS	22-Dec-09	—	100	—	—	3.00	—
SLKS	22-Dec-09	—	100	—	—	2.99	—
SLKS	22-Dec-09	—	100	—	—	2.99	—
SLKS	22-Dec-09	—	100	—	—	3.00	—
SLKS	22-Dec-09	—	100	—	—	3.00	—
SLKS	22-Dec-09	—	100	—	—	3.00	—
SLKS	22-Dec-09	—	100	—	—	3.00	—
SLKS	22-Dec-09	—	100	—	—	3.00	—
SLKS	22-Dec-09	—	100	—	—	3.00	—
SLKS	22-Dec-09	—	100	—	—	3.00	—
SLKS	22-Dec-09	—	100	—	—	3.01	—
SLKS	22-Dec-09	—	100	—	—	3.00	—
SLKS	22-Dec-09	278	—	—	2.99	—	—
SLKS	22-Dec-09	100	—	—	2.99	—	—
SLKS	22-Dec-09	100	—	—	2.98	—	—

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

From 9 December 2009 to Latest Practicable Date on a non-aggregated basis		Number of HTIL ADSs involved			Price paid for each HTIL ADS (US$)Note
Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell
SLKS	22-Dec-09	100	—	—	2.99	—	—
SLKS	22-Dec-09	100	—	—	2.99	—	—
SLKS	22-Dec-09	100	—	—	2.99	—	—
SLKS	22-Dec-09	100	—	—	2.99	—	—
SLKS	22-Dec-09	100	—	—	2.99	—	—
SLKS	23-Dec-09	—	175	—	—	3.00	—
SLKS	23-Dec-09	—	100	—	—	3.01	—
SLKS	23-Dec-09	—	100	—	—	3.01	—
SLKS	23-Dec-09	—	100	—	—	3.01	—
SLKS	23-Dec-09	—	100	—	—	3.01	—
SLKS	23-Dec-09	—	100	—	—	3.01	—
SLKS	23-Dec-09	—	100	—	—	3.00	—
SLKS	23-Dec-09	—	100	—	—	3.00	—
SLKS	23-Dec-09	—	100	—	—	3.00	—
SLKS	23-Dec-09	—	100	—	—	3.00	—
SLKS	23-Dec-09	—	100	—	—	3.00	—
SLKS	23-Dec-09	—	100	—	—	3.00	—
SLKS	23-Dec-09	—	100	—	—	3.00	—
SLKS	23-Dec-09	181	—	—	2.99	—	—
SLKS	23-Dec-09	200	—	—	3.00	—	—
SLKS	23-Dec-09	200	—	—	3.00	—	—
SLKS	23-Dec-09	100	—	—	2.99	—	—
SLKS	23-Dec-09	100	—	—	3.00	—	—
SLKS	23-Dec-09	100	—	—	3.00	—	—
SLKS	23-Dec-09	100	—	—	3.00	—	—
SLKS	23-Dec-09	100	—	—	3.00	—	—
SLKS	23-Dec-09	100	—	—	2.99	—	—
SLKS	23-Dec-09	100	—	—	2.99	—	—
SLKS	23-Dec-09	100	—	—	2.99	—	—
SLKS	23-Dec-09	100	—	—	2.99	—	—
SLKS	23-Dec-09	100	—	—	2.99	—	—
SLKS	23-Dec-09	100	—	—	2.99	—	—
SLKS	23-Dec-09	100	—	—	2.99	—	—
SLKS	23-Dec-09	100	—	—	2.99	—	—
SLKS	23-Dec-09	300	—	—	2.99	—	—
SLKS	24-Dec-09	—	118	—	—	3.01	—
SLKS	24-Dec-09	—	100	—	—	3.02	—
SLKS	24-Dec-09	—	100	—	—	3.02	—
SLKS	24-Dec-09	—	100	—	—	3.02	—
SLKS	24-Dec-09	—	100	—	—	3.01	—
SLKS	24-Dec-09	353	—	—	3.01	—	—
SLKS	24-Dec-09	100	—	—	3.01	—	—
SLKS	24-Dec-09	100	—	—	3.01	—	—

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

From 9 December 2009 to Latest Practicable Date on a non-aggregated basis		Number of HTIL ADSs involved			Price paid for each HTIL ADS (US$)Note
Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell
SLKS	24-Dec-09	100	—	—	3.01	—	—
SLKS	28-Dec-09	—	597	—	—	3.00	—
SLKS	28-Dec-09	—	400	—	—	3.02	—
SLKS	28-Dec-09	—	300	—	—	3.01	—
SLKS	28-Dec-09	—	100	—	—	3.03	—
SLKS	28-Dec-09	—	100	—	—	3.03	—
SLKS	28-Dec-09	—	100	—	—	3.02	—
SLKS	28-Dec-09	—	100	—	—	3.02	—
SLKS	28-Dec-09	—	100	—	—	3.02	—
SLKS	28-Dec-09	—	100	—	—	3.02	—
SLKS	28-Dec-09	—	100	—	—	3.01	—
SLKS	28-Dec-09	—	1,000	—	—	3.02	—
SLKS	28-Dec-09	110	—	—	3.02	—	—
SLKS	28-Dec-09	200	—	—	3.02	—	—
SLKS	28-Dec-09	200	—	—	3.01	—	—
SLKS	28-Dec-09	300	—	—	3.01	—	—
SLKS	28-Dec-09	300	—	—	3.01	—	—
SLKS	28-Dec-09	300	—	—	3.01	—	—
SLKS	28-Dec-09	100	—	—	3.01	—	—
SLKS	28-Dec-09	100	—	—	3.02	—	—
SLKS	28-Dec-09	100	—	—	3.01	—	—
SLKS	28-Dec-09	100	—	—	3.01	—	—
SLKS	28-Dec-09	100	—	—	3.02	—	—
SLKS	28-Dec-09	100	—	—	3.01	—	—
SLKS	28-Dec-09	100	—	—	3.02	—	—
SLKS	28-Dec-09	100	—	—	3.01	—	—
SLKS	28-Dec-09	100	—	—	3.02	—	—
SLKS	28-Dec-09	100	—	—	3.02	—	—
SLKS	28-Dec-09	100	—	—	3.02	—	—
SLKS	28-Dec-09	100	—	—	3.02	—	—
SLKS	29-Dec-09	—	—	100	—	—	3.05
SLKS	29-Dec-09	—	—	100	—	—	3.05
SLKS	29-Dec-09	—	290	—	—	3.03	—
SLKS	29-Dec-09	—	400	—	—	3.04	—
SLKS	29-Dec-09	—	200	—	—	3.03	—
SLKS	29-Dec-09	—	200	—	—	3.02	—
SLKS	29-Dec-09	—	100	—	—	3.02	—
SLKS	29-Dec-09	—	100	—	—	3.02	—
SLKS	29-Dec-09	—	100	—	—	3.02	—
SLKS	29-Dec-09	—	100	—	—	3.03	—
SLKS	29-Dec-09	—	100	—	—	3.05	—
SLKS	29-Dec-09	—	100	—	—	3.05	—
SLKS	29-Dec-09	—	100	—	—	3.05	—

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

From 9 December 2009 to Latest Practicable Date on a non-aggregated basis		Number of HTIL ADSs involved			Price paid for each HTIL ADS (US$)Note
Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell
SLKS	29-Dec-09	—	100	—	—	3.04	—
SLKS	29-Dec-09	—	100	—	—	3.04	—
SLKS	29-Dec-09	—	100	—	—	3.03	—
SLKS	29-Dec-09	—	100	—	—	3.03	—
SLKS	29-Dec-09	—	100	—	—	3.03	—
SLKS	29-Dec-09	—	100	—	—	3.02	—
SLKS	29-Dec-09	—	2,500	—	—	3.03	—
SLKS	29-Dec-09	312	—	—	3.03	—	—
SLKS	29-Dec-09	600	—	—	3.01	—	—
SLKS	29-Dec-09	100	—	—	3.02	—	—
SLKS	29-Dec-09	100	—	—	3.02	—	—
SLKS	29-Dec-09	100	—	—	3.02	—	—
SLKS	29-Dec-09	100	—	—	3.01	—	—
SLKS	29-Dec-09	100	—	—	3.02	—	—
SLKS	29-Dec-09	100	—	—	3.03	—	—
SLKS	29-Dec-09	100	—	—	3.04	—	—
SLKS	29-Dec-09	100	—	—	3.03	—	—
SLKS	29-Dec-09	100	—	—	3.04	—	—
SLKS	29-Dec-09	100	—	—	3.03	—	—
SLKS	30-Dec-09	—	—	100	—	—	3.03
SLKS	30-Dec-09	—	—	100	—	—	3.03
SLKS	30-Dec-09	—	—	400	—	—	3.03
SLKS	30-Dec-09	—	—	600	—	—	3.04
SLKS	30-Dec-09	—	67	—	—	3.00	—
SLKS	30-Dec-09	108	—	—	3.00	—	—
SLKS	30-Dec-09	100	—	—	3.02	—	—
SLKS	30-Dec-09	100	—	—	3.03	—	—
SLKS	30-Dec-09	700	—	—	3.00	—	—
SLKS	31-Dec-09	—	—	500	—	—	3.05
SLKS	31-Dec-09	—	—	300	—	—	3.03
SLKS	31-Dec-09	—	—	200	—	—	3.04
SLKS	31-Dec-09	—	—	200	—	—	3.05
SLKS	31-Dec-09	—	—	100	—	—	3.04
SLKS	31-Dec-09	—	—	100	—	—	3.04
SLKS	31-Dec-09	—	—	100	—	—	3.04
SLKS	31-Dec-09	—	—	100	—	—	3.05
SLKS	31-Dec-09	—	—	100	—	—	3.04
SLKS	31-Dec-09	—	—	100	—	—	3.04
SLKS	31-Dec-09	—	258	—	—	3.03	—
SLKS	31-Dec-09	288	—	—	3.01	—	—
SLKS	31-Dec-09	300	—	—	3.03	—	—
SLKS	31-Dec-09	100	—	—	3.04	—	—
SLKS	31-Dec-09	100	—	—	3.04	—	—

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

From 9 December 2009 to Latest Practicable Date on a non-aggregated basis		Number of HTIL ADSs involved			Price paid for each HTIL ADS (US$)Note
Entity	Date	Buy	Sell	Short Sell	Buy	Sell	Short Sell
SLKS	31-Dec-09	100	—	—	3.04	—	—
SLKS	31-Dec-09	100	—	—	3.04	—	—
SLKS	31-Dec-09	100	—	—	3.04	—	—
SLKS	31-Dec-09	700	—	—	3.03	—	—

Note: The prices in relation to aggregated transactions represent prices calculated on a volume weighted average basis.

(b)      During the Relevant Period, except as disclosed in this section headed “Dealings in HTIL Shares and HTIL ADSs” in this Appendix, none of the Offeror, the directors of the Offeror and the parties acting in concert with the Offeror had dealt for value in any HTIL Shares, HTIL ADSs or any convertible securities, warrants, options or derivatives in respect of the HTIL Shares and/or the HTIL ADSs.

4.     EXPERTS

Goldman Sachs is a licensed corporation under the SFO, licensed to carry out Type 1 (dealing in securities), Type 4 (advising on securities) and Type 6 (advising on corporate finance) regulated activities.

Asian Capital is a corporation licensed under the SFO to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO.

5.     CONSENTS

Each of Goldman Sachs and Asian Capital has given and has not withdrawn its written consent to the issue of this Scheme Document with the inclusion in this Scheme Document of its opinions and/or letters and/or the references to its name and/or opinions and/or letters, in the form and context in which they respectively appear.

6.     MISCELLANEOUS

(a)   As at the Latest Practicable Date, there was no agreement or arrangement or understanding (including any compensation arrangement) between the Offeror or any person acting in concert with it (on the one part) and any of the HTIL Directors, recent HTIL Directors, HTIL Shareholders or recent HTIL Shareholders (on the other part) having any connection with or dependence upon the Scheme.

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

(b)   As at the Latest Practicable Date, there was no agreement or arrangement to which the Offeror is a party which related to any circumstances in which it may or may not invoke or seek to invoke a Condition.

(c)   As at the Latest Practicable Date, there were no material contracts entered into by the Offeror in which any of the HTIL Directors had a material personal interest.

(d)   The registered office of the Offeror is P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, the British Virgin Islands.

(e)   The registered office of HWL is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

(f)    The Offeror does not have any intention to transfer, charge or pledge any HTIL Shares acquired pursuant to the Scheme to any other person.

(g)   The Offeror is a company which was incorporated in the British Virgin Islands on 1 October 2004 with limited liability. The directors of the Offeror are:

Mrs. CHOW WOO Mo Fong, Susan

Mr. Frank John SIXT

Mr. CHAN Waichi, Richard

Mr. HO Wai Leung, Edmond

Mr. SNG Cheng Khoong, Robin

The ultimate holding company of the Offeror is HWL. The controlling shareholder of HWL is CKH. The HWL Directors are Mr. LI Ka-shing, Mr. LI Tzar Kuoi, Victor, Mr. FOK Kin-ning, Canning, Mrs. CHOW WOO Mo Fong, Susan, Mr. Frank John SIXT, Mr. LAI Kai Ming, Dominic, Mr. KAM Hing Lam, Mr. George Colin MAGNUS, Mr. William SHURNIAK, The Hon Sir Michael David KADOORIE, Mr. Holger KLUGE, Mrs. Margaret LEUNG KO May Yee, Mr. William Elkin MOCATTA (alternate to The Hon Sir Michael David Kadoorie) and Mr. WONG Chung Hin.

(h)   The principal place of business of Goldman Sachs is at 68th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

APPENDIX II	GENERAL INFORMATION RELATING TO THE OFFEROR

(i)    All costs, charges and expenses of and incidental to the Scheme and the Option Proposal and the costs of carrying the Scheme and the Option Proposal into effect will be borne by the Offeror and HTIL in equal shares.

(j)    The English language text of this Scheme Document shall prevail over the Chinese language text.

APPENDIX III	GENERAL INFORMATION RELATING TO HTIL

1.     RESPONSIBILITY STATEMENT

The information contained in this Scheme Document relating to the HTIL Group has been supplied by HTIL. The issue of this Scheme Document has been approved by the HTIL Directors, who jointly and severally accept full responsibility for the accuracy of the information contained in this Scheme Document relating to the HTIL Group, and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions of HTIL expressed in this Scheme Document have been arrived at after due and careful consideration and there are no other facts not contained in this Scheme Document, the omission of which would make any statement in this Scheme Document relating to the HTIL Group misleading.

2.     SHARE CAPITAL

(a)   As at the Latest Practicable Date, the authorised and issued share capital of HTIL were as follows:

Authorised Share Capital

Number of Shares	Value of Shares

10,000,000,000 HTIL Shares	HK$2,500,000,000
1,000,000 non-voting redeemable preference shares	US$10,000

Issued and Fully Paid-up Share Capital

Number of Shares	Value of Shares

4,814,562,875 HTIL Shares	HK$1,203,640,718.75

(b)   All of the HTIL Shares rank pari passu in all respects as regards rights to capital, dividends and voting.

(c)   HTIL has issued no new HTIL Shares pursuant to the exercise of Outstanding HTIL Share Options from 31 December 2009, being the end of the last financial year of HTIL, up to the Latest Practicable Date.

(d)   As at the Latest Practicable Date, there were 12,566,666 Outstanding HTIL Share Options granted under the HTIL Share Option Scheme, of which 5,000,000 Outstanding HTIL Share Options were held by an HTIL Director and the remaining 7,566,666 Outstanding HTIL Share Options were held by employees of the HTIL Group (including a retired employee). If all of such Outstanding HTIL Share Options are exercised, a total of 12,566,666 new HTIL Shares will be issued. These Outstanding HTIL Share Options were issued pursuant to the HTIL Share Option Scheme. All of the Outstanding HTIL Share Options were granted on 1 June 2009, of which 12,566,666 Outstanding HTIL Share Options were outstanding as at the Latest Practicable Date, have an exercise price of HK$1.61 and may be exercised between 1 June 2009 and 31 May 2019.

APPENDIX III	GENERAL INFORMATION RELATING TO HTIL

(e)   Other than the HTIL Shares, the HTIL ADSs and the Outstanding HTIL Share Options, there are no other options, derivatives, warrants or other securities convertible or exchangeable into HTIL Shares which were issued by HTIL as at the Latest Practicable Date.

3.     MARKET PRICE

HTIL Shares

The table below sets out the closing price of HTIL Shares on the Stock Exchange on (i) the last business day of each of the calendar months during the Relevant Period, (ii) the Last Pre-Announcement Trading Day, and (iii) the Latest Practicable Date:

Closing price for each HTIL Share
(HK$)

30 June 2009	1.82
31 July 2009	2.03
31 August 2009	1.64
30 September 2009	1.60
30 October 2009	1.57
30 November 2009	1.58
31 December 2009 (Last Pre-Announcement Trading Day)	1.61
29 January 2010	2.14
26 February 2010	2.13
11 March 2010 (Latest Practicable Date)	2.14

The lowest and highest closing prices of HTIL Shares as quoted on the Stock Exchange during the Relevant Period were HK$1.54 per HTIL Share on 14 October 2009 and HK$2.16 per HTIL Share on 4 February 2010, respectively.

APPENDIX III	GENERAL INFORMATION RELATING TO HTIL

HTIL ADSs

The table below sets out the closing price of HTIL ADSs as quoted on the NYSE on (i) the last business day of each of the calendar months during the Relevant Period, (ii) the Last Pre-Announcement Trading Day, and (iii) the Latest Practicable Date:

Closing price for each HTIL ADS
(US$)

30 June 2009	3.35
31 July 2009	3.96
31 August 2009	3.13
30 September 2009	3.06
30 October 2009	2.96
30 November 2009	3.02
31 December 2009 (Last Pre-Announcement Trading Day)	3.01
29 January 2010	4.12
26 February 2010	4.12
11 March 2010 (Latest Practicable Date)	4.12

The lowest and highest closing prices of the HTIL ADSs as quoted on the NYSE during the Relevant Period were US$2.96 per HTIL ADS on 30 October 2009 and 18 December 2009 and US$4.20 per HTIL ADS on 12 February 2010 and 5 March 2010, respectively.

APPENDIX III	GENERAL INFORMATION RELATING TO HTIL

4.     DISCLOSURE OF INTERESTS

For the purpose of this paragraph, “interested” and “interests” have the same meanings as ascribed to those tems in Part XV of the SFO.

(a)   Interests in HTIL

As at the Latest Practicable Date, the HTIL Directors had the following interests in HTIL Shares:

				Number of underlying
			Number of	HTIL Shares held
Name of HTIL Director/ alternate HTIL Director	Capacity	Nature of Interest	HTIL Shares held	in HTIL ADSs	in share options

Mr. Fok Kin-ning, Canning	Interests in a controlled corporation	Corporate interest	1,202,380 (Note 1)	—	—

Mrs. Chow Woo Mo Fong, Susan	Beneficial owner	Personal interest	250,000	—	—

Mr. Frank John Sixt	Beneficial owner	Personal interest	—	255,000 (Note 2)	—

Mr. Lui Dennis Pok Man	Beneficial owner	Personal interest	9,100,000	—	—

Mr. Chan Ting Yu	Beneficial owner	Personal interest	3,433,333	—	—

Mr. John W. Stanton	Interests held jointly with spouse	Other interest	—	105,000 (Note 3)	—

Mr. Christopher John Foll	Beneficial owner	Personal interest	—	—	5,000,000 (Note 4)

Mr. Woo Chiu Man, Cliff	Beneficial owner	Personal interest	2,333,333	—	—

Notes:

(1)   Such HTIL Shares were held by a company which was equally controlled by Mr. Fok Kin-ning, Canning and his spouse.

(2)   17,000 HTIL ADSs were held by Mr. Frank John Sixt.

(3)   7,000 HTIL ADSs were held by Mr. John W. Stanton and his spouse.

(4)   Such interest relates to HTIL Shares to be held by Mr. Christopher John Foll if he exercised his Outstanding HTIL Share Options before the Record Date. The share options were granted to Mr. Foll on 1 June 2009 and are capable of being exercised between 12 December 2009 and 31 May 2019 at an exercise price of HK$1.61 per option (subject to adjustment in accordance with the provisions of the HTIL

APPENDIX III	GENERAL INFORMATION RELATING TO HTIL

Share Option Scheme). The share options are exercisable subject to the vesting schedule of one-third of share options on each of 12 December 2009, 12 December 2010 and 12 December 2011 and provided that for the vesting to occur the grantee has to remain as an Eligible Participant (as defined in the HTIL Share Option Scheme) on such vesting dates.

Mr. Lui Dennis Pok Man intends to vote in favour of the implementation of the Scheme at the Court Meeting and the EGM. Further, each of Mr. Chan Ting Yu and Mr. Woo Chiu Man, Cliff, subject to having arranged prior to the Court Meeting and the EGM to become the Registered Owner of some or all of the HTIL Shares which he presently holds as Beneficial Owner, intend to vote in favour of the implementation of the Scheme at the Court Meeting and the EGM.

(b)   Interests in HWL

As at the Latest Practicable Date, the HTIL Directors had the following interests in shares of HWL:

Name of HTIL Director/ alternate HTIL Director	Capacity	Nature of Interest	Number of shares of HWL held

Mr. Fok Kin-ning, Canning	Interests in a controlled corporation	Corporate interest	4,810,875 (Note 1)

Mrs. Chow Woo Mo Fong, Susan	Beneficial owner	Personal interest	150,000

Mr. Frank John Sixt	Beneficial owner	Personal interest	50,000

Mr. John W. Stanton	Interests held jointly with spouse and through a trust	Other interest	2,023,100 (Note 2)

Mr. Woo Chiu Man, Cliff	Family interest	Family interest	8,000 (Note 3)

Notes:

(1)   Such shares of HWL were held by a company which is equally controlled by Mr. Fok Kin-ning, Canning and his spouse.

(2)   Such shares of HWL comprise (i) 2,016,500 shares of HWL held jointly by Mr. John W. Stanton and his spouse and (ii) 6,600 shares of HWL held by Mr. John W. Stanton in his capacity as a trustee of a trust.

(3)   Such shares of HWL are held by the spouse of Mr. Woo Chiu Man, Cliff.

(c)   Confirmations

Except as disclosed in this section headed “Disclosure of Interests” in this Appendix III and in Part IV and Part VIII of this Scheme Document, as at the Latest Practicable Date:

(i)    none of the HTIL Directors had any interests in HTIL Shares;

APPENDIX III	GENERAL INFORMATION RELATING TO HTIL

(ii)   neither HTIL nor the HTIL Directors were interested in any shares of HWL or shares of the Offeror;

(iii)  no subsidiary of HTIL, or any pension fund of HTIL or of any other member of the HTIL Group or any adviser to HTIL as specified in class (2) of the definition of “associate” under the Takeovers Code (but excluding exempt principal traders) owned or controlled any HTIL Shares or convertible securities, warrants, options or derivatives in respect of HTIL Shares;

(iv)  neither HTIL nor any of its associates by virtue of classes (1), (2), (3) or (4) of the definition of “associate” under the Takeovers Code had an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with any person; and

(v)   neither HTIL nor any of the HTIL Directors had borrowed or lent any HTIL Shares.

5.     DEALINGS IN HTIL SHARES, HTIL ADSs AND SHARES OF HWL

During the Relevant Period, save as disclosed in this section headed “5. Dealings in HTIL Shares, HTIL ADSs and shares of HWL”, neither HTIL nor any of the HTIL Directors had dealt for value in any HTIL Shares, HTIL ADSs, shares of HWL or shares of the Offeror or convertible securities, warrants, options or derivatives in respect of HTIL Shares, shares of HWL or shares of the Offeror:

Dealings in shares of HWL

Name	Date	Number of shares of HWL dealt for value	Aggregate Value

Mr. Fok Kin-ning, Canning	22 December 2009	500,000 acquired	HK$25,101,500

During the Relevant Period, except as disclosed in this section headed “5. Dealings in HTIL Shares, HTIL ADSs and shares of HWL”:

(a)   HTIL has not dealt for value in any shares of HWL or the Offeror;

(b)   none of the HTIL Directors had dealt for value in any HTIL Shares or shares of HWL or the Offeror; and

(c)   none of the persons referred to in sub-paragraphs (i) and (ii) of paragraph (c) headed “Confirmations” in the section headed “4. Disclosure of Interests” in this Appendix III had dealt for value in any HTIL Shares.

During the period from the Announcement Date to the Latest Practicable Date, except as disclosed in this section headed “5. Dealings in HTIL Shares, HTIL ADSs and shares of HWL”,

APPENDIX III	GENERAL INFORMATION RELATING TO HTIL

none of the persons referred to in sub-paragraphs (iii) and (iv) of paragraph (c) headed “Confirmations” in the section headed “4. Disclosure of Interests” in this Appendix III, or fund managers (other than exempt fund managers) connected with HTIL, had dealt for value in any HTIL Shares.

6.     MATERIAL LITIGATION

Save as disclosed below, as at the Latest Practicable Date, there was no material litigation or claim of material importance known to the HTIL Directors to be pending or threatened against any member of the HTIL Group.

Thailand

On 9 March 2010, Hutchison CAT Wireless MultiMedia Limited (“HCWML”) and BFKT (Thailand) Limited (“BFKT”), both being consolidated subsidiaries of HTIL, received notice of a potential claim from True Move Company Limited (“TMC”) alleging that HCWML and BFKT, jointly, had caused TMC loss and damage through (i) interconnecting with TMC’s network in the period from December 2007 to January 2010; and (ii) the alleged improper transmission of calls to TMC’s network during part of that period. TMC has asserted damages of approximately THB3.2 billion (equivalent to approximately HK$754 million at an exchange rate of HK$1.00:THB0.2377, being the exchange rate reported by Bloomberg as at 12:00 noon in Hong Kong on 11 March 2010). HCWML and BFKT are currently investigating the particulars of the claims which do not detail either the allegations or how the alleged quantum of the damages has been composed. HCWML and BFKT will deny and defend vigorously any potential claims that may ensue from the allegations as well as take other appropriate action, including potential counter-claims, as they consider appropriate.

7.     MATERIAL CONTRACTS

The following material contracts (not being contracts entered into in the ordinary course of business) have been entered into by the HTIL Group after the date two years before the Announcement Date up to and including the Latest Practicable Date:

(a)   Sale and Purchase Agreement dated 17 January 2008 made between Hutchison Telecommunications International (Cayman) Holdings Limited (a wholly owned subsidiary of HTIL) and EGH International Limited (“EGH”) for the acquisition by EGH of the direct and indirect equity and loan interests and intellectual property held through various subsidiaries in Kasapa Telecom Limited for a consideration of HK$583.5 million;

(b)   Tower Transfer Agreement dated 18 March 2008 made between PT. Hutchison CP Telecommunications (a non wholly owned subsidiary of HTIL) (“HCPT”) as vendor and PT. Profesional Telekomunikasi Indonesia (“Protelindo”) as purchaser for the acquisition by Protelindo of up to 3,692 base station tower sites for a consideration of US$500 million (HK$3.9 billion);

APPENDIX III	GENERAL INFORMATION RELATING TO HTIL

(c)   Build to Suit Term Sheet dated 18 March 2008 made between HCPT and Protelindo setting out the principal terms for a build to suit agreement for the construction of towers in Indonesia and put and call option agreement for further sale of towers;

(d)   Acquisition Agreement dated 30 June 2008 made between HTIL and NEC Corporation (“NEC”) for the acquisition by NEC of the entire issued share capital of Pilot Gateway Limited for a consideration of US$73.1 million (HK$0.6 billion);

(e)   US$2.5 billion (HK$19.4 billion) Senior Secured Revolving Credit/Term Loan Facility Agreement dated 25 November 2008 made between HTIL and certain members of the HWL Group pursuant to which the HWL Group committed to make available to certain members of the HTIL Group a senior secured term loan and revolving credit facility in the maximum aggregate amount of up to US$2.5 billion (HK$19.4 billion);

(f)    Amended and Restated Shareholder Agreement dated 3 April 2009 made among PT. Asia Mobile, CAC Holdings (Netherlands) B.V., and HCPT amending and restating the parties’ respective rights and obligations as shareholders of HCPT under the shareholders agreement dated 27 July 2005;

(g)   Loan Agreement dated 3 April 2009 entered into between, inter alia, Lucky Wealth Success Ltd. (“Lucky Wealth”) as borrower, Hutchison Telecommunications (Luxembourg) S.à r.l. (a wholly owned subsidiary of HTIL) (“HTLS”) as lender and PT. Asia Mobile as guarantor pursuant to which HTLS agreed to make available to Lucky Wealth a loan of US$55 million (HK$0.4 billion) at an interest rate of 3% per annum;

(h)   Loan Assignment Cessie Agreement dated 3 April 2009 entered into between PT. Asia Mobile as assignor, Loudella Limited (“Loudella”) as assignee and HCPT pursuant to which PT. Asia Mobile agreed to assign its shareholder loans owed by HCPT of US$91.4 million (HK$0.7 billion) to Loudella at a consideration of US$1 (HK$7.8);

(i)    Share Option Deed dated 3 April 2009 entered into by PT. Asia Mobile and HTLS for the grant by PT. Asia Mobile of the option over 2,274,615 HCPT shares to HTLS for a consideration of US$1 (HK$7.8);

(j)    Supplemental Agreement, dated 17 April 2009, to the IPR Framework Agreement dated 24 September 2004 made between HTIL and HIL pursuant to which HIL agreed to procure the relevant members of the HWL Group to grant appropriate licences to various operating companies of the HTIL Group;

(k)   Non-competition Agreement dated 17 April 2009 made between HTIL and Hutchison Telecommunications Hong Kong Holdings Limited (“HTHKH”) for the delineation of the respective geographical markets and business among the HTIL Group and the HTHKH Group;

APPENDIX III	GENERAL INFORMATION RELATING TO HTIL

(l)       Amendment Agreement, dated 17 April 2009, to the Non-Competition Agreement dated 24 September 2004 made between HTIL and HWL whereby the parties thereto agreed, with effect from the date of listing of HTHKH, the new scope of businesses which is subject to such agreement, the exclusion of Hong Kong and Macau from the HTIL Group’s exclusive territory, the HTHKH Group’s exclusive territory to comprise Hong Kong and Macau, and the order in which new opportunities arising from any of the exclusive territories of the HWL Group, the HTIL Group and the HTHKH Group will be offered to the other party;

(m)     Termination Agreement dated 17 April 2009 made between HTIL and HWL for the termination of the agreement dated 24 September 2004 under which HTIL agreed to accept the benefits and burden of HWL’s rights and obligations under the shareholder agreements in respect of various 2G and 3G operating companies within the HTHKH Group;

(n)      Master Agreement dated 17 April 2009 made between HTIL and HTHKH which sets out the framework terms upon which HTIL supplies and HTHKH supplies would be provided or acquired on a non-exclusive basis;

(o)      US$2.5 billion Senior Secured Revolving Credit/Term Loan Facility Agreement dated 25 November 2008, as amended and restated on 17 April 2009, made between HTIL and members of the HWL Group pursuant to which the HWL Group committed to make available to certain members of the HTIL Group a senior secured term loan and revolving credit facility in the maximum aggregate amount of US$1.79 billion (HK$13.9 billion);

(p)      Amended and Restated Deposit Agreement dated 19 June 2009 made between HTIL, Citibank, N.A., as Depositary and the holders and beneficial owners of the ADSs issued thereunder in relation to the depositary services for the ADSs;

(q)      Share Purchase Agreement dated 12 August 2009 made between Advent Investments Pte Ltd (an indirect wholly owned subsidiary of HTIL) (“AIL”) as vendor and Scailex Corporation Ltd. as purchaser for the sale and purchase of 78,940,104 fully paid shares of Partner Communications for NIS5,290,960,470 (equivalent to HK$11.0 billion at the exchange rate of HK$1.00: NIS2.0722, being the exchange rate reported by Bloomberg as at 12:00 noon in Hong Kong on 11 March 2010);

(r)       Escrow Agreement dated 20 October 2009 made between AIL and Assessing Officer of Large Enterprises, Israel in respect of the deposit of an amount of NIS672,474,123 (equivalent to HK$1.4 billion at the exchange rate of HK$1.00: NIS2.0722, being the exchange rate reported by Bloomberg as at 12:00 noon in Hong Kong on 11 March 2010) in a trust account pending an agreement on the amount of tax payable for the sale of shares in Partner Communications; and

(s)      Placement Agreement dated 28 October 2009 made between AIL and Scailex Corporation Ltd. in respect of the issue and placement of US$300 million (HK$2.3 billion) in aggregate principal amount of Fixed Rate Secured Bullet Notes due 27 April 2014.

APPENDIX III	GENERAL INFORMATION RELATING TO HTIL

8.       EXPERT

Somerley is a corporation licensed to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO.

9.       CONSENT

Somerley has given and has not withdrawn its written consent to the issue of this Scheme Document with the inclusion of its opinions and/or letters, and/or the references to its name and/or opinions and/or letters and/or the presentation given by Somerley to the HTIL Independent Board Committee on 5 February 2010 (which is referred to in section 1.1 of Part VII of this Scheme Document), in the form and context in which they respectively appear.

PricewaterhouseCoopers has given its written consent to the issue of this Scheme Document with the inclusion of references to its name in the form and context in which they appear.

10.     MISCELLANEOUS

(a)      None of the existing HTIL Directors will be given any benefit as compensation for loss of office or otherwise in connection with the Scheme.

(b)      As at the Latest Practicable Date, there was no agreement or arrangement between any of the HTIL Directors and any other person which is conditional on or dependent upon the outcome of the Scheme or otherwise connected with the Scheme.

(c)      The HTIL Directors are:

Executive Directors:

Mr. LUI Dennis Pok Man

Mr. Christopher John FOLL

Mr. CHAN Ting Yu (also Alternate to Mr. Lui Dennis Pok Man)

Non-executive Directors:

Mr. FOK Kin-ning, Canning (Chairman)

Mrs. CHOW WOO Mo Fong, Susan (also Alternate to Mr. Fok Kin-ning, Canning and

Mr. Frank John Sixt)

Mr. Frank John SIXT

Independent Non-executive Directors:

Mr. KWAN Kai Cheong

Mr. John W. STANTON

Mr. Kevin WESTLEY

APPENDIX III	GENERAL INFORMATION RELATING TO HTIL

Alternate Director:

Mr. WOO Chiu Man, Cliff (Alternate to Mr. Christopher John Foll)

(d)      The Company Secretary of HTIL is Ms. Edith Shih, BSE, MA, MA, EdM, Solicitor, FCIS, FCS(PE).

(e)      The registered office of HTIL is situated at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, the Cayman Islands.

(f)       The head office and principal place of business of HTIL is situated at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

(g)      The principal share registrar and transfer office of HTIL is Butterfield Fulcrum Group (Cayman) Limited, Butterfield House, 68 Fort Street, P.O. Box 609, Grand Cayman KY1-1107, the Cayman Islands.

(h)      The Hong Kong share registrar of HTIL is Computershare Hong Kong Investor Services Limited, which is situated at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

(i)       The ADS Depositary for HTIL is Citibank, N.A.

(j)       The principal place of business of Somerley is at 10/F, The Hong Kong Club Building, 3A Chater Road, Central, Hong Kong.

(k)      As at the Latest Practicable Date, none of the HTIL Directors had entered into any service contract with HTIL or any of its subsidiaries or associated companies which is a fixed term contract with more than 12 months to run irrespective of the notice period, which is continuous contract with a notice period of 12 months or more, or which has been entered into or amended within six months before the Announcement Date.

(l)       Between 31 December 2009, being the last financial year end of HTIL, and the Latest Practicable Date, no new HTIL Shares were issued by HTIL.

APPENDIX IV	DOCUMENTS AVAILABLE FOR INSPECTION

DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents are available for inspection on HTIL’s website at www.htil.com and the SFC’s website at www.sfc.hk and from 9:30 a.m. to 5:30 p.m., Monday to Friday at the offices of HTIL, c/o 20/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, Hong Kong from 15 March 2010 until the Effective Date or the date on which the Scheme lapses, whichever is earlier:

(a)      the memorandum and articles of association of HTIL;

(b)      the memorandum and articles of association of the Offeror;

(c)      the annual report of HTIL for the years ended 31 December 2008 and 31 December 2009;

(d)      the letter from the HTIL Board, the text of which is set out in Part IV of this Scheme Document;

(e)      the letter from the HTIL Independent Board Committee, the text of which is set out in Part V of this Scheme Document;

(f)       the letter of advice from Somerley, the text of which is set out in Part VI of this Scheme Document;

(g)      the written consents referred to in the section headed “5. Consents” in Appendix II and the section headed “9. Consents” in Appendix III to this Scheme Document;

(h)      the material contracts referred to in the section headed “7. Material contracts” in Appendix III to this Scheme Document;

(i)       the report provided by Somerley to the HTIL Board, the text of which is set out in Appendix VII to this Scheme Document;

(j)       the letter of advice from HTIL’s accountants to HTIL referred to in the section headed “3.3 Certain Financial Information and Projections” in Part VII of this Scheme Document; and

(k)      this Scheme Document.

APPENDIX V	INFORMATION CONCERNING DIRECTORS
AND EXECUTIVE OFFICERS

1.       HTIL

The following table sets forth the name, address, country or place of citizenship and present position with HTIL, and material occupations, positions, offices or employments for the past five years, of each present HTIL Director and executive officer of HTIL.

Name, Present Position with	Country/Place
HTIL and Business Address	of Citizenship	Material Positions Held During the Past Five Years

FOK Kin-ning, Canning, Chairman and Non-executive Director	United Kingdom

FOK Kin-ning, Canning has been the Chairman and a Non -executive Director of HTIL since 2004. He is also the Chairman of the Remuneration Committee of HTIL. He is the group managing director and an executive director of HWL, chairman of Hutchison Harbour Ring Limited (Note 1), Hutchison Telecommunications (Australia) Limited (Note 2), Hutchison Telecommunications Hong Kong Holdings Limited (Note 3) and Hongkong Electric Holdings Limited (Note 4) and co-chairman of Husky Energy Inc. (Note 5). He is also the deputy chairman of Cheung Kong Infrastructure Holdings Limited (Note 6). In addition, he is a non-executive director of CKH, and a director of HIL and OHL. He was previously a director of Partner Communications Company Ltd. (Note 76).

LUI Dennis Pok Man, Executive Director and Chief Executive Officer	Canada

LUI Dennis Pok Man has been an Executive Director and the Chief Executive Officer of HTIL since 2004. He is deputy chairman and non-executive director of Hutchison Telecommunications Hong Kong Holdings Limited (Note 3). He was previously a director of Partner Communications Company Ltd. (Note 76).

Christopher John FOLL, Executive Director and Chief Financial Officer	Australia

Christopher John FOLL was appointed as an Executive Director and the Chief Financial Officer of HTIL in August 2008 and September 2008, respectively. He joined the Hutchison Whampoa group in 2001 as the chief financial officer for the group’s former India operations until taking over the chief operating officer position in the group’s Vietnam operations in September 2007.

APPENDIX V	INFORMATION CONCERNING DIRECTORS
AND EXECUTIVE OFFICERS

Name, Present Position with	Country/Place
HTIL and Business Address	of Citizenship	Material Positions Held During the Past Five Years

CHAN Ting Yu, Executive Director	New Zealand

CHAN Ting Yu was appointed as an Executive Director of HTIL in January 2008, a position he previously held from 2004 to 2005. He is currently, and has been since December 2005, an Alternate Director to Mr. Lui Dennis Pok Man, an Executive Director and the Chief Executive Officer of HTIL. He was previously a director of Partner Communications Company Ltd. (Note 76).

CHOW WOO Mo Fong, Susan, Non-executive Director	United Kingdom

CHOW WOO Mo Fong, Susan was appointed as a Non-executive Director of HTIL on 3 January 2008, a position she previously held from 2004 to 2005. She is currently, and has been since December 2005, an Alternate Director to Mr. Fok Kin-ning, Canning, Chairman and a Non-executive Director of HTIL, and since September 2006, an Alternate Director to Mr. Frank John Sixt, Non-executive Director of HTIL. She is the deputy group managing director and an executive director of HWL, an executive director of Cheung Kong Infrastructure Holdings Limited (Note 6), Hutchison Harbour Ring Limited (Note 1) and Hongkong Electric Holdings Limited (Note 4) and a director of Hutchison Telecommunications (Australia) Limited (Note 2) and a non-executive director of TOM Group Limited (Note 7) and Hutchison Telecommunications Hong Kong Holdings Limited (Note 3). In addition, she is a director of HIL, OHL, HTIHL, HTGHL and the Offeror. She was previously a director of Partner Communications Company Ltd. (Note 76).

APPENDIX V	INFORMATION CONCERNING DIRECTORS
AND EXECUTIVE OFFICERS

Name, Present Position with	Country/Place
HTIL and Business Address	of Citizenship	Material Positions Held During the Past Five Years

Frank John SIXT, Non-executive Director	Canada

Frank John SIXT has been a Non-executive Director of HTIL since 2004. He is the group finance director and an executive director of HWL, the non-executive chairman of TOM Group Limited (Note 7), an executive director of Cheung Kong Infrastructure Holdings Limited (Note 6) and Hongkong Electric Holdings Limited (Note 4), a non-executive director of CKH and Hutchison Telecommunications Hong Kong Holdings Limited (Note 3), and a director of Hutchison Telecommunications (Australia) Limited (Note 2), Husky Energy Inc. (Note 5), HIL, OHL, HTIHL, HTGHL and the Offeror. He was previously a director of Partner Communications Company Ltd. (Note 76).

KWAN Kai Cheong, Independent Non-executive Director Room 2308, Dominion Centre 43-59 Queen’s Road East Wanchai, Hong Kong	Australia

KWAN Kai Cheong has been an Independent Non-executive Director of HTIL since 2004. He is a member of the Audit Committee and the Remuneration Committee of HTIL. He is an independent non-executive director of Hutchison Harbour Ring Limited (Note 1), Henderson Sunlight Asset Management Limited (Note 8), SPG Land (Holdings) Limited (Note 9), Win Hanverky Holdings Limited (Note 10) and Soundwill Holdings Limited (Note 11). He is currently the president of Morrison & Company Limited (Note 12) and non-executive director of China Properties Group Limited (Note 13) and JF Household Furnishings Limited (Note 14). He was previously a director of China Medical and Bio Science Limited (Note 75) and Great World Company Holdings Ltd (Note 77).

John W. STANTON, Independent Non-executive Director 155-108th Avenue NE Suite 450 Bellevue, WA 98004 United States	United States

John W. STANTON, has been an Independent Non-executive Director of HTIL since 2004. He is a member of the Audit Committee of HTIL. He is the managing director of Trilogy Partners, LLC (Note 15), a board member of Columbia Sportswear Company (Note 16) and Clearwire Corporation (Note 50), and a trustee of Whitman College (Note 17).

APPENDIX V	INFORMATION CONCERNING DIRECTORS
AND EXECUTIVE OFFICERS

Name, Present Position with	Country/Place
HTIL and Business Address	of Citizenship	Material Positions Held During the Past Five Years

Kevin WESTLEY, Independent Non-executive Director Level 39, HSBC Main Building 1 Queen’s Road Central Hong Kong	United Kingdom

Kevin WESTLEY, has been an Independent Non-executive Director of HTIL since 2004. He is the Chairman of the Audit Committee and a member of the Remuneration Committee of HTIL. He is a part-time employee of The Hongkong and Shanghai Banking Corporation Limited (Note 24) where he acts as adviser to the chairman. Mr. Westley assumed the position of the non-executive chairman in late 2007 of Interpharma Investments Limited (Note 18). He was previously a non-executive director of this company.

WOO Chiu Man, Cliff, Alternate Director to Mr. Christopher John Foll, Executive Director and Chief Financial Officer	United Kingdom

WOO Chiu Man, Cliff, was appointed as an Alternate Director to Mr. Christopher John Foll, an Executive Director and the Chief Financial Officer of HTIL, in August 2008. Prior to that, since December 2005, he was an Alternate Director to Mr. Tim Lincoln Pennington, a former Executive Director and the Chief Financial Officer of HTIL. Mr. Woo joined the Company as the Chief Technology Officer in September 2004 and was previously an Executive Director of HTIL.

Unless otherwise indicated, the address of each of the HTIL Directors and executive officers of HTIL is 22/F, Hutchison House,10 Harcourt Road, Hong Kong.

During the past five years, none of the individuals above was convicted in any criminal proceeding (excluding traffic violations or similar misdemeanours) nor were they parties to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

APPENDIX V	INFORMATION CONCERNING DIRECTORS
AND EXECUTIVE OFFICERS

2.       The Offeror

The following table sets forth the name, address, country or place of citizenship and present position with the Offeror, and material occupations, positions, offices or employments for the past five years, of each present director of the Offeror.

Name, Present Position
with the Offeror and	Country/Place of
Business Address	Citizenship	Material Positions Held During the Past Five Years

CHOW WOO Mo Fong, Susan, Director	United Kingdom

CHOW WOO Mo Fong, Susan has been a director of the Offeror since 2005. Please refer to Mrs. Chow’s material positions held during the past five years as described in the section headed “HTIL” in this Appendix V.

Frank John SIXT, Director	Canada

Frank John SIXT has been a director of the Offeror since 2005. Please refer to Mr. Sixt’s material positions held during the past five years as described in the section headed “HTIL” in this Appendix V.

CHAN Waichi, Richard, Director 7, rue du Marché aux Herbes, L-1728 Luxembourg	United States	CHAN Waichi, Richard has been a director of the Offeror since 2005. He is a director of Hutchison Whampoa Europe Investments S.à r.l. (Note 19), HTIHL and HTGHL.

HO Wai Leung, Edmond, Director Hutchison House 5 Hester Road London SW11 4AN United Kingdom	United Kingdom

HO Wai Leung, Edmond has been a director of the Offeror since 2005. He is a director of Hutchison Whampoa (Europe) Limited (Note 20), Hutchison Whampoa (UK) Limited (Note 21), Hutchison Whampoa Properties (Europe) Limited (Note 22), HTIHL and HTGHL.

SNG Cheng Khoong, Robin, Director 1 Coleman Street #08-07/08/09 The Adelphi Singapore 179803	Singapore	SNG Cheng Khoong, Robin has been a director of the Offeror since 2005. He is also a director of HTIHL and HTGHL.

Unless otherwise indicated, the address of each of the directors of the Offeror is 22/F, Hutchison House, 10 Harcourt Road, Hong Kong. The Offeror has no executive officers.

APPENDIX V	INFORMATION CONCERNING DIRECTORS
AND EXECUTIVE OFFICERS

During the past five years, none of the individuals above was convicted in any criminal proceeding (excluding traffic violations or similar misdemeanours), nor were they parties to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

3.       HWL

The following table sets forth the name, address, country or place of citizenship and present position with HWL, and material occupations, positions, offices or employments for the past five years, of each present director and executive officer of HWL.

Name, Present Position with	Country/Place of
HWL and Business Address	Citizenship	Material Positions Held During the Past Five Years

LI Ka-shing, Chairman and Executive Director 7/F, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong

LI Ka-shing has been an Executive Director and the Chairman of HWL since 1979 and 1981, respectively. He is also the Chairman of the Remuneration Committee of HWL. He is the founder and chairman of CKH and a director of HIL. He is also the chairman of the Remuneration Committee of CKH. Mr. Li Ka-shing is the father of Mr. Li Tzar Kuoi, Victor, Deputy Chairman of HWL and the brother-in-law of Mr. Kam Hing Lam, Executive Director of HWL.

LI Tzar Kuoi, Victor, Deputy Chairman and Executive Director 7/F, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong

LI Tzar Kuoi, Victor has been an Executive Director and Deputy Chairman of HWL since 1995 and 1999, respectively. He is the deputy chairman and the managing director of CKH, the chairman of Cheung Kong Infrastructure Holdings Limited (Note 6) and CK Life Sciences Int’l., (Holdings) Inc. (Note 23), an executive director of Hongkong Electric Holdings Limited (Note 4), the co-chairman of Husky Energy Inc. (Note 5) and a director of The Hongkong and Shanghai Banking Corporation Limited (Note 24). In addition, he is a director of Continental Realty Limited (Note 25), Honourable Holdings Limited (Note 26), Winbo Power Limited (Note 27), Polycourt Limited (Note 28), Well Karin Limited (Note 29) and HIL. Mr. Li Tzar Kuoi, Victor is a son of Mr. Li Ka-shing, Chairman of HWL, and a nephew of Mr. Kam Hing Lam, Executive Director of HWL.

APPENDIX V	INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Name, Present Position with HWL and Business Address	Country/Place of Citizenship	Material Positions Held During the Past Five Years

FOK Kin-ning, Canning, Executive Director and Group Managing Director	United Kingdom

FOK Kin-ning, Canning has been an Executive Director and the Group Managing Director of HWL since 1984 and 1993, respectively. Please refer to Mr. Fok’s material positions held during the past five years as described in the section headed “HTIL” in this Appendix V.

CHOW WOO Mo Fong, Susan, Executive Director and Deputy Group Managing Director	United Kingdom

CHOW WOO Mo Fong, Susan has been an Executive Director and the Deputy Group Managing Director of HWL since 1993 and 1998, respectively. Please refer to Mrs. Chow’s material positions held during the past five years as described in the section headed “HTIL” in this Appendix V.

Frank John SIXT, Executive Director and Group Finance Director	Canada

Frank John SIXT has been an Executive Director and the Group Finance Director of HWL since 1991 and 1998, respectively. Please refer to Mr. Sixt’s material positions held during the past five years as described in the section headed “HTIL” in this Appendix V.

LAI Kai Ming, Dominic, Executive Director	Canada

LAI Kai Ming, Dominic has been an Executive Director of HWL since 2000. He is also the deputy chairman of Hutchison Harbour Ring Limited (Note 1) and a director of Hutchison Telecommunications (Australia) Limited (Note 2). He is also a non- executive director of Hutchison Telecommunications Hong Kong Holdings Limited (Note 3) and a director of HIL.

KAM Hing Lam, Executive Director 7/F, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong

KAM Hing Lam has been an Executive Director of HWL since 1993. He is the deputy managing director of CKH, the group managing director of Cheung Kong Infrastructure Holdings Limited (Note 6) and the president and chief executive officer of CK Life Sciences Int’l., (Holdings) Inc. (Note 23). He is also an executive director of Hongkong Electric Holdings Limited (Note 4) and a non-executive director of Spark Infrastructure Group (Note 30). In addition, he is a director of HIL and OHL. Mr. Kam Hing Lam is the brother-in-law of Mr. Li Ka-shing, Chairman of HWL, and an uncle of Mr. Li Tzar Kuoi, Victor, the Deputy Chairman of HWL.

APPENDIX V	INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Name, Present Position with HWL and Business Address	Country/Place of Citizenship	Material Positions Held During the Past Five Years

George Colin MAGNUS, Non-executive Director Room 701, Carpo Commercial Building 18-20 Lyndhurst Terrace Central Hong Kong	United Kingdom

George Colin MAGNUS has been an HWL Director since 1980 and is currently a Non-executive Director of HWL. He is also a non-executive director of CKH, Cheung Kong Infrastructure Holdings Limited (Note 6) and Hongkong Electric Holdings Limited (Note 4).

William SHURNIAK, Non-executive Director 122-3rd Avenue West Box 1178, Assiniboia Saskatchewan Canada S0H 0B0	Canada

William SHURNIAK has been an HWL Director since 1984 and is currently a Non-executive Director of HWL. He is also a member of the Audit Committee of HWL. He is the chairman of Northern Gas Networks Limited (Note 31) and the deputy chairman of Husky Energy Inc. (Note 5). He is also the chairman and founder of Shurniak Gallery Inc. (Note 32).

Michael David KADOORIE, Independent Non-executive Director 24/F, St. George’s Building 2 Ice House Street, Central Hong Kong	United Kingdom

Sir Michael David KADOORIE has been an HWL Director since 1995 and is currently an Independent Non-executive Director of HWL. He is chairman of CLP Holdings Limited (Note 33) and The Hongkong and Shanghai Hotels, Limited (Note 34), as well as Heliservices (Hong Kong) Limited (Note 35). He is also an alternate director of Hong Kong Aircraft Engineering Company Limited (Note 36).

Holger KLUGE, Independent Non-executive Director Suite 509, 33 Delisle Avenue Toronto, Ontario, M4V 3C7 Canada	Canada

Holger KLUGE has been an Independent Non-executive Director of HWL since 2004. He is also a member of the Audit Committee and the Remuneration Committee of HWL. He is an independent non-executive director of Hongkong Electric Holdings Limited (Note 4) and Shoppers Drug Mart Corporation (Note 37). He was previously a director of Husky Energy Inc. (Note 5).

APPENDIX V	INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Name, Present Position with HWL and Business Address	Country/Place of Citizenship	Material Positions Held During the Past Five Years

Margaret LEUNG KO May Yee, Independent Non-executive Director 8/F, Hang Seng Bank Building 83 Des Voeux Road Central Hong Kong	United Kingdom

Margaret LEUNG KO May Yee has been an Independent Non-executive Director of HWL since May 2009. She is an executive director, the vice-chairman and chief executive of Hang Seng Bank Limited (Note 38) and non-executive director of The Hongkong and Shanghai Banking Corporation Limited (Note 24) and Swire Pacific Limited (Note 40). She is also the chairman of Hang Seng Bank (China) Limited (Note 41) and Hang Seng School of Commerce (Note 73) and the group general manager of HSBC Holdings plc (Note 42). She was previously a non-executive director of Wells Fargo HSBC Trade Bank NA (Note 39).

William Elkin MOCATTA, Alternate Director to The Hon Sir Michael David Kadoorie, Independent Non-executive Director 24/F, St. George’s Building 2 Ice House Street Central, Hong Kong	United Kingdom

William Elkin MOCATTA has been an Alternate Director to The Hon Sir Michael David Kadoorie, an Independent Non-executive Director of HWL, since 1997. He is the chairman of CLP Power Hong Kong Limited (Note 43) and CLP Properties Limited (Note 44). He is also vice chairman of CLP Holdings Limited (Note 33) and a director of The Hongkong and Shanghai Hotels, Limited (Note 34).

WONG Chung Hin, Independent Non-executive Director 1225 Prince’s Building 10 Chater Road Hong Kong	United Kingdom

WONG Chung Hin has been an HWL Director since 1984 and is currently an Independent Non-executive Director of HWL. He is also the Chairman of the Audit Committee and a member of the Remuneration Committee of HWL. In addition, he is an independent non-executive director of The Bank of East Asia, Limited (Note 45) and Hongkong Electric Holdings Limited (Note 4).

Unless otherwise indicated, the address of each of the HWL Directors and executive officers of HWL is 22/F, Hutchison House, 10 Harcourt Road, Hong Kong.

During the past five years, none of the individuals above was convicted in any criminal proceeding (excluding traffic violations or similar misdemeanours), nor were they parties to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

APPENDIX V	INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

4.       CKH

The following table sets forth the name, address, country or place of citizenship and present position with CKH, and material occupations, positions, offices or employments for the past five years, of each present director and executive officer of CKH.

Name, Present Position with CKH and Business Address	Country/Place of Citizenship	Material Positions Held During the Past Five Years

LI Ka-shing, Chairman and Executive Director	Hong Kong

LI Ka-shing has been an Executive Director and the Chairman of CKH since 1971. Please refer to Mr. Li’s material positions held during the past five years as described in the section headed “HWL” in this Appendix V.

LI Tzar Kuoi, Victor, Deputy Chairman and Managing Director	Hong Kong

LI Tzar Kuoi, Victor has been the Deputy Chairman and the Managing Director of CKH since 1994 and 1999, respectively. Please refer to Mr. Li’s material positions held during the past five years as described in the section headed “HWL” in this Appendix V.

KAM Hing Lam, Deputy Managing Director	Hong Kong

KAM Hing Lam has been the Deputy Managing Director of CKH since 1993. Please refer to Mr. Kam’s material positions held during the past five years as described in the section headed “HWL” in this Appendix V.

IP Tak Chuen, Edmond, Deputy Managing Director	United Kingdom

IP Tak Chuen, Edmond has been an Executive Director of CKH since 1993 and the Deputy Managing Director of CKH since 2005. He is also an Executive Director and the Deputy Chairman of Cheung Kong Infrastructure Holdings Limited (Note 6), the Senior Vice President and Chief Investment Officer of CK Life Sciences Int’l., (Holdings) Inc. (Note 23), a Non-executive Director of ARA Asset Management Limited (Note 46), TOM Group Limited (Note 7), AVIC International Holding (HK) Limited (Note 47), Excel Technology International Holdings Limited (Note 48), Ruinian International Limited (Note 70) and Shougang Concord International Enterprises Company Limited (Note 49), and a director of ARA Asset Management (Fortune) Limited (Note 51) and ARA Trust Management (Suntec) Limited (Note 52).

CHUNG Sun Keung, Davy, Executive Director	Hong Kong	CHUNG Sun Keung, Davy, has been an Executive Director of CKH since 1993.

APPENDIX V	INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Name, Present Position with CKH and Business Address	Country/Place of Citizenship	Material Positions Held During the Past Five Years

PAU Yee Wan, Ezra, Executive Director	Hong Kong	PAU Yee Wan, Ezra joined the CKH group in 1982 and has been an Executive Director of CKH since 1993.

WOO Chia Ching, Grace, Executive Director	United States	WOO Chia Ching, Grace joined the CKH group in 1987 and has been an Executive Director of CKH since 1996.

CHIU Kwok Hung, Justin, Executive Director	Canada

CHIU Kwok Hung, Justin joined the CKH group in 1997 and has been an Executive Director of CKH since 2000. He is the Chairman of ARA Asset Management Limited (Note 46), ARA Asset Management (Fortune) Limited (Note 51), ARA Trust Management (Suntec) Limited (Note 52), and ARA Asset Management (Prosperity) Limited (Note 53). Mr. Chiu is also a director of ARA Fund Management (Asia Dragon) Limited (Note 54).

LEUNG Siu Hon, Non-executive Director Unit 502, 5/F Aon China Building 29 Queen’s Road Central Hong Kong	United Kingdom

LEUNG Siu Hon is a Non-executive Director of CKH and has been a Director of CKH since 1984. Mr. Leung is presently a consultant of Messrs. S.H. Leung and Co., Solicitors (Note 55). Mr. Leung is a cousin of Mr. Chow Kun Chee, Roland, a Non-executive Director of CKH.

FOK Kin-ning, Canning, Non-executive Director 22/F, Hutchison House 10 Harcourt Road Hong Kong	United Kingdom

FOK Kin-ning, Canning is a Non-executive Director of CKH and has been a Director of CKH since 1985. Please refer to Mr. Fok’s material positions held during the past five years as described in the section headed “HTIL” in this Appendix V.

Frank John SIXT, Non-executive Director 22/F, Hutchison House 10 Harcourt Road Hong Kong	Canada

Frank John SIXT is a Non-executive Director of CKH and has been a Director of CKH since 1991. Please refer to Mr. Sixt’s material positions held during the past five years as described in the section headed “HTIL” in this Appendix V.

CHOW Kun Chee, Roland, Non-executive Director Room 2008, Melbourne Plaza 33 Queen’s Road Central Hong Kong	United Kingdom

CHOW Kun Chee, Roland is a Non-executive Director of CKH and has been a Director of CKH since 1993. Mr. Chow is a consultant of Messrs. Herbert Tsoi and Partners, Solicitors (Note 56). Mr. Chow is a cousin of Mr. Leung Siu Hon, a Non-executive Director of CKH.

APPENDIX V	INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Name, Present Position with CKH and Business Address	Country/Place of Citizenship	Material Positions Held During the Past Five Years

George Colin MAGNUS, Non-executive Director Room 701, Carpo Commerical Building 18-20 Lyndhurst Terrace Central Hong Kong	United Kingdom

George Colin MAGNUS has been a Non-executive Director of CKH since November 2005. He acted as an Executive Director from 1980 and Deputy Chairman from 1985 of CKH until he retired from these offices in October 2005. Please refer to Mr. Magnus’s material positions held during the past five years as described in the section headed “HWL” in this Appendix V.

KWOK Tun-li, Stanley, Independent Non-executive Director Suite 238, 1501 West Broadway Vancouver, British Columbia V6J 4Z6, Canada	Canada

KWOK Tun-li, Stanley is an Independent Non-executive Director, and a member of the Audit Committee and the Remuneration Committee of CKH. He has been a Director of CKH since 1989. He is also presently a director of Amara International Investment Corporation (Note 57), CTC Bank of Canada (Note 58), Husky Energy Inc. (Note 5) and Stanley Kwok Consultants Inc. (Note 59).

YEH Yuan Chang, Anthony, Independent Non-executive Director 26/F, Tower A Regent Centre 63 Wo Yi Hop Road Kwai Chung Hong Kong	United Kingdom

YEH Yuan Chang, Anthony is an Independent Non-executive Director of CKH. He has been a Director of CKH since 1993. He is the Honorary Life President of Tai Ping Carpets International Limited (Note 60).

Simon MURRAY, Independent Non-executive Director Suite 3601 Cheung Kong Center 2 Queen’s Road Central Hong Kong	United Kingdom

Simon MURRAY is an Independent Non-executive Director of CKH. He has been a Director of CKH since 1993. Mr. Murray is currently the Chairman of General Enterprise Management Services (International) Limited (GEMS Ltd.) (Note 61). He is also an Independent Non-executive Director of a number of listed companies in Hong Kong including Arnhold Holdings Limited (Note 62), Orient Overseas (International) Limited (Note 63) and USI Holdings Limited (Note 64). He is also a director of Compagnie Financière Richemont SA (Note 65), Sino-Forest Corporation (Note 66) and Vodafone Group Plc (Note 67). He was previously an Independent Non-executive Director of HWL (resigned on 17 May 2007).

APPENDIX V	INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Name, Present Position with CKH and Business Address	Country/Place of Citizenship	Material Positions Held During the Past Five Years

CHOW Nin Mow, Albert, Independent Non-executive Director Unit 2001, 20/F, West Tower Shun Tak Centre 168 Connaught Road Central Hong Kong	United Kingdom

CHOW Nin Mow, Albert has been a Director of CKH since 1983. Mr. Chow has been an Independent Non-executive Director of CKH since October 2004. He is the Chairman and Managing Director of Wah Yip (Holdings) Limited (Note 68).

HUNG Siu-lin, Katherine, Independent Non-executive Director	Hong Kong

HUNG Siu-lin, Katherine joined the group of CKH in March 1972, and has been an Independent Non-executive Director of CKH since October 2004. She was appointed as a member of the Audit Committee of CKH in January 2007.

WONG Yick-ming, Rosanna, Independent Non-executive Director

(Also Alternate Director to Mr. Simon Murray)

23/F, The Hong Kong
Federation of Youth Groups
Building, 21 Pak Fuk Road
North Point, Hong Kong

Hong Kong

WONG Yick-ming, Rosanna has been an Independent Non-executive Director of CKH since 2001 and is a member of the Remuneration Committee of CKH. She acted as the Chairman of the Education Commission of the Hong Kong Special Administrative Region until she retired from this office in April 2007 and was previously a Director of 3 Italia S.p.A. She is the Executive Director of The Hong Kong Federation of Youth Groups (Note 69), a Non-Executive Director of The Hongkong and Shanghai Banking Corporation Limited (Note 24) and an Independent Non-executive Director of Hutchison Telecommunications Hong Kong Holdings Limited (Note 3).

APPENDIX V	INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Name, Present Position with CKH and Business Address	Country/Place of Citizenship	Material Positions Held During the Past Five Years

CHEONG Ying Chew, Henry, Independent Non-executive Director 6/F, New Henry House 10 Ice House Street, Central Hong Kong	United Kingdom

CHEONG Ying Chew, Henry has been an Independent Non-executive Director of CKH and a member of the Audit Committee of CKH since September 2004. He was appointed as the Chairman of the Audit Committee of CKH in January 2007. He is also an Independent Non-executive Director of Cheung Kong Infrastructure Holdings Limited (Note 6), CNNC International Limited (Note 71), Excel Technology International Holdings Limited (Note 48), Hutchison Telecommunications Hong Kong Holdings Limited (Note 3), New World Department Store China Limited (Note 72), SPG Land (Holdings) Limited (Note 9) and TOM Group Limited (Note 7). Mr. Cheong is an Executive Director and Deputy Chairman of Worldsec Limited (Note 74).

Unless otherwise indicated, the address of each of the directors and executive officers of CKH is 7/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

During the past five years, none of the individuals above was convicted in any criminal proceeding (excluding traffic violations or similar misdemeanours), nor were they parties to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

Notes:

1.       The address of Hutchison Harbour Ring Limited is 22/F, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Harbour Ring Limited is property investment, provision of integrated solutions of design and distribution of mobile phone accessories and other high-end electronic products as well as licensing and sourcing of consumer products.

2.       The address of Hutchison Telecommunications (Australia) Limited is Building A, 207 Pacific Highway, St. Leonards NSW 2065, Sydney, Australia. The principal business of Hutchison Telecommunications (Australia) Limited is telecommunications.

3.       The address of Hutchison Telecommunications Hong Kong Holdings Limited is 22/F, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Telecommunications Hong Kong Holdings Limited is provision of mobile telecommunications services in Hong Kong and Macau and fixed-line telecommunications services in Hong Kong.

4.       The address of Hongkong Electric Holdings Limited is 44 Kennedy Road, Hong Kong. The principal business of Hongkong Electric Holdings Limited is generation and supply of electricity.

5.       The address of Husky Energy Inc. is 707-8th Avenue S.W., Box 6525, Station D, Calgary, Alberta, Canada, T2P 3G7. The principal business of Husky Energy Inc. is investment in oil and gas.

APPENDIX V	INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

6.       The address of Cheung Kong Infrastructure Holdings Limited is 12/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of Cheung Kong Infrastructure Holdings Limited is development, investment and operation of infrastructure businesses in Hong Kong, Mainland China, Australia, New Zealand, the United Kingdom, Canada and the Philippines.

7.       The address of TOM Group Limited is 48/F, The Center, 99 Queen’s Road Central, Central, Hong Kong. The principal business of TOM Group Limited is provision of internet, outdoor media, publishing, sports, television and entertainment across markets in Mainland China, Taiwan and Hong Kong.

8.       The address of Henderson Sunlight Asset Management Limited is 30/F, 248 Queen’s Road East, Wan Chai, Hong Kong. The principal business of Henderson Sunlight Asset Management Limited is acting as the manager of Sunlight Real Estate Investment Trust.

9.       The address of SPG Land (Holdings) Limited is Unit 5711, 57/F, The Center, 99 Queen’s Road Central, Hong Kong. The principal business of SPG Land (Holdings) Limited is property development, property and hotel investment, property management and education.

10.     The address of Win Hanverky Holdings Limited is 6/F, Phase 6, HK Spinners Industrial Bldg, 481-483 Castle Peak Road, Kowloon, Hong Kong. The principal business of Win Hanverky Holdings Limited is manufacturing of integrated sportwear and active and outer wear and distribution for international sports brands.

11.     The address of Soundwill Holdings Limited is 21/F, Soundwill Plaza, 38 Russell Street, Causeway Bay, Hong Kong. The principal business of Soundwill Holdings Limited is property assembly, property development, property leasing and provision of building management services in Hong Kong and urban infrastructure facilities in the PRC.

12.     The address of Morrison & Company Limited is Room 2308, Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong. The principal business of Morrison & Company Limited is business consultancy.

13.     The address of China Properties Group Limited is 14/F, Wheelock House, 20 Pedder Street, Central, Hong Kong. The principal business of China Properties Group Limited is properties development and investment, provision of building management and construction consultancy services.

14.     The address of JF Household Furnishings Limited is 15/F, EIB Tower, 4-6 Morrison Hill Road, Wanchai, Hong Kong. The principal business of JF Household Furnishings Limited is manufacturing and sale of furnishings and home products.

15.     The address of Trilogy Partners, LLC is P.O. Box 53010, Bellevue, WA 98015-3010, United States. The principal business of Trilogy Partner, LLC is investment in wireless telecommunication operations in international markets.

16.     The address of Columbia Sportswear Company is 14375 NW Science Park Drive Portland, Oregon, United States. The principal business of Columbia Sportswear Company is design, sourcing, marketing and distribution of active outdoor apparel, footwear and related accessories and equipment.

17.     The address of Whitman College is 345 Boyer Avenue, Walla Walla, WA 99362, United States. The principal business of Whitman College is provision of education services.

18.     The address of Interpharma Investments Limited is Omc Chambers, PO Box 3152, Road Town, Tortola, the British Virgin Islands. Interpharma Investments Limited is a holding company for a group of companies engaged in the distribution of pharmaceutical products within Asian region.

19.     The address of Hutchison Whampoa Europe Investments S.à r.l is 7, rue du Marché aux Herbes, L-1728 Luxembourg. The principal business of Hutchison Whampoa Europe Investments S.à r.l is investment holding.

20.     The address of Hutchison Whampoa (Europe) Limited is Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom. The principal business of Hutchison Whampoa (Europe) Limited is consultancy services.

21.     The address of Hutchison Whampoa (UK) Limited is Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom. The principal business of Hutchison Whampoa (UK) Limited is investment holding.

22.     The address of Hutchison Whampoa Properties (Europe) Limited is Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom. The principal business of Hutchison Whampoa Properties (Europe) Limited is project management.

23.     The address of CK Life Sciences Int’l., (Holdings) Inc. is 7/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of CK Life Sciences Int’l., (Holdings) Inc. is investment holding, research and development, manufacturing, commercialization, marketing and selling of environmental and human health products and water business, as well as investment in various financial and investment products.

APPENDIX V	INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

24.     The address of The Hongkong and Shanghai Banking Corporation Limited is No. 1 Queen’s Road Central, Hong Kong. The principal business of The Hongkong and Shanghai Banking Corporation Limited is banking.

25.     The address of Continental Realty Limited is 7/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of Continental Realty Limited is investment holding.

26.     The address of Honourable Holdings Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands. The principal business of Honourable Holdings Limited is investment holding.

27.     The address of Winbo Power Limited is 7/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of Winbo Power Limited is investment holding.

28.     The address of Polycourt Limited is 7/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of Polycourt Limited is investment holding.

29.     The address of Well Karin Limited is 7/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of Well Karin Limited is investment holding.

30.     The address of Spark Infrastructure Group is Level 6, 255 George Street, Sydney, NSW 2000, Australia. The principal business of Spark Infrastructure Group is infrastructure.

31.     The address of Northern Gas Networks Limited is 1100 Century Way, Thorpe Park Business Park, Colton, Leeds, West Yorkshire, LS15 8TU, United Kingdom. The principal business of Northern Gas Networks Limited is operation of natural gas distribution networks.

32.     The address of Shurniak Gallery Inc. is 122-3rd Avenue West, Box 1178 Assiniboia, Saskatchewan, Canada S0H 0B0. The principal business of Shurniak Gallery Inc. is a not-for-profit art gallery.

33.     The address of CLP Holdings Limited is 147 Argyle Street, Kowloon, Hong Kong. The principal business of CLP Holdings Limited is investment holding.

34.     The address of The Hongkong and Shanghai Hotels, Limited is 8/F, St. George’s Building, 2 Ice House Street, Central, Hong Kong. The principal business of The Hongkong and Shanghai Hotels, Limited is hotel catering and real estate.

35.     The address of Heliservices (Hong Kong) Limited is 2107 St. George’s Building, 2 Ice House Street, Central, Hong Kong. The principal business of Heliservices (Hong Kong) Limited is provision of helicopter services.

36.     The address of Hong Kong Aircraft Engineering Company Limited is 35/F, Two Pacific Place, 88 Queensway, Hong Kong. The principal business of Hong Kong Aircraft Engineering Company Limited is overhaul and maintenance of commercial aircraft.

37.     The address of Shoppers Drug Mart Corporation is 243 Consumers Road, Toronto, Ontario, M2J 4W8, Canada. Shoppers Drug Mart Corporation is a licensor of full-service retail drug store.

38.     The address of Hang Seng Bank Limited is 83 Des Voeux Road Central, Hong Kong. The principal business of Hang Seng Bank Limited is banking.

39      The address of Wells Fargo HSBC Trade Bank NA is 1 Front Street, 21st Floor, San Francisco CA 94105, United States. The principal business is provision of trade finance services.

40.     The address of Swire Pacific Limited is 35/F, Two Pacific Place, 88 Queensway, Hong Kong. The principal business of Swire Pacific Limited is property, aviation, beverage, marine services, trading and industrial.

41.     The address of Hang Seng Bank (China) Limited is 27/F., Shanghai Stock Exchange Building, 528 Pudong South Road, Shanghai, PRC. The principal business of Hang Seng Bank (China) Limited is banking.

42.     The address of HSBC Holdings plc is 8 Canada Square, London E14 5HQ, United Kingdom. The principal business of HSBC Holdings plc is banking.

43.     The address of CLP Power Hong Kong Limited is 147 Argyle Street, Kowloon, Hong Kong. The principal business of CLP Power Hong Kong Limited is electricity business in Kowloon and New Territories.

44.     The address of CLP Properties Limited is 147 Argyle Street, Kowloon, Hong Kong. The principal business of CLP Properties Limited is owning and managing property.

45.     The address of The Bank of East Asia, Limited is No. 10 Des Voeux Road Central, Hong Kong. The principal business of The Bank of East Asia, Limited is banking.

46.     The address of ARA Asset Management Limited is 6 Temasek Boulevard, #16-02, Suntec Tower Four, Singapore 038986. The business of ARA Asset Management Limited comprises four primary segments: real estate investment trust management, private fund management, real estate management services and corporate finance advisory services.

APPENDIX V	INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

47.     The address of AVIC International Holding (HK) Limited is Unit B, 15/F, United Centre, 95 Queensway, Hong Kong. The principal business of AVIC International Holding (HK) Limited is investment holding.

48.     The address of Excel Technology International Holdings Limited is 5/F, 663 King’s Road, North Point, Hong Kong. The principal business of Excel Technology International Holdings Limited is investment holding.

49.     The address of Shougang Concord International Enterprises Company Limited is 7/F, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong. The principal business of Shougang Concord International Enterprises Company Limited is mining, manufacturing and sale of steel and related products, power generation, chartering of vessels.

50.     The address of Clearwire Corporation is 4400 Carillon Point, Kirkland, Washington 98033, United States. The principal business of Clearwire Corporation is building and operating next generation mobile broadband networks in the United States.

51.     The address of ARA Asset Management (Fortune) Limited is 6 Temasek Boulevard, #16-02, Suntec Tower Four, Singapore 038986. ARA Asset Management (Fortune) Limited is the manager of Fortune Real Estate Investment Trust which holds a portfolio of fourteen retail malls and properties in Hong Kong.

52.     The address of ARA Trust Management (Suntec) Limited is 6 Temasek Boulevard, #16-02, Suntec Tower Four, Singapore 038986. ARA Trust Management (Suntec) Limited is the manager of Suntec Real Estate Investment Trust which holds a portfolio of retail and office properties, a one-third interest in a prime office property and a 20% interest in a convention centre in Singapore.

53.     The address of ARA Asset Management (Prosperity) Limited is Units 5508-10, 55/F, The Center, 99 Queen’s Road Central, Hong Kong. ARA Asset Management (Prosperity) Limited is the manager of Prosperity Real Estate Investment Trust which holds a portfolio of 7 office, industrial/office and industrial properties in Hong Kong.

54.     The address of ARA Fund Management (Asia Dragon) Limited is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. ARA Fund Management (Asia Dragon) Limited is the portfolio manager of the ARA Asia Dragon Fund, a private real estate fund investing in a diversified portfolio of real estate investments in various growth economies of Asia.

55.     The address of Messrs. S.H. Leung and Co. is Unit 502 , 5/F, Aon China Building, 29 Queen’s Road Central, Hong Kong. Messrs. S.H. Leung and Co. is a solicitors’ firm.

56.     The address of Messrs. Herbert Tsoi and Partners is Room 2008, Melbourne Plaza, 33 Queen’s Road Central, Hong Kong. Messrs. Herbert Tsoi and Partners is a solicitors’ firm.

57.     The address of Amara International Investment Corporation is Suite 238, 1501 West Broadway, Vancouver, British Columbia, V6J 4Z6, Canada. The principal businesses of Amara International Investment Corporation are focusing on real estate and land development, cross-cultural management and strategic partnerships.

58.     The address of CTC Bank of Canada is 1518 West Broadway, Vancouver, British Columbia, V6J 1W8, Canada. CTC Bank of Canada is a bank.

59.     The address of Stanley Kwok Consultants Inc. is 1501 West Broadway, #240 Vancouver, British Columbia, V6J 4Z6, Canada. Stanley Kwok Consultants Inc. is a consulting firm dealing with all land planning and development design.

60.     The address of Tai Ping Carpets International Limited is 26/F, Tower A, Regent Centre, 63 Wo Yi Hop Road, Kwai Chung, Hong Kong. The principal businesses of Tai Ping Carpets International Limited are manufacturing, importing, exporting and selling carpets, manufacturing and selling yarns.

61.     The address of General Enterprise Management Services (International) Limited (GEMS Ltd.) is Room 3601, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. General Enterprise Management Services (International) Limited (GEMS Ltd.) is a private equity fund management company.

62.     The address of Arnhold Holdings Limited is 6/F, Victoria Centre, 15 Watson Road, North Point, Hong Kong. The principal business of Arnhold Holdings Limited is investment holding.

63.     The address of Orient Overseas (International) Limited is 33/F, Harbour Centre, 25 Harbour Road, Hong Kong. The principal business of Orient Overseas (International) Limited is investment holding.

64.     The address of USI Holdings Limited is 27/F, Two Landmark East, 100 How Ming Street, Kwun Tong, Kowloon, Hong Kong. The principal business of USI Holdings Limited is investment holding.

APPENDIX V	INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

65.     The address of Compagnie Financière Richemont SA is 50 chemin de la chênaie, 1293 Bellevue, Geneva, Switzerland. The principal businesses of Compagnie Financière Richemont SA are design, manufacturing and distribution of luxury products.

66.     The address of Sino-Forest Corporation is 90 Burnhamthorpe Road West, Suite 1208, Mississauga, Ontario, Canada L5B 3C3. The principal businesses of Sino-Forest Corporation are the ownership and management of forest plantation trees, sale of standing timber and logs, and complementary manufacturing of downstream engineered-wood products.

67.     The address of Vodafone Group Plc is Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, England. The principal businesses of Vodafone Group Plc are voice, messaging, data and fixed broadband services.

68.     The address of Wah Yip (Holdings) Limited is Unit 2001, 20/F, West Tower, Shun Tak Centre, 168 Connaught Road Central, Hong Kong. The principal business of Wah Yip (Holdings) Limited is property development and investment.

69.     The address of The Hong Kong Federation of Youth Groups is 23/F, The Hong Kong Federation of Youth Groups Building, 21 Pak Fuk Road, North Point, Hong Kong. The Hong Kong Federation of Youth Groups is a charitable organization.

70.     The address of Ruinian International Limited is Unit A, 10/F, China Overseas Building, No. 139 Hennessy Road, Wan Chai, Hong Kong. The principal businesses of Ruinian International Limited are manufacturing and selling of nutritional supplements and general health food products and health drinks.

71.     The address of CNNC International Limited is Unit 2809, 28/F, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong. The principal business of CNNC International Limited is investment holding.

72.     The address of New World Department Store China Limited is Room 1403, 14/F, West Wing Office Building, New World Centre, 20 Salisbury Road, Tsimshatsui, Hong Kong. The principal business of New World Department Store China Limited is investment holding.

73.     The address of Hang Seng School of Commerce is Hang Shin Link, Siu Lek Yuen, Shatin, New Territories, Hong Kong. Hang Seng School of Commerce is an educational institution.

74.     The address of Worldsec Limited is 6/F, New Henry House, 10 Ice House Street, Central, Hong Kong. The principal business of Worldsec Limited is agency broking in securities, futures and options dealing, and provision of corporate finance, financial advice and nominee services.

75.     The address of China Medical and Bio Science Limited is 62/F, One Island East, 18 Westlands Road, Island East, Hong Kong. The principal business of China Medical and Bio Science Limited is production, sales and distribution of veterinary drugs and animal vaccines.

76.     The address of Partner Communications Company Ltd. is 8 Amal Street, P. O. Box 435, Afeq Industrial Park, Rosh Ha’ayin 48103, Israel. The principal business of Partner Communications Company Ltd. is provision of telecommunication services in Israel.

77.     The address of Great World Company Holdings Ltd is Room 1803-04, 18/F Chinachem Tower, 34-37 Connaught Road, Central, Hong Kong. The principal business of Great World Company Holdings Ltd is assembly, distribution and integration of telecommunications products and the exploration, mining and processing of iron.

APPENDIX VI	SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the Latest Practicable Date, the number and approximate percentage of HTIL Shares beneficially owned by each of the Offeror and HWL, each person controlling HTIL, the Offeror and HWL, their respective directors and executive officers, and each associate and majority-owned subsidiary of those persons.

	Beneficial Ownership of HTIL Shares
Person	Number	Percentage

The Offeror	285,893,149	5.93%

HTIHL	2,905,822,253	60.355%
	(Note 1)
HTGHL	2,905,822,253	60.355%
	(Note 1)
OHL	2,905,822,253	60.355%
	(Note 1)
HIL	2,905,822,253	60.355%
	(Note 1)
HWL	2,905,822,253	60.355%
	(Note 1)
Continental Realty Ltd. (“CRL”)	6,203,546	0.13%
	(Note 2)
Kam Chin Investment S.A. (“KCI”)	1,443,083	0.03%
	(Note 2)
Shining Heights Profits Limited (“SHP”)	29,333	0.0006%
	(Note 2)
White Rain Enterprises Limited (“WRE”)	559,020	0.01%
	(Note 2)
Polycourt Limited (“PL”)	3,107,542	0.06%
	(Note 2)
Richland Realty Limited (“RRL”)	1,003,239	0.02%
	(Note 2)
Top Win Investment Limited (“TWI”)	1,425,499	0.03%
	(Note 2)
Haldaner Limited (“HL”)	144,327	0.003%
	(Note 2)
Winbo Power Limited (“WPL”)	3,150,135	0.07%
	(Note 2)

APPENDIX VI	SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

	Beneficial Ownership of HTIL Shares
Person	Number	Percentage

Good Energy Limited (“GEL”)	527,545	0.01%
	(Note 2)
Oriental Time Investment Limited (“OTI”)	1,636,998	0.03%
	(Note 2)
Well Karin Limited (“WKL”)	3,026,261	0.06%
	(Note 2)
Fumanda Limited (“FL”)	504,680	0.01%
	(Note 2)
Harvestime Holdings Limited (“HHL”)	2,200,000	0.05%
	(Note 2)
Harrowgate Investments Limited (“HAIL”)	1,529,982	0.03%
	(Note 2)
Hislop Resources Limited (“HRL”)	575,916	0.01%
	(Note 2)
Mirabole Limited (“ML”)	661,246	0.01%
	(Note 2)
Wealth Pleasure Limited (“WP”)	405,415	0.01%
	(Note 2)
Guidefield Limited (“GL”)	196,624	0.004%
	(Note 2)
Hey Darley Limited (“HDL”)	72,307	0.002%
	(Note 2)
Cheung Kong Enterprises Limited (“CKE”)	23,689,889	0.49%
	(Note 2)
CKH	2,957,914,840	61.43%
	(Note 3)
Emino Limited (“Emino”)	91,106	0.002%
	(Note 4)
Vision City International Limited (“Vision City”)	154,440	0.003%
	(Note 4)
Yuda Limited (“Yuda”)	266,375,953	5.53%
	(Note 4)
FOK Kin-ning, Canning	1,202,380	0.02%
	(Note 5)

APPENDIX VI	SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

	Beneficial Ownership of HTIL Shares
Person	Number	Percentage

CHOW WOO Mo Fong, Susan	250,000	0.005%

Frank John SIXT	255,000	0.005%
	(Note 6)
LUI Dennis Pok Man	9,100,000	0.19%

Christopher John FOLL	5,000,000	0.10%
	(Note 7)
CHAN Ting Yu	3,433,333	0.07%

John W STANTON	105,000	0.002%
	(Note 8)
WOO Chiu Man, Cliff	2,333,333	0.048%

LI Ka-shing	266,621,499	5.54%
	(Note 9)
LI Tzar Kuoi, Victor	2,519,250	0.05%

George Colin MAGNUS	13,333	0.0003%
	(Note 10)

Notes:

1.                      Reflects 285,893,149 HTIL Shares owned by the Offeror and 2,619,929,104 HTIL Shares owned by HTIHL, which wholly owns the Offeror. Each of the Offeror, HTIHL, HTGHL, OHL and HIL is a direct or indirect wholly-owned subsidiary of HWL. The Shares owned by each of these entities are included in the number of shares owned by CKH described in Note 3 below.

2.                      Wholly-owned subsidiary of CKH. The shares owned by this entity are included in the number of shares owned by CKH described in Note 3 below. The principal business address of each of CRL, PL, RRL, TWI, HL, WPL, GEL, OTI, WKL, FL, ML, WP, GL and HDL is 7/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The registered address of KCI is Swiss Tower, 16/F, 53rd E Street, Urbanizacion Marbella, P.O. Box 0832-00232, World Trade Center, Panama. The registered address of each of SHP, HHL, HAIL and HRL is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The registered address of WRE is P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands. The registered address of CKE is P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands.

3.                      Reflects the HTIL Shares held by the entities described in Note 1 and Note 2 above. CKH is the controlling shareholder of HWL. The entities described in Note 2 above are wholly-owned subsidiaries of CKH.

4.                      This entity is a company wholly-controlled by Mr. LI Ka-shing. The HTIL Shares owned by this entity are included in the number of HTIL Shares owned by Mr. LI Ka-shing described in Note 9 below. The address of each of Emino and Yuda is Pasea Estate, Road Town, Tortola, British Virgin Islands. The address of Vision City is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands.

5.                      Such HTIL Shares were held by the CF-Controlled Company, a company which is equally controlled by Mr. FOK Kin-ning, Canning and his spouse.

6.                      17,000 HTIL ADSs (each representing 15 HTIL Shares) were held by Mr. Frank John SIXT.

APPENDIX VI	SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

7.                      Reflects Mr. Christopher John FOLL’s right to receive HTIL Shares upon the exercise of the options granted under the HTIL Share Option Scheme.

8.                      7,000 HTIL ADSs (each representing 15 HTIL Shares) were held jointly by Mr. John W STANTON and his spouse.

9.                      Reflects the HTIL Shares held by the entities described in Note 4 above. Mr. LI Ka-shing owns the entire issued share capital of each of the entities described in Note 4 above.

10.               13,201 HTIL Shares owned by Mr. George Colin MAGNUS and 132 HTIL Shares owned by his spouse.

APPENDIX VII	REPORT BY SOMERLEY ON CERTAIN FINANCIAL INFORMATION

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

The following is the text of a letter, prepared for inclusion in this document, received by the HTIL Directors from Somerley Limited, its financial adviser, in connection with the Financial Projections for the year ending 31 December 2010 as referred to on pages ix to x, in the section entitled “Important Notices”, and set out on pages 101 to 107, in the section entitled “3.3 Certain Financial Information and Projections” of Part VII “US Special Factors”, of the Scheme Document dated 15 March 2010:

Somerley Limited

10/F, The Hong Kong Club Building

3A Chater Road, Central

Hong Kong

The Directors

Hutchison Telecommunications International Limited

20/F, Hutchison Telecom Tower

99 Cheung Fai Road

Tsing Yi

Hong Kong

15 March 2010

Dear Sirs,

We refer to financial projections of Hutchison Telecommunications International Limited (“HTIL”) relating to the year ending 31 December 2010 (the “Financial Projections”) as set out in the Scheme Document issued by Hutchison Whampoa Limited (“HWL”), Hutchison Telecommunications Holdings Limited and HTIL dated 15 March 2010 (the “Scheme Document”).

Unless otherwise stated herein, terms and expressions defined in the Scheme Document will have the same meanings as ascribed thereto when used in this letter.

We understand that the Financial Projections were prepared by the financial management of HTIL in September 2009 as part of a regular annual exercise by which HTIL set targets for divisional management for the following financial year. The Financial Projections were not intended for publication and in normal circumstances would not be published or otherwise be made publicly available. However, as the HTIL ADS are listed on the New York Stock Exchange in the United States, we understand that the series of transactions currently contemplated by HTIL (the “Share Proposal”) will be considered a “Rule-13 transaction”, pursuant to regulations promulgated under the US Securities Exchange Act of 1934, as amended, and so are subject to the relevant US securities rules and regulations requiring disclosures of material information relating to the transactions contemplated by the Share Proposal. Under these regulatory requirements, material information supplied to the offeror (in this case a wholly owned subsidiary of HWL) should be disclosed to all other HTIL Shareholders. Consequently, as

APPENDIX VII	REPORT BY SOMERLEY ON CERTAIN FINANCIAL INFORMATION

HWL has received the Financial Projections, the Financial Projections are also included in the Scheme Document setting out the Proposals, of which this letter forms part. Under the terms of Rule 10 of the Takeovers Code, the Financial Projections constitute a Profit Forecast, requiring, inter alia, a report from a financial adviser.

We have discussed with you and the financial management of HTIL the principal assumptions, as set out in pages 102 to 105 of the Scheme Document, upon which the Financial Projections have been made. These assumptions are detailed and we consider that they have been carefully drawn up. However, the management of HTIL has informed us that one of the main purposes of the Financial Projections is to motivate divisional management to achieve challenging targets. Accordingly, the Financial Projections were prepared by the management of HTIL using intentionally aggressive assumptions that do not entirely reflect the current business environment. They do not incorporate the more measured and conservative input which would normally be expected in a profit forecast prepared in the context of a takeover offer. In addition, the Financial Projections have not been updated from the September 2009 basis on which they were prepared to take account of current conditions. We note that certain assumptions, in particular key factors such as the growth in the number of subscribers and in the average revenue per user, while reasonable in persuading HTIL line management to “aim high”, are in fact substantially above performance in 2009 and are, in our opinion, optimistic.

Based on the above comments, we are of the opinion that the Financial Projections, the compilation of which is your sole responsibility, were prepared with due care and consideration for the purpose for which they were intended. However, bearing in mind the reservations expressed above, the Financial Projections should not be interpreted as an accurate assessment of HTIL’s likely 2010 financial results and position and therefore in our opinion the Financial Projections should not be relied upon by the HTIL Shareholders in assessing the Share Proposal.

Yours faithfully,
for and on behalf of
Somerley Limited
M.N. Sabine
Chairman

APPENDIX VIII	DEFINITIONS

In this Scheme Document, the following expressions have the meanings set out below unless the context requires otherwise:

“acting in concert”	has the meaning ascribed to it in the Takeovers Code

“Announcement”	the announcement dated 8 January 2010, issued jointly by the Offeror, HWL and HTIL in relation to the Share Proposal

“Announcement Date”	8 January 2010, being the date of the Announcement

“Asian Capital”

Asian Capital (Corporate Finance) Limited, the independent financial adviser to HWL and the Offeror in respect of the Proposals. Asian Capital is a corporation licensed under the SFO to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO

“associates”	has the meaning ascribed to it in the Listing Rules

“Authorisations”	all the necessary authorisations, registrations, filings, rulings, consents, permissions and approvals in connection with the Share Proposal

“Beneficial Owner”	any beneficial owner of HTIL Shares

“Cancellation Price”	the cancellation price of HK$2.20 per Scheme Share payable in cash by the Offeror to the Scheme Shareholders as at the Record Date upon the Scheme becoming effective

“CCASS”	the Central Clearing and Settlement System established and operated by HKSCC

“CF-Controlled Company”	a company which is equally controlled by Mr. Fok Kin-ning, Canning, the Group Managing Director of HWL, and his wife, and has direct shareholding interests in HTIL

“CKH”	Cheung Kong (Holdings) Limited, a company incorporated in Hong Kong with limited liability, the shares of which are listed on the Main Board of the Stock Exchange, and a substantial shareholder of HWL

“CKH-Controlled Companies”	subsidiaries of CKH which have direct shareholding interests in HTIL

APPENDIX VIII	DEFINITIONS

“Companies Law”	the Companies Law Cap. 22 (Law 3 of 1961), as consolidated and revised, of the Cayman Islands

“Conditions”	the conditions (or any of them) to which the Share Proposal is subject, which are set out in the Explanatory Memorandum in Part VIII of this Scheme Document

“connected persons”	has the meaning ascribed to such term under the Listing Rules

“controlling shareholder”	has the meaning ascribed to such term under the Listing Rules

“Court Meeting”

a meeting of the Scheme Shareholders convened at the direction of the Grand Court at which the Scheme will be voted upon, which is to be held at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong at 11:00 a.m. on 12 May 2010, notice of which is set out on pages 337 to 338 of this Scheme Document, or any adjournment thereof

“Effective Date”	the date on which the Scheme, if approved and sanctioned by the Grand Court, becomes effective in accordance with the Companies Law, which is expected to be 24 May 2010 (Cayman Islands time)

“EGM”

the extraordinary general meeting of HTIL to be held at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong at 11:45 a.m. on 12 May 2010 (or so soon thereafter as the Court Meeting convened on the same day and place shall have been concluded or adjourned), notice of which is set out on pages 339 to 340 of this Scheme Document, or any adjournment thereof

“Exchange Act”	The US Securities Exchange Act of 1934, as amended, including the related rules and regulations promulgated thereunder

“Executive”	the Executive Director of the Corporate Finance Division of the SFC or any delegate thereof

“Explanatory Memorandum”	the explanatory memorandum set out in Part VIII of this Scheme Document and issued in compliance with the Rules of the Grand Court

APPENDIX VIII	DEFINITIONS

“Financial Projections”

the financial projections relating to the financial year ending 31 December 2010 included in the budget pack prepared by HTIL’s management team, as further described in the section headed “3.3 Certain Financial Information and Projections” in “Part VII — US Special Factors” of this Scheme Document

“Goldman Sachs”

Goldman Sachs (Asia) L.L.C., the financial adviser to the Offeror. Goldman Sachs is a licensed corporation under the SFO, licensed to carry out Type 1 (dealing in securities), Type 4 (advising on securities) and Type 6 (advising on corporate finance) regulated activities

“Grand Court”	Grand Court of the Cayman Islands

“HIL”	Hutchison International Limited, a company incorporated in Hong Kong with limited liability and a direct wholly-owned subsidiary of HWL

“HK$”	Hong Kong dollar(s), the lawful currency of Hong Kong

“HKSCC”	Hong Kong Securities Clearing Company Limited

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“HTGHL”	Hutchison Telecommunications Group Holdings Limited, a company incorporated in the British Virgin Islands with limited liability and an indirect wholly-owned subsidiary of HWL

“HTIHL”	Hutchison Telecommunications Investment Holdings Limited, a company incorporated in the British Virgin Islands with limited liability and an indirect wholly-owned subsidiary of HWL

“HTIL”

Hutchison Telecommunications International Limited, a company incorporated in the Cayman Islands with limited liability, the shares of which are currently listed on the Main Board of the Stock Exchange and the HTIL ADSs of which are currently listed on the NYSE

“HTIL ADS(s)”	the American depositary share(s), which are issued by Citibank, N.A. and listed on the NYSE, each representing ownership of 15 HTIL Shares

“HTIL ADS Deposit Agreement”	the Amended and Restated Deposit Agreement, dated as of 19 June 2009, by and among HTIL, the HTIL ADS Depositary and the holders and beneficial owners of HTIL ADSs issued thereunder

APPENDIX VIII	DEFINITIONS

“HTIL ADS Depositary”	Citibank, N.A., a US national banking association organised under the laws of the United States, acting in its capacity as depositary

“HTIL ADS Holder(s)”	holder(s) of HTIL ADSs

“HTIL ADS Voting Instruction Card”	the voting instruction card for use by HTIL ADS Holders to provide instructions as to how to vote the HTIL Shares underlying their HTIL ADSs in connection with the Court Meeting and the EGM

“HTIL ADS Voting Instruction Due Date”

10:00 a.m. (New York time) on 4 May 2010, or such other time and date as shall have been determined by the HTIL ADS Depositary, being the latest time for receipt by the HTIL ADS Depositary of completed HTIL ADS Voting Instruction Cards from HTIL ADS Holders

“HTIL ADS Voting Record Date”

5:00 p.m. (New York time) on 28 April 2010, or such other time and date as shall have been determined by the HTIL ADS Depositary, being the record date for the purpose of determining HTIL ADS Holders entitled to provide instructions as to how to vote the HTIL Shares underlying their HTIL ADSs in connection with the Court Meeting and the EGM

“HTIL Board”	the board of directors of HTIL

“HTIL Director(s)”	director(s) of HTIL

“HTIL Group”	HTIL and its subsidiaries

“HTIL Independent Board Committee”

the independent board committee of HTIL, comprising of Mr. Kwan Kai Cheong and Mr. Kevin Westley, both being independent non-executive HTIL Directors, and which has been established by the HTIL Board to make a recommendation to the HTIL Independent Shareholders in respect of the Share Proposal and the HTIL Optionholders in respect of the Option Proposal

“HTIL Independent Shareholders”	HTIL Shareholders other than the Offeror and parties acting in concert with it

“HTIL Optionholder(s)”	holder(s) of Outstanding HTIL Share Options

“HTIL Share Option Scheme”	the Share Option Scheme adopted by HTIL on 17 September 2004 and subsequently amended by the HTIL Directors on 12 July 2005 and 9 February 2006 and by the HTIL Shareholders on 8 May 2007

APPENDIX VIII	DEFINITIONS

“HTIL Shareholder(s)”	registered holder(s) of HTIL Shares

“HTIL Share(s)”	ordinary share(s) of par value HK$0.25 each in the share capital of HTIL

“HWL”	Hutchison Whampoa Limited, a company incorporated in Hong Kong with limited liability, the shares of which are listed on the Main Board of the Stock Exchange

“HWL Director(s)”	director(s) of HWL

“HWL Group”	HWL and its subsidiaries

“IFRS”	International Financial Reporting Standards

“Independent Financial Adviser”	the independent financial adviser to the HTIL Independent Board Committee in relation to the Proposals, being Somerley

“Investor Participant”	a person admitted to participate in CCASS as an investor participant

“Last Pre-Announcement Trading Day”	31 December 2009, being the trading day prior to the date of suspension of trading in the HTIL Shares on the Stock Exchange pending the issuance of the Announcement

“Latest Practicable Date”	11 March 2010, being the latest practicable date for ascertaining certain information contained in this Scheme Document

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange

“LKS-Controlled Companies”	companies which are directly or indirectly wholly-owned by Mr. Li Ka-shing, the Chairman of HWL, and have direct shareholding interests in HTIL

“LKS-Trust Company”	Li Ka-Shing Castle Trustee Company Limited as trustee of The Li Ka-Shing Castle Trust, which has direct shareholding interests in HTIL

“Meeting Record Date”

4:30 p.m. (Hong Kong time) on 6 May 2010, or such other time and date as shall have been announced to the HTIL Shareholders, being the record date for the purpose of determining the entitlement of HTIL Independent Shareholders to attend and vote at the Court Meeting and the entitlement of HTIL Shareholders to attend and vote at the EGM

APPENDIX VIII	DEFINITIONS

“NYSE”	New York Stock Exchange, Inc.

“Offeror”	Hutchison Telecommunications Holdings Limited, a company incorporated in the British Virgin Islands with limited liability and an indirect wholly-owned subsidiary of HWL

“OHL”	Ommaney Holdings Limited, a company incorporated in Hong Kong with limited liability and an indirect wholly-owned subsidiary of HWL

“Option”	an option to subscribe for HTIL Shares pursuant to the HTIL Share Option Scheme

“Option Form of Acceptance”	the form of acceptance despatched to HTIL Optionholders in connection with the Option Proposal

“Option Proposal”	the conditional offer by Goldman Sachs on behalf of the Offeror to the HTIL Optionholders on the terms and subject to the conditions contained in this Scheme Document and the Option Proposal Letters

“Option Proposal Letters”	the letters dated 15 March 2010, setting out the terms and conditions of the Option Proposal sent separately to the relevant HTIL Optionholders, a sample of which is annexed to this Scheme Document

“Option Proposal Price”

the price per Outstanding HTIL Share Option payable in cash by the Offeror to the HTIL Optionholders on the terms and subject to the conditions of the Option Proposal, details of which are set out in the section headed “9. Option Proposal” in Part VIII of this Scheme Document

“Other CCASS Participant”	a broker, custodian, nominee or other relevant person who is, or has deposited HTIL Shares with, a CCASS participant

“Outstanding HTIL Share Option(s)”	the outstanding share option(s) granted under the HTIL Share Option Scheme from time to time. As at the Latest Practicable Date, there were 12,566,666 Outstanding HTIL Share Options

“Partner Communications”

Partner Communications Company Ltd., a public company organised and existing under the laws of the State of Israel whose securities are listed on the NASDAQ Global Select Market and on the Tel Aviv Stock Exchange

APPENDIX VIII	DEFINITIONS

“PRC”	the People’s Republic of China

“Proposals”	the Share Proposal and the Option Proposal

“Record Date”

4:30 p.m. (Hong Kong time) on 24 May 2010, or such other time and date as shall have been announced to the HTIL Shareholders, being the record date for the purpose of determining the entitlements of the Scheme Shareholders to the Cancellation Price upon the Scheme becoming effective

“Registered Owner”	any owner of HTIL Shares (including without limitation a nominee, trustee, depositary or any other authorised custodian or third party) entered in the registers of members of HTIL

“Relevant Authorities”	appropriate governments and/or governmental bodies, regulatory bodies, courts or institutions

“Relevant Period”	the period which commenced on the date falling six months prior to the Announcement Date and ended on the Latest Practicable Date

“the Scheme” or “this Scheme”

a scheme of arrangement under Section 86 of the Companies Law involving the cancellation of all the Scheme Shares and the restoration of the share capital of HTIL to the amount immediately before the cancellation of the Scheme Shares

“Scheme Document”	this document, including each of the letters, statements, appendices and notices in it, as may be amended or supplemented from time to time

“Scheme Shareholder(s)”	HTIL Shareholder(s) other than the Offeror and HTIHL

“Scheme Share(s)”	HTIL Share(s) held by the Scheme Shareholders

“SEC”	the US Securities and Exchange Commission

“SFC”	Securities and Futures Commission of Hong Kong

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share Proposal”	the proposal for the privatisation of HTIL by the Offeror by way of the Scheme

APPENDIX VIII	DEFINITIONS

“Somerley”

Somerley Limited, a corporation licensed to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO

“Somerley Report”	the report on the Financial Projections prepared by Somerley as financial adviser to HTIL and set out in Appendix VII to this Scheme Document

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“substantial shareholder”	has the meaning ascribed to such term under the Listing Rules

“Takeovers Code”	The Code on Takeovers and Mergers of Hong Kong

“trading day”	a day on which the Stock Exchange is open for the business of dealings in securities

“unaffiliated security holder”

any HTIL Shareholder or HTIL ADS Holder who is not affiliated with HTIL (excluding, therefore, HTIL’s affiliated security holders such as any executive officers and directors of HTIL, HWL, the Offeror and other entities controlled by such persons that are HTIL security holders)

“United States” or “US”	the United States of America, its territories and possessions, any State of the United States, and the District of Columbia

“US GAAP”	Generally Accepted Accounting Principles in the United States

“US$” or “US dollars”	US dollars, the lawful currency of the United States

“VL-Controlled Companies”	companies which are directly or indirectly wholly-owned by Mr. Li Tzar Kuoi, Victor, the Deputy Chairman of HWL, and have direct shareholding interests in HTIL

All references in this Scheme Document to times and dates are references to Hong Kong times and dates, except as otherwise specified and other than references to (i) the latest time to cancel HTIL ADSs and withdraw the underlying HTIL Shares to vote directly at the Court Meeting and the EGM, the period during which the HTIL ADS facility will be closed for withdrawals of HTIL Shares, the HTIL ADS Voting Record Date, the HTIL ADS Voting Instruction Due Date, the time of the expected halt of trading in the HTIL ADSs on the NYSE, the latest time to deposit HTIL Shares to create HTIL ADSs and to cancel HTIL ADSs and withdraw the underlying HTIL Shares, the date of the expected permanent suspension of

APPENDIX VIII	DEFINITIONS

trading in the HTIL ADSs on the NYSE, the termination date of the HTIL ADS Deposit Agreement, the date of the expected delisting of the HTIL ADSs from the NYSE, the date of the expected deregistration of the HTIL Shares and HTIL ADSs under the Exchange Act, and the HTIL ADS Payment Date, all of which are New York time; and (ii) the expected date of the Grand Court hearing of the petition to sanction the Scheme and to confirm the capital reduction, the Effective Date and the date of the lapse of unexercised Outstanding HTIL Share Options, which are the relevant dates in the Cayman Islands. For reference only, New York time is 12 hours behind Hong Kong time, and Cayman Islands time is 13 hours behind Hong Kong time, in each case as at the date of this Scheme Document.

For the purpose of this Scheme Document, unless otherwise stated, the amounts in US$ have been converted at the exchange rate of US$1.00:HK$7.7593, being the rate reported by Bloomberg as at 12:00 noon in Hong Kong on the Latest Practicable Date.

SCHEME OF ARRANGEMENT

IN THE GRAND COURT OF THE CAYMAN ISLANDS

FINANCIAL SERVICES DIVISION

CAUSE NO. FSD 71 OF 2010

IN THE MATTER of sections 15 and 86 of the Companies Law (2009 Revision)

AND IN THE MATTER of the Grand Court Rules 1995 Order 102

AND IN THE MATTER of Hutchison Telecommunications International Limited

PRELIMINARY

(A)	In this Scheme of Arrangement, unless inconsistent with the subject or context, the following expressions shall have the meanings respectively set opposite them:

	“acting in concert”	has the meaning ascribed thereto in the Takeovers Code

	“Cancellation Price”	HK$2.20 per Scheme Share payable in cash by the Offeror to the Scheme Shareholders on the Effective Date

	“CF-Controlled Company”	a company which is equally controlled by Mr. Fok Kin-ning, Canning, the Group Managing Director of HWL, and his wife, and has direct shareholding interests in HTIL

	“CKH”	Cheung Kong (Holdings) Limited, a company incorporated in Hong Kong with limited liability, the shares of which are listed on the Main Board of the Stock Exchange, and a substantial shareholder of HWL

	“CKH-Controlled Companies”	subsidiaries of CKH which have direct shareholding in HTIL

	“Companies Law”	Companies Law, Cap.22 (Law 3 of 1961) as consolidated and revised of the Cayman Islands

	“Court”	the Grand Court of the Cayman Islands

	“Effective Date”	24 May 2010, being the date on which the Scheme of Arrangement, if sanctioned by the Court, becomes effective in accordance with the Companies Law

SCHEME OF ARRANGEMENT

“HK$”	Hong Kong dollar(s), the lawful currency of Hong Kong

“holder(s)”	a registered holder and includes a person entitled by transmission to be registered as such and joint holders

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China

“HTIHL”	Hutchison Telecommunications Investment Holdings Limited, a company incorporated in the British Virgin Islands with limited liability and an indirect wholly-owned subsidiary of HWL

“HTIL” or “Company”

Hutchison Telecommunications International Limited, a company incorporated in the Cayman Islands with limited liability, the shares of which are currently listed on the Main Board of the Stock Exchange and the HTIL ADSs of which are currently listed on the NYSE

“HTIL ADS(s)”	the American depositary share(s), which are issued by Citibank, N.A. and listed on the NYSE, each representing ownership of 15 HTIL Shares

“HTIL Independent Shareholders”	Shareholders other than the Offeror and parties acting in concert with it

“HTIL Share(s)”	ordinary share(s) of par value HK$0.25 each in the share capital of HTIL

“HWL”	Hutchison Whampoa Limited, a company incorporated in Hong Kong with limited liability and the holding company of the Offeror the shares of which are listed on the Main Board of the Stock Exchange

“Latest Practicable Date”	11 March 2010 being the latest practicable date prior to the printing of this document for ascertaining certain information contained herein

“LKS-Controlled Companies”	companies which are directly or indirectly wholly-owned by Mr. Li Ka-shing, the Chairman of HWL, and have direct shareholding interests in HTIL

“LKS-Trust Company”	Li Ka-Shing Castle Trustee Company Limited as trustee of The Li Ka-Shing Castle Trust, which has direct shareholding interests in HTIL

“NYSE”	New York Stock Exchange, Inc.

SCHEME OF ARRANGEMENT

“Offeror”	Hutchison Telecommunications Holdings Limited, a company incorporated in the British Virgin Islands and an indirect wholly-owned subsidiary of HWL

“Record Date”	24 May 2010, being the date on which the entitlements of the Scheme Shareholders under the Scheme of Arrangement are determined

“Record Time”	4:30 p.m. (Hong Kong time) on the Record Date

“Register”	the registers of members of the Company

“Scheme of Arrangement”

a scheme of arrangement between the Company and the Scheme Shareholders pursuant to Section 86 of the Companies Law in its present form or with or subject to any modification(s) or addition(s) or condition(s) which the Court may approve or impose

“Scheme Shareholder(s)”	HTIL Shareholder(s) other than the Offeror and HTIHL

“Scheme Share(s)”	HTIL Share(s) held by the Scheme Shareholders

“Share Option(s)”	option(s) to acquire HTIL Shares pursuant to a share option scheme adopted by the Company on 17 September 2004 (as amended on 12 July 2005, 9 February 2006 and 8 May 2007)

“Shareholder(s)”	registered holder(s) of the HTIL Share(s)

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Takeovers Code”	the Hong Kong Code on Takeovers and Mergers

“US$”	US dollars, the lawful currency of the United States

“VL-Controlled Companies”	companies which are directly or indirectly wholly-owned by Mr. Li Tzar Kuoi, Victor, the Deputy Chairman of HWL, and have direct shareholding interests in HTIL

(B)      The Company was incorporated as an exempted company on 17 March 2004 in the Cayman Islands under the Companies Law.

SCHEME OF ARRANGEMENT

(C)      The authorised share capital of the Company as at the Latest Practicable Date was (i) HK$2,500,000,000 divided into 10,000,000,000 ordinary shares of par value HK$0.25 each, 4,814,562,875 of which have been issued fully paid-up or credited as fully paid-up, and the remainder are unissued, and (ii) US$10,000 divided into 1,000,000 redeemable preference shares of par value US$0.01 each, none of which has been issued.

(D)      HWL, through its indirect wholly-owned subsidiary, the Offeror, has proposed the privatisation of the Company by way of the Scheme of Arrangement.

(E)      The primary purpose of the Scheme of Arrangement is to privatise the Company by cancelling and extinguishing all of the Scheme Shares in consideration and exchange for the Cancellation Price so that the Company shall, thereafter become an indirect wholly-owned subsidiary of HWL. Immediately following the cancellation and extinction of the Scheme Shares the issued share capital of the Company will be restored to its former amount by the issue to the Offeror at par credited as fully paid such number of HTIL Shares as is equal to the number of Scheme Shares cancelled and extinguished at the Record Time.

(F)      On the Latest Practicable Date, assuming no Share Options are exercised before the Record Date, the profile of the Shareholders is as follows:-

Name of Shareholders	Number of HTIL Shares	%
Hutchison Telecommunications Holdings Limited (Offeror)	285,893,149	5.938
Hutchison Telecommunications Investment Holdings Limited (HTIHL)	2,619,929,104	54.417
LKS-Controlled Companies	266,621,499	5.538
LKS-Trust Company	153,280	0.003
CKH-Controlled Companies	52,092,587	1.082
VL-Controlled Companies	2,519,250	0.052
CF-Controlled Company	1,202,380	0.025
Mrs. Chow Woo Mo Fong, Susan	250,000	0.005
Mr. Frank John Sixt	255,000	0.005
Mr. George Colin Magnus and his wife	13,333	0.001
HTIL Independent Shareholders	1,585,633,293	32.934

Total:	4,814,562,875	100

Scheme Shareholders:
Parties acting in concert with Offeror (other than HTIHL)	323,107,329	6.711
HTIL Independent Shareholders	1,585,633,293	32.934

Total:	1,908,740,622	39.645

SCHEME OF ARRANGEMENT

(G)      On the Latest Practicable Date, on the assumption that all Share Options are exercised before the Record Date, the profile of the Shareholders would be as follows:-

Name of Shareholders	Number of HTIL Shares	%
Hutchison Telecommunications Holdings Limited (Offeror)	285,893,149	5.923
Hutchison Telecommunications Investment Holdings Limited (HTIHL)	2,619,929,104	54.275
LKS-Controlled Companies	266,621,499	5.523
LKS-Trust Company	153,280	0.003
CKH-Controlled Companies	52,092,587	1.079
VL-Controlled Companies	2,519,250	0.052
CF-Controlled Company	1,202,380	0.025
Mrs. Chow Woo Mo Fong, Susan	250,000	0.005
Mr. Frank John Sixt	255,000	0.005
Mr. George Colin Magnus and his wife	13,333	0.001
HTIL Independent Shareholders	1,598,199,959	33.109

Total:	4,827,129,541	100

Scheme Shareholders:
Parties acting in concert with the Offeror (other than HTIHL)	323,107,329	6.693
HTIL Independent Shareholders	1,598,199,959	33.109

Total:	1,921,307,288	39.802

(H)      The Offeror and HTIHL have agreed to appear by Counsel at the hearing of the petition to sanction the Scheme of Arrangement and to undertake to the Court (whether at the hearing or before hand) to be bound by the Scheme of Arrangement and will execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable for the purpose of giving effect to and satisfying their respective obligations under the Scheme of Arrangement.

(I)       Parties acting in concert with the Offeror (other than HTIHL) held as at the Latest Practicable Date 323,107,329 Scheme Shares in aggregate. In accordance with the Takeovers Code, parties holding those Scheme Shares will not be entitled to be counted in the vote required for the purposes of the Takeovers Code at the meeting to be convened by order of the Court for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme.

SCHEME OF ARRANGEMENT

THE SCHEME OF ARRANGEMENT

PART I

Cancellation of the Scheme Shares and issue of new HTIL Shares credited as fully paid at par to the Offeror

1.        On the Effective Date:

(a)      the issued share capital of the Company shall be reduced by cancelling and extinguishing the Scheme Shares;

(b)      subject to and immediately following the reduction of capital taking effect, the share capital of the Company shall be restored to its former amount by the Company issuing to the Offeror, credited as fully paid at par, the same number of HTIL Shares as the number of Scheme Shares cancelled and extinguished; and

(c)      the Company shall apply the credit arising in its books of account as a result of the cancellation of the Scheme Shares in paying up in full at par such number of HTIL Shares as is equal to the number of Scheme Shares cancelled at the Record Time.

PART II

Consideration for the cancellation and extinguishment of the Scheme Shares

2.        As consideration for the cancellation and extinguishment of the Scheme Shares each Scheme Shareholder will receive the Cancellation Price from the Offeror.

PART III

Conditions

3.        The Scheme of Arrangement is conditional upon the capital reduction referred to in Clause 1(a) above becoming effective.

PART IV

General

4.        As from the Effective Date, any instruments of transfer relating to and all certificates representing, the Scheme Shares shall cease to have effect as documents of title and every Scheme Shareholder shall be bound on the request of the Company to deliver up to the Company the certificates relating to the Scheme Shares for cancellation.

5.        (a)      Not later than ten (10) days after the Effective Date, the Company shall issue a share certificate to the Offeror.

SCHEME OF ARRANGEMENT

(b)       Not later than ten (10) days after Effective Date, the Offeror shall send or cause to be sent cheques representing the Cancellation Price to the Scheme Shareholders.

(c)       Unless otherwise indicated in writing to the Hong Kong share registrar of the Company, being Computershare Hong Kong Investor Services Limited, at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, all cheques to be despatched to Scheme Shareholders shall be sent by post in pre-paid envelopes addressed to Scheme Shareholders at their respective addresses as appearing in the Register at the Record Time or, in the case of joint holders, at the address appearing in the Register at the Record Time of the joint holder whose name then stands first in the Register in respect of the relevant joint holding.

(d)       Cheques shall be posted at the risk of the addressees and neither the Offeror nor the Company shall be responsible for any loss or delay in receipt.

(e)       Cheques shall be in favour of the person to whom, in accordance with the provisions of this Clause 5, the envelope containing the same is addressed and the encashment of any such cheques shall be a good discharge to the Offeror for the monies represented thereby.

(f)        On or after the day being six calendar months after the posting of the cheques pursuant to this Clause 5, the Offeror shall have the right to cancel or countermand payment of any such cheque which has not been cashed or has been returned uncashed and shall place all monies represented thereby in a deposit account in the Company’s name with a licensed bank in Hong Kong selected by the Company. The Company shall hold such monies on trust for those entitled under the terms of the Scheme of Arrangement until the expiration of six years from the Effective Date and shall prior to such date pay out of such monies the sums payable pursuant to the Scheme of Arrangement to persons who satisfy the Company that they are entitled thereto. Any payments made by the Company shall include any interest accrued on the sums to which the respective persons are entitled calculated at the annual rate prevailing from time to time at the licensed bank in which the monies are deposited, subject, if applicable, to the deduction of any interest or withholding tax or any other deduction required by law. The Company shall exercise its absolute discretion in determining whether or not it is satisfied that any person is so entitled and a certificate of the Company to the effect that any particular person is so entitled or not so entitled, as the case may be, shall be conclusive and binding upon all persons claiming an interest in the relevant monies.

(g)       On the expiration of six years from the Effective Date, the Offeror and the Company shall be released from any further obligation to make any payments under the Scheme of Arrangement and the Company shall transfer to the Offeror the balance (if any), of the sums standing to the credit of the deposit account referred to in this Clause 5 including accrued interest subject, if applicable, to the deduction of interest or any withholding tax or other tax or any other deductions required by law and subject to the deduction of any expenses.

SCHEME OF ARRANGEMENT

(h)       Paragraph (g) of this Clause 5 shall take effect subject to any prohibition or condition imposed by law.

6.        All mandates or relevant instructions to or by the Company in force at the Record Time relating to any of the Scheme Shares shall cease to be valid as effective mandates or instructions.

7.        Subject to Clause 3, the Scheme of Arrangement shall become effective as soon as a copy of the Order of the Court sanctioning the Scheme of Arrangement has been delivered to the Registrar of Companies in the Cayman Islands for registration pursuant to section 86(3) of the Companies Law.

8.        Unless the Scheme of Arrangement shall have become effective on or before 30 July 2010 or such later date, if any, as the Offeror and the Company may agree or as the Court on application of the Offeror or the Company may allow, the Scheme of Arrangement shall lapse.

9.        The Company and the Offeror may jointly consent for and on behalf of all concerned to any modification of or addition to the Scheme of Arrangement or to any condition which the Court may think fit to approve or impose.

10.      All costs, charges and expenses of and incidental to the Scheme of Arrangement and the costs of carrying the Scheme of Arrangement into effect will be borne by the Offeror and HTIL in equal shares.

Date 15 March 2010

NOTICE OF COURT MEETING

IN THE GRAND COURT OF THE CAYMAN ISLANDS

FINANCIAL SERVICES DIVISION

CAUSE NO. FSD 71 OF 2010

IN THE MATTER of sections 15 and 86 of the Companies Law (2009 Revision)

AND IN THE MATTER of the Grand Court Rules 1995 Order 102

AND IN THE MATTER of Hutchison Telecommunications International Limited

NOTICE OF COURT MEETING

NOTICE IS HEREBY GIVEN that, by an order dated 11 March 2010 (the “Order”) made in the above matter, the Grand Court of the Cayman Islands (the “Court”) has directed a meeting (the “Court Meeting”) to be convened of the Scheme Shareholders (as defined in the Scheme of Arrangement hereinafter mentioned) for the purpose of considering and, if thought fit, approving, with or without modifications, a scheme of arrangement (the “Scheme of Arrangement”) proposed to be made between Hutchison Telecommunications International Limited (the “Company”) and the Scheme Shareholders and that the Court Meeting will be held at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong on 12 May 2010 at 11:00 a.m. at which place and time all Scheme Shareholders are invited to attend.

A copy of the Scheme of Arrangement and a copy of an explanatory memorandum explaining the effect of the Scheme of Arrangement are incorporated in the composite scheme document of which this Notice forms part. A copy of the composite scheme document can also be obtained by the Scheme Shareholders from the Hong Kong share registrar of the Company, Computershare Hong Kong Investor Services Limited, at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

The Scheme Shareholders may vote in person at the Court Meeting or they may appoint one or more proxies, whether a member of the Company or not, to attend and vote in their stead. A pink form of proxy for use at the Court Meeting is enclosed with the composite scheme document dated 15 March 2010 despatched to members of the Company on 15 March 2010.

In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the registers of members of the Company in respect of the relevant joint holding.

NOTICE OF COURT MEETING

It is requested that forms appointing proxies be deposited at the principal place of business of HTIL at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong, not later than 8:00 a.m. on 12 May 2010, but if forms are not so lodged they may be handed to the chairman of the Court Meeting, who has absolute discretion as to whether or not to accept them, at the Court Meeting pursuant to the Order.

By the Order, the Court has appointed Mr. Lui Dennis Pok Man, a director of the Company, or failing him, Mr. Christopher John Foll, also a director of the Company, or failing him, Mr. Chan Ting Yu, also a director of the Company, or failing him any other person who is a director of the Company as at the date of the Order, to act as the chairman of the Court Meeting and has directed the chairman of the Court Meeting to report the results of the Court Meeting to the Court.

The Scheme of Arrangement will be subject to a subsequent application seeking the sanction of the Court.

By order of the Court
Hutchison Telecommunications International Limited

Dated 15 March 2010

Registered Office

Cricket Square

Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

Head Office and Principal Place of Business in Hong Kong

22nd Floor, Hutchison House

10 Harcourt Road

Hong Kong

NOTICE OF EXTRAORDINARY GENERAL MEETING

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 2332)

NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Hutchison Telecommunications International Limited (the “Company”) will be held at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong on 12 May 2010 at 11:45 a.m. (Hong Kong time) (or so soon thereafter as the meeting of the Scheme Shareholders (as defined in the Scheme of Arrangement hereinafter mentioned) convened by direction of the Grand Court of the Cayman Islands for the same day and place shall have been concluded or adjourned), for the purpose of considering and, if thought fit, passing the following resolutions:

SPECIAL RESOLUTION

“THAT:      (i)       for the purposes of giving effect to the scheme of arrangement dated 15 March 2010 (the “Scheme of Arrangement”) between the Company and the holders of the Scheme Shares (as defined in the Scheme of Arrangement) in the form of the print thereof, which has been produced to this meeting and for the purposes of identification signed by the chairman of this meeting, or in such other form and on such terms and conditions as may be approved or imposed by the Grand Court of the Cayman Islands, on the Effective Date (as defined in the Scheme of Arrangement) the issued share capital of the Company shall be reduced by the cancellation and extinguishment of the Scheme Shares (as defined in the Scheme of Arrangement); and

(ii)      the directors of the Company be and are hereby authorised to do all acts and things considered by them to be necessary or desirable in connection with the implementation of the Scheme of Arrangement and the consequent reduction of capital, including (without limitation) giving consent to any modification of, or addition to, the Scheme of Arrangement or the reduction of capital which the Grand Court of the Cayman Islands may see fit to impose.”

ORDINARY RESOLUTION

“THAT:      (i)       subject to and immediately following the cancellation and extinguishment of the Scheme Shares taking effect, the share capital of the Company shall be restored to its former amount by allotting and issuing to Hutchison Telecommunications Holdings Limited, credited as fully paid at par, the same number of shares as the number of Scheme Shares cancelled and extinguished; and

NOTICE OF EXTRAORDINARY GENERAL MEETING

(ii)      the credit arising in the books of account of the Company consequent upon the reduction of its issued share capital resulting from the cancellation and extinguishment of the Scheme Shares shall be applied in paying up in full at par the shares allotted and issued to Hutchison Telecommunications Holdings Limited, pursuant to paragraph (i) above.”

By Order of the Board

Hutchison Telecommunications International Limited

Edith Shih

Company Secretary

Dated 15 March 2010

Registered office

Cricket Square

Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

Head Office and Principal Place of Business in Hong Kong

22nd Floor, Hutchison House

10 Harcourt Road

Hong Kong

Notes:

1.        A member entitled to attend and vote at the extraordinary general meeting is entitled to appoint one or more proxies to attend and, on a poll, to vote instead of him. A proxy need not be a member of the Company, but must attend the extraordinary general meeting in person to represent him.

2.        A white form of proxy for use at the extraordinary general meeting is enclosed with the composite document containing the Scheme of Arrangement dated 15 March 2010 despatched to members of the Company.

3.        In order to be valid, the white form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof, must be deposited at the principal place of business of HTIL at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong, not less than 48 hours before the time for holding the extraordinary general meeting or any adjournment thereof failing which the form of proxy will not be valid. Completion and return of the form of proxy will not preclude a member from attending the extraordinary general meeting and voting in person if he so wishes. In the event that a member attends and votes at the extraordinary general meeting after having lodged his form of proxy, his form of proxy will be revoked by operation of law.

4.        In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the registers of members of the Company in respect of the relevant joint holding.

5.        At the extraordinary general meeting, the chairman of the extraordinary general meeting will exercise his power under article 66 of the articles of association of the Company to put all resolutions proposed at the extraordinary general meeting to a vote by way of a poll.

6.        The registers of members of the Company will be closed from 7 May 2010 to 12 May 2010 (both days inclusive) and from 7 May 2010 to 12 May 2010 (both days inclusive) during which period no transfer of shares will be registered. In order to be entitled to attend and vote at the extraordinary general meeting, all transfers accompanied by the relevant share certificates must be lodged with the Hong Kong share registrar of the Company, Computershare Hong Kong Investor Services Limited, at Rooms 1712-1716,17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong not later than 4:30 p.m. on 6 May 2010.

SAMPLE OPTION PROPOSAL LETTER

The following is a sample of the Option Proposal Letter being sent to the relevant HTIL Optionholders in connection with the Option Proposal.

GOLDMAN SACHS (ASIA) L.L.C.

Financial Adviser to Hutchison Telecommunications Holdings Limited

15 March 2010

To the Optionholders

Dear Sir or Madam,

OPTION PROPOSAL

IN RELATION TO

PROPOSED PRIVATISATION OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

BY HUTCHISON TELECOMMUNICATIONS HOLDINGS LIMITED

BY WAY OF A SCHEME OF ARRANGEMENT

(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)

AT THE PRICE OF HK$2.20 PER SCHEME SHARE

(INCLUDING SCHEME SHARES UNDERLYING HTIL ADSS)

A scheme document dated the same date as this letter issued jointly by the Offeror, HWL and HTIL (the “Scheme Document”) is enclosed with this letter. Terms used but not defined in this letter shall have the same meanings and construction as in the Scheme Document. This letter should be read in conjunction with the Scheme Document.

On 8 January 2010, the Offeror, HWL and HTIL jointly announced that on the same date, the Offeror requested the HTIL Board to put forward the Share Proposal to the Scheme Shareholders regarding a privatisation of HTIL by way of the Scheme. As stated in the Announcement, the Offeror will make an appropriate offer to the holders of the Outstanding HTIL Share Options in accordance with the Takeovers Code, subject to and conditional upon the Scheme becoming effective.

This letter explains the actions you may take in relation to your Outstanding HTIL Share Options. You are advised to refer to the Scheme Document when considering them.

Your attention is also drawn to the terms and conditions of the HTIL Share Option Scheme, including without limitation paragraphs 6.4(c) and 7.1(b) of the HTIL Share Option Scheme.

SAMPLE OPTION PROPOSAL LETTER

TERMS OF THE OPTION PROPOSAL

On behalf of the Offeror, we are making an offer, which is conditional on the Share Proposal becoming effective, to you pursuant to the terms of the HTIL Share Option Scheme.

Any Outstanding HTIL Share Options, to the extent not exercised on or prior to the Record Date, will lapse upon the Scheme becoming effective. You may accept the Option Proposal by lodging a completed Option Form of Acceptance by the prescribed deadline and you will be entitled to receive an Option Proposal Price of HK$0.59 for each Option if the Option Proposal becomes unconditional.

The Option Proposal Price above represents the “see-through” price of that Outstanding HTIL Share Option, being the amount by which the Cancellation Price exceeds the exercise price of that Outstanding HTIL Share Option.

The Option Proposal is conditional upon the Share Proposal becoming effective. The Conditions of the Share Proposal are set out in the section headed “Conditions of the Share Proposal and the Scheme” in “Part VIII — Explanatory Memorandum” of the Scheme Document. In addition, all payments in respect of the Option Proposal Price will be made by cheque in Hong Kong dollars. You may face delays or obstacles in changing Hong Kong dollars to other currency or cashing such cheques in certain locations or situations. You are further advised to refer to the sections headed “15.3 Payment — Optionholders” and “16 Overseas HTIL Shareholders and Optionholders” in “Part VIII — Explanatory Memorandum” of the Scheme Document.

Your attention is drawn to the letter from the HTIL Independent Board Committee to the HTIL Independent Shareholders (including HTIL ADS Holders) and the HTIL Optionholders set out in Part V of the Scheme Document and the letter from Somerley, the Independent Financial Adviser, set out in Part VI of the Scheme Document which contain the recommendation of the HTIL Independent Board Committee and of the Independent Financial Adviser, respectively, in relation to the Share Proposal and the Option Proposal.

COURSES OF ACTION AVAILABLE TO OPTIONHOLDERS

In summary, the choices available to you in respect of your Outstanding HTIL Share Options are:-

(a)      to the extent any of your Outstanding HTIL Share Options is not exercised on or prior to the Record Date, you may accept the Option Proposal in accordance with its terms, as set out in this letter and in the Scheme Document, by allowing such unexercised Outstanding HTIL Share Options to lapse at the Effective Date and elect on the enclosed Option Form of Acceptance, by not later than 4:00 p.m. (Hong Kong time) on 24 May 2010 (or such later date as may be notified to you by Goldman Sachs or the Offeror), to receive the Option Proposal Price if the Share Proposal becomes effective;

SAMPLE OPTION PROPOSAL LETTER

(b)      you may exercise all or any of your Outstanding HTIL Share Options (to the extent not already exercised) to its full extent or to the extent specified in your notice of exercise of Options to HTIL at any time after the date of formal proposal of the Scheme (being 15 March 2010) and up to 4:30 p.m. (Hong Kong time) on 24 May 2010;

or

(c)      do nothing, in which case, if the Scheme becomes effective, your Outstanding HTIL Share Options will lapse automatically on the Effective Date, and you will receive neither the Option Proposal Price nor the Cancellation Price.

Each Outstanding HTIL Share Option you hold is independent and you should make a separate decision for each one.

For further details, please refer to the remaining sections of this letter, the Scheme Document and the terms of the HTIL Share Option Scheme.

OUTSTANDING HTIL SHARE OPTIONS HELD AS AT THE LATEST PRACTICABLE DATE

Information on the Outstanding HTIL Share Options held by you as at the Latest Practicable Date is available from the Company Secretary of HTIL. If there is any exercise of your Outstanding HTIL Share Options after the Latest Practicable Date, you may accept the Option Proposal only in respect of such Outstanding HTIL Share Options which remain unexercised as at the Record Date.

LAPSED OPTIONS

Please note that nothing in this letter or the Scheme Document serves to extend the life of an Option which lapses, will lapse, or has already lapsed, under the terms of the HTIL Share Option Scheme. You cannot exercise or accept the Option Proposal in respect of an Option which has lapsed or will have lapsed by the Effective Date.

INDEPENDENT FINANCIAL ADVICE

The information provided in this letter is intended to give you factual details on which to base your decision as to the action you wish to take.

If you are in any doubt as to any aspect of this letter, the Scheme Document or as to the action to be taken, you should consult your licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser.

SAMPLE OPTION PROPOSAL LETTER

DECLARATION

By returning the Option Form of Acceptance, you thereby:-

(a)      confirm that each Option in respect of which you make an election is valid and subsisting, free from all liens, charges, mortgages and third party interests of any nature whatsoever and you acknowledge that any Option certificate in respect of such Option shall become void once that Option has been cancelled as a result of your acceptance of the Option Proposal pursuant to your decisions shown on the Option Form of Acceptance;

(b)      confirm that the decisions which you have made on the Option Form of Acceptance cannot be withdrawn or altered;

(c)      authorise HTIL and the Offeror, jointly and severally, or any director or officer of HTIL or the Offeror or any agent of such person to do all acts and things and to execute any document as may be necessary or desirable to give effect to or in consequence of the acceptance you have made on the Option Form of Acceptance, and you hereby undertake to execute any further assurance that may be required in respect of such acceptance;

(d)      undertake to confirm and ratify any action properly or lawfully taken on your behalf by any attorney appointed by or pursuant to this letter and the Option Form of Acceptance; and

(e)      confirm you have read, understood and agreed to the terms and conditions of the Option Proposal (including without limitation those set out in this letter and the Option Form of Acceptance), and that you have received the Scheme Document and this letter.

GENERAL

(a)      All communications, notices, Option Forms of Acceptance, cheques, certificates and other documents of any nature to be delivered by or sent to or from HTIL Optionholders will be delivered by or sent to or from them, or their designated agents, at their risk, and none of Goldman Sachs, the Offeror or HTIL accepts any liability for any loss or any other liabilities whatsoever which may arise as a result.

(b)      The provisions set out in the Option Form of Acceptance form part of the terms of the Option Proposal.

(c)      The Option Proposal and all acceptances will be governed by and construed in accordance with the laws of Hong Kong.

(d)      Due execution of the Option Form of Acceptance in respect of the Option Proposal will constitute an authority to Goldman Sachs, the Offeror, any director of the Offeror, the Board of Directors of the Offeror or their respective agents to complete and execute on behalf of the accepting HTIL Optionholder, the Option Form of Acceptance and any

SAMPLE OPTION PROPOSAL LETTER

document and to do any other act that may be necessary or expedient for the purpose of cancelling, or vesting in the Offeror or such person(s) as the Offeror shall direct, all rights of the HTIL Optionholders in respect of the Outstanding HTIL Share Options which are the subject of such acceptance.

(e)      The delivery of the Option Form of Acceptance, duly signed, may, if the Offeror determines it appropriate, be as effective as if it were duly completed and received notwithstanding that it is not completed or received strictly in accordance with the Option Form of Acceptance and this letter, including the date specified for receipt.

(f)       By completing the Option Form of Acceptance in respect of a particular Outstanding HTIL Share Option, you irrevocably and at your own risk elect to authorise the Offeror to send to you (or to any other payee you specify in the Option Form of Acceptance), or procure the sending to you (or to any such payee) of, the cash to which you are entitled.

ACTIONS TO BE TAKEN

You should return the duly completed Option Form of Acceptance together with the relevant certificate(s) or other documents evidencing the grant of the Outstanding HTIL Share Options to you and any documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) to the Offeror at c/o HTIL, 20th Floor, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, New Territories, Hong Kong, for the attention of the Board of Directors of the Offeror and marked “HTIL — Option Proposal”, by no later than 4:00 p.m. on Tuesday, 24 May 2010 (or such other date and time as may be notified to you by Goldman Sachs or the Offeror). If you do not complete an Option Form of Acceptance, subject to and conditional upon the Scheme becoming effective, your Options will lapse.

Before forwarding the Option Form of Acceptance to the Board of Directors of the Offeror, please ensure that you have signed the Option Form of Acceptance and that your signature has been witnessed.

As stated above, the Option Proposal is conditional upon the Scheme becoming effective. Unless the Scheme becomes effective, and therefore the Option Proposal becomes unconditional, on or before 30 July 2010 (or such later date as the Offeror and HTIL may agree or, to the extent applicable, as the Grand Court may direct), the Option Proposal will lapse.

Assuming the Option Proposal becomes unconditional on 24 May 2010 (Cayman Islands time), cheques for the Option Proposal Price are expected to be despatched on or before 3 June 2010.

SAMPLE OPTION PROPOSAL LETTER

No acknowledgment of receipt of any Option Form of Acceptance or other document evidencing the grant of the Outstanding HTIL Share Options or other documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) will be given.

Yours faithfully,
For and on behalf of
Goldman Sachs (Asia) L.L.C
Raghav Maliah
Managing Director